Filed Pursuant to Rule 424(b)(5)
File No.: 333-192004

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December 9, 2013

Prospectus Supplement to Prospectus dated October 31, 2013.

40,000,000 Shares

Darling International Inc.

Common Stock

Darling International Inc. is offering 40,000,000 shares of its common stock, par value $0.01 per share, to be sold in the offering. This offering is not conditioned on, among other things, the completion of our previously announced VION Acquisition (as defined herein). If the VION Acquisition is not completed, we will not have any obligation to repurchase the shares of common stock sold in this offering.

The common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “DAR.” The last reported sale price of the common stock on December 6, 2013 was $21.27 per share.

Investing in our common stock involves risks. See the sections entitled “Risk Factors” beginning on page S-31 of this prospectus supplement and on page 8 of the accompanying prospectus, the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 29, 2012, and in our subsequently filed Quarterly Reports on Form 10-Q, and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts	$	$
Proceeds to us (before expenses)	$	$

To the extent that the underwriters sell more than 40,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 6,000,000 shares of common stock at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on December     , 2013.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan	BMO Capital Markets

Co-Managers

Avondale	Stephens Inc.

Prospectus Supplement dated December     , 2013.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock.

If the description of this offering or our common stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriters are offering to sell, and are seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

For purposes of this prospectus supplement, unless the context otherwise indicates or as otherwise indicated:

•

references to “we,” “us,” “our” and the “combined company” refer to Darling International Inc. and its subsidiaries, including Rothsay and VION Ingredients on a pro forma basis, giving effect to the Acquisitions; provided, however, that references to “we,” “us” and “our,” when used in connection with historical descriptions, refer to Darling;

•	references to “$,” “dollars” or “U.S. dollars” refer to U.S. dollars, references to “CAD $” refer to Canadian dollars and references to “€” refer to euros;

•	references to “Acquisitions” refer to the Rothsay Acquisition and the VION Acquisition;

•	references to “Darling” or the “Company” refer to Darling International Inc. and its subsidiaries, excluding Rothsay and VION Ingredients;

•	references to “Darling International” refer to Darling International Inc., excluding its subsidiaries;

•

references to “Debt Offering” refer to the senior notes (the “notes”) currently expected to be offered by a wholly-owned subsidiary of Darling inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act;

•	references to “DGD Joint Venture” refer to Diamond Green Diesel Holdings LLC, our 50%/50% renewable diesel joint venture with Valero Energy Corporation (“Valero”);

•	references to “Dutch GAAP” refer to generally accepted accounting principles in the Netherlands;

•

references to “Financing Transactions” refer to (i) the financing under the Existing Senior Secured Facilities that was used for the Rothsay Acquisition, (ii) the anticipated $500 million borrowing under the Bridge Facility (as defined herein) to the extent the Debt Offering is not completed prior to the completion of the VION Acquisition or, if completed, the Debt Offering, and (iii) the common stock offered hereby and the contemplated borrowings under the revolving credit facility and the term loan B facility of the Senior Secured Facilities and the intended use of the proceeds thereof and of the Bridge Facility or the Debt Offering, as applicable, the common stock offered hereby as set forth under “Use of Proceeds;”

•

references to “Fiscal 2011” refer to (i) for Darling, the combined company, or Rothsay, as applicable, the fifty-two weeks ended December 31, 2011, or (ii) for VION Ingredients, the year ended December 31, 2011;

•

references to “Fiscal 2012” refer to (i) for Darling, the combined company, or Rothsay, as applicable, the fifty-two weeks ended December 29, 2012, or (ii) for VION Ingredients, the year ended December 31, 2012;

•	references to “Fiscal 2013” for Darling and the combined company refer to the fifty-three weeks ending January 4, 2014;

•	references to “Fiscal 2014” for Darling and the combined company refer to the fifty-two weeks ending January 3, 2015;

•	references to “MFI” refer to Maple Leaf Foods Inc., a Canadian corporation, the previous owner of Rothsay;

•

references to “Rothsay” or “Rothsay’s business” refer to the rendering business previously operated by MFI under the “Rothsay Rendering” name, which business was acquired by Darling International from MFI effective October 28, 2013, and involves the purchasing, collection, processing and recycling of animal by-products and organic waste into finished products such as fats, protein meals and biodiesel, and the sale of such finished products, but does not include the in-line rendering operation at MFI’s facility located in Lethbridge, Alberta, which Darling did not purchase from MFI;

•	references to “Rothsay Acquisition” refer to Darling International’s acquisition of Rothsay from MFI that was completed on October 28, 2013;

•

references to “Rothsay Acquisition Agreement” refer to the Acquisition Agreement dated August 23, 2013, between MFI and Darling International with respect to the Rothsay Acquisition, included as an exhibit to Darling’s Current Report on Form 8-K filed with the SEC on August 26, 2013, and incorporated by reference in this prospectus supplement;

•

references to “Senior Secured Facilities” refer to Darling’s (i) existing $350 million term loan A facility, (ii) existing $1.0 billion revolving credit facility and (iii) contemplated new term loan B facility in the amount of at least $1.2 billion;

•	references to “Transactions” refer to the Acquisitions and the Financing Transactions;

•	references to “U.S. GAAP” refer to U.S. generally accepted accounting principles;

•	references to “VION” refer to VION Holding N.V., a limited liability company incorporated in the Netherlands;

•	references to “VION Acquisition” refer to Darling International’s pending acquisition of VION Ingredients from VION under the terms of the VION SPA;

•	references to “VION Financing Transactions” refer to the financing transactions (and related use of proceeds) referred to under clause (ii) of the definition of “Financing Transactions” above;

•

references to “VION Ingredients” or “VION Ingredients’ business” refer to the VION Ingredients division of VION, and its business of developing, producing, marketing and selling products of animal origin for applications in, among others, pharmaceuticals, food, feed, pet food, fertilizer and bioenergy, which business VION has agreed to sell and Darling International has agreed to buy, subject to the terms of the VION SPA;

•

references to “VION SPA” refer to the Sale and Purchase Agreement dated October 5, 2013, between VION and Darling International with respect to the VION Acquisition, as such may be amended and supplemented, included as an exhibit to Darling’s Current Report on Form 8-K filed with the SEC on October 10, 2013, and incorporated by reference in this prospectus supplement; and

•	references to “VION Transactions” refer to the VION Acquisition and the VION Financing Transactions.

Darling intends to complete the VION Acquisition. However, this offering is not conditioned on, and will be completed before, the completion of the VION Acquisition. If the VION Acquisition is not completed, Darling will not have any obligation to repurchase the shares of common stock sold in this offering. Accordingly, you should not place undue reliance on the description of our business in this prospectus supplement. Instead, you should read the information incorporated by reference into this prospectus supplement to understand Darling’s business without the VION Ingredients business. See the sections entitled “Risk Factors—Risks Related to the Pending VION Acquisition” and “Risk Factors—Risks Related to the Acquisitions,” specifically the risk factor entitled “Any failure to complete the pending acquisition of VION Ingredients could materially adversely impact the market price of our common stock as well as our business, financial condition and results of operations.” Further, this offering is not conditioned on, and is expected to be closed prior to the completion of, among other things, the Debt Offering. Accordingly, the Debt Offering may not be completed in the timeframe anticipated, if at all.

EURO—U.S. DOLLAR EXCHANGE RATES

The consolidated and combined financial statements of VION Ingredients included elsewhere in this prospectus supplement are presented in euros. The following table sets forth, for the periods indicated, the period-end, the average and the range of high and low noon buying rates in New York City for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York, expressed in U.S. dollars per €1.00. On November 29, 2013, the noon buying rate was $1.3606.

	At Period End	Average Rate(1)	High	Low
Year Ended December 31
2010	1.3269	1.3216	1.4536	1.1959
2011	1.2973	1.4002	1.4875	1.2926
2012	1.3186	1.2909	1.3463	1.2062

Nine Months Ended September 30

2012	1.2856	1.2862	1.3463	1.2062
2013	1.3535	1.3184	1.3692	1.2774

(1)	Represents the average of the noon buying rates on the last day of each month for which data was certified by the Federal Reserve Bank of New York during the period.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. Statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “contemplate,” “potential,” “possible,” “proposed,” “intend,” “believe,” “anticipate,” “expect,” “will,” “would,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding anticipated synergies, expected acquisition and integration costs, anticipated capital expenditures, potential markets and our combined strategies. Forward-looking statements (including oral representations) are only predictions or statements of current plans, which relate to the future and are therefore inherently uncertain. Forward-looking statements may differ from actual future results due to (but not limited to), and Darling’s, Rothsay’s, VION Ingredients’ and the combined company’s future results may be adversely affected by, among others, risks and uncertainties relating to:

•	volatility of ingredient prices and their potential impact on the prices of our raw materials, our products or commodities that may be used as substitutes for our products;

•	our continued ability to procure good quality raw materials for our products in adequate quantities;

•	energy prices for natural gas and diesel fuel, on which our operations are highly dependent;

•	the concentration of our revenue from a limited number of suppliers and customers;

•	the dependence of certain of our operating facilities upon a few suppliers or a single supplier;

•	global trends relating to meat and poultry consumption and their effect on raw material availability and demand for feed products;

•

the international nature of our operations, including exchange rate and exchange control risks, general economic and political conditions, tax-related risks and export or import requirements for, or restrictions related to, our products;

•	the risks associated with the DGD Joint Venture, including the potential for operational issues at the DGD Joint Venture’s renewable diesel plant, particularly in the early months of operation;

•	changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions;

•	costs and liabilities associated with compliance with government regulations;

•

the impact of bovine spongiform encephalopathy, commonly referred to as “mad cow disease” (“BSE”), and other food safety issues on our business, including the implementation of related laws and regulations;

•	the occurrence of any disease correctly or incorrectly linked to animals, such as Bird Flu;

•	seasonal factors and weather which can impact the quality and volume of raw materials;

•	potential product liability claims or product recalls;

•	the continued service of key personnel;

•	our dependence upon the continued and uninterrupted operation of a single operating facility in certain markets;

•	our substantial level of indebtedness following the Transactions;

•	our ability to incur additional indebtedness;

•

the possibility of increased contributions to our multi-employer defined benefit pension plans and to pension and welfare plans generally as a result of government action, particularly in our facilities outside of the United States;

•	the occurrence of any material weaknesses in our internal control over financial reporting;

•	any impairments in our goodwill or other intangible assets;

•	the impact of terrorist attacks or acts of war;

•	potential work stoppages at our principal operating facilities, including due to labor union or works council issues;

•	the outcome of litigation and other legal proceedings against us;

•	any third party claims of intellectual property infringement against us;

•	decline in consumer confidence and discretionary spending;

•	the completion of the VION Acquisition, including regulatory agency approval and the satisfaction of other conditions for such completion;

•	the lack of control Darling has over VION Ingredients until completion of the VION Acquisition;

•	uncertainty about the VION Acquisition making it more difficult to maintain relationships with customers, employees or suppliers;

•	our efforts to effectively integrate Darling’s business with Rothsay’s business and VION Ingredients’ business;

•	our ability to realize growth opportunities and cost synergies as a result of the Acquisitions;

•	our ability to effectively manage our expanded operations following the Acquisitions;

•	any future acquisitions or strategic alliances; and

•	the successful financing and consummation of the VION Acquisition and any future acquisitions.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Darling cautions readers that all forward-looking statements speak only as of the date made and, except as required by law, Darling undertakes no obligation to update, revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement and the accompanying prospectus.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, including the section entitled “Risk Factors” beginning on page S-31, the accompanying prospectus, our Annual Report on Form 10-K for the year ended December 29, 2012, our Quarterly Report on Form 10-Q for the quarter ended September 28, 2013, all of the financial statements and the related notes and the other documents included or incorporated by reference in this prospectus supplement before making an investment decision.

The Offering

Issuer	Darling International Inc.

Common Stock Offered	40,000,000 shares offered (or 46,000,000 shares if the underwriters’ option to purchase additional shares is exercised in full).

Common Stock Outstanding after This Offering	158,215,666 shares (assuming no exercise of the underwriters’ option to purchase additional shares and based on the number of shares outstanding on December 4, 2013).

Underwriters’ Option to Purchase Additional Shares	The underwriters have an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 6,000,000 shares of common stock at the public offering price, less the underwriting discount.

Voting Rights	Each share of our common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Dividend Policy	We have not paid any dividends on our common stock since January 3, 1989, and we have no current plans to do so.

Use of Proceeds

The gross proceeds from this offering (before deducting the underwriting discounts and commissions) will be $850.8 million (or $978.42 million if the underwriters exercise in full their option to purchase additional shares of our common stock). This amount is based on $21.27, the last reported sale price of our common stock on the NYSE on December 6, 2013. A $1.00 increase (decrease) in the public offering price of the shares of common stock would increase (decrease) the estimated net proceeds received by us from this offering by approximately $38.6 million (or approximately $44.4 million if the underwriters’ exercise their option to purchase additional shares of our common stock in full), after deducting estimated underwriting discounts and commissions. We intend to use the net proceeds of the common stock offered hereby to pay a portion of the consideration for the VION Acquisition, if completed, and related fees and expenses. If the VION Acquisition is not completed, the shares offered hereby will remain outstanding and we will use the proceeds for general corporate purposes. For more information about our use of proceeds and a sensitivity analysis, see the section entitled “Use of Proceeds.”

Risk Factors	An investment in our common stock involves risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein and, in particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” beginning on page S-31 of this prospectus supplement and page 8 of the accompanying prospectus, before deciding whether to purchase our common stock in this offering.

NYSE Symbol	Our common stock is listed on the NYSE under the symbol “DAR.”

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters’ option to purchase additional shares has not been exercised.

Our Business

Historical Overview

We were founded by the Swift meat packing interests and the Darling family in 1882 and are a leading provider of rendering, used cooking oil and bakery residual recycling and recovery solutions to the U.S. and Canadian food industry. We collect and recycle animal by-products, bakery residuals and used cooking oil from poultry and meat processors, commercial bakeries, grocery stores, butcher shops and food service establishments and provide grease trap cleaning services to many of the same establishments. We operate over 125 processing and transfer facilities located throughout the United States and Canada to process raw materials into finished products such as protein (primarily meat and bone meal (“MBM”) and poultry meal (“PM”)), fats (primarily bleachable fancy tallow (“BFT”), poultry grease (“PG”) and yellow grease (“YG”)), bakery by-products (“BBP”) and hides, as well as a range of branded and value-added products. We sell these products in North America and throughout the world, primarily to producers of animal feed, pet food, biodiesel, fertilizer and other consumer and industrial ingredients, including oleo-chemicals, soaps and leather goods for use as ingredients in their products or for further processing. Our operations are currently organized into two segments: Rendering (which includes our Dar Pro Solutions® and the Rothsay brands) and Bakery (which includes our Cookie Meal® brand).

Our principal finished products are ingredients that compete with alternatives, such as corn, soybean oil, inedible corn oil, palm oils, soybean meal and heating oil, based on nutritional and functional values; therefore, the actual pricing for our finished products, as well as competing products, can be quite volatile. While our principal finished products are generally sold at prices prevailing at the time of sale, our ability to deliver large quantities of finished products from multiple locations and to coordinate sales from a central location enables us to occasionally receive a premium over the then-prevailing market price. Our premium, value-added and branded products command significantly higher pricing relative to our principal U.S. finished product lines due to their enhanced nutritional content, which is a function of our proprietary processing techniques. In Fiscal 2012, Darling generated $1,701.4 million in revenues and $468.8 million in gross profit.

The DGD Joint Venture commenced operations in June 2013. The DGD Joint Venture operates a renewable diesel plant (the “DGD Facility”) located in Norco, Louisiana capable of producing approximately 9,300 barrels per day of renewable diesel and certain other co-products.

On October 28, 2013, we completed the Rothsay Acquisition for approximately CAD $645 million in cash. Rothsay is a leading recycler of animal by-products and producer of biodiesel in Canada. Rothsay processes raw materials into finished products of fats and proteins and manufactures biodiesel for domestic and international markets. Rothsay employs approximately 500 people and has a network of five rendering plants in Manitoba, Ontario and Nova Scotia and a biodiesel operation in Quebec, Canada. Prior to the Rothsay Acquisition, we had no facilities in Canada. This transaction not only adds significant scale by expanding our geographic footprint into Canada, but also provides us with an opportunity for synergies through transferring any best practices between Rothsay and our existing operations and improving operational efficiencies. In Fiscal 2012, Rothsay generated $227.4 million in revenues and $72.9 million in gross profit.

On October 5, 2013, we entered into the VION SPA with VION, pursuant to which we expect to acquire VION Ingredients. VION Ingredients is a worldwide leader in the development and production of specialty ingredients from animal origin for applications in food, pharmaceuticals, pet food, feed, fuel, bioenergy and fertilizer. This offering is not conditioned on the completion of the VION Acquisition. Accordingly, you will be investing in the Darling business without the VION Ingredients business if such acquisition is not completed. You should not place undue reliance on the description of the combined business included herein and should read the documents incorporated by reference herein.

VION Ingredients was formed in 1930 and is headquartered in Son en Breugel, the Netherlands. VION Ingredients employs approximately 5,700 people. Its global network of 67 production facilities across five continents covers all aspects of animal by-product processing through six brands: Rendac (rendering), Sonac (proteins, fats, edible fats and blood products), Ecoson (bioenergy), Rousselot (gelatin), CTH (natural casings) and Best Hides (hides and skins). VION Ingredients’ specialized portfolio of over 400 products covers all animal origin raw material types and thereby offers a one-stop solution for suppliers. VION Ingredients’ rendering business has leading positions across Europe with operations in the Netherlands, Belgium, Germany, Poland and Italy under the Rendac and Sonac brand names. Value-added products include edible fats, blood products and plasma meals, bone products, protein meals and fats. Rousselot is a global leading market provider of gelatin for the food, pharmaceuticals and technical industries with operations in Europe, the United States, South America and China. CTH is a market leader in natural casings for the sausage business with operations in Europe, China and the United States. In Fiscal 2012, VION Ingredients generated €1,608.9 million in net sales and €73.0 million in net income (as determined under Dutch GAAP).

We believe our acquisition of VION Ingredients will provide us with increased earnings and end-market diversification, including through the food, pharmaceuticals and pet food end markets, insulation from some of the commodity price volatility prevalent in the rendering and used cooking oil markets, and access to high growth emerging markets such as China and Brazil, as well as high value-added segments such as gelatin and blood. The acquisition of VION Ingredients represents a unique opportunity for us to expand our leading North American platform and to transform Darling into a global leader in converting edible and inedible bio-nutrient streams into specialty products and ingredients for the food, pet food, pharmaceutical, feed, fuel, bioenergy and fertilizer industries.

Our corporate headquarters are located at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, our telephone number at that location is (972) 717-0300, and our website can be accessed at www.darlingii.com. Information contained on our website does not constitute part of this prospectus and is not incorporated by reference herein.

Our Combined Business

Following the acquisition of VION Ingredients, our business will be conducted through a global network of over 200 locations, including 140 production facilities, across five continents with approximately 10,000 employees. We will be a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the food, pet food, pharmaceutical, feed, fuel, bioenergy and fertilizer industries.

Upon completion of the VION Acquisition, which we expect to occur in January 2014, we plan to operate our business through three new operating segments:

•	Feed Ingredients (which will include the rendering, bakery and hides business lines);

•	Food Ingredients (which will include the gelatin, casings and edible fats business lines); and

•	Fuel Ingredients (which will include the biofuel and bioenergy business lines).

The charts below show (i) our historical Fiscal 2012 revenue by current business lines, (ii) combined revenues by anticipated business lines for our combined businesses upon completion of the VION Acquisition (based on Darling’s, Rothsay’s and VION Ingredients’ Fiscal 2012 revenues) and (iii) combined revenues by country or region for our combined businesses upon completion of the VION Acquisition (based on Darling’s, Rothsay’s and VION Ingredients’ Fiscal 2012 revenues), in each case, without making any pro forma or other adjustments.

(1)

The combined revenue information has been prepared by aggregating Darling’s, Rothsay’s and VION Ingredients’ Fiscal 2012 revenues, without making any pro forma or other adjustments, and is presented herein for informational purposes only. It is not indicative of what our combined revenues actually would have been had we completed the Acquisitions at the beginning of Fiscal 2012, and the combined revenue information does not purport to project future revenues of the combined company.

The combined revenue information should be read in conjunction with all the historical financial statements and the pro forma condensed combined financial statements incorporated by reference or included elsewhere in this prospectus supplement.

Feed Ingredients

Upon completion of the VION Acquisition, our Feed Ingredients segment will consist principally of (i) our current U.S. rendering business, including our used cooking oil, trap grease and industrial residuals collection businesses, the Rothsay rendering business, and the rendering and specialty products businesses conducted by VION Ingredients under the Sonac name (proteins, fats, technical fats and blood products) and (ii) our current bakery products business. The businesses that will be included in our Feed Ingredients segment would have accounted for 62% of our combined Fiscal 2012 revenues (based on Darling’s, Rothsay’s and VION Ingredients’ Fiscal 2012 revenues, without making any pro forma or other adjustments).

Rendering

Our Current Businesses (including Rothsay):

Raw Materials:    Our rendering operations collect beef, poultry and pork by-products, which are collected primarily from slaughterhouses, grocery stores, butcher shops and food service establishments. These raw materials are collected in one of two manners. Certain large suppliers, such as large slaughterhouses, are furnished with bulk trailers in which the raw material is loaded. We provide the remaining suppliers, primarily grocery stores and butcher shops, with containers in which to deposit the raw material. The containers are picked up by or emptied into our trucks on a periodic basis. The type and frequency of service is determined by individual supplier requirements, the volume of raw material generated by the supplier, supplier location and weather, among other factors. The raw materials we collect are transported either directly to a processing plant or to a transfer station where materials from several collection routes are loaded into trailers and transported to a processing plant. These raw materials are delivered to plants for processing usually within 24 hours of collection to deter spoilage.

We also collect used cooking oil and service grease traps from restaurants, food service establishments and grocery stores. Many of our customers operate stores that are part of national chains. Used cooking oil from food service establishments is placed in various sizes and types of containers that we supply. In some instances, these containers are unloaded directly onto our trucks, while in other instances used cooking oil is pumped through a vacuum hose into the truck. We sell two types of containers for used cooking oil collection to food service establishments called CleanStar® and B.O.S.S., both of which are proprietary self-contained collection systems that are housed either inside or outside the establishment, with the used cooking oil pumped directly into collection vehicles via an outside valve. The frequency of all forms of used-cooking-oil collection is determined by the volume of oil generated by the food service establishment. We either transport trap grease to waste treatment centers or recycle it at our facilities into a host of environmentally safe product streams. We provide our customers with a comprehensive set of solutions to their trap grease disposal needs, including manifests for regulatory compliance, computerized routing for consistent cleaning and comprehensive trap cleaning. As a result of our acquisition of Terra Renewal Services, Inc. (“TRS”) on August 26, 2013, we also collect non-hazardous liquid and semi-solid waste streams from the food processing industry and reprocess and recycle these residuals, primarily by permitted land application to enrich soils in accordance with applicable environmental regulations.

Processing Operations:    We produce finished products primarily through the grinding, cooking, separating, drying and blending of various raw materials. The process starts with the collection of animal by-products (including fat, bones, feathers, offal and other animal by-products). The animal by-products are ground and heated to evaporate water and separate fats from animal tissue, as well as to sterilize and make the material suitable as an ingredient for animal feed. The separated fats, tallows and greases are then centrifuged and/or refined for purity. The remaining solid product is pressed to remove additional oils to create protein meals. The protein meal is then sifted through screens and ground further if necessary to produce an appropriately sized protein meal. The primary finished products derived from the processing of animal by-products are MBM, PM (both feed grade and pet food), PG, tallow, feather meal and blood meal. In addition, at certain of our facilities, we are able to operate multiple process lines simultaneously, which provides us with the flexibility and capacity to manufacture a line of premium and value-added products in addition to our principal finished products. Because of these processing controls, we are able to blend end products together in order to produce premium products with specific mixes that typically have higher protein and energy content and lower moisture than standard finished products and command premium prices.

The VION Ingredients Rendering and Specialty Products Businesses:

Upon completion of the VION Acquisition, our Feed Ingredients segment will also include VION Ingredients’ rendering and specialty products businesses currently operated by Sonac C3, Sonac Fat, Sonac Bone and Sonac Blood. The Sonac rendering and specialty products businesses of VION Ingredients operate similarly to our historical North American rendering division. However, the Sonac businesses, with the exception of Sonac C3, further separate raw material streams to add additional value to each stream.

•	Sonac C3 processes slaughterhouse by-products into proteins and fats for applications used in pet food, animal feed, organic fertilizers, biofuels and technical end markets.

•	Sonac Bone processes porcine bones into fat, bone protein, glue, bone ash and bone chips for the food, pet food, feed and gelatin industries.

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Sonac Fat melts, refines and packages animal fat into fat for the pet food, feed, technical, biofuels and oleo markets. Oleo-chemical producers use these fats as feed stocks to produce specialty ingredients used in paint, rubber, paper, concrete, plastics and a variety of other consumer and industrial products.

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Sonac Blood processes bovine, porcine and ovine blood by separating blood into plasma and hemoglobin and produces specialized end products for application in the food, pet food and feed markets. Sonac Blood’s end products include plasma, fibrimex, globin and hemin.

Bakery Products

Raw Materials:    Bakery products are collected from large commercial bakeries that produce a variety of products, including cookies, crackers, cereal, bread, dough, potato chips, pretzels, sweet goods and biscuits. We collect these materials by bulk loading onsite at the bakeries utilizing proprietary equipment, the majority of which is designed, engineered, manufactured and installed by us. The receipt of bulk-loaded bakery residual allows us to significantly streamline our bakery recycling process, reduce personnel and maximize freight savings by hauling more tons per load.

Processing Operations:    The highly automated bakery feed production process involves sorting and separating raw material, mixing it to produce the appropriate nutritional content, drying it to reduce excess moisture and grinding it to the consistency of animal feed. During the bakery residual process, packaging materials are removed. The packaging material is fed into a combustion chamber along with sawdust and heat is produced. This heat is used in the dryers to remove moisture from the raw materials that have been partially ground. Finally, the dried meal is ground to the specified granularity. The finished product, which is continually tested to ensure that the caloric and nutrient contents meet specifications, is a nutritious additive used in animal feed.

Other Products

Our Feed Ingredients segment will also include the hides businesses currently operated by us and operated under the BestHides name by VION Ingredients and our current organic fertilizer business conducted under the Nature Safe® name.

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Our hides operations process hides and skins from hog and beef processors into outputs used in commercial applications such as the leather industry. We sell treated hides and skins to external customers, the majority of which are tanneries. The BestHides business of VION Ingredients sources, sorts and processes hides from slaughterhouses, renderers and traders in Western Europe, and has a leading position in the premium South German hides market. Fresh and salted hides and fresh skins are sold to tanneries, automotive companies, leather processors and to the shoe and furniture industries in Italy, Germany and China.

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Our fertilizer operations utilize finished products from our rendering division to manufacture organic fertilizers from ingredients approved by the U.S. Department of Agriculture (“USDA”) that contain no waste by-products (i.e., sludge or sewage waste).

Food Ingredients

Upon completion of the VION Acquisition, our Food Ingredients segment will consist principally of (i) the gelatin business conducted by VION Ingredients under the Rousselot name, (ii) the natural casings and meat-by-products business conducted by VION Ingredients under the CTH name and (iii) certain specialty products businesses conducted by VION Ingredients under the Sonac name. The businesses that will be included in our Food Ingredients segment would have accounted for 29% of our combined Fiscal 2012 revenues (based on Darling’s, Rothsay’s and VION Ingredients’ Fiscal 2012 revenues, without making any pro forma or other adjustments). The Food Ingredients business is not currently included in Darling’s business operations. Accordingly, if the VION Acquisition is not completed, Darling will not participate in the Food Ingredients business.

Gelatin

Rousselot is a global leading market provider of gelatin for the food, pharmaceuticals and technical (photographic) industries with operations in Europe, China, South America and the United States. Rousselot has a network of 13 production plants and 7 sales locations, covering sales into more than 75 countries. With the Rousselot gelatin business, we expect to enter the growing global gelatin market. Gelatin is a functional ingredient, which means that it has a role in the end product that creates a critical sale characteristic that is largely non-substitutable. Gelatin is used in a large variety of end products, but only small amounts are used in each specific product. Currently, available substitutes are limited and do not have the broad functionality required for most usages. The Rousselot gelatin net sales of finished products represented 40.4% of VION Ingredients’ Fiscal 2012 net sales and has enjoyed strong volume growth and margin expansion over the past three years. This is due primarily to growth in the food and pharmaceutical end markets. Additionally, gelatin products have higher sales prices relative to VION Ingredients’ other end products, but comprise a minimal portion of the cost of final products in the confectionary and pharmaceutical end markets. As a result of these dynamics, end customers are relatively less price sensitive to gelatin products. Rousselot’s profitability is mainly driven by its ability to transfer increases in net raw materials costs to its customers in order to realize a stable added value per kilogram of gelatin in combination with a strong focus on operations excellence and product quality. Rousselot is involved in all four types of gelatin rendering (pigskin, beef hide, bone and fish). Raw material prices are mainly driven by the availability and quality of raw material, and sales prices are mainly driven by market demand and the expected availability of gelatin supply. As such, securing sufficient raw material positions is key to the business. Rousselot enters into formal arrangements related to raw material purchases that differ by regional area.

Natural Casings and Meat By-Products

The CTH business of VION Ingredients is a market leader in natural casings for the sausage business with operations in Europe, China and the United States. The activities of this business are divided into two categories:

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CTH Casings harvests, sorts and sells hog and sheep casings for worldwide food markets, particularly sausage manufacturers, and harvests, processes and sells hog and beef bowel package items for global pharmaceutical, food and feed market segments. CTH holds a leading position in the highly fragmented global casings market.

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CTH Meat By-Products harvests, purchases and processes hog, sheep and beef meat by-products for customers in the global food and European pet food industries. In the meat by-products market, CTH is a major player with established sales networks in Europe and Asia.

Other Specialty Products

In addition, our Food Ingredients segment will include the heparin and edible fat businesses currently operated by VION Ingredients under the Sonac name:

•	Sonac Heparin extracts crude heparin from hydrolyzed mucosa for application in the pharmaceutical industry.

•	Sonac Fat melts, refines and packages animal fat into food grade fat for the food markets. Sonac Fat holds a leading market position in Europe.

Fuel Ingredients

Upon completion of the VION Acquisition, our Fuel Ingredients segment will consist of (i) our current biofuel business conducted under the Dar Pro® and Rothsay names and (ii) the bioenergy business conducted by VION Ingredients under the Ecoson and Rendac names. The businesses that will be included in our Fuel Ingredients segment would have accounted for 9% of our combined Fiscal 2012 revenues (based on Darling’s, Rothsay’s and VION Ingredients’ Fiscal 2012 revenues, without making any pro forma or other adjustments).

Biofuel

We produce biodiesel at our facilities in the United States and Canada. In the United States, we use a portion of our rendered animal fats and recycled greases, as well as third-party additives, to produce Bio G-3000™ Premium Diesel Fuel. We have the annual capacity to produce two million gallons of Bio G-3000™ at our facility in Butler, Kentucky. Our facility in Sainte-Catherine, Quebec also processes tallow and recycled oils produced by us into biodiesel.

The Quebec facility, which was acquired in the Rothsay Acquisition, has a current annual capacity to produce approximately 14 million gallons a year. Our biodiesel product is sold to our internal divisions, as well as to commercial biodiesel producers in the United States and Canada to be used as biodiesel fuel, a clean burning additive for diesel fuel or as a biodegradable solvent or cleaning agent.

Bioenergy

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Ecoson produces green power and biofuel for combined heat plant installations, biodiesel and biophosphate from sludge, animal fat and manure. Ecoson is one of the largest industrial digestion operations in the world, focusing on the refining of fat to produce biodiesel, biogas from food waste and biophosphate and biogas for electricity and green gas. End products include green gas, electricity, biofuels, fatty acids, biodiesel and biophosphate fertilizer.

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Rendac collects fallen stock and animal waste, also referred to as Category 1 and Category 2 material, from farmers and slaughterhouses, and processes these materials to fats and meals for energy plants and cement kilns. With a specialized collection fleet of approximately 300 trucks, Rendac collects raw materials in the Netherlands, Germany, Switzerland and Belgium. This business is a market leader in the Benelux region, a regulated market with spare capacity requirements and long-term contracts with local governments.

Diamond Green Diesel

Although not part of our Fuel Ingredients segment, the DGD Joint Venture operates the DGD Facility, which converts grease, used cooking oil and animal fats, which are supplied in part by us, and other feed stocks that become economically and commercially viable, such as inedible corn oil, into renewable diesel. The DGD Facility uses an advanced hydroprocessing-isomerization process licensed from UOP LLC, known as the Ecofining™ Process, and a pretreatment process developed by the Desmet Ballestra Group designed to convert approximately 1.1 billion pounds per year of recycled animal fats, recycled cooking oils and other feedstocks, into renewable diesel and certain other co-products. Our Diamond Green Diesel renewable diesel product is sold to refiners under the Diamond Green Diesel® name to be blended with diesel fuel and is interchangeable with diesel produced from petroleum.

Recent Developments

Entry into New Credit Agreement

On September 27, 2013, we entered into an Amended and Restated Credit Agreement (the “Existing Credit Agreement”) with the lenders from time to time party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and the other agents from time to time party thereto.

The Existing Credit Agreement provides for senior secured credit facilities (the “Existing Senior Secured Facilities”) in the aggregate principal amount of $1.350 billion comprised of a five-year revolving loan facility of $1.0 billion (approximately $100 million of which will be available for a letter of credit sub-facility and $50 million of which will be available for a swingline sub-facility) and a five-year term loan facility of $350 million. The revolving loan facility is available to be borrowed by Darling in U.S. dollars and Canadian dollars, and up to $225 million of the revolving loan facility is available to be borrowed in Canadian dollars by Darling International Canada Inc. (“Darling Canada”), a wholly owned subsidiary of Darling. Further, $200 million of the term loan facility was borrowed in U.S. dollars by Darling and $150 million of the term loan facility was borrowed in Canadian dollars by Darling Canada. Darling and Darling Canada used the proceeds of the term loan facility and a portion of the revolving loan facility to pay a portion of the consideration of the Rothsay Acquisition and related fees and expenses, and Darling and Darling Canada intend to use the remainder of the revolving loan facility for working capital needs, general corporate purposes and other purposes not prohibited by the Existing Credit Agreement. See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing, Liquidity and Capital Resources—Credit Facilities” and “Description of Certain Indebtedness.”

Acquisition of Rothsay

On October 28, 2013, we completed the acquisition of substantially all of the assets of Rothsay, the rendering and biodiesel division of MFI, for approximately CAD $645 million in cash, under the terms of the Rothsay Acquisition Agreement.

Rothsay is a leading recycler of animal by-products in Canada that collects, processes and recaptures both edible and inedible by-products. Rothsay processes raw materials into finished products of fats and proteins. These finished products are sold in domestic and international markets including the United States, Europe, Mexico and South America. Our Rothsay business also manufactures biodiesel for domestic and international markets.

Proposed Acquisition of VION Ingredients

On October 5, 2013, we entered into the VION SPA with VION, pursuant to which we expect to acquire VION Ingredients, subject to the terms and conditions of the VION SPA. VION Ingredients is a leader in the development and production of specialty ingredients from animal origin for applications in pharmaceuticals, food, feed, pet food, bioenergy and fertilizer.

Subject to the terms and conditions of the VION SPA, at the closing of the VION Acquisition we will acquire all of the shares of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V., VION Ingredients Germany GmbH and 60% of Best Hides GmbH (collectively, the “VION Companies”) for approximately €1.6 billion in cash. Each of the VION Companies, except for Best Hides GmbH, is an indirect wholly-owned subsidiary of VION. Upon completion of the VION Acquisition, the VION Companies would directly or indirectly own all of the shares of the subsidiaries in the VION Ingredients division, as well as its existing interests in various operating joint ventures. It is our expectation that VION Ingredients Nederland (Holding) B.V. will merge into VION Ingredients International (Holding) B.V. prior to the closing of the VION Acquisition.

Darling and VION have each made customary representations, warranties and covenants in the VION SPA, including, among others, VION’s covenants (i) to use all reasonable efforts to cause the VION Ingredients business to be conducted in the ordinary and usual course between the execution of the VION SPA and the closing of the VION Acquisition, subject to certain exceptions, (ii) to avoid incurring any loss or making any payment under any cash pool or netting arrangement for the benefit of any party other than the companies comprising VION Ingredients, (iii) to cause all positions under foreign exchange agreements to be unwound on customary terms by the closing and (iv) not to solicit any of the employees of VION Ingredients for a certain period of time.

The closing is subject to certain conditions, including (i) receipt of regulatory consents from the relevant competition authorities in the United States, Germany and Poland, (ii) compliance with relevant works council and trade union procedures and (iii) completion of a defined debt settlement plan and all the steps necessary to cause VION’s direct and indirect interests in all of the companies operated as part of the VION Ingredients division to be transferred to us at closing. Regulatory approvals from the competition authorities in the United States and Germany have been obtained. We anticipate that the transaction will be completed in January 2014.

Financing Arrangements for the VION Acquisition

In connection with the VION SPA, on October 5, 2013, we received commitments (the “Commitments”) from JPMorgan, Bank of Montreal, acting under its trade name BMO Capital Markets (“BMO”), and Goldman Sachs Bank USA with respect to a $1.2 billion term loan B facility and a $1.3 billion senior unsecured bridge facility (the “Bridge Facility”), pursuant to commitment letters to finance the VION Acquisition. The Commitments are subject to the satisfaction of certain closing conditions and execution of definitive documentation regarding such loans. See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing, Liquidity and Capital Resources—The Proposed VION Acquisition and the Related Financing Transactions” and “Description of Certain Indebtedness.”

Raw Materials Pricing and Supply Contracts

We have two primary pricing arrangements—formula and non-formula arrangements—with our suppliers of poultry, beef, pork, bakery residuals and used cooking oil. Under a “formula” arrangement, the charge or credit for raw materials is tied to a published finished product price for a competing ingredient after deducting a fixed processing fee. We also acquire raw materials under “non-formula” arrangements whereby suppliers are either paid a fixed price, are not paid or are charged a collection fee, depending on various economic and competitive factors. Historically, a substantial portion of our annual volume of raw materials is acquired on a “formula” basis. The credit received or amount charged for raw materials under both formula and non-formula arrangements is based on various factors, including the type of raw materials, demand for the raw materials, the expected value of the finished product to be produced, the anticipated yields, the volume of material generated by the supplier and processing and transportation costs. Formula prices are generally adjusted on a weekly, monthly or quarterly basis while non-formula prices or charges are adjusted as needed to respond to changes in finished product prices or related operating costs.

Marketing, Sales and Distribution of Finished Products

Darling sells finished products worldwide. Finished product sales are primarily managed through our ingredients trading departments, which for fats is located at our corporate headquarters in Irving, Texas and for proteins is located at our office in Cold Spring, Kentucky. We also maintain sales offices in Des Moines, Iowa, New Orleans, Louisiana, and Memphis, Tennessee for the sale and distribution of selected products. This sales force is in contact with customers daily and coordinates the sale and assists in the distribution of most finished products produced at our processing plants. Darling sells finished products internationally through commodities brokers and our agents and directly to customers in various countries. We market certain of our finished products under our Dar Pro Solutions® brand.

Upon completion of the VION Acquisition, we will market certain specialty products under the Sonac name, gelatin products under the Rousselot name, natural casings and meat by-products under the CTH name and hides under the BestHides name. VION Ingredients’ finished product sales will be managed primarily through the VION Ingredients trading departments, which are located in Son en

Breugel, the Netherlands, and through various offices located in Europe, Asia, South America and North America. We intend to coordinate international sales of common products in order to market them more efficiently.

Darling sells finished products primarily to producers of animal feed, pet foods, pharmaceuticals, biofuels, oleo-chemicals, soaps and leather goods for use as ingredients in their products or for further processing. Our finished products are ingredients that compete with alternatives, such as corn, soybean oil, inedible corn oil, palm oils, soybean meal and heating oil, based on nutritional and functional values; therefore, the actual pricing for our finished products, as well as competing products, can be quite volatile. Customers for our premium, value-added and branded products include feed mills, pet food manufacturers, integrated poultry producers, the dairy industry and golf courses. Feed mills purchase meals, greases, tallows and Cookie Meal® for use as feed ingredients. Pet food manufacturers require stringent feed safety certifications and consistently demand premium additives that are high in protein and nutritional content. As a result, pet food manufacturers typically purchase only premium or value-added products. We typically enter into long-term supply contracts with pet food manufacturers. Oleo-chemical producers use fats as feed stocks to produce specialty ingredients used in paint, rubber, paper, concrete, plastics and a variety of other consumer and industrial products.

Darling obtains payment protection for most of its foreign sales by requiring payment before shipment or by requiring bank letters of credit or guarantees of payment from U.S. government agencies. Darling is ordinarily paid for products in U.S. dollars and has not experienced any material currency translation losses or any material foreign exchange control difficulties. Upon completion of the VION Acquisition, product sales will generally be denominated in the local functional currency. However, in certain markets (such as South America), some product sales are denominated in non-functional currencies such as U.S. dollars and euros. Historically, VION has hedged such non-functional currency product sales, which we expect to continue post-closing.

Our management monitors market conditions and prices for our finished products on a daily basis. If market conditions or prices were to significantly change, our management would evaluate and implement any measures that it may deem necessary to respond to the change in market conditions. For larger formula-based pricing suppliers, the indexing of raw material cost to finished-product prices effectively establishes the gross margin on finished-product sales at a stable level, providing us some protection from finished product price declines.

Finished products produced by us are shipped primarily by truck or rail from our plants shortly following production. While there are some temporary inventory accumulations at various Darling and Rothsay locations, particularly port locations for export shipments, Darling and Rothsay inventories rarely exceed three weeks’ production and, therefore, we use limited working capital to carry those inventories and reduce our exposure to fluctuations in finished-product prices. VION Ingredients, in contrast, has historically carried much larger inventories, including gelatin and casings inventories. Other factors that influence competition, markets and the prices that we receive for our finished products include the quality of our finished products, consumer health consciousness, worldwide credit conditions and government aid and regulations. From time to time, we enter into arrangements with our suppliers of raw materials pursuant to which these suppliers buy back our finished products.

We operate a fleet of trucks, trailers and railcars to transport raw materials from suppliers and finished products to customers. We also utilize third-party freight to cost-effectively transfer materials and augment our in-house logistics fleet. Within our bakery feed division, substantially all inbound and outbound freight is handled by third-party logistics companies.

Competition

While we believe we are the only global ingredients company with products generated principally from animal-origin raw material types, we compete with a number of regional and local players in our various sub-segments and end markets.

The procurement of raw materials currently presents greater challenges to our business than the sale of finished products. In developed markets, consolidation within the meat processing industry has resulted in bigger and more efficient slaughtering operations, the majority of which utilize “captive” renderers (rendering operations integrated with the meat or poultry packing operation). At the same time, the number of small meat processors, which have historically been a dependable source of supply for non-captive U.S. renderers, such as us, has decreased significantly. In addition, the slaughter rates in the meat processing industry are subject to economic conditions and, as a result, during periods of economic decline, the availability, quantity and quality of raw materials available to independent renderers decreases. These factors have been offset, in part, however, by increasing environmental consciousness. The need for food service establishments to comply with environmental regulations concerning the proper disposal of used restaurant cooking oil should continue to provide a growth area for this raw material source. The rendering industry is highly fragmented with a number of local slaughtering operations that provide us with raw materials. In North America, we compete with other rendering, restaurant services, bakery residual businesses and alternative methods of disposal of animal processing by-products and used restaurant cooking oil provided by trash haulers, waste management companies, biodiesel companies and others. In addition, U.S. food service establishments have increasingly experienced theft of used cooking oil. A number of our competitors for the procurement of raw material are experienced, well-capitalized companies that have significant operating experience and historic supplier relationships. Competition for available raw materials is based primarily on price and proximity to the supplier.

In marketing our finished products domestically and internationally, we face competition from other processors and from producers of other suitable alternatives. However, we differentiate ourselves through the scope and depth of our product portfolio and geographic footprint. While we compete with a number of well capitalized companies across our business, such as Cargill, Inc., Tyson Foods, Inc. and Swift & Company in the U.S. products business, Tessenderlo Group in the global gelatin and bone products market and APC in the blood products business, we do not have a single competitor that we compete with across all of our products or geographies.

Seasonality

Although the amount of raw materials made available to us by our suppliers is relatively stable on a weekly basis, it is impacted by seasonal factors, including holidays, during which the availability of raw materials declines because major meat and poultry processors are not operating, and cold weather, which can hinder the collection of raw materials. Warm weather can also adversely affect the quality of raw materials processed and our yields on production because raw material deteriorates more rapidly in warm weather than in cooler weather. Weather can vary significantly from one year to the next and may impact the comparability of our operating results between periods. The amount of bakery residuals we process generally increases during the summer from June to September.

Intellectual Property

We maintain valuable trademarks, service marks, copyrights, trade names, trade secrets, proprietary technologies and similar intellectual property, and consider our intellectual property to be of material value. We have registered or applied for registration of certain of our intellectual property, including the tricolor triangle used in our signage and logos and the names “Darling,” “Griffin Industries,” “Dar Pro Solutions,” “Dar Pro,” “Nature Safe,” “CleanStar,” “Cookie Meal,” “Bakery Feeds,” “Rothsay” and “Rothsay BioDiesel” and certain patents, both domestically and internationally, relating to the process for preparing nutritional supplements and the drying and processing of raw materials. Upon completion of the VION Acquisition, we will also hold the following registered names: “Rousselot,” “Sonac,” “Ecoson,” “Rendac,” “CTH” and “BestHides.”

Employees and Labor Relations

As of November 30, 2013, including our Rothsay business, Darling employed approximately 4,140 persons full-time. Upon completion of the VION Acquisition, we will globally employ approximately 10,000 persons full-time, approximately 60% of whom will be located outside of the United States. While we currently have no national or multi-plant union contracts, approximately 25% of Darling’s employees, 24% of Rothsay’s employees and 45% of VION Ingredients’ employees are covered by various collective bargaining agreements. Management believes that our relations with our employees and their representatives are satisfactory. There can be no assurance, however, that new agreements will be reached without union action or will be on terms satisfactory to us.

Regulations

We are subject to the rules and regulations of various federal, state, local and foreign governmental agencies. Material rules and regulations and the applicable agencies include:

United States

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The U.S. Food and Drug Administration (“FDA”), which regulates pharmaceutical products and food and feed safety. Effective August 1997, the FDA promulgated a rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals (21 C.F.R. 589.2000, referred to herein as the “BSE Feed Rule”) to prevent further spread of BSE. With respect to BSE in the United States, on October 26, 2009, the FDA began enforcing new regulations intended to further reduce the risk of spreading BSE (the “Enhanced BSE Rule”). These new regulations included amending the BSE Feed Rule to prohibit the use of tallow having more than 0.15% insoluble impurities in feed for cattle or other ruminant animals. In addition, the FDA implemented rules that prohibit the use of brain and spinal cord material from cattle aged 30 months and older or the carcasses of such cattle, if the brain and spinal cord are not removed, in the feed or food for all animals. Management believes we are in compliance with the provisions of these rules. See the section entitled “Risk Factors—Risks Related to the Combined Company—Our business may be affected by the impact of BSE and other food safety issues” for more information regarding certain FDA rules that affect our business, including changes to the BSE Feed Rule.

•	The USDA, which regulates our collection and production methods. Within the USDA, two agencies exercise direct regulatory oversight of our activities:

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the Animal and Plant Health Inspection Service (“APHIS”) certifies facilities and claims made for exported materials to meet importing country requirements and establishes and enforces import requirements for live animals and animal products and animal by-products as well as plant products, and

•	the Food Safety Inspection Service (“FSIS”) regulates the sanitation of our facilities and our food safety programs, among other things.

On December 30, 2003, the Secretary of Agriculture announced new beef slaughter/meat processing regulations to assure consumers of the safety of the meat supply. These regulations prohibit non-ambulatory animals from entering the food chain, require removal of specified risk materials at slaughter and prohibit carcasses from cattle tested for BSE from entering the food chain until the animals are shown negative for BSE.

On November 19, 2007, APHIS implemented revised import regulations that allowed Canadian cattle over 30 months of age and born after March 1, 1999 and bovine products derived from such cattle to be imported into the United States for any use. Imports of Canadian cattle younger than 30 months of age have been allowed since March 2005. Imports of specified risk materials from Canadian born cattle slaughtered in Canada are not permitted. On March 16, 2012, APHIS proposed amending import regulations for all countries to establish a system for classifying regions as to BSE risk that is consistent with international standards set by the World Organization for Animal Health (“OIE”) and to base importation requirements for cattle and beef products on: (i) the inherent risk of BSE infectivity in the commodity to be imported and (ii) the BSE risk status of the region from which the commodity originates. The USDA announced the finalization of the proposed rule on November 1, 2013.

•	The U.S. Environmental Protection Agency (“EPA”), which regulates air and water discharge requirements, as well as local and state agencies governing air and water discharge.

•	State Departments of Agriculture, which regulate animal by-product collection and transportation procedures and animal feed quality.

•	The U.S. Department of Transportation (“USDOT”), as well as local and state agencies, which regulate the operation of our commercial vehicles.

•	The U.S. Occupational Safety and Health Administration (“OSHA”), which is the main federal agency charged with the enforcement of safety and health legislation.

•	The SEC, which regulates securities and information required in annual, quarterly, and other reports filed by publicly traded companies.

Canada

•	The Canadian Food Inspection Agency (“CFIA”), which regulates animal health and the disposal of animals and their products or by-products.

•	Canadian provincial ministries of agriculture, which regulate food safety and quality, air and water discharge requirements and the disposal of deadstock.

•	The Canadian Department of the Environment (“Environment Canada”), which ensures compliance with Canadian federal air and water discharge and wildlife management requirements.

•	The Canadian Technical Standards and Safety Authority (“TSSA”), a non-profit organization that regulates the safety of fuels and pressure vessels and boilers.

Upon completion of the VION Acquisition, governmental agencies comparable to the above will regulate our businesses in multiple foreign jurisdictions, including:

European Union

•	The European Commission, Directorate for Health and Consumer, which addresses regulations for food, feed, human and animal health, technical uses of animal products and packaging.

•	The European Medicine Agency, which establishes guidance for pharmaceutical products, bovine products and metal residues.

•	The European Directorate for the Quality for Medicine, which certifies pharmaceutical products.

•	The European Pharmacopeia, which establishes requirements for pharmaceutical products.

•	The European Chemical Agency, which is responsible for the implementation of REACH (Registration, Evaluation, Authorization and Restriction of Chemicals).

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The European Commission, Environment Directorate, which establishes regulations on pollution and waste, such as the Directives on Industrial Emissions, Integrated Pollution Prevention and Control and Best Available Techniques in the Slaughterhouses and Animal By-products Industries.

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The Dutch Food Safety Authority (Nederlandse Voedsel- en Warenautoriteit), which issues permits, approvals and registrations to establishments or plants engaged in certain activities related to the handling of animal by-products and food and feed production.

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The Belgian Federal Food Safety Agency (Federal Agentschap voor de Veiligheid van de Voedselketen), which issues permits, approvals and registrations to establishments or plants engaged in certain activities related to the handling of animal by-products and food and feed production.

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The Public Flemish Waste Agency (Openbare Vlaamse Afvalstoffen Maatschappij), which issues permits, approvals and registrations to establishments or plants carrying out certain activities related to the handling of animal by-products.

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The German Competent Authorities at Länder level, which issue permits, approvals and registrations to establishments or plants carrying out certain activities related to the handling of animal by-products and food and feed production.

China

•	The General Administration of Quality Supervision, Inspection and Quarantine, which supervises the import and export of food and feed.

•	The Ministry of Health of the People’s Republic of China, which establishes standards for food and pharmaceutical products.

•	The Chinese Pharmacopeia, which establishes standards for pharmaceutical products.

Brazil

•	The Ministry of Agriculture, Cattle and Supply (Ministério da Agricultura, Pecuária e Abastecimento), which regulates the production of gelatin.

Argentina

•	The National Department for Food Safety and Quality (Servicio Nacional de Sanidad y Calidad Agroalimentaria), which regulates the production of gelatin.

•	The National Department of Animal Health (Servicio Nacional de Sanidad Animal), which at the local level is equivalent to the FDA in Argentina.

Australia

•	The Australian Quarantine and Inspection Service, which regulates the import and export of agricultural products, including animal by-products.

•	The Department of Agriculture, Fisheries and Forestry, which administers meat and animal by-product legislation.

•	PrimeSafe, which is the principal regulator of meat and animal by-product businesses in the State of Victoria.

•	The Australian Competition and Consumer Commission, which regulates Australia’s competition and consumer protection law.

•	The Australian Securities and Investments Commission, which regulates Australia’s company and financial services laws.

These material rules and regulations and other rules and regulations promulgated by other agencies may influence our operating results at one or more facilities.

Industry Overview

Upon completion of the VION Acquisition, we will become a global company focused on the development and production of ingredients from edible and inedible bio-nutrients, including a wide range of value-added products and customized specialty solutions, for a diverse and global set of end markets relating to feed, food and fuel.

We and businesses like ours collect and process edible and inedible animal and other products and convert them into feed, food and fuel ingredients sold globally. If it were not for the services and solutions of businesses participating in our industry, billions of pounds of waste would create a significant ecological problem as the inappropriate disposal of these waste streams would produce significant amounts of carbon dioxide, increase pathogenic risk for disease and use up valuable and scarce landfill capacity. Over the past decade, our industry has evolved significantly as businesses like ours continue to find innovative ways to recover and process more animal bio-nutrients, which historically would have been disposed as waste, into value-added and specialty ingredients that are used in a wide array of products.

On a macro level, our industry is tied to a number of global trends which we believe help support the demand for our value-added products and services. These trends include population growth, demographic changes, emerging market growth and demand for alternative energy. Our industry is principally driven by global consumption and production of beef, poultry, pork and fish, which together account for substantially all of our raw material bio-nutrient inputs. As income levels rise and the middle classes grow in emerging markets, consumers’ diets are changing from staple foods such as rice or wheat to diets with higher quantities of animal protein and that demand supports the expected rising supply of inputs in our industry.

We are also impacted, mainly in North America, by factors influencing the production of our other sources of raw material, such as used cooking oil and bakery residuals. The underlying demand within these industries helps provide a continuous supply of raw materials for us and other industry participants.

Several macro and industry trends affect the global supply of and demand for our raw material inputs and our value-added products which are summarized below.

Supply of Inputs

Globally, according to a report published by Stanford Woods Institute for the Environment, meat consumption, consisting of pork, beef, poultry and other livestock, is expected to double from current levels by 2020. In U.S. and European markets, animal slaughters have seen modest growth over the last two decades, and this is expected to continue to be supported by gross domestic product (“GDP”) growth and changes in consumer preferences. Additionally, in emerging markets such as South America and Asia, animal slaughters are expected to experience continued strong growth and consolidation, leading to additional raw material supply from these regions. This anticipated emerging market growth is supported by macro trends, including population growth, increased urbanization and wage increases. For example, according to the Organisation for Economic Co-operation and Development (“OECD”), in urban China, meat and poultry consumption increased from 55.6 pounds per capita in 1990 to 77.6 pounds per capita in 2011; in rural China, meat and poultry consumption increased from 27.8 pounds per capita in 1990 to 46.1 pounds per capita in 2011. Total meat production in China is expected to reach 93 million tons by 2022.

Beef

According to the OECD, global beef consumption is expected to grow at a compound annual growth rate (“CAGR”) of 1.5% from 2013 to 2020; beef consumption in China for the same period is expected to grow at a CAGR of 2.0%; and, according to the USDA, U.S. commercial beef production is expected to increase to 25.9 billion pounds in 2020, up from 24.5 billion in 2013. Increased levels of wealth in emerging markets are driving global beef consumption, as consumers are switching to diets that include more animal protein.

Poultry

According to the Statistics Division of the Food and Agriculture Organization of the United Nations and the OECD, total poultry consumption is expected to reach 108 million tons in 2013. Additionally, global poultry consumption is expected to grow at a CAGR of 2.0% from 2013 to 2020; consumption in developing countries is expected to grow at a CAGR of 2.4% from 2013 to 2020. Poultry production has grown rapidly as consumer preferences have shifted to relatively healthy and low cost poultry products at the expense of red meat alternatives.

Pork

Global pork consumption is expected to grow at a CAGR of 1.5% from 2013 to 2020, according to the OECD. According to the USDA, U.S. commercial pork production is expected to increase from 22.9 billion pounds in 2013 to 25.7 billion pounds by 2020. China is expected to be the main driver of global pork consumption with an increase in per capita pork consumption from 66.6 pounds in 2013 to 73.4 pounds by 2020. According to the OECD estimates, pork is China’s meat of choice, accounting for nearly two thirds of total meat consumption.

Other Inputs

Two additional raw materials that support our U.S. business are used cooking oils and bakery residuals.

Used cooking oils serve as a substantial raw material input for our animal feed and biofuel production. The supply of used cooking oils has been driven by the favorable long-term trends in the United States related to consumers’ preference for dining out at quick serve restaurants. According to IBISWorld, global quick serve restaurants revenue will reach $526 billion in 2013, growing at a CAGR of 2.5% from 2008.

The U.S. bakery industry produces significant volumes of residuals each year. Large bakery and snack food manufacturers produce goods in such large volumes that even a small percentage of their products rejected for quality concerns or that are not otherwise sold can produce millions of pounds of waste each week. The U.S. bakery industry is expected to experience growth as consumer disposable income continues to improve.

Rothsay and VION Ingredients are affected by similar end-market dynamics because they both process all of the above raw material inputs, except for bakery residuals, at their facilities.

Demand for Our Outputs

We believe we are well-positioned to take advantage of several global trends relating to feed, food and fuel end markets that are driving ongoing demand for our value-added and specialty products.

Feed Ingredients

Within our Feed Ingredients segment, we will offer value-added feed products, pet food and other products. Our products will include rendering products, bone, fat, blood and bakery products that we will sell through our Darling, Rothsay, NatureSafe and, upon completion of the VION Acquisition, the Sonac brands.

Feed mills utilize our end products as ingredients in animal feed and are our largest group of customers. The animal feed industry is a large and steadily growing global industry that supplies livestock and poultry producers with their primary raw material input and serves as a cornerstone of the world’s food supply. According to the International Feed Industry Federation, world compound feed production is fast approaching one billion tons annually and the global commercial feed manufacturing industry generated an estimated annual turnover of over $370 billion in 2012. Global population growth and expansion of developing economies have further bolstered demand for meat, requiring greater supply of feeds to match growing production.

Pet food manufacturers utilize our finished products as ingredients in pet food and represent our second largest group of customers. The global pet food market size was $58.6 billion in 2011 and is expected to reach a value of $74.8 billion in 2017, growing at a CAGR of 4.2% from 2011 to 2017. The pet food market has grown over the past five years, primarily driven by the increase in pet ownership from an aging population, increasing discretionary spending on pet-related products and greater demand for specialty, healthy pet foods.

A potential market for our industry is the aqua feed or “aquaculture” end market. Growth in aqua feed is driven primarily by growing volumes of aquaculture across the globe. The aqua feed industry is expected to shift from using expensive fish meals to using protein meals produced from beef, pork and poultry. The shortage of protein meals and competition for feed ingredients is expected to lead to an increase in prices.

Food Ingredients

Within our Food Ingredients segment, we will offer a wide range of value-added ingredients, including, upon completion of the VION Acquisition, gelatin, natural casings, meat by-products, edible fat and heparin. These products will be offered through VION Ingredients’ Rousselot, CTH and Sonac brands.

Gelatin is a protein and is a translucent, colorless and flavorless substance derived from collagen obtained from various animal by-products. Gelatin is used in a number of end markets, including food, pharmaceutical and photographic. Within food products, gelatin is used in confectionary, soft drinks, meat processing, bakery, fish processing, dairy products, taste enhancers, dietetic foods and salt reducers, among others. Pharmaceutical companies use gelatin for a number of products such as soft capsules, hard capsules, tableting, blood plasma substitutes and vitamin encapsulation. In the photographic industry, gelatin is used in x-ray film, color film, graphic film and black and color photo paper. Population growth, aging population and increasing global wealth are driving demand for gelatin and its key products. Higher disposable income and a higher percentage of youth in emerging markets are supporting the purchases of confectionary products such as gums and jellies, while increased health awareness and access to health care is driving demand in pharmaceutical products. Historically, the global gelatin market has grown by a CAGR of 2.5% from 2003 to 2012, primarily driven by strong demand in China, India and South America. The global gelatin market is expected to grow by a CAGR of 2.7% through 2017.

We also supply natural casings to the sausage industry. The majority of sausages are made with natural casings, mainly in large sausage markets such as Europe, South America and China. Global sausage demand is expected to grow due to increasing disposable incomes in China and Brazil.

Additionally, we also supply heparin and other blood products and edible fats through VION Ingredients’ Sonac brands. Heparin is an anticoagulant primarily used to prevent venous thrombosis with patients that are temporarily bedridden. Penetration in end markets relating to blood products is expected to increase, driven by trends such as reduced use of antibiotics in feed products. Sonac’s edible fat products are sold primarily to food and pet food producers (for example, for use in production of margarine, frying fats and other meats). The end markets relating to edible fat products are expected to grow in-line with GDP, which should provide for stable growth over the next few years.

Fuel Ingredients

Upon completion of the VION Acquisition, within our Fuel Ingredients segment, we will offer biofuels and other bioenergy products. These products will be sold under the Dar Pro, Rothsay Biodiesel, Ecoson, Rendac and other brands. Additionally, Diamond Green Diesel sells renewable diesel and other co-products through the Diamond Green Diesel brand, but these sales are not consolidated with our results under our financial statements and are accounted for under the equity method of accounting.

Many industrialized countries have policies in place that mandate the inclusion of a minimum amount of biofuel additives to traditional petroleum blends, and many have proposed to increase these percentages significantly in the future. Under the 2009 Renewable Energy Directive, which requires all member states (“E.U. Member States”) of the European Union (the “E.U.”) to source 20% of all energy from renewable sources by 2020, a binding target was introduced to ensure that 10% of transport fuel comes from renewable sources by 2020. The United States is targeting 30% of energy use to be generated from biofuels by 2030 and also passed legislation that mandates minimum levels of biofuel consumption. Government mandates for the use of alternative fuels have also been enacted in many developing countries, including China, India and Brazil.

Competitive Strengths

For a description of Darling’s competitive strengths before giving effect to the VION Acquisition, investors should read the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See the sections entitled “Where You Can Find More Information” and “Incorporation by Reference.” Upon completion of the VION Acquisition, we believe our combined company will be distinguished by the following competitive strengths:

Leading Global Ingredients Company.    We expect that the VION Acquisition will transform us from a predominantly North American business into a leading global ingredients company serving a diverse and global marketplace. With Fiscal 2012 pro forma combined revenues in excess of $4 billion, and combined operations consisting of approximately 200 facilities across five continents, we expect to become one of the largest independent global ingredients players with leading positions in most of our primary product categories. We anticipate that the Acquisitions will place us at the forefront of the processing and conversion of animal bio-nutrients into value-added and specialty products globally for use in the feed, food and fuel end markets. We believe we will have one of the most comprehensive product and service offerings in the industry with over 400 different products across multiple end markets as well as the largest geographic footprint among our competitors, which would give us access to all key market segments and geographies. We believe our leadership position will be based on strong and lasting relationships with a valued global customer base, as well as multi-decade relationships with key raw material suppliers globally.

Geographic Diversification and Balanced Raw Materials Sourcing.     We expect that our competitive position will be supported by highly diversified and balanced raw materials procurement across multiple end markets and geographies. Our presence in over 32 countries across five continents will enable us to source raw materials from almost every major and relevant marketplace around the world, including growth markets such as Asia and South America. We believe our raw materials sourcing diversification will help us to meaningfully mitigate earnings volatility attributed to cyclicality and other end-market dynamics. We expect this will result in more stable and consistent financial performance and cash flow generation for our business.

Strong Track Record of Integration of Acquisitions and Robust Organic Growth.     Historically, we have been able to grow our business significantly through both acquisitions and organic investments. Our integration of the Rothsay business and the acquisition of VION Ingredients, if successful, will not only enable us to expand and diversify our business from a product and geographical perspective, but also presents a significant growth opportunity for us. Management is focused on capitalizing on the future growth initiatives available to us as a result of these transformational acquisitions. These growth initiatives can be categorized into four principal areas across our Food, Feed and Fuel Ingredients segments: (i) to cross-sell new products and services to existing customers, (ii) to expand existing products and services into new geographies, particularly in high-growth emerging markets, (iii) to build new facilities and/or launch new products to take advantage of new market opportunities, and (iv) to implement and share best-practices across a broader portfolio of products and services.

Strong Industry Fundamentals.    We believe that we benefit from positive industry fundamentals relating to raw material supply and end-market demand. In terms of raw material supply, human consumption of protein has created a strong ongoing demand for beef, poultry and pork, the processing of which provides us with a recurring source of raw materials. Within our end markets, the global demand for animal feed, pet food, gelatin and other feed, food and fuel products is supported by strong fundamentals, including global GDP growth and trends such as population growth, urbanization, higher consumer spending and related changes in dietary preferences in South America, Southeast Asia and China. Further, increasing mandates for the use of biofuels in the United States and globally have escalated demand for biofuel feed stocks. This in turn drives demand for our products, such as our animal fats and oils that may be used as biofuel feed stocks.

Strong and Consistent Financial Performance.    Upon completion of the VION Acquisition, we will have a more balanced product mix, which we believe will support stable financial performance and strong cash flow generation. We believe our diverse feed, food and fuel end markets, as well as geographic diversification, will provide us with diverse earnings streams that reduce our exposure to margin volatility in any one end market while lowering earnings volatility. Our historically stable financial performance has been in part attributable to our “formula” driven and margin focused pricing model, which has allowed us to mitigate margin risk. Additionally, we have historically benefitted from strong cash flow generation, which has enabled us to deploy cash towards either deleveraging our balance sheet or making further investments in the business.

Experienced Management Team.    Our senior management team includes seasoned veterans with strong reputations and diverse business experience within our industry who have a successful track record of managing and growing our businesses. Members of the Darling senior management team have an average of more than 25 years of industry experience. Our current management team is responsible for our significant growth over the last decade through organic investments and multiple acquisitions. Additionally, our management team has a strong record of integrating businesses and deleveraging the balance sheet following major acquisitions.

Combined Company Strategies

Darling has a number of strategic objectives related to its existing businesses that are more fully described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Upon completion of the VION Acquisition, the key elements of the combined company’s strategy will be as follows:

Continue to Enhance our Growth by Delivering Differentiated Feed, Food and Fuel Ingredients for a Growing Population.    Our goal is to constantly identify, through research and development, acquisition and other means, new and creative ways to be at the forefront of industry trends and have the appropriate global presence to deliver differentiated value added products and services to our global customer base. By consistently evolving to address changing global trends, with regard to both our supply base and end-market demand drivers, we aim to remain a leading supplier of value-added ingredients. We expect to continue to introduce new products and explore new avenues for growth based on our customers’ changing needs and preferences across the globe.

Successfully Integrate and Leverage Business Opportunities from Recent Acquisitions.    We anticipate that the VION Acquisition will provide us with an opportunity to significantly expand our global footprint beyond North America and to diversify our product base into specialty ingredients products. We believe we will be able to generate synergies and take advantage of new business opportunities arising from the acquisitions of Rothsay and VION Ingredients by enhancing plant processing efficiency and raw materials sourcing, implementing and sharing best practices across a broader portfolio of products and leveraging global leading market positions in ingredients products to establish new relationships with international accounts. Additionally, we intend to cross-sell and expand our footprint while solidifying relationships with existing customers by providing new products such as gelatin and blood products produced by VION Ingredients.

Optimize our Footprint and Capacity.    We presently intend to grow by leveraging the product portfolio of over 400 products that will result from the VION Acquisition across the geographies in which we will operate, particularly high growth markets. For example, VION Ingredients’ casings business is currently limited to Europe, China and the United States, while we believe that Brazil will present a strong growth opportunity for that product. In addition to expanding in our current geographies, we intend to continue to evaluate opportunities to grow in new high growth markets. Additionally, where we believe it is profitable to do so, we expect to continue to make discretionary investments in our processing facilities in order to expand our current capacity or build new facilities to take advantage of new market opportunities. We believe that investing in our current footprint of operations, while leveraging best practices from Rothsay and VION Ingredients, will allow us to increase the volume of raw materials we process, and, in turn, the breadth and volume of finished products we sell. We believe that our strong cash flow generation will allow us to invest to improve efficiency and invest in future growth.

Focus on Maintaining a Strong Balance Sheet with a Flexible Capital Structure.    We intend to continue to deploy capital to maintain a strong balance sheet with a flexible capital structure, including reducing leverage through the generation of free cash flow. We believe that strong cash flow generation will enable us to pay down debt to reach long-term target leverage levels. A significant part of our capital structure is pre-payable and we currently intend to use a portion of our future excess cash to reduce leverage.

Selectively Pursue Strategic Alliances and Acquisitions to Enhance our Business.    Since 2003, Darling has acquired and successfully integrated over eleven companies. These strategic acquisitions have allowed Darling to diversify its raw material supply and customer base. Following the completion of the VION Acquisition, we will continue to selectively and opportunistically evaluate potential acquisitions globally, particularly in Asia and South America, which we view as strong growth markets. In addition to the DGD Joint Venture, we may also pursue partnerships and commercial agreements in developing technologies and emerging markets to diversify our product offerings, broaden our geographic reach and take advantage of potential changes in our industry.

RISK FACTORS

An investment in Darling involves substantial risks. In consultation with your financial, tax and legal advisors, you should carefully consider, among other matters, the following risks as well as the other information contained in this prospectus supplement, before investing in Darling’s common stock. If any of the events described in the following risk factors actually occur, our business, financial condition, prospects or results of operations could be materially adversely affected, the market price of our common stock could decline and you may lose all or part of your investment in the common stock. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties that are not currently known or that are currently deemed to be immaterial may also materially and adversely affect our business operations and financial condition or the market price of our common stock. The risks described below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Forward-Looking Statements.”

In addition, although Darling intends to complete the VION Acquisition, this offering is not conditioned on, and will be closed before, the completion of the VION Acquisition. If the VION Acquisition is not completed, Darling will not have any obligation to repurchase the shares of common stock sold in this offering. Accordingly, you should not place undue reliance on the description of our business or the risks related thereto in this prospectus supplement. Instead, you should read the information incorporated by reference into this prospectus supplement to understand Darling’s business without the VION Ingredients business. See the sections entitled “Risk Factors—Risks Related to the Pending VION Acquisition” and “Risk Factors—Risks Related to the Acquisitions,” specifically the risk factor entitled “Any failure to complete the pending acquisition of VION Ingredients could materially adversely impact the market price of our common stock as well as our business, financial condition and results of operations.” For more information, see the sections entitled “Where You Can Find More Information” and “Incorporation by Reference.”

Risks Related to the Combined Company

The prices of many of our products are subject to significant volatility associated with commodities markets.

Our finished products are, with certain exceptions, commodities, the prices of which are quoted on, or derived from prices quoted on, established commodity markets. Accordingly, our results of operations will be affected by fluctuations in the prevailing market prices of these finished products or of other commodities that may be substituted for our products by our customers. Historically, market prices for commodity grains, fats and food stocks have fluctuated in response to a number of factors, including changes in U.S. government farm support programs, changes in energy policies of U.S. and foreign governments, changes in international agricultural trading policies, impact of disease outbreaks on protein sources and the potential effect on supply and demand, as well as weather conditions during the growing and harvesting seasons. While we seek to mitigate the risks associated with price declines, including by diversifying our finished products offerings, through the use of formula pricing tied to commodity prices for a substantial portion of our raw materials (which may not protect our margins in periods of rapidly declining prices) and hedging, a significant decrease in the market price of our products or of other commodities that may be substituted for our products would have a material adverse effect on our results of operations and cash flow.

In addition, increases in the market prices of raw materials would require us to raise prices for our premium, value-added and branded products to avoid margin deterioration. There can be no assurance as to whether we could implement future price increases in response to increases in the market prices of raw materials or how any such price increases would affect future sales volumes to our customers.

Our results of operations could be materially and adversely affected in the future by this volatility.

Our business is dependent on the procurement of raw materials, which is the most competitive aspect of our business.

Our management believes that the most competitive aspect of our business is the procurement of raw materials rather than the sale of finished products:

•	Pronounced consolidation within the U.S. meat packing industry has resulted in bigger and more efficient slaughtering operations, the majority of which have internal rendering operations.

•	Concurrently, the number of small U.S. meat processors, which have historically been a dependable source of supply for non-captive U.S. renderers, such as us, has decreased significantly.

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The slaughter rates in the meat processing industry are subject to decline during poor economic conditions when consumers generally reduce their consumption of protein, and as a result, during such periods of decline, the availability, quantity and quality of raw materials available to independent renderers decrease.

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In addition, we have seen an increase in the use of used cooking oil in the production of biodiesel, which has increased competition for the collection of used cooking oil from restaurants and other food service establishments and contributed to an increase in the frequency and magnitude of theft of used cooking oil in the United States.

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Furthermore, a decline in the general performance of the global economy (including a decline in consumer confidence) and any inability of consumers and companies to obtain credit in the financial markets could have a negative impact on our raw material volume, such as through the forced closure of any of our raw material suppliers. A significant decrease in available raw materials or a closure of a significant number of raw material suppliers could materially and adversely affect our business, results of operations and financial condition, including the carrying value of certain of our assets.

The rendering industry is highly fragmented and both the rendering and bakery residual industries are very competitive. We compete with other rendering businesses and alternative methods of disposal of animal by-products, bakery residue and used cooking oil provided by trash haulers, waste management companies and biodiesel companies, as well as the alternative of illegal disposal. See the section entitled “Summary—Competition.” In addition, U.S. restaurants experience theft of used cooking oil, the frequency and magnitude of which has increased with the rise in value of used cooking oil. Depending on market conditions, we either charge a collection fee to offset a portion of the cost incurred in collecting raw material or will pay for the raw material. To the extent suppliers of raw materials look to alternate methods of disposal, whether as a result of our collection fees being deemed too expensive, the payments we offer being deemed too low or otherwise, our raw material supply will decrease and our collection fee revenues will decrease, which could materially and adversely affect our business, results of operations and financial condition.

A majority of Darling’s volume of rendering raw materials, including all of its significant poultry accounts, and substantially all of Darling’s bakery feed raw materials are acquired on a “formula basis,” which in most cases is set forth in contracts with our suppliers, generally with multi-year terms. These “formulas” allow us to manage the risk associated with decreases in commodity prices by adjusting our costs of materials based on changes in the price of our finished products, while also permitting us, in certain cases, to benefit from increases in commodity prices. The formulas provided in these contracts are reviewed and modified both during the term of, and in connection with the renewal of, the contracts to maintain an acceptable level of sharing between us and our suppliers of the costs and benefits from movements in commodity prices. Changes to these formulas or the inability to renew such contracts could have a material adverse effect on our business, results of operations and financial condition. A majority of Rothsay’s rendering raw materials are acquired based on prices fixed on a quarterly basis with suppliers, with the remaining portion acquired on a “formula basis.” A majority of VION Ingredients’ volume of rendering raw materials are acquired at spot or quarterly fixed prices. Although VION Ingredients, in general, has no long term contracts with its key suppliers, it has procured a series of four-year supply agreements with VION’s foods division (“VION Food”) that will become effective concurrent with the completion of the VION Acquisition and is expected to provide approximately 11% of VION Ingredients’ raw material supply (based on raw materials procured in Fiscal 2012). Accordingly, pending the integration of VION Ingredients’ raw material procurement practices with those of Darling following the VION Acquisition, the prices of VION Ingredients’ finished products, particularly those that are derivative of commodity prices, may be more impacted by movements in commodity prices, which could result in lower margins on the sale of VION Ingredients’ products and have a material adverse effect on our business, results of operations and financial condition. No assurance can be given that we will be able to integrate VION Ingredients’ procurement practices with those of Darling, which could expose us to more price volatility than we currently expect.

We are highly dependent on natural gas and diesel fuel.

Our operations are highly dependent on the use of natural gas and diesel fuel. We consume significant volumes of natural gas to operate boilers in our plants, which generate steam to heat raw materials. Natural gas prices represent a significant cost of facility operations included in cost of sales. We also consume significant volumes of diesel fuel to operate our fleet of tractors and trucks used to collect raw materials. Diesel fuel prices represent a significant component of cost of collection expenses included in cost of sales. Prices for both natural gas and diesel fuel can be volatile and therefore represent an ongoing challenge to our operating results. Although we continually manage these costs and hedge our exposure to changes in fuel prices through our formula pricing and derivatives, a material increase in prices for natural gas and/or diesel fuel over a sustained period of time could materially adversely affect our business, results of operations and financial condition.

A significant percentage of our revenue is attributable to a limited number of suppliers and customers.

In Fiscal 2012, Darling’s top ten customers for finished products accounted for approximately 29% of product sales. In addition, its top ten raw material suppliers accounted for approximately 25% of its raw material supply in the same period.

In Fiscal 2012, Rothsay’s top ten customers for finished products accounted for approximately 56% of its product sales, with approximately 12% of that revenue generated from its largest customer. In addition, Rothsay’s top ten raw material suppliers accounted for approximately 59% of its raw material supply in the same period. MFI, Rothsay’s largest raw materials supplier, accounted for approximately 22% of Rothsay’s raw materials supply in Fiscal 2012. In connection with the Rothsay Acquisition, we entered into a seven-year supply agreement with MFI relating to the supply by MFI of all raw materials processed by Rothsay prior to the sale.

In Fiscal 2012, VION Ingredients’ top ten customers for finished products accounted for approximately 19% of VION Ingredients’ product sales, with approximately 4% of its products sales generated from its largest customer. In addition, VION Ingredients’ top ten raw material suppliers accounted for approximately 28% of its raw material supply in the same period. VION Food, VION Ingredients’ largest raw materials supplier, accounted for approximately 11% of VION Ingredients’ raw materials supply in Fiscal 2012. VION Ingredients has entered into supply agreements with VION Food pursuant to which VION Foods will continue to supply VION Ingredients with substantially all of the raw materials currently processed by VION Ingredients that are by-products generated by VION Food’s operations. The supply agreements all have a term of four years and will become effective concurrent with the completion of the VION Acquisition.

Disruptions or modifications to, or termination of, our relationships with any of our significant suppliers or customers, or financial difficulties experienced by any of our suppliers or customers that lead to curtailment or termination of their operations, could cause our businesses to suffer significant financial losses and could have a material adverse impact on our business, earnings, financial condition and/or cash flows.

Certain of our operating facilities are highly dependent upon a single or a few suppliers.

Certain of our operating facilities are highly dependent on one or a few suppliers. Should any of these suppliers choose alternate methods of disposal, cease their operations, have their operations interrupted by casualty, curtail their operations or otherwise cease using our collection services, these operating facilities may be materially and adversely affected, which could materially and adversely affect our business, results of operations and financial condition.

We face risks associated with our international activities, which could negatively affect our sales to customers in foreign countries and our operations and assets in such countries.

Sales of our products to international customers accounted for approximately 12.7% of our net sales in Fiscal 2012. As a result of the Rothsay Acquisition, we conduct foreign operations in Canada (Manitoba, Ontario, Quebec and Nova Scotia) and, upon the completion of the VION Acquisition, our foreign operations will extend to Europe, South America, Asia and Australia. While we expect that our expanded geographical diversity from the Acquisitions will reduce our exposure to risks in any one country or part of the world, such expansion will also further subject us to the various risks and uncertainties relating to international sales and operations, including:

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imposition of tariffs, quotas, trade barriers and other trade protection measures imposed by foreign countries regarding the importation of poultry, beef and pork products, in addition to import or export licensing requirements imposed by various foreign countries;

•	border restrictions by foreign countries with respect to the import of poultry, beef and pork products due to animal disease or other perceived health or safety issues;

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impact of currency exchange rate fluctuations between the U.S. dollar and foreign currencies, particularly the euro, the Canadian dollar, the Chinese renminbi, the Brazilian real and the Argentine peso, which may reduce the U.S. dollar value of the revenues, profits and cash flows we receive from non-U.S. markets or of our assets in non-U.S. countries or increase our supply costs, as measured in U.S. dollars in those markets;

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exchange controls and other limits on our ability to import raw materials or finished products or to repatriate earnings from overseas, including exchange controls in effect in China that currently limit our ability to repatriate earnings from those countries;

•	political or economic instability, social or labor unrest or changing macroeconomic conditions or other changes in political, economic or social conditions in the respective jurisdictions;

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different regulatory structures (including creditor rights that may be different than in the United States) and unexpected changes in regulatory environments, including changes resulting in potentially adverse tax consequences or imposition of onerous trade restrictions, price controls, industry controls, animal and human food safety controls, employee welfare schemes or other government controls;

•	tax rates that may exceed those in the United States and earnings that may be subject to withholding requirements and incremental taxes upon repatriation;

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difficulties and costs associated with complying with, and enforcement of remedies under, a wide variety of complex domestic and international laws, treaties and regulations, including, without limitation, anti-bribery laws such as the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act 2010, the new Brazilian corporate anti-corruption law and similar anti-corruption legislation in many jurisdictions in which we operate, as well as economic and trade sanctions enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the E.U. and other governmental entities; and

•	distribution costs, disruptions in shipping or reduced availability of freight transportation.

These risks and uncertainties could jeopardize or limit our ability to transact business in one or more of our international markets or in other developing markets and may have a material adverse affect on our business, results of operations, cash flows and financial condition.

Our business may be adversely impacted by fluctuations in exchange rates, which could affect our ability to comply with our financial covenants.

Following the completion of the Acquisitions, our international operations will have expanded significantly and our exposure to fluctuations in currency exchange rates will have increased accordingly. As a result of the Acquisitions, we will carry out transactions in a number of foreign currencies, principally the euro, the Canadian dollar, the Chinese renmibi, the Brazilian real and the Argentine peso. To the extent possible, we attempt to match revenues and expenses in each of the currencies in which we operate. However, we will still be exposed to currency fluctuations when we translate the results of our overseas operations into U.S. dollars, our functional currency, in the preparation of our consolidated financial statements. The exchange rates between these currencies and the U.S. dollars may fluctuate and these fluctuations may affect our U.S. dollar-denominated results of operations and financial condition even if our underlying operations and financial condition, in local currency terms, remain unchanged.

Any fluctuations in exchange rates may adversely impact our ability to comply with the financial and other covenants under the documents governing our indebtedness, which could affect our ability to incur indebtedness, pay dividends, make investments or take other actions that might be in our best interest. As we continue to implement our international expansion strategy, our international operations will represent a larger part of our business and such exchange rate fluctuations may have a greater impact on our business, financial condition and results of operations.

The DGD Joint Venture subjects us to a number of risks.

In January 2011, our wholly-owned subsidiary entered into a limited liability company agreement with a wholly-owned subsidiary of Valero to form the DGD Joint Venture, which was formed to design, engineer, construct and operate the DGD Facility, which is capable of producing approximately 9,300 barrels per day of renewable diesel fuel and certain other co-products. The DGD Facility, which is located adjacent to Valero’s refinery in Norco, Louisiana, reached mechanical completion and began production of renewable diesel in late June 2013. On August 27, 2013, we announced that a heat exchanger at the DGD Facility required replacement to improve the plant’s reliability, and that during the replacement, through put rates would be lowered to approximately 5,000-7,000 barrels per day. During the replacement, the DGD Facility operated at approximately 6,000-7,000 barrels per day, but during this process, other metallurgical wear issues were identified. We completed the replacement of the heat exchanger and other related equipment at the DGD Facility as of November 13, 2013, thereby restoring the DGD Facility to its approximately 9,300 barrels per day capacity. As of September 28,

2013, under the equity method of accounting, we had an investment in the DGD Joint Venture of approximately $116.3 million included on the consolidated balance sheet.

We are aware that a third party patent holder has filed patent infringement claims against a producer of renewable diesel fuel and its owners. The producer is unrelated to us, the DGD Joint Venture or, to our knowledge, Valero. We have not, and to our knowledge neither the DGD Joint Venture nor Valero has, received any communication from such patent holder regarding similar claims against the Joint Venture. The DGD Joint Venture has licensed a process from UOP LLC, a subsidiary of Honeywell International Inc., that it will utilize in producing renewable diesel fuel. We believe that the DGD Joint Venture’s process differs from the process that is the subject of the infringement suit. Accordingly, any patent infringement claim that might be asserted in the future against either us or the DGD Joint Venture would be vigorously opposed. However, if any patent holder successfully challenged the patents under which the DGD Joint Venture operates, the DGD Joint Venture could incur increased expenses or the need to modify its operation which could negatively impact the DGD Joint Venture’s results of operations.

There are no guarantees that other unforeseen issues (such as the need for replacement of the DGD Facility’s heat exchanger referred to above) will not arise in connection with the operation of the DGD Facility that could require us or the DGD Joint Venture to incur significant costs. Further, while the two principal technologies licensed for the DGD Joint Venture are established technologies, their use together in the manner currently operated by the DGD Joint Venture is innovative and has not been employed previously. Accordingly, there is no assurance that the DGD Joint Venture will be profitable or allow us to make a return on our investment. In addition, if substantial operational issues develop or prices for the renewable diesel the DGD Joint Venture produces are not sustained, we could lose our entire investment in the DGD Joint Venture.

The DGD Joint Venture is dependent on governmental energy policies and programs, such as the National Renewable Fuel Standard Program (“RFS2”), which positively impact the demand for and price of renewable diesel. Any changes to, a failure to enforce or a discontinuation of any of these programs could have a material adverse affect on the DGD Joint Venture. See the section entitled “Risk Factors—Risks Related to the Combined Company—Our biofuels business may be affected by energy policies of U.S. and foreign governments.” Similarly, the DGD Joint Venture is subject to the risk that new or changing technologies may be developed that could meet demand for renewable diesel under governmental mandates in a more efficient or less costly manner than the technologies used by the DGD Joint Venture, which could negatively affect the price of renewable diesel and have a material adverse affect on the DGD Joint Venture.

In addition, the operation of a joint venture such as this involve a number of risks that could harm our business and result in the DGD Joint Venture not performing as expected, such as:

•	problems integrating or developing operations, personnel, technologies or products;

•	the unanticipated breakdown or failure of equipment or processes;

•	the failure of the end product to perform as anticipated;

•	unforeseen engineering or environmental issues, including new or more stringent environmental regulations affecting operations;

•	the inaccuracy of our assumptions about the timing and amount of anticipated revenues and operating costs;

•	the diversion of management time and resources;

•	difficulty in obtaining and maintaining permits and other regulatory issues, potential license revocation and changes in legal requirements;

•	insufficient experience with the technologies and markets involved;

•	difficulties in establishing relationships with suppliers and end user customers;

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limitations in the DGD Joint Venture’s operating agreement restricting the payment of dividends to the DGD Joint Venture partners in certain circumstances, including prior to the time that the DGD Joint Venture’s existing debt has been repaid and reserves for contingent liabilities have been made;

•	risks commonly associated with the start-up of “greenfield” projects;

•	performance below expected levels of output or efficiency;

•	reliance on Valero and its adjacent refinery facility for many services and processes;

•	subsequent impairment of the acquired assets, including intangible assets;

•	possible third party claims of intellectual property infringement; and

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being forced to sell our equity interests in the DGD Joint Venture pursuant to buy/sell provisions in the DGD Joint Venture’s operating agreement and not realizing the benefits of the DGD Joint Venture.

If any of these risks described above were to materialize and the operations of the DGD Joint Venture were significantly disrupted, a material adverse effect on our business, financial condition and results of operations could result.

Our biofuels business may be affected by energy policies of U.S. and foreign governments.

Pursuant to the requirements established by the Energy Independence and Security Act of 2007, the EPA finalized regulations for RFS2 in 2010. The regulation mandated the domestic use of biomass-based diesel (biodiesel or renewable diesel) of 1.0 billion gallons in 2012. Beyond 2012 the regulation requires a minimum of 1.0 billion gallons of biomass-based diesel for each year through 2022, which amount is subject to increase by the Administrator of the EPA. On September 14, 2012, the EPA issued a final rule establishing the biomass-based diesel volume for calendar year 2013 to be 1.28 billion gallons. Though a final rule is yet to be issued, EPA recently proposed maintaining the biomass-based diesel volume for calendar years 2014 and 2015 at the 2013 calendar year level of 1.28 billion gallons. Biomass-based diesel also qualifies to fulfill the non-specified portion of the advanced biofuel requirement. In order to qualify as a “renewable fuel” each type of fuel from each type of feed stock is required to lower greenhouse gas emissions (“GHG”) by levels specified in the regulation. The EPA has determined that biofuels (either biodiesel or renewable diesel) produced from waste oils, fats and greases result in an 86% reduction in GHG emissions, exceeding the 50% requirement established by the regulation. Prices for our finished products may be impacted by worldwide government policies relating to renewable fuels and GHG. Programs like RFS2 and tax credits for biofuels both in the United States and abroad may positively impact the demand for our finished products. Conversely, legal challenges to, changes to, a failure to enforce, reductions in the mandated volumes under, or discontinuing any of these programs could have a negative impact on our business and results of operations. There have been and are currently pending legal challenges to certain aspects of RFS2 and the EPA’s promulgation of renewable fuel mandates. The impacts of such legal challenges on the establishment of volume mandates in future years is uncertain and could have a material adverse effect on our results of operations, cash flows and financial condition.

We may incur material costs and liabilities in complying with government regulations.

We are subject to the rules and regulations of various governmental agencies in the United States and Canada and, following the completion of the VION Acquisition, we will be subject to the rules and regulations of various governmental agencies in other countries in which VION Ingredients operates. These include rules and regulations administered by governmental agencies at the federal, state, provincial or local level, including the following governmental agencies in the United States and Canada:

In the United States

•	The FDA, which regulates pharmaceutical products and food and feed safety;

•	The USDA, including its agencies APHIS and FSIS, which regulates our collection and production methods;

•	The EPA, which regulates air and water discharge requirements, as well as local and state agencies, which monitor air and water discharges;

•	State Departments of Agriculture, which regulate animal by-product collection and transportation procedures and animal feed quality;

•	The USDOT, as well as local and state transportation agencies, which regulate the operation of our commercial vehicles;

•	The OSHA, which is the main federal agency charged with the enforcement of worker safety and health legislation; and

•	The SEC, which regulates securities and information required in annual and quarterly reports filed by publicly traded companies.

In Canada

•	The CFIA, which regulates animal health and the disposal of animals and their products or by-products;

•	Canadian provincial ministries of agriculture, which regulate food safety and quality, air and water discharge requirements and the disposal of deadstock;

•	Environment Canada, which ensures compliance with Canadian federal air and water discharge and wildlife management requirements; and

•	The TSSA, a non-profit organization that regulates the safety of fuels and pressure vessels and boilers.

Upon completion of the VION Acquisition, various governmental agencies will regulate our business in the various foreign jurisdictions in which VION Ingredients operates, including:

In the European Union

•	The European Commission, Directorate-General for Health and Consumers, which addresses regulations for food, feed, human and animal health, technical uses of animal products and packaging;

•	The European Medicines Agency, which establishes guidance for pharmaceutical products, bovine products and metal residues;

•	The European Pharmacopeia, which establishes requirements for pharmaceutical products;

•	The European Directorate for the Quality for Medicine, which certifies pharmaceutical products;

•	The European Chemicals Agency, which is responsible for the implementation of the European Council’s Regulation on the Registration, Evaluation, Authorization and Restriction of Chemicals;

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The European Commission, Directorate-General for the Environment, which establishes regulations on pollution and waste, such as the Directives on Industrial Emissions and on Integrated Pollution Prevention and Control as well as the Best Available Techniques Reference Document on Slaughterhouses and Animal By-products Industries;

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The Dutch Food Safety Authority (Nederlandse Voedsel- en Warenautoriteit), which issues permits, approvals and registrations to establishments or plants engaged in certain activities related to the handling of animal by-products and food and feed production;

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The Belgian Federal Food Safety Agency (Federal Agentschap voor de Veiligheid van de Voedselketen), which issues permits, approvals and registrations to establishments or plants engaged in certain activities related to the handling of animal by-products and food and feed production;

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The Public Flemish Waste Agency (Openbare Vlaamse Afvalstoffen Maatschappij), which issues permits, approvals and registrations to establishments or plants carrying out certain activities related to the handling of animal by-products; and

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The German Competent Authorities at Länder level, which issue permits, approvals and registrations to establishments or plants carrying out certain activities related to the handling of animal by-products and food and feed production.

In China

•	The General Administration of Quality Supervision, Inspection and Quarantine, which supervises the import and export of food and feed;

•	The Ministry of Health of the People’s Republic of China, which establishes standards for food and pharmaceutical products; and

•	The Chinese Pharmacopeia, which establishes standards for pharmaceutical products.

In Brazil

•	The Ministry of Agriculture, Cattle and Supply (Ministério da Agricultura, Pecuária e Abastecimento), which regulates the production of gelatin.

In Argentina

•	The National Department for Food Safety and Quality (Servicio Nacional de Sanidad y Calidad Agroalimentaria), which regulates the production of gelatin; and

•	The National Department of Animal Health (Servicio Nacional de Sanidad Animal), which at the local level is equivalent to the FDA in Argentina.

In Australia

•	The Australian Quarantine and Inspection Service, which regulates the import and export of agricultural products, including animal by-products;

•	The Department of Agriculture, Fisheries and Forestry, which administers meat and animal by-product legislation;

•	PrimeSafe, which is the principal regulator of meat and animal by-product businesses in the State of Victoria;

•	The Australian Competition and Consumer Commission, which regulates Australia’s competition and consumer protection law; and

•	The Australian Securities and Investments Commission, which regulates Australia’s company and financial services laws.

The applicable rules and regulations promulgated by these agencies, which are likely to change over time, affect our operations and may influence our operating results at one or more facilities. Furthermore, the loss of or failure to obtain necessary federal, state, provincial or local permits and registrations at one or more of our facilities could halt or curtail operations at impacted facilities, which could result in impairment charges related to the affected facility and otherwise adversely affect our operating results. In addition, our failure to comply with applicable rules and regulations, including obtaining or maintaining required operating certificates or permits, could subject us to: (i) administrative penalties and injunctive relief; (ii) civil remedies, including fines, injunctions and product recalls; and (iii) adverse publicity. There can be no assurance that we will not incur material costs and liabilities in connection with these rules and regulations.

Because of our international operations in Canada as a result of the Rothsay Acquisition and the extensive international operations that will be part of our business if the VION Acquisition is completed, we could be adversely affected by violations of the FCPA and similar worldwide anti-bribery laws. The FCPA and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to government officials or other third parties for the purpose of obtaining or retaining business. While our policies mandate compliance with these anti-bribery laws, we cannot provide assurance that our internal control policies and procedures will always protect us from reckless or criminal acts committed by our employees, joint venture partners or agents. Violations of these laws, or allegations of such violations, could disrupt our business, result in material fines and other legal costs and have a material adverse effect on our results of operations, cash flows and financial condition.

Given the competitive nature of our industry, we could be adversely affected by violations of various countries’ antitrust, competition and consumer protection laws. These laws generally prohibit companies and individuals from engaging in anticompetitive and unfair business practices. While our policies mandate compliance with these laws, we cannot provide assurance that our internal control policies and procedures will always protect us from reckless or criminal acts committed by our employees, joint venture partners or agents. Violations of these laws, or allegations of such violations, could result in lengthy investigations, criminal and/or civil legal proceedings brought by governmental agencies and/or third parties, which could disrupt our business, result in material fines and legal and other costs, and have a material adverse effect on our results of operations, cash flows and financial condition.

Seasonal factors and weather, including the physical impacts of climate change, can impact the availability, quality and volume of raw materials that we process and negatively affect our operations.

The quantity of raw materials available to us is impacted by seasonal factors, including holidays, when raw material volumes decline, and cold weather, which can impact the collection of raw materials. In addition, warm weather can adversely affect the quality of raw materials processed and our yield on production due to more rapidly degrading raw materials. In addition to seasonal impacts, depending upon the location of our facilities and those of our suppliers, our operations could be subject to the physical impacts of climate change, including changes in rainfall patterns, water shortages, changing sea levels, changing storm patterns and intensities, and changing temperature levels. Physical damage, flooding or drought resulting from changing climate patterns could adversely impact our costs and business operations, the availability and costs of our raw materials, and the supply and demand for our end products. These effects could be material to our results of operations, liquidity or capital resources.

The quality and volume of the finished products that we are able to produce could be negatively impacted by unseasonable weather or unexpected declines in the volume of raw materials available during holidays, which in turn could have a material adverse impact on our business, results of operations and financial condition. In addition, severe weather events may also impact our ability to collect or process raw materials or to transport finished products.

Downturns and volatility in global economies and commodity and credit markets could materially adversely affect our business, results of operations and financial condition.

Our results of operations are materially affected by the conditions of the global economies and the credit, commodities and stock markets. Among other things, we may be adversely impacted if our domestic and international customers and suppliers are not able to access sufficient capital to continue to operate their businesses or to operate them at prior levels. A decline in consumer confidence or changing patterns in the availability and use of disposable income by consumers can negatively affect both our suppliers and customers. Declining discretionary consumer spending or the loss or impairment of a meaningful number of our suppliers or customers could lead to a dislocation in either raw material availability or customer demand. Any tightening in credit supply could negatively affect our customers’ ability to pay for our products on a timely basis or at all and could result in a requirement for additional bad debt reserves. Although many of our customer contracts are formula-based, continued volatility in the commodities markets could negatively impact our revenues and overall profits. Counterparty risk on finished product sales can also impact revenue and operating profits when customers either are unable to obtain credit or refuse to take delivery of finished products due to market price declines.

Our business may be affected by the impact of BSE and other food safety issues.

Effective August 1997, the FDA promulgated the BSE Feed Rule to prevent further spread of BSE. Detection of the first case of BSE in the United States in December 2003 resulted in additional U.S. government regulations, finished product export restrictions by foreign governments, market price fluctuations for our finished products and reduced demand for beef and beef products by consumers. Even though the export markets for U.S. beef rebounded to exceed pre-BSE levels and set records for volume in 2011 and value in 2012, most export markets remain closed to MBM derived from U.S. beef. On April 24, 2012, the USDA confirmed the occurrence of a new, single case of BSE in a dairy cow in central California. Even though the USDA confirmed that material derived from the cow did not enter the food or feed supply and that this appears to be a single, isolated incident of “atypical” BSE which is not spread through feed and does not affect humans, Indonesia closed its markets to MBM derived from U.S. beef, and only recently reopened its markets to U.S. beef on June 17, 2013. On May 29, 2013, the USDA announced that the OIE had officially upgraded the BSE-status for the United States from “controlled risk” to “negligible risk” based on a thorough review of BSE safeguards implemented in the United States. Although attaining a negligible risk status for BSE is an important step toward regaining access to export markets for U.S. MBM, no assurance can be given that currently closed export markets will be reopened as a result of the upgraded status. We do not expect this trade disruption to have material impact on our business, financial condition or results of operations. Continued concern about BSE in the United States, and other countries in which we operate now or in the future, may result in additional regulatory and market related challenges that may affect our operations or increase our operating costs.

With respect to BSE in the United States, on October 26, 2009, the FDA began enforcing the Enhanced BSE Rule. These new regulations amended the BSE Feed Rule to also prohibit the use of tallow having more than 0.15% insoluble impurities in feed for cattle or other ruminant animals. In addition, the Enhanced BSE Rule prohibits brain and spinal cord material from cattle aged 30 months and older or the carcasses of such cattle, if the brain and spinal cord are not removed (collectively, “Prohibited Cattle Materials”), and tallow derived from Prohibited Cattle Materials that also contains more than 0.15% insoluble impurities in the feed or food for all animals. We have followed the Enhanced BSE Rule since it was first published in 2008 and have made capital expenditures and implemented new processes and procedures to be compliant with the Enhanced BSE Rule at all of our U.S. operations. In Canada, the CFIA implemented feed restrictions, which were similar to the FDA’s BSE Feed Rule, in 1997 to prevent the spread of BSE. Following confirmation of nine positive cases of BSE between May 2003 and July 2007, however, the CFIA amended the Canadian Health of Animals Regulations to strengthen Canada’s BSE safeguards (“SRM Ban”). These enhanced safeguards, which became effective July 2007, required the removal of all specified risk materials (“SRMs”) from animal feed, pet food and fertilizer; placed the removal, transport and disposal of SRM under direct CFIA control; prohibited the use of tallow containing more than 0.15% insoluble impurities in any animal feed; and extended the retention time for keeping relevant records from two years to 10 years. Rothsay management had followed development of the SRM Ban from its inception and obtained the necessary permits and implemented new procedures and documentation needed to comply. Notwithstanding the foregoing, we can provide no assurance that unanticipated costs and/or reductions in raw material volumes related to our compliance with the Enhanced BSE Rule or the SRM Ban will not negatively impact our operations and financial performance.

With respect to human food, pet food and animal feed safety in the United States, the Food and Drug Administration Amendments Act of 2007 (the “FDAAA”) directs the Secretary of Health and Human Services (“HHS”) and the FDA to promulgate significant new requirements for the pet food and animal feed industries. The FDA was directed to establish a Reportable Food Registry, which was implemented on September 8, 2009. On June 11, 2009, the FDA issued “Guidance for Industry: Questions and Answers Regarding the Reportable Food Registry as Established by the Food and Drug Administration Amendments Act of 2007: Draft Guidance.” Stakeholder comments and questions about the Reportable Food Registry were incorporated into a revised guidance, which was published on September 8, 2009 and reissued May 2010, with new information and still identified as draft guidance (“RFR Draft Guidance”). In the RFR Draft Guidance, the FDA defined a reportable food, which the manufacturer or distributor would be required to report in the Reportable Food Registry, to include materials used as ingredients in animal feeds and pet foods, if there is reasonable probability that the use of such materials will cause serious adverse health consequences or death to humans or animals. On July 27, 2010, the FDA released “Compliance Policy guide Sec. 690.800, Salmonella in Animal Feed, Draft Guidance”, finalized June 2013 (as finalized, the “CPG”), which describes differing criteria to determine whether pet food and farmed animal feeds that are contaminated with salmonella will be considered to be adulterated under section 402(a)(1) of the Food, Drug and Cosmetic Act (“FD&C Act”). According to the CPG, any finished pet food contaminated with any species of salmonella will be considered adulterated because such feeds have direct human contact. Finished animal feeds intended for pigs, poultry and other farmed animals, however, will be considered to be adulterated only if the feed is contaminated with a species of salmonella that is considered to be pathogenic for the animal species that the feed is intended for. The finalization of the RFR Draft Guidance by the FDA may impose additional requirements on us. We believe that we have adequate procedures in place to assure that our finished products are safe to use in animal feed and pet food and we do not currently anticipate that the FDAAA will have a significant impact on our operations or financial performance. Any pathogen, such as salmonella, that is correctly or incorrectly associated with our finished products could have a negative impact on the demand for our finished products.

In addition, the Food Safety Modernization Act (“FSMA”) was enacted on January 4, 2011. The FSMA gave the FDA new authorities, which became effective immediately. Included among these is a mandatory recall authority for adulterated foods that are likely to cause serious adverse health consequences or death to humans or animals, if the responsible party fails to cease distribution and recall such adulterated foods voluntarily. The FSMA further instructed the FDA to amend existing regulations that define its administrative detention authority. Prior to the FSMA becoming law, the FDA had authority to order that an article of food be detained only if there was credible evidence or information indicating that the article of food presented a threat of serious adverse health consequences or death to humans or animals. On May 5, 2011, the FDA issued an interim final rule amending its administrative detention authority and lowering both the level of proof and the degree of risk required for detaining an article of food. This interim final rule, which became effective on July 3, 2011, gives the FDA authority to detain an article of food if there is reason to believe the food is adulterated or misbranded. The FMSA also requires the FDA to develop new regulations that, among other provisions, places additional registration requirements on food and feed producing firms. Section 102 of the FSMA amends facility registration requirements in the FD&C Act for domestic and foreign manufacturers, processors, packers or holders of food for human or animal consumption. Such facility registrations were previously required to be updated when changes in a facility occurred, but there were no provisions for renewing facility registrations. The FSMA, however, requires that facility registrations be renewed during the fourth quarter of each even-numbered year, beginning October 1, 2012. The FDA delayed the start of facility registration renewals until October 22, 2012, while it completed revisions to its on-line registration site and subsequently exercised enforcement discretion with respect to companies not meeting the deadline for completing such registration renewals, during the period from December 31, 2012 to January 31, 2013. Other new FDA regulations mandated by the FSMA and currently in the proposed stage will require registered facilities to perform hazard analyses and to implement preventive plans to control those hazards identified to be reasonably likely to occur; increase the length of time that records are required to be retained; and regulate the sanitary transportation of food, which is defined in Section 201(f) of the FD&C Act to include “articles used for food or drink for man or other animals.” The FDA proposed new rules on January 16, 2013 and October 29, 2013 designed specifically to ensure the safety of food for humans and for animals, respectively. These proposed rules each creates new good manufacturing practice regulations specifically tailored to the manufacturing, processing, packing and holding of human or animal food, as well as applies the preventive control provisions outlined in the FSMA for any food. These rules would establish mandatory manufacturing procedures to protect against the possibility of a foodborne illness outbreak through contaminated food. These procedures for sanitary operations, sanitary facilities and controls, cleaning and maintenance, pest control, process controls, warehousing and distribution controls, and personnel hygiene apply to all food manufacturers, distributors and warehouses, although certain standards proposed for animal foods may differ from those proposed for human food. These rules also require human and animal food producers to establish and implement a food safety system, including a written food safety plan, a hazard analysis, preventive controls for hazards that are reasonably likely to occur, monitoring, corrective actions, verification and recordkeeping. Human and animal food facilities will need “qualified individuals,” those with appropriate training or job experience in the development and application of risk-based preventive controls, to prepare, evaluate and maintain the safety plan and preventive controls. If such risk-based food safety requirements are finalized for human and animal foods produced in the United States, rulemaking proposed on July 29, 2013 would extend similar requirements to imported foods intended for humans or animals. This proposed imported foods rule designates the importer as the party responsible for verifying that process controls and good manufacturing practices were used by the foreign manufacturer to control hazards reasonably likely to occur in the imported food. We have followed the FSMA throughout its legislative history and have renewed registrations for all of our facilities and implemented hazard prevention controls and other procedures that we are assessing under the proposed rules to determine if they comply. Such rule-making could, among other things, limit our ability to import necessary raw materials or finished products or require us to amend certain of our other operational policies and procedures.

While unforeseen issues and requirements may arise as the FDA promulgates the new regulations provided for by the FSMA, we do not anticipate that the costs of compliance with the FSMA will materially impact our business or operations.

Upon completion of the VION Acquisition, we could be adversely affected by additional foreign regulations regarding BSE and other food safety issues. For example, an enforceable ban on the feeding of restricted animal material to ruminant animals was introduced in Australia in 1996. This ban is part of a comprehensive national program to prevent the entry and establishment of the BSE agent in Australia. Inspections and audits are undertaken to ensure compliance. In addition, in the E.U., harmonized rules have been adopted for prevention, control and eradication of transmissible spongiform pathies (“TSEs”), which includes BSE, in Regulation 999/2001 (“TSE Regulation”) and in other instruments such as Regulation 1069/2009 on animal by-products and food and feed hygiene regulations. The TSE Regulation establishes a “feed ban,” which is the basic preventive measure against TSE and consists of a ban on the use of processed animal protein (“PAP”), in feed for farmed animals. A ban on the feeding of mammalian PAP to cattle, sheep and goats was first introduced in July 1994. The ban was expanded in January 2001 with the feeding of all processed animal proteins to all farmed animals being prohibited, with certain limited exceptions. Only certain animal proteins considered to be safe (such as fishmeal) can be used, and even then under very strict conditions. Other animal-derived products besides PAP, such as collagen and gelatin from non-ruminants and hydrolyzed protein are not subject to the “feed ban.” In June 2013, the “feed ban” was lifted for the feeding of aquaculture animals and the European Commission is currently investigating the options to lift the ban for other non-ruminants, such as pigs and poultry. Although VION Ingredients may profit from the possible lifting of the ban for pigs and poultry, changes to the “feed ban” may adversely affect VION Ingredients, possibly restricting the allowed use of some of their products. The TSE Regulation applies to the production and placing on the market of live animals and products of animal origin. For that purpose, the BSE status of E.U. Member States, non-E.U. members of the European Economic Area—European Free Trade Association and other countries or regions (such other countries or regions, “third countries”) is to be determined by classification into one of three categories depending on the BSE risk involved: a negligible risk, a controlled risk and an undetermined risk. This classification is in line with that of the OIE. The determination of BSE status is based on a risk assessment and the implementation of a surveillance program. For each risk category there are trade rules to provide the necessary guarantees for protecting public and animal health. Currently, the following E.U. Member States are classified as having a controlled BSE risk: Bulgaria, Cyprus, Czech Republic, Estonia, France, Germany, Greece, Hungary, Ireland, Latvia, Lithuania, Luxembourg, Malta, Poland, Portugal, Slovakia, Spain and the United Kingdom. The other E.U. Member States are classified as having a negligible BSE risk. A change in the BSE status of one or more E.U. Member States may have negative impact on VION Ingredients. Under E.U. legislation, imported products from outside the E.U. must meet the same safety standards as products produced in E.U. Member States. Therefore, the TSE Regulation imposes strict import requirements related to TSEs for live animals and animal products, such as full traceability of imported animals and animal products, a ban on the use of MBM in feed for ruminants and the prohibition of the import of specified risk material or mechanically recovered meat. The detailed import requirements depend on the BSE status of third countries. Regulation 1069/2009 on animal by-products establishes rules intended to prevent the outbreak of certain diseases such as BSE. Regulation 1069/2009 imposes, for example, rules for the use and disposal of specified risk material and other high risk material. A BSE outbreak could lead to the adoption of more stringent rules on the use and disposal of animal by-products, which could require VION Ingredients to change its production processes and could have a material adverse effect on our business, results of operations or financial condition.

Our business may be negatively impacted by the occurrence of any disease correctly or incorrectly linked to animals.

The emergence of diseases such as 2009 H1N1 flu (initially known as “Swine Flu”), highly pathogenic strains of avian influenza (such strains are collectively known as “Bird Flu”), including H5N1, H7N3 and H7N9 strains of avian influenza, the porcine epidemic diarrhea (“PED”) virus and severe acute respiratory syndrome (“SARS”) that are in or associated with animals and have the potential to also threaten humans has created concern that such diseases could spread and cause a global pandemic. To date, the H5N1 strain has not been reported in North America. Outbreaks of the H7N3 strain, however, were reported on chicken farms in Mexico during 2012, in July and again in December, and in February 2013. Although there have been no reports of human cases of the H7N3 strain, the H7N9 strain was first reported in humans in China on March 31, 2013. World health experts, however, believe the H7N9 strain to be an animal virus that infects people in rare cases. This outbreak in China followed a seasonal pattern typical of flu viruses with only a few new cases reported between May 30, 2013 and the date of this prospectus supplement. To date, however, there have been no incidences of person-to-person transmission of the H7N9 Bird Flu reported. Most recently, in August 2013, an outbreak of Bird Flu was reported in Italy.

In April 2013, the first case of PED virus was confirmed in the United States on a hog farm in Ohio. The disease has since spread into 17 states in the United States. The PED virus is highly contagious among pigs, but does not affect other animals and is not transmissible to humans. The effects of the PED virus on hog production will vary according to the age of the pigs affected. Death rates can be very high among young pigs, while symptoms are mild in older animals. Hogs that have the disease and recover will typically develop immunity to the PED virus and this immunity can be passed on to future offspring. Because the PED virus is common in other parts of the world and poses no threat to human health or food safety, its presence in a country or region does not restrict trade in pork or pork products.

From December 2002 to June 2003, China and some other countries experienced an outbreak of SARS, a highly contagious form of atypical pneumonia. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. In April 2004, however, a number of isolated new cases of SARS were reported, including in central China.

Although no global disease pandemic among humans has been linked to Bird Flu, Swine Flu, PED virus or SARS as of the date of this prospectus supplement, governments may be pressured to address these concerns, including by executive action such as temporarily closing certain businesses, including meat and animal processing facilities within their jurisdictions suspected of contributing to the spread of such diseases or by legislative or other policy action such as prohibiting imports of animals, meat and animal by-products from countries or regions where the disease is detected or suspected. For example, during May and June 2003, many businesses in China were temporarily closed by the Chinese government to prevent transmission of SARS.

The E.U. has enacted several disease control directives, as well as other legislation regarding the notification of animal diseases within the community and veterinary and zoo technical checks, among others. The applicable legislation generally enables the E.U. to take preventive measures, as well as act promptly in case of an outbreak, by restricting the circulation of livestock and products at risk of being infected within the E.U. and implementing bans on the imports of such products. For instance, there are preventive measures against Bird Flu that must be implemented by all the E.U. Member States. In the event of an outbreak of Bird Flu, the European Council’s Directive 2005/94/EC of December 20, 2005 on community measures for the control of avian influenza provides for preventive measures, relating to the surveillance and the early detection of Bird Flu and the minimum control measures to be applied in the event of an outbreak of that disease in poultry or other captive birds. The

E.U. is empowered to act quickly in the case of an outbreak, by defining protection and surveillance risk zones and adopting measures such as restricting the movement of live poultry and certain poultry products to other E.U. Member States or to third countries. The most recent case where the E.U. took certain measures in light of outbreaks of Bird Flu was in August 2013 in Italy. In addition, E.U. import bans have also been placed on potentially risky poultry products and susceptible imports from third countries with Bird Flu outbreaks.

If Swine Flu, Bird Flu, PED virus, SARS or any other disease that is correctly or incorrectly linked to animals and has a negative impact on meat or poultry consumption or animal production occurs in any jurisdiction in which we operate, such occurrence could have a material negative impact on the volume of raw materials available to us or the demand for our finished products.

If we or our customers are the subject of product liability claims or product recalls, we may incur significant and unexpected costs and our business reputation could be adversely affected.

We and our customers for whom we manufacture products may be exposed to product liability claims and adverse public relations if consumption or use of our products is alleged to cause injury or illness to humans or animals. In addition, we and our customers may be subject to product recalls resulting from developments relating to the discovery of unauthorized adulterations to food additives or from allegations that our food ingredients have not performed adequately in the end product, even where food safety is not a concern. Product recalls in one jurisdiction may result in product recalls in other jurisdictions, as is the case in the E.U. where an E.U. Member State could recall a product in connection with the recall of such product in another E.U. Member State. Our insurance may not be adequate to cover all liabilities we incur in connection with product liability claims, whether or not legitimate, or product recalls, whether voluntary or mandatory. We may not be able to maintain our existing insurance or obtain comparable insurance at a reasonable cost, if at all. A product liability judgment against us or against one of our customers for whom we manufacture products, or our or their agreement to settle a product liability claim or a product recall, could also result in substantial and unexpected expenditures, which would reduce operating income and cash flow. In addition, even if product liability claims against us or our customers for whom we manufacture products are not successful or are not fully pursued, defending these claims would likely be costly and time-consuming and may require management to spend time defending the claims rather than operating our business and may result in adverse publicity.

Product liability claims, product recalls or any other events that cause consumers to no longer associate our brands or those of our customers for whom we manufacture products with high quality and safety may harm the value of our and their brands and lead to decreased demand for our products. In addition, as a result of any such claims against us or product recalls, we may be exposed to claims by our customers for damage to their reputations and brands. Product liability claims and product recalls may also lead to increased scrutiny by federal, state and foreign regulatory agencies of our operations and could have a material adverse effect on our brands, business, results of operations and financial condition.

Our operations are subject to various laws, rules and regulations relating to the protection of the environment and to health and safety, and we could incur significant costs to comply with these requirements or be subject to sanctions or held liable for environmental damages.

Our operations subject us to various and increasingly stringent environmental, health and safety requirements in the various jurisdictions where we operate, including those governing air emissions, wastewater discharges, the management, storage and disposal of materials in connection with our facilities, occupational health and safety, product packaging and labeling and our handling of hazardous materials and wastes, such as gasoline and diesel fuel used by our trucking fleet and operations. Failure to comply with these requirements could have significant consequences, including recalls, penalties, injunctive relief, claims for personal injury and property and natural resource damages, and negative publicity. Our operations require the control of air emissions and odor and the treatment and discharge of wastewater to municipal sewer systems and the environment. We operate boilers at many of our facilities and store wastewater in lagoons or discharge it to publicly owned wastewater treatment systems, surface waters or through land application. We operate and maintain a vehicle fleet to transport products to and from customer locations. We have incurred significant capital and operating expenditures to comply with environmental requirements, including for the upgrade of wastewater treatment facilities, and will continue to incur such costs in the future.

We could be responsible for the remediation of environmental contamination and may be subject to associated liabilities and claims for personal injury and property and natural resource damages. We own or operate numerous properties, have been in business for many years and have acquired and disposed of properties and businesses over that time. During that time, we or other owners or operators may have generated or disposed of wastes or stored or handled other materials that are or may be considered hazardous or may have polluted the soil, surface water or groundwater at or around our facilities. Under some environmental laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 in the United States, also known as the Superfund law, responsibility for the cost of cleanup of a contaminated site can be imposed upon any current or former site owners and operators, or upon any party that sent waste to the site, regardless of the lawfulness of the activities that led to the contamination. Similar laws outside the United States impose liability for environmental cleanup, often under the polluter pays theory of liability but also based upon ownership in some circumstances. There can be no assurance that we will not face extensive costs or penalties that would have a material adverse effect on our financial condition and results of operations. For example, we have been named as a third-party defendant in a pending lawsuit and have received notice from the EPA, both relating to alleged river sediment contamination in the Lower Passaic River area of New Jersey. See Item 3. “Legal Proceedings” in our Annual Report on Form 10-K for Fiscal 2012, which is incorporated by reference herein, as updated by the notes to the consolidated financial statements in our subsequently filed reports incorporated by reference herein. In addition, future developments, such as more aggressive enforcement policies, new laws or discoveries of currently unknown contamination conditions, may also require expenditures that may have a material adverse effect on our business and financial condition.

In addition, increasing efforts to control emissions of GHG are likely to impact our operations. We operate in certain jurisdictions subject to the Montreal Protocol, which mandates reduced GHG emissions in participating countries, and the EPA’s recent rule establishing mandatory GHG reporting for certain activities may apply to some of our facilities if we exceed the applicable thresholds. The EPA has also announced a regulatory finding relating to GHG emissions that may result in the imposition of GHG air quality standards. Legislation to regulate GHG emissions has periodically been proposed in the U.S. Congress and a growing number of states and foreign countries are taking action to require reductions in GHG emissions. Future GHG emissions limits may require us to incur additional capital and operational expenditures. EPA regulations limiting exhaust emissions also have become more restrictive, and the National Highway Traffic Safety Administration and the EPA have adopted new regulations that govern fuel efficiency and GHG emissions beginning in 2014. Compliance with these and similar regulations could increase the cost of new fleet vehicles and increase our operating expenses. Compliance with future GHG regulations may require expenditures that could materially adversely affect our business, results of operations and financial condition.

If we experience difficulties or a significant disruption in our information systems or if we fail to implement new systems and software successfully, our business could be materially adversely affected.

We depend on information systems throughout our business to collect and process data that is critical to our operations and accurate financial reporting. Among other things, these information systems process incoming customer orders and outgoing supplier orders, manage inventory, collect raw materials and distribute products, process and bill shipments to and collect cash from our customers, respond to customer and supplier inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment, and record and pay amounts due vendors and other creditors.

If we were to experience a disruption in our information systems that involve interactions with suppliers and customers, it could result in a loss of raw material supplies, sales and customers and/or increased costs, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any such disruption could adversely affect our ability to meet our financial reporting obligations. We may also encounter difficulties in developing new systems or maintaining and upgrading existing systems. Such difficulties may lead to significant expenses or losses due to unexpected additional costs required to implement or maintain systems, disruption in business operations, loss of sales or profits, or cause us to incur significant costs to reimburse third parties for damages, and, as a result, may have a material adverse effect on our results of operations and financial condition.

In order to enhance its technology, customer service and business processes, Darling has begun a multi-year project to replace its existing work management, financial and supply chain software applications with a new suite of systems, including a company-wide enterprise resource planning (“ERP”) system. This multi-year project will be extended to the replacement of Rothsay’s system as part of the process of integrating that system with Darling’s systems. We currently do not intend to replace VION Ingredients’ system. The ERP system’s implementation process involves a number of risks that may adversely hinder our business operations and/or affect our financial condition and results of operations, if not implemented successfully. The need to implement this project in connection with the integration of the operations of Rothsay could create additional risks. The new ERP system will replace multiple legacy systems, and successful implementation is expected to enhance and provide additional benefits to a variety of important business functions, including customer care and billing, procurement and accounts payable, operational plant logistics, management reporting and external financial reporting. The ERP system’s implementation is a complex and time-consuming project that involves substantial expenditures for implementation consultants, system hardware, software and implementation activities, as well as the transformation of business and financial processes.

As with any large software project, there are many factors that may materially affect the schedule, cost, execution and implementation of this project. Those factors include: problems during the design, implementation and testing phases; system delays and/or malfunctions; the risk that suppliers and contractors will not perform as required under their contracts; the diversion of management’s attention from daily operations to the project; re-works due to changes in business processes or financial reporting standards; and other events, some of which are beyond our control. These types of issues could disrupt our business operations and/or our ability to timely and accurately process and report key components of our financial results and and/or complete important business processes such as the evaluation of our internal controls and attestation activities pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Accordingly, material deviations from the project plan or unsuccessful execution of the plan may adversely affect our business, results of operations and financial condition.

Our success is dependent on our key personnel.

Our success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on our results of operations and prospects. We believe that our future success (including our full realization of the anticipated benefits of the Acquisitions) will depend in part on our ability to attract, motivate and retain skilled technical, managerial, marketing and sales personnel in general, and in particular with respect to our new business lines following the completion of the VION Acquisition. Competition for these types of skilled personnel is intense and there can be no assurance that we will be successful in attracting, motivating and retaining key personnel. The failure to hire and retain such personnel could materially adversely affect our business, results of operations and financial condition.

In certain markets we are highly dependent upon a single operating facility and various events beyond our control can cause interruption in the operation of our facilities, which could adversely affect our business in those markets.

Our facilities are subject to various federal, state, provincial and local environmental and other permitting requirements of the countries in which we operate, depending on the locations of those facilities. Periodically, these permits may be reviewed and subject to amendment or withdrawal. Applications for an extension or renewal of various permits may be subject to challenge by community and environmental groups and others. In the event of a casualty, condemnation, work stoppage, permitting withdrawal or delay, severe weather event, or other unscheduled shutdown involving one of our facilities, in a majority of our markets we would utilize a nearby operating facility to continue to serve our customers in the affected market. In certain markets, however, we do not have alternate operating facilities. In the event of a casualty, condemnation, work stoppage, permitting withdrawal or delay, severe weather event or other unscheduled shutdown in these markets, we may experience an interruption in our ability to service our customers and to procure raw materials. This may materially and adversely affect our business and results of operations in those markets. In addition, after an operating facility affected by a casualty, condemnation, work stoppage, permitting withdrawal or delay or other unscheduled shutdown is restored, there could be no assurance that customers who in the interim choose to use alternative disposal services would return to use our services.

We could incur a material weakness in our internal control over financial reporting that would require remediation.

Our disclosure controls and procedures were deemed to be effective in Fiscal 2012 in relation to Darling. However, any future failures to maintain the effectiveness of our disclosure controls and procedures, including our internal control over financial reporting, could subject us to a loss of public confidence in our internal control over financial reporting and in the integrity of our financial statements and our public filings with the SEC and other governmental agencies and could harm our operating results or cause us to fail to meet our regulatory reporting obligations in a timely manner. The need to integrate the operations of Rothsay and VION Ingredients following the Acquisitions could create additional risks to our disclosure controls, including our internal controls over financial reporting.

An impairment in the carrying value of our goodwill or other intangible assets may have a material adverse effect on our results of operations.

As of September 28, 2013, on a pro forma basis after giving effect to the Transactions, we currently estimate that we would have had approximately $1,541.2 million of goodwill, a significant portion of which is related to the Acquisitions. We are required to annually test goodwill to determine if impairment has occurred. Additionally, impairment of goodwill must be tested whenever events or changes in circumstances indicate that impairment may have occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of the goodwill and the implied fair value of the goodwill in the period the determination is made. The testing of goodwill for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations or changes in competition. Changes in these factors, or changes in actual performance compared with estimates of our future performance, may affect the fair value of goodwill, which may result in an impairment charge. For example, a deterioration in demand for, or increases in costs for producing, a supplier’s principal products could lead to a reduction in the supplier’s output of raw materials, thus impacting the fair value of a plant processing that raw material. We cannot accurately predict the amount and timing of any impairment of assets. Should the value of goodwill become impaired, there may be a material adverse effect on our results of operations.

We may be subject to work stoppages at our operating facilities, which could cause interruptions in the manufacturing of our products.

While we currently have no international, national or multi-plant union contracts, approximately 25% of Darling’s employees, 24% of Rothsay’s employees and 45% of VION Ingredients’ employees are covered by various collective bargaining agreements. Labor organizing activities could result in additional employees becoming unionized and higher ongoing labor costs. Darling’s collective bargaining agreements expire at varying times over the next five years, with the earliest expiring in January, 2014. In contrast, VION Ingredients’ collective bargaining agreements generally have one to two year terms. There can be no assurance that we will be able to negotiate the terms of any expiring or expired agreement in a manner acceptable to us. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could have a material adverse effect on our business, results of operations and financial condition.

Litigation or regulatory proceedings may materially adversely affect our business, results of operations and financial condition.

We are a party to several lawsuits, claims and loss contingencies arising in the ordinary course of our business, including assertions by certain regulatory and governmental agencies related to permitting requirements and air, wastewater and storm water discharges from our processing facilities. These types of claims may increase as a result of the Acquisitions. The outcome of litigation, particularly class action lawsuits, and regulatory proceedings is difficult to assess or quantify. Plaintiffs (including governmental agencies) in these types of lawsuits and proceedings may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits or proceedings may remain unknown for substantial periods of time. The costs of responding to or defending future litigation or regulatory proceedings may be significant and any future litigation or regulatory proceedings may divert the attention of management away from our strategic objectives. There may also be adverse publicity associated with litigation or regulatory proceedings that may decrease customer confidence in our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation or regulatory proceedings may have a material adverse effect on our business, results of operations and financial condition. For more information related to our litigation and regulatory proceedings, see Item 3. “Legal Proceedings” in our Annual Report on Form 10-K for Fiscal 2012, which is incorporated by reference herein, as updated by the notes to the consolidated financial statements in our subsequently filed SEC reports incorporated by reference herein.

Certain multiemployer defined benefit pension plans to which we contribute are underfunded.

We participate in various multiemployer pension plans which provide defined benefits to certain employees covered by labor contracts. These plans are not administered by us and contributions are determined in accordance with provisions of negotiated labor contracts to meet their pension benefit obligations to their participants. Based upon the most currently available information, certain of these multiemployer plans are under-funded due partially to a decline in the value of the assets supporting these plans, a reduction in the number of actively participating members for whom employer contributions are required and the level of benefits provided by the plans. In addition, the Pension Protection Act, which was enacted in August 2006 and went into effect in January 2008, requires under-funded pension plans to improve their funding ratios within prescribed intervals based on the level of their under-funding. As a result, our required contributions to these plans may increase in the future. Furthermore, under current law, a termination of, our voluntary withdrawal from or a mass withdrawal of all contributing employers from any underfunded multiemployer defined benefit plan to which we contribute would require us to make payments to the plan for our proportionate share of such multiemployer plan’s unfunded vested liabilities. Also, if a multiemployer defined benefit plan fails to satisfy certain minimum funding requirements, the Internal Revenue Service (“IRS”) may impose a nondeductible excise tax of 5% on the amount of the accumulated funding deficiency for those employers not contributing their allocable share of the minimum funding to the plan. Requirements to pay increased contributions, withdrawal liability and excise taxes could negatively impact our liquidity and results of operations.

In Europe, the solvency of pension funds is mostly regulated on the national level. Although there are several differences among E.U. Member States, their common feature is the requirement of a certain percentage of minimum funding. In order to harmonize the national rules, the European Parliament and Council adopted a new Solvency Directive, according to which pension funds are required to have funding coverage of 99.5%. However, the current negotiations on the exact implementation of the new Solvency Directive in E.U. Member States are still pending. The deadlines for the transposition and application of the Solvency Directive in E.U. Member States are due to be extended to January 31, 2015 and January 31, 2016, respectively. Eventually, upon the enforcement of the Solvency Directive, pension funds in Europe will have to comply with increased minimum coverage requirements, which could burden us and negatively impact our liquidity and results of operations.

If the number or severity of claims for which we are self-insured increases, if we are required to accrue or pay additional amounts because the claims prove to be more severe than our recorded liabilities, if our insurance premiums increase or if we are unable to obtain insurance at acceptable rates or at all, our financial condition and results of operations may be materially adversely affected.

Our workers compensation, auto and general liability policies contain significant deductibles or self-insured retentions. We develop bi-yearly and record quarterly an estimate of our projected insurance-related liabilities. We estimate the liabilities associated with the risks retained by us, in part, by considering historical claims experience, demographic and severity factors and other actuarial assumptions. Any actuarial projection of losses is subject to a degree of variability. If the number or severity of claims for which we are self-insured increases, or we are required to accrue or pay additional amounts because the claims prove to be more severe than our original assessments, our financial condition and results of operations may be materially adversely affected. In addition, in the future, our insurance premiums may increase and we may not be able to obtain similar levels of insurance on reasonable terms or at all. Any such inadequacy of, or inability to obtain, insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

We may not successfully identify and complete acquisitions on favorable terms or achieve anticipated synergies relating to any acquisitions, and such acquisitions could result in unforeseen operating difficulties and expenditures and require significant management resources.

We regularly review potential acquisitions of complementary businesses, services or products. However, we may be unable to identify suitable acquisition candidates in the future. Even if we identify appropriate acquisition candidates, we may be unable to complete or finance such acquisitions on favorable terms, if at all. In addition, the process of integrating an acquired business, service or product into our existing business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired company also may require significant management resources that otherwise would be available for ongoing development of our business. Moreover, we may not realize the anticipated benefits of any acquisition or strategic alliance and such transactions may not generate anticipated financial results. Future acquisitions could also require us to incur debt, assume contingent liabilities or amortize expenses related to intangible assets, any of which could harm our business. See the sections entitled “Risk Factors—Risks Related to the Pending VION Acquisition” and “Risk Factors—Risks Related to the Acquisitions.”

Terrorist attacks or acts of war may cause damage or disruption to us and our employees, facilities, information systems, security systems, suppliers and customers, which could significantly impact our net sales, costs and expenses and financial condition.

Terrorist attacks, such as those that occurred on September 11, 2001, have contributed to economic instability in the United States and in certain other countries, and further acts of terrorism, bioterrorism, cyberterrorism, violence or war could affect the markets in which we operate, our business operations, our expectations and other forward-looking statements contained in this prospectus supplement. The potential for future terrorist attacks, the U.S. and international responses to terrorist attacks and other acts of war or hostility, including the ongoing war in Afghanistan and other conflicts in the Middle East, may cause economic and political uncertainties and cause our business to suffer in ways that cannot currently be predicted. Events such as those referred to above could cause or contribute to a general decline in investment valuations. In addition, terrorist attacks, particularly acts of bioterrorism, that directly impact our facilities or those of our suppliers or customers could have an impact on our sales, supply chain, production capability and costs and our ability to deliver our finished products.

Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

We maintain valuable trademarks, service marks, copyrights, trade names, trade secrets, proprietary technologies and similar intellectual property, and consider our intellectual property to be of material value. We have in the past and may in the future be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of patents, trademarks and other intellectual property rights of third parties by us or our customers. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our management. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all) or to pay damages and cease making or selling certain products. Any of the foregoing could cause us to incur significant costs and prevent us from manufacturing or selling our products and thereby materially adversely affect our business, results of operations and financial condition.

The recently enacted legislation on healthcare reform in the United States and proposed amendments thereto could impact the healthcare benefits required to be provided by us and cause our compensation costs to increase, potentially reducing our net income and adversely affecting our cash flows.

The recently enacted healthcare legislation in the United States and proposed amendments thereto contain provisions that could materially impact our future healthcare costs. While the legislation’s ultimate impact is not yet known, it is possible that these changes could significantly increase our compensation costs, which would reduce our net income and adversely affect our cash flows.

Because of our prior acquisitions and future acquisitions we may engage in, our historical operating results may be of limited use in evaluating our historical performance and predicting our future results.

Darling has acquired a number of businesses in recent years, including TRS and Rothsay, and we expect that we will engage in acquisitions of other businesses from time to time in the future. In addition, VION has recently engaged in a number of acquisitions, including certain acquisitions related to the VION Ingredients’ business. The operating results of the acquired businesses are included in our financial statements and in the VION Ingredients’ financial statements included in this prospectus supplement, as the case may be, only from the date of the completion of such acquisitions. All of Darling’s acquisitions have been accounted for using the acquisition method of accounting and the VION Acquisition will be accounted for the same way. Use of this method has resulted in a new valuation of the assets and liabilities of the acquired companies. We expect a substantial increase in our depreciation and amortization and reduction in our operating and net income commensurate with such increase. As a result of these acquisitions and any future acquisitions, our and VION Ingredients’ historical operating results may be of limited use in evaluating our and VION Ingredients’ historical performance and predicting our and VION Ingredients’ future results.

Risks Related to the Pending VION Acquisition

The completion of the VION Acquisition is subject to the receipt of regulatory consents and the satisfaction of other conditions in the VION SPA and, therefore, the VION Acquisition may not be completed on the terms or timeline currently contemplated.

In connection with the completion of the VION Acquisition, we have received regulatory consents from the competition authorities of the United States and Germany. The completion of the VION Acquisition, however, remains subject to certain other conditions, including (i) the receipt of any applicable regulatory consents from competition authorities of Poland; (ii) compliance with the provisions of Netherlands’ Social and Economic Council Merger Regulation for the protection of employees (SER-Besluit Fusiegedragsregels 2000); (iii) the completion, in a reasonably satisfactory manner, of the co-determination procedure in respect of the acquisition and related debt financing in accordance with Section 25 of the Dutch Works Council Act (Wet op de Ondernemingsraden) and (iv) the completion of certain reorganization steps with respect to VION Ingredients. There can be no assurance that we will receive the outstanding regulatory consents from Poland’s competition authorities or that the co-determination procedure will be completed in a reasonably satisfactory manner (including, without the imposition of conditions that could adversely affect the combined company) or at all. In addition, the parties to the VION SPA may terminate the VION SPA under certain circumstances, including if an administrative or judicial action or proceeding by any governmental authority or any other person challenging the acquisition (including any order arising from such action or proceeding that reasonably prohibits, prevents or restricts the completion of the acquisition) remains pending six months after October 5, 2013. See the section entitled “Summary—Recent

Developments—Proposed Acquisition of VION Ingredients.” Darling cannot assure you that the VION Acquisition will be completed on the terms or timeline currently contemplated or at all.

To finance the purchase price of the VION Acquisition, Darling will need to raise a substantial amount of funds. Darling currently expects to obtain the financing for the purchase price of the VION Acquisition from the common stock offered hereby, the Debt Offering and borrowings under the Senior Secured Facilities, in respect of which it has received financing commitments from certain financial institutions. If such financing is not provided on time or in an adequate amount, Darling intends to fund any outstanding amount with borrowings under the Bridge Facility. See the section entitled “Description of Certain Indebtedness.” Borrowings under the Senior Secured Facilities will be guaranteed by our subsidiaries and secured and, as such, the notes would be effectively subordinated to such indebtedness to the extent of the value of the assets securing such indebtedness. The financing under the Senior Secured Facilities and the Debt Offering and, if needed, under the Bridge Facility, will also require the combined company to incur additional interest expense, which may make it more difficult to service the debt obligations of the combined company, including the notes. Darling has and will continue to expend a significant amount of capital and management’s time and resources on the VION Acquisition, and a failure to consummate the transactions as currently contemplated could have a material adverse effect on its business, results of operations and financial condition.

For certain other risks associated with the failure to complete the VION Acquisition, see the section entitled “Risk Factors—Risks Related to the Pending VION Acquisition—Any failure to complete the pending acquisition of VION Ingredients could materially adversely impact the market price of our common stock as well as our business, financial condition and results of operations.”

Regulatory agencies may delay approval of the VION Acquisition, fail to approve it or approve it in a manner that may diminish the anticipated benefits of the VION Acquisition.

Completion of the VION Acquisition is conditioned upon the receipt of certain approvals from government competition authorities and the satisfactory completion of the related co-determination procedure under the Dutch Works Council Act. While we have received regulatory consents to the VION Acquisition from the competition authorities of the United States and Germany, we are yet to receive regulatory consent from Poland’s competition authorities and are yet to complete the required co-determination procedure. While we intend, in cooperation with VION, to vigorously pursue all outstanding approvals and expect to obtain the necessary approvals by January 2014, in the event that any governmental authority challenges the VION Acquisition, the requirement to receive these approvals could significantly delay the completion of the VION Acquisition. Any delay in the completion of the VION Acquisition could diminish the anticipated benefits of the VION Acquisition or result in additional transaction costs, loss of revenues or other effects associated with uncertainty about the completion of the VION Acquisition. Any uncertainty over the ability of the companies to complete the VION Acquisition could make it more difficult for Darling to maintain or to pursue particular business strategies. In addition, until the VION Acquisition is completed, the attention of Darling’s management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on obtaining regulatory approvals.

Further, although it is not currently anticipated that this will happen, Polish competition authorities may decline to grant the required remaining governmental approval (or grant its approval subject to certain requirements, including possible divestitures by Darling and/or VION). If any governmental agency declines to grant or withdraws any required approval that is a condition of the VION SPA to the completion of the VION Acquisition, then the VION Acquisition may not be completed. Conditions imposed by regulatory agencies in connection with their approval of the VION Acquisition may restrict our ability to modify the operations of our business in response to changing circumstances for a period of time after the closing of the VION Acquisition or our ability to expend cash for other uses or otherwise have an adverse effect on the anticipated benefits of the VION Acquisition, thereby adversely impacting the business, financial condition or results of operations of the combined company. If the co-determination procedure in respect of the VION Acquisition pursuant to the Dutch Works Council Act is not completed, as required under the VION SPA, to the reasonable satisfaction of Darling or VION, as applicable, due to the imposition of conditions not reasonably acceptable to Darling or VION, as applicable, then the VION Acquisition may not be completed.

Under the VION SPA, Darling and VION have agreed, in general, to use reasonable efforts to ensure the satisfaction of and compliance with all conditions to the completion of the VION Acquisition, including complying with any requests for additional information from any regulatory authority. In addition, Darling and VION have agreed to cooperate in all reasonable respects and use all reasonable efforts to defend, contest and resist any administrative or judicial action or proceeding instituted (or threatened to be instituted) by a governmental authority challenging the VION Acquisition and to have any order that reasonably prohibits, prevents or restricts the consummation of the VION Acquisition vacated, lifted, reversed or overturned. Notwithstanding these agreements, no assurance can be given that the VION Acquisition will be completed on the currently contemplated timeline or at all.

Darling does not currently control VION Ingredients and will not control it until completion of the VION Acquisition.

Darling will not obtain control of VION Ingredients until completion of the VION Acquisition. VION’s interests in operating VION Ingredients may be different from those of Darling, and notwithstanding provisions in the VION SPA designed to protect Darling, VION may operate VION Ingredients during the period prior to the completion of the VION Acquisition differently than Darling would have if the VION Acquisition had occurred prior to or concurrently with this offering. The VION SPA may be terminated by any party entitled to do so if any of the conditions to the completion of the VION Acquisition is not satisfied or waived on or before the date occurring six months after October 5, 2013. If the VION Acquisition is not completed for an extended period of time, these risks could increase.

The pendency of the VION Acquisition could potentially adversely affect the business and operations of Darling and VION.

Uncertainty about the effect of the VION Acquisition on employees, customers and suppliers may have an adverse effect on the operations of Darling and VION Ingredients and, consequently, on the combined company. These uncertainties could cause some customers and suppliers of each of Darling and VION Ingredients to delay or defer decisions or end their relationships with the relevant company, which could negatively affect the revenues, earnings and cash flows of Darling and/or VION Ingredients, regardless of whether the VION Acquisition is completed. Similarly, it is possible that current and prospective employees of Darling and VION Ingredients could experience uncertainty about their future roles with the combined company following the VION Acquisition, which could materially adversely affect the ability of each of Darling and VION to attract, motivate and retain key personnel during the pendency of the VION Acquisition.

Any failure to complete the pending acquisition of VION Ingredients could materially adversely impact the market price of our common stock as well as our business, financial condition and results of operations.

Completion of the VION Acquisition is subject to our and VION’s performance under the VION SPA and a number of closing conditions. The VION Acquisition is conditioned upon, among other things, receipt of regulatory approvals or expiration of required waiting periods in Poland. There can be no assurance that such approvals will be obtained. As a result, stockholders face the risk that the completion of the VION Acquisition may be delayed or that the VION Acquisition may not be completed. If the VION Acquisition is not completed for any reason, the price of our common stock will likely decline to the extent that the market price of our common stock reflects market assumptions that the VION Acquisition will be completed. In addition, we will not have the benefits we expect from the VION Acquisition, including expanding our business globally and into new areas. The information in the prospectus supplement assumes we complete the VION Acquisition. Given that this offering is not conditioned on the completion of the VION Acquisition, we encourage you not to place undue reliance on the transformation of our business from the VION Acquisition in making your investment decision. If the VION Acquisition is not completed, we will not have any obligation to repurchase the shares of common stock sold in this offering. We encourage you to read the historical Darling information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information related to the Rothsay Acquisition and the pro forma financial information related thereto. We may also be subject to additional risks, including:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the VION SPA or the failure of the VION Acquisition to close for any other reason;

•

our management having spent a significant amount of their time and efforts directed toward the VION Acquisition, which time and efforts otherwise would have been spent on our business and other opportunities that could have been beneficial to us;

•	costs relating to the VION Acquisition, such as legal, advisory, accounting and filing fees much of which must be paid regardless of whether the VION Acquisition is completed; and

•	uncertainties relating to the VION Acquisition that may adversely affect our relationships with our employees and customers.

Accordingly, investors should not place undue reliance on the occurrence of the VION Acquisition. In addition, if the VION Acquisition is not completed, there can be no assurance that we will be able to consummate other acquisitions that would benefit our business to a similar extent. The realization of any of these risks may materially adversely affect our business, financial condition, results of operations or the market price of our common stock.

Risks Related to the Acquisitions

Our efforts to combine Darling’s business, Rothsay’s business and VION Ingredients’ business may not be successful.

The Acquisitions constitute significant acquisitions for our business. Our management will be required to devote a significant amount of time and attention to the process of integrating the businesses and operations of Rothsay and VION Ingredients with our business and operations, which may decrease the time it will have to serve existing customers, attract new customers and develop new products, services or strategies and could adversely affect the performance of the combined company. The size and complexity of both businesses, particularly VION Ingredients’ business (including the multiple international locations of the businesses), and the process of using Darling’s existing common support functions and systems to manage Rothsay’s business and, after the completion of the VION Acquisition, VION Ingredients’ business, if not managed successfully by our management, may result in interruptions in our business activities, inconsistencies in our operations, standards, controls, procedures and policies, a decrease in the quality of our services and products, a deterioration in our employee and customer relationships, increased costs of integration and harm to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations.

We may not realize the growth opportunities that are anticipated from the Acquisitions.

The benefits that we expect to achieve as a result of the Acquisitions will depend, in part, on our ability to realize anticipated growth opportunities and optimize best practices. Our success in realizing these opportunities and the timing of this realization, depends on the successful integration of the businesses and operations of Rothsay and VION Ingredients with our business and operations and the adoption of our respective best practices. Even if we are able to integrate the businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth opportunities we currently expect from this integration within the anticipated time frame or at all. While we anticipate that substantial expenses will be incurred in connection with the integration of Rothsay and VION Ingredients, such expenses are difficult to estimate accurately, and may significantly exceed current estimates. Accordingly, the benefits from the Acquisitions may be offset by unanticipated costs incurred or unanticipated delays in integrating the companies.

The unaudited pro forma condensed combined financial information incorporated by reference or included in this prospectus supplement is presented for illustrative purposes only and does not reflect what the financial position or results of operations of the combined company would have been had the Transactions been completed on the dates assumed for purposes of that pro forma information nor does it reflect the actual financial position or results of operations of the combined company following the completion of the Transactions.

The unaudited pro forma condensed combined financial information incorporated by reference or included in this prospectus supplement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates, is subject to numerous other uncertainties and does not reflect what the combined company’s financial position or results of operations would have been had the Transactions been completed as of the dates assumed for purposes of that pro forma financial information nor does it reflect the financial position or results of operations of the combined company following the completion of the Transactions. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this prospectus supplement. For purposes of the unaudited pro forma condensed combined financial information, the consideration for the Rothsay Acquisition and the estimated consideration for the VION Acquisition has been preliminarily allocated to the assets acquired and liabilities assumed based on limited information presently available to Darling to estimate fair values. The consideration for the Acquisitions will be allocated among the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of the respective dates of the Acquisitions. The final allocation is dependent upon third party valuations and other studies that have not been completed and, in the case of the VION Acquisition, cannot be completed until after the VION Acquisition. The final allocation could vary materially from the preliminary allocation used in the unaudited pro forma condensed combined financial information contained in this prospectus supplement. Additionally, the unaudited pro forma condensed combined financial information does not give effect to any unforeseen costs that could result from the Acquisitions nor does it include any other items not expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information has also been prepared on the assumption that the VION Transactions will be completed on the terms and in accordance with the assumptions set forth in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this prospectus supplement. The purchase price and other terms of the VION Transactions may change, perhaps substantially, from those reflected in this prospectus supplement.

Our, Rothsay’s and VION Ingredients’ actual financial positions and results of operations prior to the Acquisitions and that of the combined company following the Acquisitions may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information included in this prospectus supplement. In addition, the assumptions or estimates used in preparing the unaudited pro forma condensed combined financial information included in this prospectus supplement may not prove to be accurate and may be affected by other factors. Any significant changes in the size of or assumed interest rate associated with the debt-related Financing Transactions, the amount of net proceeds generated by each of the VION Financing Transactions, or the cost of the Acquisitions (whether as a result of contractual purchase price adjustments or otherwise) from those assumed or used for purposes of preparing the estimated pro forma financial information may cause a significant change in the pro forma financial information. The pro forma adjustments for the Acquisitions do not include any adjustments to the purchase price that may occur pursuant to the related acquisition agreement, and any such adjustments may be material.

Our future results will suffer if we do not effectively manage our expanded operations resulting from the Acquisitions.

The Acquisitions will result in the expansion of our business lines and our geographic footprint. Without giving effect to the Acquisitions, our business comprises primarily rendering and bakery feed operations, with production facilities located solely in the United States. In addition to expanding our business operations into Canada, the Rothsay Acquisition has resulted in the expansion of our biodiesel operations through our operation of the commercial scale biodiesel plant located in Quebec, Canada that we acquired in connection with the Rothsay Acquisition. With VION Ingredients’ 67 production facilities, the completion of the VION Acquisition will significantly extend our operations internationally, transforming us into a business with over 200 locations, including 140 production facilities, spread across five continents. Through the completion of the VION Acquisition, our business will also expand to cover a number of new products, including the production of gelatin, natural casings, renewable gas, renewable electricity, bio-phosphate and blood products (including plasma and hemoglobin), and we will increase the scale of our production of biodiesel and hides.

Given the expansions in product scale and product lines, as well as the international expansion that the Acquisitions entail, our future success will depend greatly upon our ability to manage our expanded operations (including the efficient and timely integration of the new operations into our existing business) and our ability to successfully monitor our operations, product costs, regulatory compliance and service quality, and to maintain other necessary internal controls. Although the products from our existing business are also sold internationally, our management does not have any recent prior experience with overseeing production facilities located outside the United States and may confront various challenges in effectively monitoring the operations in all the production facilities acquired in the Acquisitions. In addition, our management does not have any prior experience in certain of the product lines that will result from the Acquisitions and will need to rely significantly on the experience of VION Ingredients’ personnel. Accordingly, there is no assurance that we will be able to successfully manage the expansion opportunities provided by the Acquisitions, or that we will realize any operating efficiencies, revenue enhancements or other benefits from the Acquisition.

Risks Related to this Offering and our Common Stock

The market price of our common stock has been and may continue to be volatile, which could cause the value of your investment to decline.

The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock could fluctuate widely in response to numerous factors, many of which are beyond our control. During the period from November 30, 2012 to December 4, 2013, our common stock has fluctuated from a high of $23.95 per share to a low of $15.44 per share. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. In addition to the risk factors discussed in this prospectus supplement, the accompanying prospectus and the other documents incorporated by reference herein and therein, the price and volume volatility of our common stock may be affected by:

•	actual or anticipated fluctuations in commodities prices;

•	actual or anticipated variations in our operating results;

•	our earnings releases and financial performance;

•	changes in financial estimates or buy/sell recommendations by securities analysts;

•	the integration of VION Ingredients and Rothsay, the effect of the acquisitions on our business going forward and our ability to realize growth opportunities as a result therefrom;

•	our ability to repay our debt;

•	our access to financial and capital markets to refinance our debt;

•	the effect of this offering and other sales of substantial amounts of our common stock;

•	performance of our joint venture investments, including the DGD Joint Venture;

•	our dividend policy;

•	market conditions in the industry and the general state of the securities markets;

•	investor perceptions of us and the industry and markets in which we operate;

•	governmental legislation or regulation;

•	currency and exchange rate fluctuations; and

•	general economic and market conditions, such as recessions.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock.

Except as described in the section entitled “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. As part of this offering, we expect to issue 40,000,000 shares of common stock (or up to 46,000,000 shares of common stock if the underwriters’ exercise their option to purchase additional shares of our common stock in full).The issuance of additional shares of our common stock in this offering, or other issuances of our common stock or convertible securities, including our outstanding options, or otherwise, will dilute the ownership interest of our common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Our common stock is an equity security and is subordinate to our existing and future indebtedness.

Shares of our common stock are equity interests and do not constitute indebtedness. As such, the shares of common stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy, liquidation or similar proceedings. Our existing indebtedness restricts, and future indebtedness may restrict, payment of dividends on the common stock.

Unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (ii) as a corporation, we are restricted under applicable Delaware law to making dividend payments and redemption payments only from legally available assets. Further, under our certificate of incorporation, there are no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions arising as to our common stock, subject only to the voting rights available to stockholders generally.

In addition, our rights to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary’s creditors (except to the extent we may ourselves be a creditor of that subsidiary), including that subsidiary’s trade creditors and our creditors who have obtained or may obtain guarantees from the subsidiaries. As a result, our common stock will be subordinated to our and our subsidiaries’ obligations and liabilities, which currently include borrowings and guarantees under our Existing Credit Agreement and our 8.5% Senior Notes due 2018 and, upon completion of the VION Acquisition, will include borrowings and guarantees under the Senior Secured Facilities and the notes, if issued, or, if the notes are not issued, then under the Bridge Facility.

Our ability to pay any dividends on our common stock may be limited and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have not paid any dividends on our common stock since January 3, 1989 and we have no current plans to do so. Our current financing arrangements permit us to pay cash dividends on our common stock within limitations defined by the terms of our existing indebtedness, including our Existing Credit Agreement, 8.5% Senior Notes due 2018 and any indentures or other financing arrangements that we enter into in the future. For example, our Existing Credit Agreement restricts our ability to make payments of dividends in cash if certain coverage ratios are not met. Our Senior Secured Facilities, into which we intend to enter in connection with closing the VION Acquisition, will contain comparable restrictions on the declaration of dividends. Even if such coverage ratios are met in the future, any determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, business opportunities, restrictions imposed by any of our financing arrangements, provisions of applicable law and any other factors that our board of directors determines are relevant at that point in time.

The issuance of shares of preferred stock could adversely affect holders of common stock, which may negatively impact your investment.

Our board of directors is authorized to cause us to issue classes or series of preferred stock without any action on the part of our stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including the designations, preferences, limitations and relative rights senior to the rights of our common stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected. As of the date of this prospectus supplement, we have no outstanding shares of preferred stock but we have available for issuance 1,000,000 authorized but unissued shares of preferred stock.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $821 million (or $944.2 million if the underwriters exercise their option to purchase additional shares of our common stock in full), in each case based on the assumed public offering price per share of common stock set forth below and after deducting estimated underwriting discounts and commissions.

We intend to use the net proceeds of this offering to pay a portion of the consideration for the VION Acquisition and related fees and expenses. However, the offering is not contingent on the completion of the VION Acquisition. If the VION Acquisition is not completed, we will not have any obligation to repurchase the shares of common stock sold in this offering. In addition, if the VION Acquisition is not completed, the existing 8.5% Senior Notes due 2018 will remain outstanding and we will use the net proceeds of this offering for general corporate purposes, including for acquisitions, repayment of debt and/or stock repurchases. Pending application of the net proceeds of this offering for any of the foregoing purposes, we expect to invest such net proceeds in high-quality, short-term debt securities.

The estimated net proceeds from this offering reflected in the first paragraph of this section “Use of Proceeds” and the following table have been calculated by assuming (i) the issuance and sale of 40,000,000 shares of our common stock at a public offering price of $21.27 per share of common stock, which is equal to the last reported sale price of the shares of our common stock on the NYSE on December 6, 2013, and (ii) no exercise of the underwriters’ option to purchase additional shares of our common stock. A $1.00 increase (decrease) in the public offering price of the shares of our common stock would increase (decrease) the estimated net proceeds received by us from this offering by approximately $38.6 million (or approximately $44.4 million if the underwriters’ exercise their option to purchase additional shares of our common stock in full), after deducting estimated underwriting discounts and commissions.

The following table sets forth the estimated sources and uses of funds in connection with the VION Transactions. The actual amounts may vary from the estimated amounts set forth in the following table.

Sources of funds (in millions)		Uses of funds (in millions)
Senior Secured Facilities(1)	$1,245.0	Purchase Price of the VION Acquisition(3)	$2,160.0
Common stock offered hereby, net of discounts and commissions	821.0	Redemption of 8.5% Senior Notes due 2018(4)	277.5
Bridge Facility(2)	500.0
		Estimated fees and expenses(5)	128.5

Total sources of funds	$2,566.0	Total uses of funds	$2,566.0

(1)

Represents borrowings of $1.2 billion from the term loan B facility and $45 million from the revolving credit facility under the Senior Secured Facilities, which will not be borrowed if the VION Acquisition is not completed.

(2)

See the section entitled “Description of Certain Indebtedness” for information about the Bridge Facility. Darling has announced its intention to commence the Debt Offering to raise gross proceeds of approximately $500 million. The proceeds of the Debt Offering, if completed, would replace amounts that would otherwise have been borrowed under the Bridge Facility.

(3)

Represents the €1.6 billion purchase price of the VION Acquisition, expressed in U.S. dollars using an exchange rate of €1.00 = $1.35. To hedge the currency exposure of the payment of the purchase price to adverse fluctuations of the euro, Darling has entered into a forward exchange rate contract covering the amount of the purchase price at an exchange rate of €1.00 = $1.3456.

(4)

Represents the total cost of redeeming the 8.5% Senior Notes due 2018, including $250.0 million of principal, an estimated redemption premium of approximately $24.5 million and approximately $3 million of accrued interest, assuming a redemption date of February 1, 2014.

(5)	Includes estimated bank, legal, accounting and other fees and expenses associated with the completion of the VION Transactions.

PRO FORMA CAPITALIZATION

The following table sets forth Darling’s cash and cash equivalents and capitalization as of September 28, 2013, on an actual basis and on a pro forma basis to give effect to the Transactions.

The pro forma data have been calculated by assuming (i) the issuance and sale of 40,000,000 shares of common stock at a public offering price of $21.27 per share of common stock, which is equal to the last reported sale price of the shares of common stock on the NYSE on December 6, 2013, (ii) no exercise of the underwriters’ option to purchase additional shares of our common stock and (iii) the information described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

You should read this information in conjunction with the sections entitled “Risk Factors,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing, Liquidity and Capital Resources” and the financial statements and related notes of Darling, Rothsay and VION Ingredients included or incorporated by reference in this prospectus supplement.

Darling intends to complete the VION Acquisition. However, this offering is not conditioned on, and will be completed before, the completion of the VION Acquisition. Accordingly, you should not place undue reliance on the description of our business in this prospectus supplement, and you should read the information incorporated by reference into this prospectus supplement to understand Darling’s business without the VION Ingredients business. See the sections entitled “Risk Factors—Risks Related to the Pending VION Acquisition” and “Risk Factors—Risks Related to the Acquisitions,” specifically the risk factor entitled “Any failure to complete the pending acquisition of VION Ingredients could materially adversely impact the market price of our common stock as well as our business, financial condition and results of operations.”

	As of September 28, 2013
	Actual	Pro forma
	(in millions)
Cash and cash equivalents	$8.0	$236.6 (1)

Long-term debt (including current portion of long-term debt): 8.5% Senior Notes due 2018	250.0	—
Senior Secured Facilities(2)	—
Existing/New revolving credit facility(3)	—	324.5
Term loan A facility	—	345.5
Term loan B facility	—	1,200.0
Bridge Facility(4)	—	500.0
Other debt	0.1	0.1

Total long-term debt	250.1	2,370.1

Stockholders’ equity:
Common stock, $0.01 par value; 250,000,000 shares authorized; 119,176,005 shares issued on an actual basis and 159,176,005 shares issued on a pro forma basis(5)	1.2	1.6
Additional paid-in capital(5)	611.8	1,440.0
Treasury stock, at cost; 960,839 shares on an actual and an as adjusted basis	(12.6)	(12.6)
Accumulated other comprehensive loss	(27.3)	(27.3)
Non-controlling interest	0	39.4
Retained earnings	585.2	534.4

Total stockholders’ equity(6)	1,158.3	1,975.5

Total capitalization	$1,408.4	$4,345.6

(1)

The cash and cash equivalents after giving effect to the Transactions will change to reflect the actual price per share and number of shares sold in this offering and our revolving borrowings in connection with the closing of the VION Acquisition.

(2)

The Senior Secured Facilities will provide for an option to increase the aggregate principal amount of the facilities thereunder by at least $600.0 million, subject to certain conditions. For a description of the Senior Secured Facilities, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing, Liquidity and Capital Resources—Credit Facilities” and “Description of Certain Indebtedness.”

(3)

On a pro forma basis, as of September 28, 2013, we would have had undrawn commitments available for additional borrowings under the new revolving credit facility under the Senior Secured Facilities of up to $642.8 million.

(4)

See the section entitled “Description of Certain Indebtedness” for information about the Bridge Facility. Darling has announced its intention to commence the Debt Offering to raise gross proceeds of approximately $500 million. The proceeds of the Debt Offering, if completed, would replace amounts that would otherwise have been borrowed under the Bridge Facility.

(5)

Assumes the underwriters do not exercise their option to purchase additional shares of our common stock and 40,000,000 shares of our common stock are issued and sold in this offering and at a public offering price of $21.27 per share of common stock, which is equal to the last reported sale price of our common stock on the NYSE on December 6, 2013.

(6)

Excludes the impact of non-recurring expenses we expect to incur in connection with the Transactions, including the fees to investment bankers, attorneys, accountants and other professional advisors, the write-off of deferred financing costs and other transaction-related costs that will not be capitalized. See the section entitled “Use of Proceeds.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The tables below show selected unaudited pro forma condensed combined financial information about our financial condition and results of operations after giving effect to the Transactions.

Darling’s unaudited pro forma condensed combined balance sheet as of September 28, 2013 is based on the historical unaudited condensed combined balance sheet of Darling as of September 28, 2013, combined with the unaudited statement of assets acquired and liabilities assumed of Rothsay as of September 28, 2013, and the unaudited consolidated and combined balance sheet of VION Ingredients as of September 30, 2013, after giving effect to the Transactions as if each such transaction had occurred on September 28, 2013, and includes the assumptions and adjustments as described in the accompanying notes thereto. Darling’s unaudited pro forma condensed combined income statement for the year ended December 29, 2012 is based on the historical audited condensed consolidated income statement of Darling for the year ended December 29, 2012, combined with the audited statement of net revenues and direct costs and operating expenses of Rothsay for the year ended December 29, 2012, and the audited consolidated and combined profit and loss account of VION Ingredients for the year ended December 31, 2012, after giving effect to the Acquisitions and the Financing Transactions of as if each such transaction had occurred on January 1, 2012, and includes the assumptions and adjustments as described in the accompanying notes thereto.

Darling’s unaudited pro forma condensed combined income statement for the nine months ended September 28, 2013 is based on the unaudited condensed consolidated income statement of Darling for the nine months ended September 28, 2013, combined with the unaudited statement of net revenues and direct costs and operating expenses of Rothsay for the nine months ended September 28, 2013, and the unaudited consolidated and combined profit and loss account of VION Ingredients for the nine months ended September 30, 2013, after giving effect to the Transactions as if each such transaction had occurred on January 1, 2012, and includes the assumptions and adjustments as described in the accompanying notes thereto.

The consolidated and combined financial statements of VION Ingredients referred to above, from which the unaudited pro forma condensed combined financial information with respect to VION Ingredients has been derived, are presented in euros and have been prepared in accordance with Dutch GAAP, the principles of which vary in certain significant respects from U.S. GAAP. The following unaudited pro forma condensed combined financial information is presented and has been prepared in accordance with U.S. GAAP (as reconciled from Dutch GAAP with respect to the historical financial information of VION Ingredients). See note 25 to the consolidated and combined financial statements of VION Ingredients as of December 31, 2012 and note 15 of the unaudited condensed consolidated and combined financial statements as of September 30, 2013 included elsewhere and incorporated by reference in this prospectus supplement for a description of the significant differences between Dutch GAAP and U.S. GAAP that are applicable to VION Ingredients. The reconciliation from Dutch GAAP to U.S. GAAP is described in Note 7 to the unaudited pro forma condensed combined financial statement included as Exhibit 99.1 to Darling’s Current Report on Form 8K/A filed with the SEC on December 9, 2013. The historical financial and operating data presented below has been translated from euros into U.S. dollars at the rate of €1.00 = $1.3535, which was the noon buying rate on September 30, 2013 in New York City for cable transfers of euros as certified for customs purposes by the Federal Reserve Bank of New York.

The unaudited pro forma condensed combined balance sheet is presented as if the Acquisitions and the Financing Transactions had occurred on September 28, 2013. The unaudited pro forma condensed combined income statement for the year ended December 29, 2012 and the nine months ended September 28, 2013 assume the Transactions were completed on January 1, 2012.

The unaudited pro forma condensed combined financial information below is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates, is subject to numerous other uncertainties and does not reflect what the combined entity’s financial position or results of operations would have been had the Transactions been completed as of the dates assumed for purposes of that pro forma financial information, nor does it reflect the financial position or results of operations of the combined company following the Transactions. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this prospectus supplement. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the consolidated company as of the end of Fiscal 2013, or for any other future period.

The unaudited pro forma condensed combined balance sheet has been prepared using the acquisition method of accounting. The pro forma information presented includes our initial estimate of the fair values of the acquired assets and liabilities of Rothsay and VION Ingredients. In connection with the Rothsay acquisition, the estimated fair values of the acquired assets and assumed liabilities are based on the assumption the acquisition was completed as of September 28, 2013. The total purchase price of approximately $625.4 million (based on an exchange rate of CAD1.00:$0.9696) to acquire the Rothsay business has been allocated to the assets acquired and assumed liabilities of Rothsay based upon preliminary estimated fair values at September 28, 2013. These amounts will be required to be updated to reflect the actual values as of the actual date of acquisition of October 28, 2013. Independent valuation specialists are conducting analyses of Rothsay in order to assist our management in determining the fair values of the acquired assets and liabilities assumed. Our management is responsible for these internal and third party valuations and appraisals. We are continuing to finalize the valuations of these net assets and liabilities. The fair value allocation consists of preliminary estimates and analyses and is subject to change upon the finalization of the appraisals and other valuation analyses, which will be completed during the one year measurement period following the actual acquisition date.

In connection with the VION Acquisition, the estimated fair values of the acquired assets and assumed liabilities are based on the assumption the VION Acquisition was completed as of September 28, 2013. The total purchase price of approximately $2.25 billion (based on an exchange rate of €1.00 = $1.347) to acquire VION Ingredients has been allocated to the assets acquired and assumed liabilities of VION Ingredients based upon preliminary estimated fair values at September 30, 2013, the assumed date of acquisition for this purpose. These amounts will be required to be updated to reflect the actual values as of the actual closing date when and if that occurs. Accordingly, the amounts and allocations may change and such changes may be material. The determination of actual fair values will depend on a number of factors, including the actual date of completion of the VION Acquisition and completion of fair value appraisals and other analyses of third parties related to the assets and liabilities acquired, including tangible and intangible assets. Any adjustments, including increases to depreciation and amortization resulting from the allocation of purchase price to amortizable tangible and intangible assets, may be material. The final valuations will be completed during the one year measurement period after the closing of the VION Acquisition and will be based on the actual net tangible and intangible assets and liabilities that exist as of the closing date of the VION Acquisition.

In addition, the pro forma adjustments for the Acquisitions do not include any post-closing adjustments that may occur pursuant to the Rothsay Acquisition Agreement or the VION SPA, which may include adjustments of the applicable purchase price, and any such post-closing adjustments may be material.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and the related notes of Darling, Rothsay and VION Ingredients included elsewhere and incorporated by reference in this prospectus supplement, as well as in conjunction with the sections entitled “Risk Factors,” “Selected Historical Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial information included in this prospectus supplement updates and supplements the pro forma information related to the VION Acquisition incorporated by reference in this prospectus supplement.

DARLING INTERNATIONAL INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 28, 2013

(in thousands)

	Historical Darling International	Historical Rothsay	Rothsay Adjustments		Total Rothsay(l)	Historical VION Ingredients	VION Ingredients Adjustments		Total VION Ingredients	Total Rothsay and VION Ingredients	Financing Adjustments		Darling International Pro forma
Assets
Current assets:
Cash and cash equivalents	$8,369	$—	$(2,055	)(a)(i)	$(2,055)	$239,722	$(20,690	)(a)(ii)	$219,032	$216,977	$11,246	(a)(iii)	$236,592
Accounts receivable, net of allowances for doubtful accounts	106,693	19,799	—		19,799	890,780	(282,621	)(b)	608,159	627,958	—		734,651
Inventories	71,280	9,093	2,400	(c)	11,493	309,620	—		309,620	321,113	—		392,393
Deferred income taxes	14,358	—	2,335	(d)(i)	2,335	2,264	14,989	(d)(ii)	17,253	19,588	12,279	(d)(i), (d)(ii) & (d)(iii)	46,225
Other current assets	23,631	275	—		275	—	—		—	275	—		23,906

Total current assets	224,331	29,167	2,680		31,847	1,442,386	(288,322)		1,154,064	1,185,911	23,525		1,433,767

Property, plant and equipment, net	522,262	86,727	42,481	(e)	129,208	533,733	213,947	(e)	747,680	876,888	—		1,399,150
Intangible assets	364,415	—	231,428	(e)	231,428	157,693	447,420	(e)	605,113	836,541	—		1,200,956
Goodwill	446,742	—	281,438	(e)	281,438	—	779,598	(e)	779,598	1,061,036	—		1,507,778
Investment in unconsolidated subsidiary	116,250	—	—		—	—	—		—	—	—		116,250
Deferred loan costs	21,992	—	—		—	—	—		—	—	50,952		72,944	(f)
Other assets	17,643	—	—		—	39,709	(16,257	)(b)	23,452	23,452	—		41,095

Total other assets	1,489,304	86,727	555,347		642,074	731,135	1,424,708		2,155,843	2,797,917	50,952		4,338,173

Total	1,713,635	115,894	558,027		673,921	2,173,521	1,136,386		3,309,907	3,983,828	74,477		5,771,940

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	48,554	19,311	—		19,311	—	—		—	19,311	—		67,865
Accrued expenses	99,595	3,279	2,632	(g)	5,911	—	—		—	5,911	—		105,506
Other current liabilities		—	—		—	508,512	—		508,512	508,512	—		508,512
Current portion of long-term debt	86	—	—		—	—	—		—	—	—		86

Total current liabilities	148,235	22,590	2,632		25,222	508,512	—		508,512	533,734	—		681,969

Other liabilities:
Long-term debt	250,076	—	—		—	—	—		—	—	2,120,052	(h)	2,370,128
Deferred income taxes	105,931	—	15,621	(d)(i)	15,621	25,554	228,284	(d)(ii)	253,838	269,459	—		375,390
Other noncurrent liabilities	51,086	9,853	2,683	(i)	12,536	278,228	14,058	(d)(ii)	292,286	304,822	—		355,908

Total liabilities	555,328	32,443	20,936		53,379	812,294	242,342		1,054,636	1,108,815	2,120,052		3,783,395

Commitments and contingencies

Stockholders’ equity:
Common stock	1,192	—	—		—	—	—		—	—	400	(a)(iv) & (h)	1,592
Paid in capital and other equity	599,158	83,451	(83,451	)(j)(i)	—	—	20,730	(j)(ii)	20,730	20,730	820,600	(a)(v) & (h)	1,440,488
Non-controlling interest	—	—	—		—	39,381	—		39,381	39,381	—		39,381
Other comprehensive income/(loss)	(27,293)	—	—		—	—	—		—	—	—		(27,293)
Retained earnings/Net assets	585,250	—	620,542	(k)	620,542	1,321,846	873,314	(k)	2,195,160	2,815,702	(2,866,575	)(k)	534,377

Total stockholders’ equity	1,158,307	83,451	537,091		620,542	1,361,227	894,044		2,255,271	2,875,813	(2,045,575)		1,988,545

Total	1,713,635	115,894	558,027		673,921	2,173,521	1,136,386		3,309,907	3,983,828	74,477		5,771,940

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet:

(a)	(i) Represents use of cash in connection with the Rothsay Acquisition.
(ii)	Represents use of cash in connection with the VION Acquisition. The cash and cash equivalents after giving effect to the Transactions will change to reflect the actual price per share and number of shares sold in this offering and our revolving borrowings in connection with the closing of the VION Acquisition.
(iii)	Represents use of cash in connection with financing of the Acquisitions.
(iv)	Represents the adjustment for the par value of $0.01 per share to give effect to the issuance of 40 million shares in the offering.
(v)	Represents the adjustment to paid-in-capital and other equity to give effect to the issuance of 40 million shares in this offering.
(b)	Represents the adjustment to accounts receivable to eliminate an intercompany receivable between VION Food and VION Ingredients.
(c)

Represents the purchase accounting adjustment related to assigning of an estimated fair value to the acquired inventory of the Rothsay business as of September 28, 2013, the assumed date of closing, of $2.4 million.

(d)	(i)

Darling recognizes deferred income taxes for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The net deferred tax liability primarily relates from book and tax basis differences of Rothsay’s identified intangible assets, which for Canadian tax purposes, 25% of the tax basis is deemed to be non-amortizable, computing using the applicable statutory tax rate. For purposes of this presentation, management has determined that an APB 23 assertion cannot be made.

(ii)	Darling recognizes deferred income taxes for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities and tax contingencies are based upon the applicable statutory income tax rate. The net deferred tax liability primarily relates from book and tax basis differences of VION Ingredient’s identified intangible assets and property, plant and equipment. Darling has not accrued any U.S. deferred tax liability on foreign earnings as the Company considers any cash to be permanently reinvested overseas.
(iii)	Represents the tax consequences associated with the redemption of existing senior debt and write-off debt issuance cost associated with existing senior debt.
(e)

Represents the respective adjustments to Rothsay’s and VION Ingredients’ carrying amount of the assets to its estimated fair value as of September 28, 2013, with respect to Rothsay and as of September 30, 2013, with respect to VION Ingredients, as part of the allocation of purchase price.

(f)	Represents the net adjustment related to deferred financing fees. The new deferred financing fees total $72.9 million. The fees will be amortized over the lives of the various loans.

Deferred Loan Cost:
Revolving facility – existing prior to acquisitions	$5,370
Revolving facility	5,738
Term loan A	11,627
Term loan B	24,000
Bridge Facility	21,750
Fees (legal, etc.)	4,459

Total Deferred Loan Costs	$72,944

(g)	Represents a severance accrual for a former executive of Rothsay and accrued expenses associated with the financing of the Rothsay Acquisition.
(h)

Represents the net adjustment to record Darling’s $641.3 million of debt used to finance the consideration paid in cash to MFI of approximately $625.4 million, recover the debt issuance costs of $11.6 million included in Darling’s historical financial statements, and certain fees of $4.4 million incurred in connection with the Acquisitions. In addition, represents the adjustment to record Darling’s $1,731 million of debt and its $821 million equity issue (assuming 40 million shares to be issued at a purchase price of $21.27 per share), after deducting estimated underwriting discounts and commissions, used to finance the purchase price paid to VION Holding N.V of approximately $2,225 million, redemption of unsecured debt of approximately $250 million and $27.4 million of debt repayment premiums and debt issuance costs of $55.5 million. The redemption of the $250 million in unsecured debt is required as a result of the Transactions. Assuming the number of shares offered hereby remains the same, a $1.00 increase/(decrease) in the public offering price of the shares of common stock in this offering would increase/(decrease) the estimated net proceeds received by us from this offering by approximately $38.6 million (or approximately $44.4 million if the underwriters’ exercise their option to purchase additional shares of our common stock in full), after deducting estimated underwriting discounts and commissions. To the extent the public offering price differs from the assumed sale price of our common stock and we sell the same number of shares assumed herein, we will incur a correspondingly lesser or greater amount of debt as part of the Financing Transactions to reflect additional common stock proceeds from an increase in price or less common stock proceeds in the event of a lower price. This will also change our interest expense going forward. Alternatively, if the VION Acquisition is not completed, a change in the offering price will change the amount of proceeds we have available for general corporate purposes.

(i)	Represents the adjustment to record a certain pension liability assumed by Darling in the Rothsay Acquisition.
(j)	(i)

Represents the elimination of Rothsay’s net asset position, which, for purposes of the unaudited pro forma condensed combined balance sheet, has been reflected in additional paid-in capital and other equity and eliminated as part of the Rothsay Acquisition.

(ii)	For the VION Acquisition, represents $20.7 million of integration program incentive compensation expected to be incurred as a result of the VION Acquisition. The restricted stock will vest over four years.
(k)

For the Rothsay Acquisition, represents the net impact to retained earnings, as a result of the pro forma adjustment for the pension liability of $1.6 million and $3.2 million of certain direct transaction costs, which have not yet been incurred as of September 28, 2013, but are expected to be incurred after such date. Such amounts have been recorded net of taxes to the extent that the adjustment gives rise to a tax deduction. For the VION Acquisition, represents the net impact to retained earnings, as a result of the pro forma adjustment for debt repayment premiums of $16.8 million, integration expenses of $13.7 million, certain direct transaction costs of $12.7 million, and write-off of existing debt issuance costs of $2.7 million, which have not yet been incurred as of September 28, 2013, but are expected to be incurred after such date. Such amounts have been recorded net of taxes to the extent that the adjustment gives rise to a tax deduction. Additionally, other adjustments to retained earnings related to the financing of each transaction are shown in the financing adjustments column and as such for presentation purposes are recorded in retained earnings for both Rothsay Adjustments and VION Adjustments presentations.

(l)

For more information about Darling’s pro forma financial position and results of operations if the VION Acquisition is not completed, see Exhibit 99.3 to our Current Report on Form 8-K/A filed with the SEC on December 3, 2013 (the “Rothsay 8K”), which is incorporated by reference herein. The information in the Rothsay 8K does not give effect to this offering. If the VION Acquisition is not completed, we expect to use the proceeds of this offering for general corporate purposes, including acquisitions, repayment of debt and/or stock repurchases. The issuance of shares in this offering and the use of proceeds for the general corporate purposes described above will change the pro forma balance sheet in the Rothsay 8K and such changes may be material.

Darling International Inc.

Unaudited Pro Forma Condensed Combined Income Statement

Year Ended December 29, 2012

(in thousands, except per share data)

	Historical Darling International	Historical Rothsay	Rothsay Adjustments		Total Rothsay(m)	Historical VION Ingredients	VION Ingredients Adjustments		Total VION Ingredients	Total Rothsay and VION Ingredients	Financing Adjustments		Darling International Pro Forma
Net revenues	$1,701,429	$227,411	$—		$227,411	$2,087,897	$—		$2,087,897	$2,315,308	$—		$4,016,737
Direct costs and operating expenses:
Cost of sales and operating expenses	1,232,604	131,806	—		131,806	1,685,403	—		1,685,403	1,817,209	—		3,049,813
Selling, general and administrative expenses	151,713	8,830	2,326	(a)	11,156	151,091	—		151,091	162,247	—		313,960
Acquisitions costs	—	—	—		—	—	—		—	—	—		—
Depreciation and amortization	85,371	13,791	22,898	(i)	36,689	84,149	37,176	(e)	121,325	158,014	—		243,385

Total direct costs and operating expenses	1,469,688	154,427	25,224		179,651	1,920,643	37,176		1,957,819	2,137,470	—		3,607,158

Operating Income	231,741	72,984	(25,224)		47,760	167,254	(37,176)		130,078	177,838	—		409,579

Interest Expense	(24,054)	—	—		—	(26,867)	14,081	(l)	(12,786)	(12,786)	(98,462	)(b) & (g)	(135,302)
Other, net	1,760	—	—		—	13,617	(5,848	)(k)	7,769	7,769	—		9,529

Total other expense	(22,294)	—	—		—	(13,250)	8,233		(5,017)	(5,017)	(98,462)		(125,773)

Equity in net income/(loss) of unconsolidated subsidiary	(2,662)	—	—		—	—	—		—	—	—		(2,662)

Income from continuing operations before income taxes	206,785	72,984	(25,224)		47,760	154,004	(28,943)		125,062	172,822	(98,462)		281,144

Income taxes	76,015	—	16,716	(j)	16,716	45,924	(8,469	)(c) & (d)	37,455	54,171	(34,882	)(c) & (d)	95,305

Non-controlling interest	—	—	—		—	(9,282)	—		(9,282)	(9,282)	—		(9,282)

Net income	$130,770	$72,984	$(41,940)		$31,044	$98,798	$(20,474)		$78,325	$109,369	$(63,580)		$176,557

Net income per share:
Basic	$1.11												$1.12
Diluted	$1.11												$1.12
Weighted average number of shares:
Basic	117,592										40,250		157,842
Diluted	118,089										40,250		158,339

Darling International Inc.

Unaudited Pro Forma Condensed Combined Income Statement

Period Ended September 28, 2013

(in thousands, except per share data)

	Historical Darling International	Historical Rothsay	Rothsay Adjustments		Total Rothsay(m)	Historical VION Ingredients	VION Ingredients Adjustments		Total VION Ingredients	Total Rothsay and VION Ingredients	Financing Adjustments		Darling International Pro Forma
Net revenues	$1,294,801	$180,567	$—		$180,567	$1,619,641	$—		$1,619,641	$1,800,208	$—		$3,095,009
Direct costs and operating expenses:
Cost of sales and operating expenses	942,697	109,151	—		109,151	1,304,838	—		1,304,838	1,413,989	—		2,356,686
Selling, general and administrative expenses	124,843	4,941	1,708	(a)	6,649	117,956	—		117,956	124,605	—		249,448
Acquisitions costs	9,157	—	(3,870	)(h)	(3,870)	—	(4,310	)(f)	(4,310)	(8,180)	—		977
Depreciation and amortization	67,074	9,860	17,173	(i)	27,033	55,313	29,722	(e)	85,035	112,068	—		179,142

Total direct costs and operating expenses	1,143,771	123,952	15,011		138,963	1,478,107	25,412		1,503,519	1,642,482	—		2,786,253
Operating Income	151,030	56,615	(15,011)		41,604	141,534	(25,412)		116,122	157,726	—		308,756

Interest Expense	(16,607)	—	—		—	(21,757)	9,819	(l)	(11,938)	(11,938)	(78,631	)(b) & (g)	(107,176)
Other, net	(2,619)	—	—		—	4,197	(21	)(k)	4,176	4,176	—		1,557

Total other expense	(19,226)	—	—		—	(17,560)	9,798		(7,762)	(7,762)	(78,631)		(105,619)

Equity in net income/(loss) of unconsolidated subsidiary	8,796	—	—		—	—	—		—	—	—		8,796

Income from continuing operations before income taxes	140,600	56,615	(15,011)		41,604	123,974	(15,614)		108,360	149,964	(78,631)		211,933

Income taxes	54,126	—	14,561	(j)	14,561	32,996	(4,569	)(c) & (d)	28,427	42,988	(27,650	)(c) & (d)	69,464

Non-controlling interest	—	—	—		—	(9,464)	—		(9,464)	(9,464)	—		(9,464)

Net income	$86,474	$56,615	$(29,572)		$27,043	$81,514	$(11,045)		$70,469	$97,512	$(50,981)		$133,005

Net income per share:
Basic	$0.73												$0.84
Diluted	$0.73												$0.84
Weighted average number of shares:
Basic	118,156										40,500		158,656
Diluted	118,548										40,500		159,048

Notes to Unaudited Pro Forma Condensed Combined Income Statement:

Materialnon-recurring charges or credits and related tax effects, primarily related to pension, severance, and certain transaction and financing costs, which result directly from the Transactions and which will be included in the income of Darling within the 12 months succeeding the Transactions are not considered in the pro forma income statements.

(a)

Represents the adjustment to selling, general and administrative costs for additional pension expense expected to be incurred under the new pension plans and information technology costs under a transitional services agreement executed between Darling and MFI of $2.3 million and $1.7 million for the year ended December 29, 2012 and the nine months ended September 28, 2013, respectively.

(b)

Represents the adjustment to interest expense for the additional debt that was incurred under the Senior Secured Facilities and Bridge Facility to finance the purchase price of the Acquisitions. See footnote (q) for interest expense by debt facility.

To finance the Rothsay Acquisition, on September 27, 2013, Darling modified and extended its existing $415 million senior secured facility to a new $1.35 billion senior secured facility. The adjustment reflects that Darling borrowed $295.8 million against the $1.0 billion revolving loan facility to partially fund the Rothsay Acquisition. Darling also borrowed $345.5 million against the new term loan facility to complete the funding of the Rothsay Acquisition. In addition, the adjustment to interest expense for the additional debt that was incurred under the Senior Secured Facilities and Bridge Facility to finance the VION Acquisition. The adjustment reflects that, for the VION Acquisition, Darling will borrow $1.2 billion under the $1.2 billion term loan B facility, $500.0 million under the Bridge Facility and $31.0 million under the $1.0 billion revolving loan facility. The interest rate applicable to any borrowing under the Senior Secured Facilities is variable based upon Darling’s consolidated total leverage ratio and ranges from London Inter-Bank Offer Rate (“LIBOR”)/Canadian Dealer Offered Rate (“CDOR”) plus 1.5% to 2.75% per annum with no floor on LIBOR or CDOR. For purposes of the pro forma condensed combined financials, we used LIBOR/CDOR, as applicable, plus 2.75% per annum. In addition, there is a 0.5% commitment fee on the unused portion of the revolving loan facility, which was also included in the pro forma condensed combined financial statements. The interest rate applicable to any borrowing under the Bridge Facility is variable based upon Darling’s consolidated total leverage ratio and is LIBOR plus 600 basis points with quarterly increase of 50 basis points up to a maximum rate of 9.75%. The interest rate applicable to any borrowings under the term loan B facility in U.S. dollars is variable based upon ranges from LIBOR plus 3%. The interest rate applicable to any borrowings under the term loan B facility in euros is variable based upon ranges from LIBOR plus 3.25%. Thus, the weighted average interest rate on the new debt is 3.76%, including the commitment fee. The adjustment also includes amortization of the deferred financing fees. The new deferred financing fees total $72.9 million. The weighted average interest rate on the new debt including the commitment fee is 4.15%. A 0.125% change in the weighted average interest rate would result in an adjustment to interest expense and pre-tax income of $3.0 million.
Darling has announced its intent to issue approximately $500.0 million aggregate principal amount of senior notes, which has not been reflected in the unaudited pro forma condensed combined financial statements. The senior notes are expected to bear an interest rate not to exceed 6.25% with an expected term of eight years. If we were to initiate the senior notes borrowing instead of borrowing under the Bridge Facility on January 1, 2012, interest expense in the unaudited pro forma condensed combined income statements would be reduced by $8.7 million and $12.8 million for the year and nine months ended December 29, 2012 and September 28, 2013, respectively. Additionally, deferred loan costs in the unaudited pro forma condensed combined balance sheet would be reduced by $1.3 million as of September 28, 2013.
(c)	Represents the adjustment to income tax expense that would have been incurred had the Transactions occurred on January 1, 2012, based upon the applicable statutory income tax rate.
(d)	Darling has not accrued any U.S. deferred tax liability on VION ingredients foreign earnings as it considers any earnings to be permanently reinvested overseas.
(e)

Represents the additional depreciation and amortization expense that Darling anticipates incurring as a result of the adjustment to the carrying value of the VION Ingredients assets to fair value. Darling expects to depreciate the fair value of the purchased property, plant and equipment, including the transportation assets over their estimated useful lives of 3 to 25 years. Darling expects to amortize the fair value of the definite lived intangibles of $453.8 million acquired in the VION Acquisition on a straight line basis over their estimated useful lives of between 9 and 16 years. Upon finalization of the asset valuations, specific useful lives will be assigned to the acquired assets, and depreciation and amortization will be adjusted accordingly and such adjustments may be material. Darling expects to have $151.3 million of identifiable intangibles with indefinite lives associated with the VION Acquisition.

(f)	Represents the VION Acquisition related costs that have not been included in the unaudited pro forma statements because they are non-recurring.

(g)	The table below details the components of interest expense per Darling’s pro forma adjustments:

Rothsay and VION Ingredients Interest Expense

	December 29, 2012	September 28, 2013
Term loan A (CAD $)	$5,970	$4,189
Term loan A ($)	5,926	4,187
Term loan B (€)	22,768	16,859
Term loan B ($)	22,409	16,209
Revolving facility (CAD $)	1,990	1,396
Revolving facility ($)	8,588	6,361
Bridge Facility	39,181	35,705
Letters of credit	203	152
Redemption of $250.0 million of existing notes	(21,486)	(16,115)
Commitment fees	2,495	1,871
Deferred loan cost amortization	10,420	7,815

Total pro forma adjustment to interest expense	$98,462	$78,631

(h)

Represents the Rothsay Acquisition related costs incurred by Darling through September 29, 2013. These costs have not been included in the unaudited pro forma condensed combined income statements because they are non-recurring.

(i)

Represents the additional depreciation and amortization expense that Darling anticipates incurring as a result of the adjustment to the carrying value of the Rothsay assets to fair value. Darling expects to depreciate the fair value of the purchased property, plant and equipment, including the transportation assets, over their estimated useful lives of 3 to 20 years. Darling expects to amortize the fair value of the identified intangibles of $231.4 million acquired in the Rothsay Acquisition on a straight line basis over their estimated useful lives of between 4 and 16 years. Upon finalization of the asset valuations, specific useful lives will be assigned to the acquired assets, and depreciation and amortization will be adjusted accordingly. Darling does not expect to have any identifiable intangibles with indefinite lives associated with the Rothsay Acquisition. See footnote (e) above.

(j)	Represents the adjustment to income tax expense that would have been incurred had the Rothsay Acquisition occurred on January 1, 2012, based upon the applicable statutory federal tax rate of 35%.
(k)	Elimination of intercompany interest income between VION Food and VION Ingredients.
(l)	Elimination of intercompany interest expense between VION Foods and VION Ingredients.
(m)

The issuance of shares in this offering and the use of proceeds for general corporate purposes described in note (l) to the pro forma balance sheet will change the pro forma income statements in the Rothsay 8K. Depending on the specific use of proceeds if the VION Acquisition is not completed, which uses will be determined at the time based on market and other conditions, the pro forma income statements in the Rothsay 8K will change, including a decrease to net income per share, and such changes may be material.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Darling

The following tables present selected historical consolidated financial and operating information of Darling as of the dates and for the periods indicated. The selected historical consolidated financial information of Darling as of December 29, 2012 and December 31, 2011 and for each of the years ended December 29, 2012, December 31, 2011 and January 1, 2011 is derived from the audited historical consolidated financial statements of Darling included elsewhere in this prospectus supplement. The selected historical consolidated financial information of Darling as of January 1, 2011 is derived from the audited historical consolidated financial statements of Darling not included in this prospectus supplement. The selected historical consolidated financial information of Darling as of September 28, 2013 and September 29, 2012, and for each of the nine months ended September 28, 2013 and September 29, 2012 is derived from unaudited historical consolidated financial statements of Darling included elsewhere and incorporated by reference in this prospectus supplement. The historical operating results and financial condition of Darling are not necessarily indicative of the results or financial condition to be expected for any future periods. The historical operating results of Darling for the period ended September 28, 2013 are not necessarily indicative of the results that may be expected for the full year.

You should read this information in conjunction with the section entitled “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes of Darling, Rothsay and VION Ingredients included elsewhere and incorporated by reference in this prospectus supplement.

	Fifty-two Weeks Ended January 1, 2011(8)	Fifty-three Weeks Ended December 31, 2011	Fifty-two Weeks Ended December 29, 2012(9)	Nine Months Ended
				September 29, 2012	September 28, 2013
	(in thousands)
Statements of Operations Data:
Net sales	$724,909	$1,797,249	$1,701,429	$1,276,514	$1,294,801

Cost of sales and operating expenses(1)	531,699	1,268,221	1,232,604	918,516	942,697
Selling, general and administrative expenses	68,042	136,135	151,713	112,786	124,843
Depreciation and amortization	31,908	78,909	85,371	62,958	67,074
Acquisition costs	10,798	—	—	—	9,157
Goodwill impairment	—	—	—	—	—

Operating income	82,462	313,984	231,741	182,254	151,030
Interest expense(2)	8,737	37,163	24,054	18,546	16,607
Other (income)/expense, net(1),(3),(4),(5)	3,382	2,955	(1,760)	106	2,619
Equity in net loss of unconsolidated subsidiary	—	1,572	2,662	1,725	(8,796)

Income from continuing operations before income taxes	70,343	272,294	206,785	161,877	140,600
Income tax expense	26,100	102,876	76,015	59,909	54,126

Net income	$44,243	$169,418	$130,770	$101,968	$86,474

Balance Sheet Data (at period end):
Total assets	$1,382,258	$1,417,030	$1,552,416	$1,523,483	$1,713,635
Current portion of long-term debt	3,009	10	82	80	86
Total long-term debt less current portion	707,030	280,020	250,142	250,163	250,076
Stockholders’ equity	464,296	920,375	1,062,436	1,035,581	1,158,307

	Fifty-two Weeks Ended January 1, 2011(8)	Fifty-three Weeks Ended December 31, 2011	Fifty-two Weeks Ended December 29, 2012(9)	Nine Months Ended
				September 29, 2012	September 28, 2013
	(in thousands)
Statement of Cash Flows Data:
Net cash provided by operating activities	$81,510	$240,864	$249,537	$198,476	$168,705
Net cash provided (used) in investing activities	(783,645)	(83,683)	(153,832)	(118,581)	(250,845)
Net cash used in financing activities	653,155	(137,447)	(31,392)	(31,145)	(13,098)

Net increase/(decrease) in cash and cash equivalents	(48,980)	19,734	64,313	48,750	(95,238)

Cash and cash equivalents at beginning of period	68,182	19,202	38,936	38,936	103,249

Cash and cash equivalents at end of period	$19,202	$38,936	$103,249	$87,686	$8,011

Other Financial Data:
Working capital	$30,756	$92,423	$158,578	$139,398	$76,096
Capital expenditures(6)	24,720	60,153	115,413	84,154	85,719
Adjusted EBITDA(1)(7)	114,370	392,893	317,112	245,212	218,104

(1)	Fiscal 2011 through Fiscal 2010 includes certain prior year immaterial amounts that have been reclassified to conform to Fiscal 2012 presentation.
(2)

Included in interest expense for Fiscal 2010 is approximately $3.1 million for bank financing fees paid as a result of the Griffin acquisition and Fiscal 2011 includes the write-off of approximately $4.9 million in deferred loan costs from payments on the term loan portion of Darling’s secured credit facilities. Additionally, Fiscal 2012 includes the write-off of approximately $0.7 million in deferred loan costs as a result of the final payoff on the term loan portion of Darling’s secured credit facilities.

(3)	Included in other (income)/expense in Fiscal 2010 is a write-off of deferred loan costs of approximately $0.9 million for the early termination of a previous senior credit agreement.
(4)	Included in other (income)/expense in Fiscal 2010 is a write-off of property for fire and casualty losses of approximately $1.0 million for losses incurred in plant fires at two plant locations.
(5)	Included in other (income)/expense in Fiscal 2012 are gain contingencies from insurance proceeds from Fiscal 2012 and Fiscal 2010 fire and casualty losses of approximately $4.7 million.
(6)

Excludes the capital assets acquired as part of the RVO BioPur, LLC acquisition in Fiscal 2012 of approximately $0.6 million. Also, excludes the capital assets acquired as part of the Griffin acquisition and from Nebraska By-Products, Inc. of approximately $243.7 million in Fiscal 2010.

(7)

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of our operating performance and is not intended to be a presentation in accordance with U.S. GAAP. Since EBITDA is not calculated identically by all companies, the presentation in this prospectus supplement may not be comparable to those disclosed by other companies.

Adjusted EBITDA is calculated below and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. We believe Adjusted EBITDA is a useful measure for investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. However, Adjusted EBITDA is not a recognized measurement under U.S. GAAP, should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with U.S. GAAP. Also, since Adjusted EBITDA is not calculated identically by all companies, the presentation in this prospectus supplement may not be comparable to those disclosed by other companies.

Reconciliation of Net Income to Adjusted EBITDA
				Nine Months ended
	January 1, 2011	December 31, 2011	December 29, 2012	September 29, 2012	September 28, 2013
				(Unaudited)	(Unaudited)
	(in thousands)
Net income	$44,243	$169,418	$130,770	$101,968	$86,474
Depreciation and amortization	31,908	78,909	85,371	62,958	67,074
Interest expense	8,737	37,163	24,054	18,546	16,607
Income tax expense	26,100	102,876	76,015	59,909	54,126
Other, (income)/expenses, net	3,382	2,955	(1,760)	106	2,619
Equity in net loss of unconsolidated subsidiary	—	1,572	2,662	1,725	(8,796)

Adjusted EBITDA	$114,370	$392,893	$317,112	$245,212	$218,104

(8)

Subsequent to the date of acquisition, Fiscal 2010 includes 2 weeks of contribution from the assets of Griffin Industries Inc. and 31 weeks of contribution from the assets of Nebraska By-Products, Inc.

(9)	Subsequent to the date of acquisition, Fiscal 2012 includes 29 weeks of contribution from the RVO BioPur, LLC assets.

Rothsay

The following tables present selected historical financial and operating information of Rothsay as of the dates and for the periods indicated. The statements of net revenues and direct costs and operating expenses data of Rothsay for each of the two years ended December 29, 2012 and December 31, 2011 and the statements of assets acquired and liabilities assumed data of Rothsay as of December 29, 2012 and December 31, 2011 are derived from the audited statements of net revenues and direct costs and operating expenses and the audited statements of assets acquired and liabilities assumed of Rothsay included elsewhere and incorporated by reference in this prospectus supplement. The statements of net revenues and direct costs and operating expenses data of Rothsay for the nine-month periods ended September 28, 2013 and September 29, 2012 and the statements of assets acquired and liabilities assumed data of Rothsay as of September 28, 2013 are derived from the unaudited statements of net revenues and direct costs and operating expenses and the unaudited statements of assets acquired and liabilities assumed of Rothsay included elsewhere and incorporated by reference in this prospectus supplement. The historical operating results and financial condition of Rothsay are not necessarily indicative of the results or financial condition to be expected for any future periods. The historical operating results of Rothsay for the period ended September 28, 2013 are not necessarily indicative of the results that may be expected for the full year.

This information is only a summary and should be read in conjunction with the consolidated financial statements and related notes of Rothsay referred to above.

	Fifty-three Weeks Ended December 31, 2011(1)	Fifty-two Weeks Ended December 29, 2012(1)	Nine Months Ended
			September 29, 2012(1)	September 28, 2013(1)
	(in thousands)
Statement of Net Revenues and Direct Costs and Operating Expenses Data:
Net revenues	$223,241	$227,411	$172,064	$180,567

Cost of sales and operating expenses:	115,916	131,806	97,504	109,151
Selling, general and administrative expenses	8,058	8,830	6,321	4,941
Depreciation	12,489	13,791	10,277	9,860

Net revenues less direct costs and operating expenses	$86,778	$72,984	$57,962	$56,615

Statement of Assets Acquired and Liabilities Assumed Data (at period end):
Total assets acquired	$109,279	$116,517	—	$115,894
Total liabilities assumed	28,881	31,993	—	32,443

Net assets acquired	$80,398	$84,524	—	$83,451

Selected Operating Cash Flows Data:
Selected operating cash flows	$97,559	$87,760	—	$68,024
Purchases of property, plant and equipment	(12,488)	(13,374)	—	(9,359)

Net selected cash flows	$85,071	$74,386	—	$58,665

Other Financial Data:
Operating Income Plus Depreciation and Amortization(2)	$99,267	$86,775	$68,239	$66,475

(1)

The statements of net revenues and direct costs and operating expenses and the statements of assets acquired and liabilities assumed of Rothsay included elsewhere in this prospectus supplement, from which the above data is derived, are not the complete financial statements that would have been required in accordance with Rule 3-05 of Regulation S-X (and Rules 3-01 and 3-02 of Regulation S-X as relates thereto) to be included in this prospectus supplement. In satisfaction of Darling’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Darling’s disclosure obligations for any registered offering of securities under the Securities Act, the SEC has granted Darling its approval to utilize this presentation of Rothsay financial statements in lieu of the complete financial statements otherwise provided for in Rule 3-05 of Regulation S-X.

(2)

Operating Income Plus Depreciation and Amortization is presented here not as an alternative to net income, but rather as a measure of Rothsay’s standalone operating performance and is not intended to be a presentation in accordance with U.S. GAAP. Since Non-GAAP measures are not calculated identically by all companies, the presentation in this prospectus supplement may not be comparable to those disclosed by other companies. Operating Income Plus Depreciation and Amortization is calculated below and represents, for any relevant period, operating income plus depreciation and amortization. We believe Operating Income Plus Depreciation and Amortization is a useful measure for investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, management believes that Operating Income Plus Depreciation and Amortization is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Operating Income Plus Depreciation and Amortization generally eliminates the effects of certain non-cash items that may vary for different companies for reasons unrelated to overall operating performance. As a result, our management will use Operating Income Plus Depreciation and Amortization as a measure to evaluate performance and for other discretionary purposes related to Rothsay. However, Operating Income Plus Depreciation and Amortization is not a recognized measurement under U.S. GAAP, should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with U.S. GAAP. Also, since Operating Income Plus Depreciation and Amortization is not calculated identically by all companies, the presentation in this prospectus supplement may not be comparable to those disclosed by other companies.

	Fifty-three Weeks Ended December 31, 2011	Fifty-two Weeks Ended December 29, 2012	Nine Months Ended
			September 29, 2012	September 28, 2013
	(CAD $ in millions)
Net Revenues less Direct Costs and Operating Expenses	$87	$73	$58	$57

Plus: Depreciation	$12	$14	$10	$10

Operating Income Plus Depreciation	$99	$87	$68	$66

VION Ingredients

The following tables present selected historical consolidated and combined financial and operating information of VION Ingredients as of the dates and for the periods indicated. The selected historical consolidated financial information of VION Ingredients as of December 31, 2012, 2011 and 2010 and for each of the three years in the period ended December 31, 2012 is derived from the audited historical consolidated and combined financial statements of VION Ingredients included elsewhere and incorporated by reference in this prospectus supplement. The selected historical consolidated financial information of VION Ingredients as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012 is derived from the unaudited historical consolidated and combined interim financial statements of VION Ingredients included elsewhere and incorporated by reference in this prospectus supplement. The historical operating results and financial condition of VION Ingredients are not necessarily indicative of the results or financial condition to be expected for any future periods.

The consolidated and combined financial statements of VION Ingredients referred to above are presented in euros and have been prepared in accordance with Dutch GAAP, the principles of which vary in certain significant respects from U.S. GAAP. See note 25 to the consolidated and combined financial statements of VION Ingredients as of December 31, 2012 and note 15 to the unaudited condensed consolidated and combined financial statements as of September 30, 2013 included elsewhere and incorporated by reference in this prospectus supplement for a description of the significant differences between Dutch GAAP and U.S. GAAP that are applicable to VION Ingredients. The historical financial and operating data presented below has been translated from euros into U.S. dollars at the rate of €1.00 = $1.3535, which was the noon buying rate on September 30, 2013 in New York City for cable transfers of euros as certified for customs purposes by the Federal Reserve Bank of New York.

This information is only a summary and should be read in conjunction with the consolidated and combined financial statements and related notes of VION Ingredients referred to above.

	Year Ended December 31,				Nine Months Ended September 30,
	2010(€)(2)	2011(€)(2)	2012(€)(2)	2012($)	2012(€)	2013(€)	2013($)
				(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
				(in thousands)
DUTCH GAAP
Consolidated and Combined Profit and Loss Data:
Net sales	€1,153,541	€1,378,164	€1,608,862	$2,177,595	€1,179,297	€1,221,418	$1,653,189

Total operating income	1,177,624	1,407,158	1,619,974	2,192,635	1,174,405	1,239,998	1,678,337
Total operating costs	1,071,981	1,313,727	1,494,384	2,022,649	1,077,866	1,128,011	1,526,763

Operating result	105,643	93,431	125,590	169,986	96,539	111,987	151,574
Total financial income and expenses	(4,484)	(15,139)	(11,821)	(16,000)	(9,366)	(13,953)	(18,885)

Income from normal business operations before taxes	101,159	78,292	113,769	153,986	87,173	98,034	132,689
Income after tax	73,830	52,338	80,398	108,819	63,546	73,443	99,405

Net income	€63,572	€43,483	€72,976	$98,773	€56,764	€66,103	$89,470

U.S. GAAP
Net income	(1)	€50,222	€76,963	$104,169	€58,385	€61,988	$83,901

DUTCH GAAP
Consolidated and Combined Balance Sheet Data (at period end):
Total fixed assets	€504,661	€523,632	€528,320	$715,081	(1)	€512,604	$693,810
Total current assets	645,206	1,140,673	1,018,654	1,378,748	—	1,066,204	1,443,107

Total assets	1,149,867	1,664,305	1,546,974	2,093,829	—	1,578,808	2,136,917

Total group equity	426,697	896,517	943,009	1,276,363	—	1,003,776	1,358,611
Provisions	50,164	53,318	51,989	70,367	—	51,603	69,845
Long-term liabilities	108,566	163,046	149,760	202,700	—	146,153	197,818
Short-term liabilities	564,440	551,424	402,216	544,399	—	377,276	510,643

Total liabilities and group equity	€1,149,867	€1,664,305	€1,546,974	$2,093,829	(1)	€1,578,808	$2,136,917

U.S. GAAP
Net assets	(1)	€906,127	€953,547	$1,290,626	(1)	€1,007,794	$1,364,049

Consolidated and Combined Statement of Cash Flows Data:
Net cash flow from operating activities	€130,991	€124,875	€101,943	$137,980	€69,042	€57,698	$78,904
Net cash flow from investing activities	(90,268)	(98,722)	(74,876)	(101,345)	(53,135)	(40,741)	(55,143)
Net cash flow from financing activities, including effect of exchange rate differences	(201,050)	(12,276)	(22,838)	(30,911)	(19,959)	(2,844)	(3,849)

Increase/(decrease) of cash and cash equivalents	(160,327)	13,877	4,229	5,724	(4,052)	14,113	19,102

Cash and cash equivalents at period-end	€155,817	€170,238	€174,467	$236,141	€166,186	€188,580	$255,243

(1)

2010 U.S. GAAP information has not been prepared as it is not required to be presented in this prospectus supplement pursuant to Regulation S-X under the Securities Act. 2012 information omitted because not required to be presented.

(2)	Derived from the audited VION Ingredients financial statements included elsewhere and incorporated by reference in this prospectus supplement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement.

The following discussion should be read subject to and in conjunction with (i) our historical consolidated financial statements and the notes thereto included elsewhere and incorporated by reference in this prospectus supplement, (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 29, 2012 incorporated by reference herein, except as to any historical Darling information in such section that is updated by Darling information in this section of the prospectus supplement or the Darling historical financial statements included in this prospectus supplement, (iii) the historical financial statements for each of Rothsay and VION Ingredients and the notes thereto included elsewhere herein; and (iv) the pro forma condensed combined financial information for Darling, Rothsay and VION Ingredients included elsewhere herein. You should also read the information included in the section entitled “Selected Historical Consolidated Financial Information” in this prospectus supplement.

Unless otherwise noted, the historical financial results presented in this section do not include the Rothsay and VION Ingredients results and they do not reflect the significant effect that the Acquisitions and the related transactions will have on us, including significantly increased leverage and liquidity requirements. Accordingly, our historical information is of limited comparative value because of the impact of the TRS and Rothsay acquisitions, and will be of further limited comparative value if the VION Acquisition is completed. This offering is not conditioned on the completion of the VION Acquisition; accordingly, you should not place undue reliance on its occurrence. See the section entitled “Risk Factors—Risks Related to the Combined Company—Because of our prior acquisitions and future acquisitions we may engage in, our historical operating results may be of limited use in evaluating our historical performance and predicting our future results.” Unless otherwise noted, non-financial information is given as of the date of this prospectus supplement.

Overview

We were founded by the Swift meat packing interests and the Darling family in 1882 and are a leading provider of rendering, used cooking oil and bakery residual recycling and recovery solutions to the U.S. and Canadian food industry. We collect and recycle animal by-products, bakery residuals and used cooking oil from poultry and meat processors, commercial bakeries, grocery stores, butcher shops and food service establishments and provide grease trap cleaning services to many of the same establishments. We operate over 125 processing and transfer facilities located throughout the United States and Canada to process raw materials into finished products such as protein (primarily MBM and PM), fats (primarily BFT, PG and YG), BBP and hides, as well as a range of branded and value-added products. We sell these products in North America and throughout the world, primarily to producers of animal feed, pet food, biodiesel, fertilizer and other consumer and industrial ingredients, including oleo-chemicals, soaps and leather goods, for use as ingredients in their products or for further processing. Our operations are currently organized into two segments: Rendering (which includes our Dar Pro Solutions® and the Rothsay brands) and Bakery (which includes our Cookie Meal® brand).

Our principal finished products are ingredients that compete with alternatives, such as corn, soybean oil, inedible corn oil, palm oils, soybean meal and heating oil, based on nutritional and functional values; therefore, the actual pricing for our finished products, as well as competing products, can be quite volatile. While our principal finished products are generally sold at prices prevailing at the time of sale, our ability to deliver large quantities of finished products from multiple locations and to coordinate sales from a central location enables us to occasionally receive a premium over the then-prevailing market price. Our premium, value-added and branded products command significantly higher pricing relative to our principal U.S. finished product lines due to their enhanced nutritional content, which is a function of our proprietary processing techniques.

The DGD Joint Venture commenced operations at the end of June 2013. The DGD Joint Venture operates the DGD Facility located in Norco, Louisiana capable of producing approximately 9,300 barrels per day of renewable diesel and certain other co-products.

On October 28, 2013, we completed the Rothsay Acquisition for approximately CAD $645 million in cash. Rothsay is a leading recycler of animal by-products and producer of biodiesel in Canada. Rothsay processes raw materials into finished products of fats and proteins and manufactures biodiesel for domestic and international markets. Rothsay employs approximately 500 people and has a network of five rendering plants in Manitoba, Ontario and Nova Scotia and a biodiesel operation in Quebec, Canada. Prior to the Rothsay Acquisition, we had no facilities in Canada. This transaction not only adds significant scale by expanding our geographic footprint into Canada, but also provides us with an opportunity for synergies through transferring any best practices between Rothsay and our existing operations and improving operational efficiencies.

On October 5, 2013, we entered into the VION SPA with VION, pursuant to which we expect to acquire VION Ingredients. VION Ingredients is a worldwide leader in the development and production of specialty ingredients from animal origin for applications in food, pharmaceuticals, pet food, feed, fuel, bioenergy and fertilizer.

VION Ingredients was formed in 1930 and is headquartered in Son en Breugel, the Netherlands. VION Ingredients employs approximately 5,700 people. Its global network of 67 production facilities across five continents covers all aspects of animal by-product processing through six brands: Rendac (rendering), Sonac (proteins, fats, edible fats and blood products), Ecoson (bioenergy), Rousselot (gelatin), CTH (natural casings) and Best Hides (hides and skins). VION Ingredients’ specialized portfolio of over 400 products covers all animal origin raw material types and thereby offers a one-stop solution for suppliers. VION Ingredients’ rendering business has leading positions across Europe with operations in the Netherlands, Belgium, Germany, Poland and Italy under the Rendac and Sonac brand names. Value-added products include edible fats, blood products and plasma meals, bone products, protein meals and fats. Rousselot is the leading market provider of gelatin for the food, pharmaceuticals and pet food industries with operations in Europe, China, the United States and South America. CTH is a market leader in natural casings for the sausage business with operations in Europe, China and the United States.

The Effect of the Acquisitions of Rothsay and VION Ingredients

Currently, our operations are organized into two segments: Rendering and Bakery. Upon completion of the VION Acquisition, which we currently expect to occur in January 2014, we plan to operate our business through three new operating segments: Feed Ingredients (which will include the rendering, bakery and hides business lines), Food Ingredients (which will include the gelatin, casings and edible fats business lines) and Fuel Ingredients (which will include the fuel and energy business lines).

Following the acquisition of VION Ingredients, our business will be conducted through a global network of over 200 locations, including 140 production facilities, across five continents with approximately 10,000 employees. We will be a global developer and producer of sustainable and natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the food, pet food, pharmaceutical, feed, fuel, bioenergy and fertilizer industries.

In Fiscal 2012, Darling had $1,701.4 million in net sales and $130.8 million in net income, Rothsay had $227.4 million in net revenues and $72.9 million in net revenues less costs and expenses, and VION Ingredients had €1,626.5 million ($2,201.5 million(1)) in net sales and €77.0 million ($104.2 million(1)) in net income under U.S. GAAP. For the nine months ended September 28, 2013, Darling had $1,294.8 million in net sales and $86.5 million in net income. For the same period, Rothsay had $180.6 million in net revenues and $56.6 million in net revenues less costs and expenses, and VION Ingredients had €1,231.7 million ($1,667.1 million(1)) in net sales and €62.0 million ($83.9 million(1)) in net income under U.S. GAAP. See the historical financial information of Darling, Rothsay and VION Ingredients included elsewhere and incorporated by reference herein. On a pro forma basis, after giving effect to the Transactions, the combined company (i) in Fiscal 2012, had $4,016.7 million in net revenues and $136.7 million in net income, and (ii) for the nine months ended September 28, 2013, had $3,095.0 million in net revenues and $96.9 million in net income. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Our financial statements in the future will differ in material respects from the historical financial statements of Darling, which will significantly affect the comparability of our financial results in the future. The acquisitions of Rothsay and VION Ingredients will significantly expand the scope and geographic reach of our business operations, leading to substantial increases in each of our financial line items. The Acquisitions will be accounted for as a business combination in accordance with FASB ASC Topic 805. Under purchase accounting principles, we will record as goodwill the excess of the purchase price paid over the fair value of assets and liabilities acquired with respect to each Acquisition. Tangible and intangible assets acquired in the Acquisitions will be recorded at fair value once the valuation of these assets is complete. Our financial statements issued after the completion of the Acquisitions will reflect such fair values, which may materially differ from the amounts allocated to such tangible and intangible assets in the historical financial statements of Rothsay and VION Ingredients, respectively, and will determine a new basis in such assets that will be reflected in our accounting. The substantial increase in the fair values of our tangible and intangible assets will increase our depreciation and amortization charges substantially as well, which will decrease our operating income and net income by corresponding amounts. Changes in amounts allocated to tangible and intangible assets may result in changes to the depreciation or amortization of such assets in future periods, and an increase in the amounts allocated to tangible and intangible assets will result in increased depreciation and amortization charges in future financial statements. In addition, the Transactions will result in a substantial increase in our leverage, leading to a significant increase in interest expense. As a result, amounts presented in our future consolidated financial statements and footnotes will not be comparable with those of historical periods and with the pro forma financial statements included in this prospectus supplement. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The integration will be complex and the desired results may not be achieved. See the section entitled “Risk Factors—Risks Related to the Acquisitions.”

Below is management’s discussion and analysis of our financial condition and results of operations for:

•	the three months ended September 28, 2013 compared to three months ended September 29, 2012;

•	the nine months ended September 28, 2013 compared to nine months ended September 29, 2012; and

•	the fifty-two week fiscal year ended December 29, 2012 compared to fifty-two week fiscal year ended December 31, 2011.

(1)

The financial data presented for the year ended December 29, 2012 and the nine months ended September 28, 2013 has been translated from euros to U.S. dollars at a rate of €1.00 = $1.3535, which was the noon buying rate on September 30, 2013 in New York City for cable transfers of euros as certified for customs purposes by the Federal Reserve Bank of New York.

None of our historical financial results include the Acquisitions and the discussion below does not reflect the anticipated change in our operating segments in the first quarterly fiscal period following the completion of the VION Acquisition.

Overview for Third Quarter 2013

The Company’s operating performance for the third quarter of Fiscal 2013 remained in line with its second quarter Fiscal 2013 performance despite a major resetting of global commodity values reducing the price of corn, soybeans and other commodity ingredients that compete with the Company’s products to their lowest levels in four years. The Company’s operating performance was consistent with second quarter of Fiscal 2013 when adjusted for transaction expenses related to acquisitions and a non-operating settlement.

Rendering raw material volumes remained steady in the third quarter of Fiscal 2013 relative to the second quarter of Fiscal 2013. As anticipated, beef raw material tonnage declined slightly while poultry and YG volumes improved in the third quarter of Fiscal 2013 versus the second quarter of Fiscal 2013.

During the third quarter of Fiscal 2013, fat sales were up compared to the second quarter of Fiscal 2013, while fat prices started the third quarter of Fiscal 2013 steady before starting to decline rapidly late in the quarter as the size and impact of the new corn crop became certain. Exports for fats and greases remained sluggish. Protein prices for the most part remained steady with limited exports supporting values of MBM. Pet grade products felt their seasonal sluggishness as both aquaculture and pet food demand slowed.

The bakery segment business declined significantly in the third quarter of Fiscal 2013 as compared to both the same period in Fiscal 2012 and the second quarter of Fiscal 2013. The Company’s derivative position designed to protect the Company’s margin spread helped to partially offset rapidly declining cash corn prices. Early harvest and imports of corn to the southeast United States affected finished product prices for Cookie Meal®, a proprietary Darling product, and were the primary drivers of this segment’s performance. Overall, volumes remained steady quarter-to-quarter while improving on a year-over-year basis.

The DGD Joint Venture had its first full quarter of operations and posted very solid results. While still in its initial test phase, the DGD Joint Venture was able to operate at nameplate capacity for part of the quarter prior to finding some excessive metallurgical wear in its main heat exchanger. After a brief shutdown, the DGD Joint Venture returned to operation but production remained at a reduced rate for the balance of the quarter. During this time, additional work was done to identify any metallurgical wear on other operating equipment and a decision was made to maintain production at the reduced level until several other pieces of equipment could be modified or replaced. The reduced run rate had a negative impact of approximately $0.03 per share during the third quarter of Fiscal 2013. The DGD Facility commenced another shutdown on November 7, 2013 to replace the remaining heat exchangers, and the unit was back on line and operating at nameplate capacity of 9,300 barrels per day by mid-November. Additionally, the pre-treatment facility continues to exceed expectations and has proven capable of processing animal fats and vegetable oils.

Operating income decreased by $24.1 million in the third quarter of Fiscal 2013 compared to the third quarter of Fiscal 2012. The challenges, as discussed below, indicate that there can be no assurance that operating results achieved by the Company in the third quarter of Fiscal 2013 are indicative of future operating performance of the Company.

Summary of Critical Issues and Known Trends Faced by the Company in 2013 and Thereafter

Critical Issues and Challenges:

•

The Acquisitions constitute significant acquisitions for our business. Our management will be required to devote a significant amount of time and attention to the process of integrating the businesses and operations of Rothsay and VION Ingredients with our business and operations, which may decrease the time management will have to conduct the operation of our business in the ordinary course, serve existing customers, attract new customers and develop new services or strategies and could adversely affect the performance of the combined company. The size and complexity of both businesses, particularly the VION Ingredients business (including the multiple international locations of the businesses), and the process of using Darling’s existing common support functions and systems to manage Rothsay’s business and, after the completion of the VION Acquisition, the VION Ingredients business, if we do not manage them successfully, may result in interruptions in our business activities, inconsistencies in our operations, standards, controls, procedures and policies, a failure to manage our processing facilities properly, a decrease in the quality of our services, a deterioration in our employee and customer relationships, increased costs of integration and harm to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations.

•

Integration of the Rothsay and VION Ingredients businesses may not achieve the desired growth and positive market impact and could result in unforeseen operating and integration difficulties that will require significant management resources for the remainder of Fiscal 2013 and future periods.

•

Finished product prices for MBM and PM (both feed grade and pet food) increased during the first nine months of Fiscal 2013 as compared to the same period of Fiscal 2012, while finished product prices for BFT, PG, YG and corn decreased during the first nine months of Fiscal 2013 as compared to the same period of Fiscal 2012. No assurance can be given that this increase in ingredient prices for various proteins will continue in the future or that ingredient prices for various fats, including BFT, PG , YG and corn, will not decrease further, as ingredient prices are volatile by their nature. A decrease in ingredient prices for some or all of the Company’s products could have a significant impact on the Company’s earnings for the remainder of Fiscal 2013 and future periods.

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The Company collected higher raw material volumes in the first nine months of Fiscal 2013 as compared to the first nine months of Fiscal 2012, as slaughter and processor rates for the Company’s poultry raw material suppliers increased. No assurance can be given that this increased activity from the Company’s poultry raw material suppliers will continue in the future. If raw material suppliers reduce their slaughter and processing rates in the future there could be a negative impact on the Company’s ability to obtain raw materials for the Company’s operations.

•

In July 2013, the Indonesia markets for MBM derived from U.S. beef reopened. The opening of this market for MBM derived from U.S. beef will impact the Company’s West Coast MBM market, which could have a positive impact on the Company’s earnings in future periods, although there can be no assurance that such positive impact will develop.

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The Company consumes significant volumes of natural gas to operate boilers in its plants, which generate steam to heat raw material. Natural gas represents a significant component of factory cost included in cost of sales. The Company also consumes significant volumes of diesel fuel to operate its fleet of tractors and trucks used to collect raw material. Diesel fuel also represents a significant component of collection costs included in cost of sales. Higher natural gas and diesel fuel prices were incurred during the first nine months of Fiscal 2013 as compared to the same period of Fiscal 2012. These prices can be volatile and there can be no assurance that these prices will not increase further in the near future, thereby representing an ongoing challenge to the Company’s operating results for future periods. A material increase in energy prices for natural gas and/or diesel fuel over a sustained period of time could materially adversely affect the Company’s business, financial condition and results of operations.

Worldwide Government Policies

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Pursuant to the requirements established by the Energy Independence and Security Act of 2007 (“EISA”), the EPA finalized regulations for the RFS2. The regulations mandated the domestic use of biomass-based diesel (biodiesel or renewable diesel) of 1.0 billion gallons in 2012. Beyond 2012 the regulations require a minimum of 1.0 billion gallons of biomass-based diesel for each year through 2022, which amount is subject to increase by the EPA Administrator. On September 27, 2012, the EPA issued a final rule establishing the biomass-based diesel volume for calendar year 2013 to be 1.28 billion gallons, effective on November 26, 2012. In a subsequent final rule issued on August 15, 2013, the EPA finalized a lower cellulosic biofuel volume for 2013 than was specified in the EISA, but left the advanced biofuel and total renewable fuel volumes at the statutory levels for 2013. The EPA has proposed holding the 1.28 billion gallon requirement for biomass-based diesel fuel for 2014. Biomass-based diesel also qualifies to fulfill the non-specified portion of the advanced biofuel requirement in the EISA. In order to qualify as a “renewable fuel,” each type of fuel from each type of feed stock is required to lower GHG by levels specified in the regulation. The EPA has determined that biofuels (either biodiesel or renewable diesel) produced from waste oils, fats and greases result in an 86% reduction in GHG emissions, exceeding the 50% requirement established by the regulation. Prices for the Company’s finished products may be impacted by worldwide government policies relating to renewable fuels and GHG. Programs like RFS2 and tax credits for biofuels both in the United States and abroad may positively impact the demand for the Company’s finished products. Accordingly, changes to, a failure to enforce or discontinuing any of these programs could have a negative impact on the Company’s business and results of operations.

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On November 15, 2013, the EPA proposed renewable fuel standards indicating no increase in the biomass-based diesel standard volume set for 2013. In addition, the EPA is seeking comment on a proposed waiver framework that would allow certain parties to waive out of the EPA renewable fuel standards. If the final volume stays at this proposed rate, it could lead to reduced demand for biomass-based diesel as users switch to alternative fuel sources, which could have a negative effect on the Company’s business and results of operations. In addition, if the EPA allows for the waivers it is currently considering, this could also cause a reduction in demand for biofuels and could harm the Company’s business and results of operations.

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The Company’s exports are subject to the imposition of tariffs, quotas, trade barriers and other trade protection measures imposed by foreign countries regarding the import of the Company’s MBM, BFT and YG. General economic and political conditions as well as the closing of borders by foreign countries to the import of the Company’s products due to animal disease or other perceived health or safety issues impact the Company. As a result, trade policies of both the United States and foreign countries could have a negative impact on the Company’s business and results of operations.

Other Food Safety and Regulatory Issues

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The emergence of diseases such as Swine Flu and highly pathogenic strains of avian influenza, collectively called Bird Flu, that are in or associated with animals and have the potential to also threaten humans has created concern that such diseases could spread and cause a global pandemic. The H5N1 strain of Bird Flu has not been reported in North America. Outbreaks of the H7N3 strain of Bird Flu, however, were reported by Mexican animal health authorities on chicken farms in Mexico during 2012 and the first half of 2013. There have been no reports of human cases of the H7N3 strain, but the H7N9 strain of Bird Flu was first reported in humans in China on March 31, 2013. World health experts believe the H7N9 strain to be an animal virus that infects people in rare cases. This outbreak in China followed a seasonal pattern typical of flu viruses with only a few new cases reported between May 30, 2013 and the date hereof. Chinese and international health authorities continue to investigate the origin of the H7N9 strain and how it is spread. To date, however, there have been no incidences of person-to-person transmission of the H7N9 Bird Flu reported. As of the date hereof, neither the various strains of Bird Flu nor Swine Flu have been linked to a global disease pandemic among humans. Even though such a pandemic has not occurred, governments may be pressured to address these concerns and prohibit imports of animals, meat and animal by-products from countries or regions where the disease is detected. In April 2013, the first case of the PED virus was confirmed in the United States on a hog farm in Ohio. The disease has since spread to 17 states. The PED virus is highly contagious among pigs, but does not affect other animals and is not transmissible to humans. The effects of the PED virus on hog production will vary according to the age of the pigs affected. Death rates can be very high among young pigs, while symptoms are mild in older animals. Hogs that have the disease and recover will typically develop immunity to the PED virus and this immunity can be passed on to future offspring. Because the PED virus is common in other parts of the world and poses no threat to human health or food safety, its presence in a country or region does not generally restrict trade in pork or pork products. The occurrence of Swine Flu, a Bird Flu strain, the PED virus or any other disease in the United States or elsewhere that is correctly or incorrectly linked to animals and has a negative impact on meat or poultry consumption or animal production could have a material negative impact on the volume of raw materials available to the Company or the demand for the Company’s finished products.

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Effective August 1997, the FDA promulgated the BSE Feed Rule to prevent further spread of BSE, commonly referred to as “mad cow disease.” Detection of the first case of BSE in the United States in December 2003 resulted in additional U.S. government regulations, finished product export restrictions by foreign governments, market price fluctuations for the Company’s finished products and reduced demand for beef and beef products by consumers. Even though the export markets for U.S. beef rebounded to exceed pre-BSE levels and set records for volume in 2011 and value in 2012, most export markets remain closed to MBM derived from U.S. beef. On April 24, 2012, the USDA confirmed the occurrence of a new, single case of BSE in a dairy cow in central California. Even though the USDA confirmed that material derived from the cow did not enter the food or feed supply, Indonesia closed its markets to MBM derived from U.S. beef, and those markets remained closed until June 17, 2013 when the Indonesian Ministry of Agriculture announced its decision to lift the ban on U.S. origin MBM. On May 29, 2013, the USDA announced that the OIE had officially upgraded the BSE-status for the United States from “controlled risk” to “negligible risk” based on a thorough review of BSE safeguards implemented in the United States. Attaining a negligible risk status for BSE is an important step toward regaining access to export markets for U.S. MBM. Notwithstanding the foregoing OIE decision, the Company does not expect BSE-related trade disruptions to have material impact on the Company’s business, financial condition or results of operations. Continued concern about BSE in the United States may result in additional regulatory and market related challenges that may affect the Company’s operations or increase the Company’s operating costs.

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With respect to BSE in the United States, on October 26, 2009, the FDA began enforcing the Enhanced BSE Rule. These new regulations amended the BSE Feed Rule to also prohibit the use of tallow having more than 0.15% insoluble impurities in feed for cattle or other ruminant animals. In addition, the Enhanced BSE Rule prohibits Prohibited Cattle Materials and tallow derived from Prohibited Cattle Materials that also contains more than 0.15% insoluble impurities in the feed or food for all animals. The Company has followed the Enhanced BSE Rule since it was first published in 2008 and has made capital expenditures and implemented new processes and procedures to be compliant with the Enhanced BSE Rule at all of the Company’s operations. Notwithstanding the foregoing, the Company can provide no assurance that unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the Enhanced BSE Rule will not negatively impact the Company’s operations and financial performance.

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With respect to human food, pet food and animal feed safety, the FDAAA directs the Secretary of Health and Human Services and the FDA to promulgate significant new requirements for the pet food and animal feed industries. As a prerequisite to new requirements specified by the FDAAA, the FDA was directed to establish a Reportable Food Registry, which was implemented on September 8, 2009. On June 11, 2009, the FDA issued “Guidance for Industry: Questions and Answers Regarding the Reportable Food Registry as Established by the Food and Drug Administration Amendments Act of 2007: Draft Guidance.” The RFR Draft Guidance was published on September 8, 2009. In the RFR Draft Guidance, the FDA defined a reportable food, which the manufacturer or distributor would be required to report in the Reportable Food Registry, to include materials used as ingredients in animal feeds and pet foods, if there is reasonable probability that the use of such materials will cause serious adverse health consequences or death to humans or animals. The FDA issued a second version of its RFR Draft Guidance in May 2010 without finalizing it. On July 16, 2013, the FDA finalized the draft policy regarding salmonella in food for animals that the agency developed in 2010 with publication of “Compliance Policy Guide Sec. 690.800 Salmonella in Food For Animals.” The CPG describes differing criteria to determine whether pet food and farmed animal feeds that are contaminated with salmonella will be considered to be adulterated under section 402(a)(1) of the FD&C Act. According to the CPG, any finished pet food contaminated with any species of salmonella will be considered adulterated because such feeds have direct human contact. Finished animal feeds intended for pigs, poultry and other farmed animals, however, will be considered to be adulterated only if the feed is contaminated with a species of salmonella that is considered to be pathogenic for the animal species that the feed is intended for. With issuance of the CPG, the FDA revoked a 1967 advisory opinion on animal feeds contaminated with salmonella microorganisms and removed 21 CFR 500.35 from the Code of Federal Regulations. The impact of the FDAAA and implementation of the Reportable Food Registry on the Company, if any, will not be clear until the FDA finalizes its RFR Draft Guidance, which was not finalized as of the date hereof. The Company believes that it has adequate procedures in place to assure that its finished products are safe to use in animal feed and pet food and the Company does not currently anticipate that the FDAAA will have a significant impact on the Company’s operations or financial performance. Notwithstanding the foregoing FDA policy on salmonella, any pathogen, such as salmonella, that is correctly or incorrectly associated with the Company’s finished products could have a negative impact on the demand for the Company’s finished products.

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In addition, the FSMA was enacted on January 4, 2011. The FSMA gave the FDA new authorities, which became effective immediately. Included among these is mandatory recall authority for adulterated foods that are likely to cause serious adverse health consequences or death to humans or animals, if the responsible party fails to cease distribution and recall such adulterated foods voluntarily. The FSMA further instructed the FDA to amend existing regulations that define its administrative detention authority. Prior to the FSMA becoming law, FDA had authority to order that an article of food be detained only if there was credible evidence or information indicating that the article of food presented a threat of serious adverse health consequences or death to humans or animals. On May 5, 2011, the FDA issued an interim final rule amending its administrative detention authority and lowering both the level of proof and the degree of risk required for detaining an article of food. This interim final rule, which became effective on July 3, 2011, gives the FDA authority to detain an article of food if there is reason to believe the food is adulterated or misbranded. The FMSA also requires the FDA to develop new regulations that, among other provisions, places additional registration requirements on food and feed producing firms. Section 102 of the FSMA amends facility registration requirements in the FD&C Act for domestic and foreign manufacturers, processors, packers or holders of food for human or animal consumption. Such facility registrations were previously required to be updated when changes in a facility occurred, but there were no provisions for renewing facility registrations. The FSMA, however, requires that facility registrations be renewed during the fourth quarter of each even-numbered year, beginning October 1, 2012. Other new FDA regulations mandated by the FSMA will require registered facilities to perform hazard analysis and to implement preventive plans to control those hazards identified to be reasonably likely to occur; increase the length of time that records are required to be retained; and regulate the sanitary transportation of food. The FDA published its intent to meet the preventive control provisions required by the FSMA on January 16, 2013 in two proposed rules for manufactured food and produce intended for human consumption: (i) Current Good Manufacturing Practice and Hazard Analysis and Risk-Based Preventive Controls for Human Food and (ii) Standards for the Growing, Harvesting, Packing, and Holding of Produce for Human Consumption. Neither of these proposed rules applies to animal feed. On April 22, 2013, the U.S. District Court, Northern District of California, in the case of Center for Food Safety et al. v. Margret A. Hamburg, M.D., issued a judicial declaration that the FDA had violated the FSMA by failing to promulgate required regulations in accordance with the deadlines mandated by U.S. Congress. Subsequently, on June 21, 2013, the district court ordered the FDA to publish all remaining proposed regulations required under the FSMA by November 30, 2013 and all final regulations no later than June 30, 2015. The FDA published two of these remaining proposed rules on July 29, 2013: (i) Foreign Supplier Verification Programs for Importers of Food for Humans and Animals and (ii) Accreditation of Third-Party Auditors/Certification Bodies to Conduct Food Safety Audits and to Issue Certifications. In addition, the FDA proposed new regulations for animal food produced in the United States on October 29, 2013, by publishing Current Good Manufacturing Practice and Hazard Analysis and Risk-Based Preventive Controls for Food for Animals. These three new regulations are all open for public comment and will not be enforced unless published as a final rule at some future date. Management is reviewing these three new proposed regulations, which are intended to strengthen oversight of animal foods produced in or imported into the United States, to determine their impact, if any, on the Company’s operations. The Company has followed the FSMA throughout its legislative history and has renewed registrations for all of its facilities and implemented hazard prevention controls and other procedures that the Company believes will be needed to comply with the FSMA. Such rule-making could, among other things, require the Company to amend certain of the Company’s other operational policies and procedures and require additional capital expenditures to comply with these rules. While unforeseen issues and requirements may arise as the FDA promulgates the new regulations provided for by the FSMA, the Company does not anticipate that the costs of compliance with the FSMA will materially impact the Company’s business or operations.

Results of Operations for Three Months Ended September 28, 2013

Compared to Three Months Ended September 29, 2012

Summary of Key Factors Impacting Third Quarter 2013 Results:

Principal factors that contributed to a $24.1 million decrease in operating income, which are discussed in greater detail in the following section, were:

•	decreases in PM (feed grade and pet food), BFT, PG, YG and corn finished product prices;

•	acquisition costs and expenses from current quarter acquisition activity;

•	decrease in raw material volumes;

•	increases in payroll and related benefit costs;

•	increase in energy costs, primarily natural gas and diesel fuel; and

•	decrease in yield.

These decreases were partially offset by:

•	higher collection and processing fees; and

•	increase in MBM finished product prices.

Summary of Key Indicators of 2013 Performance:

Principal indicators that management routinely monitors and compares to previous periods as indicators of problems or improvements in operating results include:

•	finished product ingredient prices;

•	raw material volume;

•	production volume and related yield of finished product;

•	energy prices for natural gas quoted on the New York Mercantile Exchange (“NYMEX”) index and diesel fuel;

•	collection fees and collection operating expenses; and

•	factory operating expenses.

These indicators and their importance are discussed below in greater detail.

Finished Product Ingredient prices.    Prices for finished product commodities that the Company produces are reported each business day on the Jacobsen Index, an established trading exchange publisher (the “Jacobsen”). The Jacobsen reports industry sales from the prior day’s activity by product. The Jacobsen includes reported prices for MBM, PM (both feed grade and pet food), BFT, PG and YG, which are end products of the Company’s Rendering segment. During the first quarter of Fiscal 2012, the Jacobsen index stopped reporting BBP, which is the end product of the Company’s Bakery segment. As a result, the Company monitors prices for corn, which is a substitute commodity for BBP and therefore an indication of potential sales prices of that end product. The Company regularly monitors Jacobsen reports on MBM, PM, BFT, PG, YG and corn because they provide a daily indication of the Company’s revenue performance against business plan benchmarks. Although the Jacobsen provides one useful metric of performance, the Company’s finished products are commodities that compete with other commodities such as corn, soybean oil, inedible corn oil, palm oils, soybean meal and heating oil on nutritional and functional values and, therefore, actual pricing for the Company’s finished products, as well as competing products, can be quite volatile. In addition, the Jacobsen does not provide forward or future period pricing. The Jacobsen prices quoted below are for delivery of the finished product at a specified location. Although the Company’s prices generally move in concert with reported Jacobsen prices, the Company’s actual sales prices for its finished products may vary significantly from the Jacobsen because of delivery timing differences and because the Company’s finished products are delivered to multiple locations in different geographic regions which utilize different price indexes. In addition, certain of the Company’s premium branded finished products may also sell at prices that may be higher than the closest related product quoted by Jacobsen. During the third quarter of Fiscal 2013, the Company’s actual sales prices by product trended with the disclosed Jacobsen prices. Average Jacobsen prices (at the specified delivery point) for the third quarter of Fiscal 2013, compared to average Jacobsen prices for the third quarter of Fiscal 2012, were as follows:

	Avg. Price 3rd Quarter 2013	Avg. Price 3rd Quarter 2012	Increase/ (Decrease)	% Increase/ (Decrease)
Rendering Segment:
MBM (Illinois)	$470.75/ton	$461.10/ton	$9.65/ton	2.1%
Feed Grade PM (Carolina)	$543.30/ton	$557.35/ton	$(14.05)/ton	(2.5)%
Pet Food PM (Southeast)	$680.69/ton	$713.75/ton	$(33.06)/ton	(4.6)%
BFT (Chicago)	$43.15/cwt	$45.18/cwt	$(2.03)/cwt	(4.5)%
PG (Southeast)	$38.73/cwt	$43.76/cwt	$(5.03)/cwt	(11.5)%
YG (Illinois)	$35.84/cwt	$37.35/cwt	$(1.51)/cwt	(4.0)%
Bakery Segment:
Corn (Illinois)	$6.09/bushel	$8.19/bushel	$(2.10)/bushel	(25.6)%

The overall decrease in average prices for PM (both feed grade and pet food), BFT, PG and YG, which are finished products the Company sells, as well as corn, which is a commodity indicative of the prices for which the Company sells BBP, had a negative impact on revenue, offset in part by an overall increase in average MBM prices, and the positive impact to the Company’s raw material cost resulting from formula pricing arrangements, which compute raw material cost based upon the price of finished product.

Average Jacobsen prices (at the specified delivery point) for the first nine months of Fiscal 2013, compared to average Jacobsen prices for the first nine months of Fiscal 2012 follow:

	Avg. Price First Nine Months 2013	Avg. Price First Nine Months 2012	Increase/ (Decrease)	% Increase/ (Decrease)
Rendering Segment:
MBM (Illinois)	$434.03/ton	$401.52/ton	$32.51/ton	8.1%
Feed Grade PM (Carolina)	$514.92/ton	$474.75/ton	$40.17/ton	8.5%
Pet Food PM (Southeast)	$730.19/ton	$692.35/ton	$37.84/ton	5.5%
BFT (Chicago)	$42.47/cwt	$46.18/cwt	$(3.71)/cwt	(8.0)%
PG (Southeast)	$39.57/cwt	$44.44/cwt	$(4.87)/cwt	(11.0)%
YG (Illinois)	$36.86/cwt	$38.79/cwt	$(1.93)/cwt	(5.0)%
Bakery Segment:
Corn (Illinois)	$6.85/bushel	$7.13/bushel	$(0.28)/bushel	(3.9)%

The overall increase in average prices for MBM and PM (both feed grade and pet food) had a favorable impact on revenue that was partially offset by an overall decrease in average BFT, PG and YG prices, as well as the price decrease in corn, which is a commodity indicative of the prices for which the Company sells BBP, and the negative impact to the Company’s raw material cost resulting from formula pricing arrangements, which compute raw material cost based upon the price of finished product.

On a quarter-to-quarter sequential basis, the Company experienced average ingredient prices for proteins and fats that were mixed. The following table shows the average reported Jacobsen prices for the third quarter of Fiscal 2013 as compared to the average reported Jacobsen prices for the second quarter of Fiscal 2013.

	Avg. Price 3rd Quarter 2013	Avg. Price 2nd Quarter 2013	Increase/ (Decrease)	% Increase/ (Decrease)
Rendering Segment:
MBM (Illinois)	$470.75/ton	$420.30/ton	$50.45/ton	12.0%
Feed Grade PM (Carolina)	$543.30/ton	$512.96/ton	$30.34/ton	5.9%
Pet Food PM (Southeast)	$680.69/ton	$700.09/ton	$(19.40)/ton	(2.8)%
BFT (Chicago)	$43.15/cwt	$43.33/cwt	$(0.18)/cwt	(0.4)%
PG (Southeast)	$38.73/cwt	$39.16/cwt	$(0.43)/cwt	(1.1)%
YG (Illinois)	$35.84/cwt	$37.70/cwt	$(1.86)/cwt	(4.9)%
Bakery Segment:
Corn (Illinois)	$6.09/bushel	$7.02/bushel	$(0.93)/bushel	(13.2)%

Raw Material Volume.    Raw material volume represents the quantity (pounds) of raw material collected from Rendering Segment suppliers, such as beef, poultry and pork processors, grocery stores, butcher shops and food service establishments, or in the case of the Bakery segment, commercial bakeries. Raw material volumes from the Company’s Rendering segment suppliers provide an indication of the future production of MBM, PM (feed grade and pet food), BFT, PG and YG finished products while raw material volumes from the Company’s Bakery segment suppliers provide an indication of the future production of BBP finished product.

Production Volume and Related Yield of Finished Product.    Finished product production volumes are the end result of the Company’s production processes, and directly impact goods available for sale, and thus become an important component of sales revenue. In addition, physical inventory turnover is impacted by both the availability of credit to the Company’s customers and suppliers and market demand which can impact finished product inventory values. Yield on production is a ratio of production volume (pounds), divided by raw material volume (pounds) and provides an indication of effectiveness of the Company’s production process. Factors impacting yield on production include quality of raw material and warm weather during summer months, which rapidly degrades raw material. The quantities of finished products produced varies depending on the mix of raw materials used in production. For example, raw material from cattle yields more fat and protein than raw material from pork or poultry. Accordingly, the mix of finished products produced by the Company can vary from quarter to quarter depending on the type of raw material being received by the Company. The Company cannot increase the production of protein or fat based on demand since the type of raw material available will dictate the yield of each finished product.

Energy Prices for Natural Gas Quoted on the NYMEX Index and Diesel Fuel.    Natural gas and heating oil ingredient prices are quoted each day on the NYMEX for future months of delivery of natural gas and delivery of diesel fuel. The prices are important to the Company because natural gas and diesel fuel are major components of factory operating and collection costs and natural gas and diesel fuel prices are an indicator of achievement of the Company’s business plan.

Collection Fees and Collection Operating Expenses.    The Company charges collection fees which are included in net sales. Each month the Company monitors both the collection fee charged to suppliers, which is included in net sales, and collection expenses, which are included in cost of sales. The importance of monitoring collection fees and collection expenses is that they provide an indication of achievement of the Company’s business plan. Furthermore, management monitors collection fees and collection expenses so that the Company can consider implementing measures to mitigate against unforeseen (decreases)/increases in these fees and expenses, respectively.

Factory Operating Expenses.    The Company incurs factory operating expenses which are included in cost of sales. Each month the Company monitors factory operating expenses. The importance of monitoring factory operating expenses is that it provides an indication of achievement of the Company’s business plan. Furthermore, when unforeseen expense increases occur, the Company can consider implementing measures to mitigate such increases.

Net Sales.    The Company collects and processes animal by-products (fat, bones and offal), including hides, bakery residual and used cooking oil to principally produce finished products of MBM, PM (feed grade and pet food), BFT, PG, YG, BBP and hides, as well as a range of branded and value-added products. Sales are significantly affected by finished goods prices, quality and mix of raw material, and volume of raw material. Net sales include the sales of produced finished goods, collection fees, fees for grease trap services and finished goods purchased for resale.

During the third quarter of Fiscal 2013, net sales were $425.8 million as compared to $452.7 million during the third quarter of Fiscal 2012. The Rendering operations process animal by-products and used cooking oil into fats (primarily BFT, PG and YG), protein (primarily MBM and PM (feed grade and pet food)) and hides. Fat was approximately $195.4 million and $205.9 million of net sales for the three months ended September 28, 2013 and September 29, 2012, respectively, and protein was approximately $133.6 million and $137.1 million of net sales for the three months ended September 28, 2013 and September 29, 2012, respectively. The decrease in net sales was primarily due to the following (in millions of dollars):

	Rendering	Bakery	Corporate	Total
Decrease in finished product prices	$(12.2)	$(18.9)	$—	$(31.1)
Decrease in raw material volume	(5.3)	(0.6)	—	(5.9)
Decrease in yield	(0.1)	(1.4)	—	(1.5)
Increase in other sales	7.3	—	—	7.3
Purchase of finished product for resale	4.3	—	—	4.3

	$(6.0)	$(20.9)	$—	$(26.9)

Further detail regarding the $6.0 million decrease in sales in the Rendering segment and the $20.9 million decrease in sales in the Bakery segment in the third quarter of Fiscal 2013 is as follows:

Rendering

Finished Product Prices:    Lower prices in the overall commodity market for soybean meal, soy oil, a continued lack of export demand and reduced corn values negatively impacted the Company’s finished product prices for PM (feed grade and pet food), BFT, PG and YG. The $12.2 million decrease in Rendering sales resulting from decreases in finished product prices for PM (pet food), BFT, PG and YG, which more than offset the increase in the finished product price for MBM. The market decreases were due to changes in supply/demand in the domestic and international markets for commodity proteins and fats, including PM (feed grade and pet food), BFT, PG and YG.

Raw Material Volume:    Rendering volumes decreased Rendering sales by approximately $5.3 million as a result of a decrease in slaughter and processor rates of the Company’s pork and beef raw material suppliers in the third quarter of Fiscal 2013 as compared to the third quarter of Fiscal 2012.

Yield:    The $0.1 million decrease in the Rendering segment yield is primarily due to a decrease in the relative portion of cattle offal in the raw material collected during the third quarter of Fiscal 2013, as compared to the third quarter of Fiscal 2012, which impacted yields since cattle offal is a higher yielding material than poultry and pork offal.

Other Sales:    The $7.3 million increase in other Rendering segment sales was primarily due to an increase in hide sales and higher collection and processing fees mainly due to the acquisition of TRS’ new industrial residuals business and an increase in pet food sales.

Purchases of Finished Product for Resale:    The $4.3 million increase in sales resulted from the Company purchasing more finished product for resale from third party suppliers in the third quarter of Fiscal 2013 as compared to the same period in Fiscal 2012. Lower yields on production resulted in the need to source third party product by the Company.

Bakery

Finished Product Prices:    Lower prices in the commodity market for corn negatively impacted the Company’s BBP finished product prices by approximately $18.9 million.

Raw Material Volume:    Bakery volumes decreased Bakery sales by approximately $0.6 million, which is due to production decrease by the Company’s commercial bakery suppliers as compared to the same period in the prior year.

Yield:    The $1.4 million decrease in the Bakery segment yield is primarily due to a decrease in the relative portion of dry based bakery residuals collected during the third quarter of Fiscal 2013 as compared to the third quarter of Fiscal 2012, which impacted yields since dry based bakery residuals are a higher yielding material than moist bakery residuals and available blending stock.

Cost of Sales and Operating Expenses.    Cost of sales and operating expenses include the cost of raw material, the cost of products purchased for resale and the cost to collect raw material, which includes diesel fuel and processing costs, including natural gas. The Company utilizes both fixed and formula pricing methods for the purchase of raw materials. Fixed prices are adjusted where possible for changes in competition. Significant changes in finished goods market conditions impact finished product inventory values, while raw materials purchased under formula prices are correlated with specific finished goods prices. Energy costs, particularly natural gas and diesel fuel, are significant components of the Company’s cost structure. The Company has the ability to burn alternative fuels at a majority of its plants to help manage the Company’s price exposure to volatile energy markets.

During the third quarter of Fiscal 2013, cost of sales and operating expenses were $310.1 million as compared to $327.9 million during the third quarter of Fiscal 2012. Decreases in Rendering segment cost of sales and operating expenses of $5.6 million and the decrease in Bakery segment cost of sales and operating expenses of $12.8 million accounted for substantially all of the $17.8 million decrease in cost of sales and operating expenses. The decrease in cost of sales and operating expenses was primarily due to the following (in millions of dollars):

	Rendering	Bakery	Corporate	Total
Decrease in raw material costs	$(12.3)	$(9.9)	$—	$(22.2)
Decrease in raw material volume	(2.1)	(0.2)	—	(2.3)
Purchase of finished product for resale	4.5	—	—	4.5
Increase in energy costs, primarily natural gas and diesel fuel	0.7	0.1	0.6	1.4
Increase/(decrease) in other costs of sales	3.6	(2.8)	—	0.8

	$(5.6)	$(12.8)	$0.6	$(17.8)

Further detail regarding the $5.6 million decrease in cost of sales and operating expenses in the Rendering segment and the $12.8 million decrease in the Bakery segment in the third quarter of Fiscal 2013 is as follows:

Rendering

Raw Material Costs:    A portion of the Company’s volume of raw material is acquired on a formula basis. Under a formula arrangement, the cost of raw material is tied to the finished product market for PM (both feed grade and pet food), BFT, PG and YG. During the quarter lower demand for soy oil and fats resulted in a decrease in prices of the Company’s finished products and therefore a decrease in the cost of raw material of approximately $12.3 million in the third quarter of Fiscal 2013 as compared to the same period in Fiscal 2012.

Raw Material Volume:    Production decreases from the Company’s packers and processors resulted in lower raw material available to be processed and formula pricing resulted in lower cost of sales of approximately $2.1 million.

Purchases of Finished Product for Resale:    The $4.5 million increase in cost of sales resulted from the Company purchasing more finished product for resale from third party suppliers in the third quarter of Fiscal 2013 as compared to the same period in Fiscal 2012.

Energy Costs:    Natural gas and diesel fuel are major components of factory and collection operating costs, respectively. During the third quarter of Fiscal 2013 energy costs, primarily natural gas and diesel fuel, were higher as compared to the third quarter of Fiscal 2012 and are reflected in the $0.7 million increase in cost of sales.

Other Costs of Sales:    The $3.6 million increase in other costs of sales is primarily due to an increase in payroll and incentive-related benefits, an increase in repairs and maintenance expense, hide sales and other sales costs.

Bakery

Raw Material Costs:    The Company’s Bakery raw material is acquired on a formula basis. Under a formula arrangement, the cost of raw material is tied to the corn market. Since finished product prices, which are tied to the corn market, were lower in the third quarter of Fiscal 2013 as compared to the same period in Fiscal 2012, overall raw material costs decreased by approximately $9.9 million.

Raw Material Volume:    Production decreases from the Company’s suppliers in the third quarter resulted in lower raw material available to be processed and formula pricing resulted in lower cost of sales of approximately $0.2 million.

Other Costs of Sales:    The $2.8 million decrease in other costs of sales is due to a reduction to cost of sales from hedging activities.

Energy Costs:    Natural gas is a major component of factory operating costs. During the third quarter of Fiscal 2013 natural gas costs were higher and are reflected in the $0.1 million increase as compared to the same period in Fiscal 2012.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses were $42.6 million during the third quarter of Fiscal 2013, a $4.2 million increase (10.9%) from $38.5 million during the third quarter of Fiscal 2012. Selling, general and administrative expenses increased primarily due to payroll and related expense increases. The increase was primarily due to the following (in millions of dollars):

	Rendering	Bakery	Corporate	Total
Increase in payroll and incentive-related benefits	$0.6	$0.1	$1.1	$1.8
Increase in other expense	1.7	—	0.6	2.3

	$2.3	$0.1	$1.7	$4.1

Acquisition Costs.    Acquisition costs were $8.3 million during the third quarter of Fiscal 2013 and represent acquisition related costs associated with the TRS acquisition that occurred in the third quarter as well as costs incurred in connection with the Rothsay Acquisition that occurred on October 28, 2013 and the pending acquisition of the VION Ingredients business that has yet to occur.

Depreciation and Amortization.    Depreciation and amortization charges increased $2.6 million (12.7%) to $23.1 million during the third quarter of Fiscal 2013 as compared to $20.5 million during the third quarter of Fiscal 2012. The increase in depreciation and amortization is primarily due to a general increase in capital expenditures and an increase due to current year acquisition activity.

Interest Expense.    Interest expense was $5.3 million during the third quarter of Fiscal 2013 compared to $5.9 million during the third quarter of Fiscal 2012, a decrease of $0.6 million, due to interest that was capitalized.

Other Income/Expense.    Other expense was $3.3 million in the third quarter of Fiscal 2013, compared to income of $0.2 million in the third quarter of Fiscal 2012. The increase in other expense in the third quarter of Fiscal 2013 as compared to the same period in Fiscal 2012 is primarily due to an accrual of $2.4 million associated with a payment made in October 2013 pursuant to the terms of the purchase agreement relating to the Griffin Industries, Inc. (“Griffin”) acquisition to the former shareholders of Griffin to reimburse such shareholders for state income tax liability incurred by such shareholders as a result of the Company’s election for certain tax treatment under Section 338(h)(10) of the U.S. Internal Revenue Code.

Equity in Net Income/(Loss) in Investment of Unconsolidated Subsidiary.    Represents the Company’s portion of the income of the DGD Joint Venture for the third quarter of Fiscal 2013. In the third quarter of Fiscal 2013 the net income was $12.0 million compared to a net loss of $0.8 million in the third quarter of Fiscal 2012. The $12.8 million increase in net income is a direct result of the DGD Joint Venture’s commencement of production and sale of renewable diesel fuel in late June 2013 as compared to non-capitalized expenses during construction phase in the prior year.

Income Taxes.    The Company recorded income tax expense of $17.4 million for the third quarter of Fiscal 2013, compared to $22.1 million recorded in the third quarter of Fiscal 2012, a decrease of $4.7 million, primarily due to decreased pre-tax earnings of the Company in the third quarter of Fiscal 2013. The effective tax rate for the third quarter of Fiscal 2013 and Fiscal 2012 was 38.6% and 37.3%, respectively, and differs from the statutory rate of 35% due primarily to state income taxes and qualified production activities deductions.

Results of Operations for Nine Months Ended September 28, 2013

Compared to Nine Months Ended September 29, 2012

Summary of Key Factors Impacting First Nine Months of Fiscal 2013 Results:

Principal factors that contributed to a $31.3 million decrease in operating income, which are discussed in greater detail in the following section, were:

•	decrease in yield;

•	acquisition costs and expenses from current year acquisition activity;

•	increases in payroll and related benefit costs;

•	increase in energy costs, primarily natural gas and diesel fuel; and

•	decrease in BFT, PG and YG finished product prices and corn.

These increases were partially offset by:

•	increase in poultry raw material volumes; and

•	increase in MBM and PM finished product prices, net of related increased raw material costs.

During the first nine months of Fiscal 2013, net sales were $1,294.8 million as compared to $1,276.5 million during the first nine months of Fiscal 2012. The Rendering operations process animal by-products and used cooking oil into fats (primarily BFT, PG and YG), protein (primarily MBM and PM (feed grade and pet food)) and hides. Fat was approximately $580.9 million and $626.0 million of net sales for the nine months ended September 28, 2013 and September 29, 2012, respectively, and protein was approximately $410.6 million and $361.9 million of net sales for the nine months ended September 28, 2013 and September 29, 2012, respectively. The increase in net sales was primarily due to the following (in millions of dollars):

	Rendering	Bakery	Corporate	Total
Increase in raw material volume	$6.8	$5.8	$—	$12.6
Increase in other sales	11.9	—	—	11.9
Purchase of finished product for resale	5.4	—	—	5.4
Increase/(decrease) in finished product prices	2.7	(5.3)	—	(2.6)
Decrease in yield	(8.9)	(0.1)	—	(9.0)

	$17.9	$0.4	$—	$18.3

Further detail regarding the $17.9 million increase in sales in the Rendering Segment and the $0.4 million increase in sales in the Bakery Segment in the first nine months of Fiscal 2013 is as follows:

Rendering

Raw Material Volume:    Rendering volumes have increased Rendering sales by approximately $6.8 million, which is a result of an increase in slaughter and processor rates of the Company’s poultry raw material suppliers that more than offset lower volumes from the Company’s beef suppliers in the first nine months of Fiscal 2013 as compared to the first nine months of Fiscal 2012.

Other Sales:    The $11.9 million increase in other Rendering segment sales was primarily due to an increase in hide sales and higher collection and processing fees mainly due to the acquisition of TRS’s new industrial residuals business and an increase in pet food sales.

Purchases of Finished Product for Resale:    The $5.4 million increase is sales resulted from the Company purchasing more finished product for resale from third party suppliers in the first nine months of Fiscal 2013 as compared to the same period in Fiscal 2012. Lower yields on production results in the need to source third party product by the Company.

Finished Product Prices:    Higher prices in the overall commodity market for soybean meal and fish meal, which are competing proteins to the Company’s MBM and PM (both feed grade and pet food), respectively, positively impacted the Company’s finished product prices. The $2.7 million increase in Rendering sales resulting from increases in finished product prices for MBM and PM (both feed grade and pet food), more than offset the decrease in BFT, PG and YG prices. The market increases were due to changes in supply/demand in the domestic and international markets for commodity proteins, including MBM and PM (both feed grade and pet food).

Yield:    The $8.9 million decrease in the Rendering segment yield is primarily due to a decrease in the relative portion of cattle offal in the raw material collected during the first nine months of Fiscal 2013, as compared to the first nine months of Fiscal 2012, which impacted yields since cattle offal is a higher yielding material than poultry and pork offal.

Bakery

Raw Material Volume:    Bakery volumes increased Bakery sales by approximately $5.8 million, which is due to production increases by the Company’s commercial bakery suppliers as compared to the same period in the prior year.

Finished Product Prices:    Lower prices in the commodity market for corn negatively impacted the Company’s BBP finished product prices by approximately $5.3 million.

Yield:    The $0.1 million decrease in the Bakery segment yield is primarily due to a decrease in the relative portion of dry based bakery residuals collected during the first nine months of Fiscal 2013 as compared to the first nine months of Fiscal 2012, which impacted yields since dry based bakery residuals are a higher yielding material than moist bakery residuals and available blending stock.

Cost of Sales and Operating Expenses.    During the first nine months of Fiscal 2013, cost of sales and operating expenses were $942.7 million as compared to $918.5 million during the first nine months of Fiscal 2012. Increases in Rendering segment cost of sales and operating expenses of $19.1 million and the increase in Bakery segment cost of sales and operating expenses of $4.9 million accounted for substantially all of the $24.2 million increase in cost of sales and operating expenses. The increase in cost of sales and operating expenses was primarily due to the following (in millions of dollars):

	Rendering	Bakery	Corporate	Total
Increase/(decrease) in other costs of sales	$16.0	$(3.9)	$(0.5)	$11.6
Purchase of finished product for resale	5.4	—	—	5.4
Increase in raw material volume	2.5	2.8	—	5.3
Increase in energy costs, primarily natural gas and diesel fuel	3.8	0.6	0.7	5.1
Increase/(decrease) in raw material costs	(8.6)	5.4	—	(3.2)

	$19.1	$4.9	$0.2	$24.2

Further detail regarding the $19.1 million increase in cost of sales and operating expenses in the Rendering segment and the $4.9 million increase in the Bakery segment in the first nine months of Fiscal 2013 is as follows:

Rendering

Other Costs of Sales:    The $16.0 million increase in other costs of sales is primarily due to an increase in payroll and incentive-related benefits, an increase in repairs and maintenance expense, an increase in hide costs and other sales costs increases.

Purchases of Finished Product for Resale:    The Company purchased more finished product for resale from third party suppliers in the first nine months of Fiscal 2013 as compared to the same period in Fiscal 2012 by $5.4 million. Lower yields on production results in the need to source third party product by the Company.

Raw Material Volume:    Production increases from the Company’s packers and processors resulted in higher raw material volumes available to be processed and formula pricing resulted in higher cost of sales of approximately $2.5 million.

Energy Costs:    Natural gas and diesel fuel are major components of factory and collection operating costs, respectively. During the first nine months of Fiscal 2013 energy costs, primarily natural gas and diesel fuel, were higher as compared to the first nine months of Fiscal 2012 and are reflected in the $3.8 million increase in cost of sales.

Raw Material Costs:    A portion of the Company’s volume of raw material is acquired on a formula basis. Under a formula arrangement, the cost of raw material is tied to the finished product market for MBM, PM (both feed grade and pet food), BFT, PG and YG. Although there was a higher demand for soybean meal and fish meal that resulted in an increase in prices of the Company’s finished products for MBM and PM (both feed grade and pet food) the price decrease on the fats and corresponding formula pricing more than offset the protein meal increase resulting in a decrease in the cost of raw material of approximately $8.6 million in the first nine months of Fiscal 2013 as compared to the same period in Fiscal 2012.

Bakery

Raw Material Costs:    The Company’s Bakery raw material is acquired on a formula basis. Under a formula arrangement, the cost of raw material is tied to the corn market. Although finished product prices were lower on average in the first nine months of Fiscal 2013 as compared to the same period in Fiscal 2012 the Company’s blending stocks continued to be higher on a year over year basis, which resulted in an overall increase in raw material costs of approximately $5.4 million.

Raw Material Volume:    Production increases from the Company’s suppliers resulted in higher raw material volumes available to be processed and formula pricing resulted in higher cost of sales of approximately $2.8 million.

Energy Costs:    Natural gas is a major component of factory operating costs. During the first nine months of Fiscal 2013 natural gas costs were higher and are reflected in the $0.6 million increase as compared to the same period in Fiscal 2012.

Other Costs of Sales:    The $3.9 million decrease in other costs of sales is mainly due to a reduction to cost of sales from hedging activities that were partially offset by an increase in payroll and incentive-related benefits and an increase in repairs and maintenance costs.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses were $124.8 million during the first nine months of Fiscal 2013, a $12.3 million increase (10.9%) from

$112.8 million during the first nine months of Fiscal 2012. Selling, general and administrative expenses increased primarily due to payroll and related expense increases. The increase was primarily due to the following (in millions of dollars):

	Rendering	Bakery	Corporate	Total
Increase in payroll and incentive-related benefits	$3.5	$0.5	$2.4	$6.4
Increase/(decrease) in other expense	1.9	(0.1)	3.8	5.6

	$5.4	$0.4	$6.2	$12.0

Acquisition Costs.    Acquisition costs were $9.2 million during the first nine months of Fiscal 2013 and represent acquisition related costs associated with the TRS acquisition that occurred in the third quarter as well as costs incurred in connection with the Rothsay Acquisition that occurred on October 28, 2013 and the pending acquisition of the VION Ingredients business that has yet to occur.

Depreciation and Amortization.    Depreciation and amortization charges increased $4.1 million (6.5%) to $67.1 million during the first nine months of Fiscal 2013 as compared to $63.0 million during the first nine months of Fiscal 2012. The increase in depreciation and amortization is primarily due to a general increase in capital expenditures and an increase due to current year acquisition activity.

Interest Expense.    Interest expense was $16.6 million during the first nine months of Fiscal 2013 compared to $18.5 million during the first nine months of Fiscal 2012, a decrease of $1.9 million, primarily due to capitalized interest and a Fiscal 2012 deferred loan cost write-off of approximately $0.7 million related to pay down of outstanding debt.

Other Income/Expense.    Other expense was $2.6 million in the first nine months of Fiscal 2013, compared to $0.1 million of other expense in the first nine months of Fiscal 2012. The increase in other expense in the first nine months of Fiscal 2013 as compared to the same period in Fiscal 2012 is primarily due to an accrual of $2.4 million associated with a payment made in October 2013 pursuant to the terms of the purchase agreement relating to the Griffin acquisition to the former shareholders of Griffin to reimburse such shareholders for state income tax liability incurred by such shareholders as a result of the Company’s election for certain tax treatment under Section 338(h)(10) of the U.S. Internal Revenue Code.

Equity in Net Income/(Loss) in Investment of Unconsolidated Subsidiary.    Represents the Company’s portion of the expenses of the DGD Joint Venture for the first nine months of Fiscal 2013. In the first nine months of Fiscal 2013 net income was $8.8 million compared to a net loss of $1.7 million in the first nine months of Fiscal 2012. The $10.5 million increase in net income is a direct result of the DGD Joint Venture’s commencement of production and sale of renewable diesel fuel in late June 2013 as compared to non-capitalized expenses during construction phase in the prior year.

Income Taxes.    The Company recorded income tax expense of $54.1 million for the first nine months of Fiscal 2013, compared to $59.9 million recorded in the first nine months of Fiscal 2012, a decrease of $5.8 million, primarily due to decreased pre-tax earnings of the Company in the first nine months of Fiscal 2013. The effective tax rate for the first nine months of Fiscal 2013 and Fiscal 2012 is 38.5% and 37.0%, respectively, and differs from the statutory rate of 35% due primarily to state income taxes and qualified production activities deductions.

Overview for Fiscal Year 2012

The Company’s Fiscal 2012 and Fiscal 2011 business and operations include 52 weeks of contribution from the assets acquired in the Griffin transaction as compared to 2 weeks of contribution from these assets in Fiscal 2010. For additional information on the Company’s business, see Item 1, “Business,” in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012, which is incorporated by reference herein, and for additional information on the Company’s segments, see note 20 to our consolidated financial statements for Fiscal 2012 included herein.

Fiscal 2012 was a strong year for the Company. Earnings performance was modestly weaker than Fiscal 2011, but the Company still achieved the second best year in its 130 year history. Lower finished product prices for the Company’s industry were the primary driver. Historically finished product markets continued on the high end of the range and the Company saw the global feed grains and oilseed markets touch record highs; however, the Company’s finished products became discounted versus their traditional and historical relationships. Aiding these discounts were increased slaughter weights, additional volumes of inedible corn oil from the ethanol industry, a continued slowness of MBM exports to Indonesia and the reluctance of Europe to allow used cooking oil imports in a meaningful manner. Overall, raw material volumes for fat and bone for Fiscal 2012 were about the same as Fiscal 2011, and the Company’s raw material volumes from restaurants and bakeries were down. The Company’s restaurant service benefited as the U.S. economy improved and eating out normalized; however, the used cooking oil margins were challenged due to competition for raw material and other competing fats. Energy costs for natural gas and diesel fuel were favorable in Fiscal 2012 as compared to Fiscal 2011. Overall operating costs were effectively managed and a strong capital improvement program was deployed.

The Bakery segment made a solid contribution during Fiscal 2012. Input volumes were sluggish during the first half of the year, but returned to historical and anticipated levels by June. Cookie Meal® prices improved and tracked with the rising price of corn, which ultimately drove Bakery segment earnings.

Operating income of $231.7 million decreased by $82.3 million in Fiscal 2012 compared to Fiscal 2011. The continuing challenges faced by the Company, as discussed below, indicate there can be no assurance that operating results achieved by the Company in Fiscal 2012 are indicative of future operating performance of the Company.

Summary of Critical Issues Faced by the Company during Fiscal 2012

Critical Issues and Challenges

•

Lower finished product prices for California MBM, BFT, PG and YG as compared to Fiscal 2011 were the result of decreased demand due to a slowdown in the domestic and international markets. These lower prices were partially offset by an overall increase in average MBM (Illinois), PM (both feed grade and pet food) and corn prices which are used to price BBP. Overall, finished product prices were unfavorable to the Company’s sales revenue, but this unfavorable result was partially offset by the reduction in raw material cost, due to the Company’s formula pricing arrangements with raw material suppliers, which index raw material cost to the prices of finished product derived from the raw material. Comparative sales price information from the Jacobsen, used by management to monitor performance, is provided below in Summary of Key Indicators of Fiscal 2012 Performance.

•

The Company collected lower raw material volumes in Fiscal 2012 as compared to Fiscal 2011 due to overall weaker slaughter and processor rates as a result of economic conditions in the animal processing industry.

•	Energy prices for natural gas and diesel fuel declined during Fiscal 2012 as compared to Fiscal 2011.

•

The impact of the 2012 summer drought in the Midwest and other parts of the United States resulted in a significant decline in 2012 crop production. Prices of grains and grain products during Fiscal 2012 increased to near historical highs. While price increases of these grains and ingredients may be favorable for the selling price of the Company’s finished products in the short term, the severity of these price increases could be detrimental to the future production economics of meat and poultry. A decrease in production by the meat and poultry processors as a result of these economic conditions could have a negative impact on the availability, quantity and quality of raw materials available to the Company in the future.

•

During the second quarter of Fiscal 2012, Indonesia closed its markets to MBM derived from U.S. beef in response to a new, single case of BSE, and those markets remained closed during the remainder of 2012.

•	Finished product prices for MBM in California and BFT, PG and YG commodities decreased during Fiscal 2012 as compared to the same period of Fiscal 2011.

•

The Company collected lower raw material volumes in Fiscal 2012 as compared to Fiscal 2011 due to overall weaker slaughter and processor rates as a result of economic conditions in the animal processing industry.

•

The Company consumes significant volumes of natural gas to operate boilers in its plants, which generate steam to heat raw material. Natural gas represents a significant component of factory cost included in cost of sales. The Company also consumes significant volumes of diesel fuel to operate its fleet of tractors and trucks used to collect raw material. Diesel fuel represents a significant component of collection costs included in cost of sales. Lower natural gas and diesel fuel prices were realized during Fiscal 2012 as compared to Fiscal 2011.

These challenges indicate there can be no assurance that Fiscal 2012 operating results are indicative of future operating performance of the Company.

Results of Operations for Fifty-two Week Fiscal Year Ended December 29, 2012

Compared to Fifty-two Week Fiscal Year Ended December 31, 2011

Summary of Key Factors Impacting Fiscal 2012 Results:

Principal factors that contributed to a $82.3 million decrease in operating income, which are discussed in greater detail in the following section, were:

•	decrease in finished product prices, net of reduced raw material cost;

•	decrease in raw material volumes;

•	increases in payroll and related benefit costs; and

•	a prior year purchase contingency gain not recurring in the current year.

These decreases were partially offset by:

•	decrease in energy costs, primarily natural gas and diesel fuel; and

•	increase in yield.

Summary of Key Indicators of Fiscal 2012 Performance:

Principal indicators that management routinely monitors and compares to previous periods as an indicator of problems or improvements in operating results include:

•	finished product ingredient prices;

•	raw material volume;

•	production volume and related yield of finished product;

•	energy prices for natural gas quoted on the NYMEX index and diesel fuel;

•	collection fees and collection operating expenses; and

•	factory operating expenses.

2012 Finished Product Ingredient prices.    During Fiscal 2012, the Company’s actual sales prices by product trended with the reported Jacobsen prices. Average Jacobsen prices (at the specified delivery point) for Fiscal 2012, compared to average Jacobsen prices for Fiscal 2011, were as follows:

	Avg. Price Fiscal 2012	Avg. Price Fiscal 2011	Increase/ (Decrease)	% Increase/ (Decrease)
Rendering Segment:
MBM (Illinois)	$405.58/ton	$354.84/ton	$50.74/ton	14.3%
MBM (California)	$356.02/ton	$360.32/ton	$(4.30/ton)	(1.2)%
Feed Grade PM (Carolina)	$483.78/ton	$400.21/ton	$83.57/ton	20.9%
Pet Food PM (Southeast)	$713.76/ton	$637.30/ton	$76.46/ton	12.0%
BFT (Chicago)	$43.83/cwt	$49.58/cwt	$(5.75/cwt)	(11.6)%
PG (Southeast)	$42.71/cwt	$45.94/cwt	$(3.23/cwt)	(7.0)%
YG (Illinois)	$37.31/cwt	$43.19/cwt	$(5.88/cwt)	(13.6)%
Bakery Segment:
Corn (Illinois)	$7.21/bushel	$6.89/bushel	$0.32/bushel	4.6%

The overall decrease in average California MBM, BFT, PG and YG prices of the finished products the Company sells had an unfavorable impact on revenue that was partially offset by an overall increase in average Illinois MBM, average PM (both feed grade and pet food) and corn prices and the reduction to the Company’s raw material cost resulting from formula pricing arrangements, which compute raw material cost based upon the price of finished product.

During Fiscal 2012, net sales were $1,701.4 million as compared to $1,797.2 million during Fiscal 2011. The Rendering segments’ operations process animal by-products and used cooking oil into fats (primarily BFT, PG and YG), protein (primarily MBM and PM (feed grade and pet food)) and hides. Fat was approximately $809.7 million and $950.8 million of net sales for the year ended December 29, 2012 and December 31, 2011, respectively, and protein was approximately $496.2 million and $447.7 million of net sales for the year ended December 29, 2012 and December 31, 2011, respectively. The decrease in Rendering segment sales of $95.2 million and the decrease in Bakery segment sales of $0.6 million accounted for the $95.8 million decrease in sales. The decrease in net sales was primarily due to the following (in millions of dollars):

	Rendering	Bakery	Corporate	Total
Increase/(decrease) in finished product prices	$(69.9)	$9.7	$—	$(60.2)
Decrease in raw material volume	(27.2)	(14.6)	—	(41.8)
Increase in other sales	1.9	4.3	—	6.2

	$(95.2)	$(0.6)	$—	$(95.8)

Further detail regarding the $95.2 million decrease in sales in the Rendering segment and the $0.6 million decrease in sales in the Bakery segment is as follows:

Rendering

Finished Product Prices:    Lower prices in the overall commodity market for soybean oil, inedible corn oil and palm oil which are competing fats to BFT and PG, negatively impacted the Company’s finished product prices. In addition, a decrease in global demand for use of YG in biofuels negatively impacted the Company’s finished product prices. The $69.9 million decrease in Rendering sales resulting from decreases in finished product prices is due to a market-wide decrease in California MBM, BFT, PG and YG prices, but was slightly offset by an increase in MBM (Illinois) and PM (both feed grade and pet food) prices for Fiscal 2012 as compared to Fiscal 2011. The market decreases were due to changes in supply/demand in both the domestic and export markets for commodity fats and protein meals, including MBM, BFT, PG and YG.

Raw Material Volume:    Rendering volumes decreased Rendering sales by approximately $27.2 million, which is a result of weaker slaughter and processor rates as a result of economic conditions in the animal processing industry in Fiscal 2012 as compared to Fiscal 2011.

Other Sales:    The $1.9 million increase in other Rendering segment sales was primarily due to increased purchases of finished product for resale and an increase in yield that more than offset a decrease in collection fees and hide sales.

Bakery

Finished Product Prices:    Higher prices in the commodity market for corn positively impacted the Company’s BBP finished product prices by approximately $9.7 million.

Raw Material Volume:    Lower Bakery volumes decreased Bakery sales by approximately $14.6 million, which is due to production cutbacks by the Company’s commercial bakery suppliers.

Other Sales:    The $4.3 million increase in other Bakery segment sales is due to an increase in yields.

Cost of Sales and Operating Expenses.    During Fiscal 2012, cost of sales and operating expenses were $1,232.6 million as compared to $1,268.2 million during Fiscal 2011. The decrease in Rendering segment cost of sales and operating expenses of $38.4 million and the increase in Bakery segment cost of sales and operating expenses of $1.5 million accounted for substantially all of the $35.6 million decrease in cost of sales and operating expenses. The decrease in cost of sales and operating expenses was primarily due to the following (in millions of dollars):

	Rendering	Bakery	Corporate	Total
Increase/(decrease) in raw material costs	$(34.5)	$9.9	$—	$(24.6)
Decrease in raw material volume	(9.4)	(6.8)	—	(16.2)
Increase/(decrease) in other cost of sales	12.1	(1.2)	1.5	12.4
Decrease in energy costs, primarily natural gas and diesel fuel	(6.6)	(0.4)	(0.2)	(7.2)

	$(38.4)	$1.5	$1.3	$(35.6)

Further detail regarding the $38.4 million decrease in cost of sales and operating expenses in the Rendering segment and the $1.5 million increase in Bakery segment is as follows:

Rendering

Raw Material Costs:    A portion of the Company’s volume of raw material is acquired on a formula basis. Under a formula arrangement, the cost of raw material is tied to the finished product market for MBM, PM (both feed grade and pet food), BFT, PG and YG. Since finished product prices overall were lower in Fiscal 2012 as compared to the same period in Fiscal 2011, raw material costs decreased $34.5 million.

Raw Material volume:    Production cutbacks from packers and processors resulted in lower raw material available to be processed and formula pricing resulted in lower cost of sales of approximately $9.4 million. A portion of the Company’s volume of raw material is acquired on a formula basis. Under a formula arrangement, the cost of raw material is tied to finished product markets.

Other Cost of Sales:    The $12.1 million increase in other expense includes increases in purchases of finished products for resale and increases in payroll and related benefits.

Energy Costs:    Both natural gas and diesel fuel are major components of factory and collection operating costs to the Rendering segment. During Fiscal 2012, energy costs were lower and are reflected in the $6.6 million decrease due primarily to lower natural gas and diesel fuel costs as compared to Fiscal 2011.

Bakery

Raw Material Costs:    The Company’s Bakery raw material is acquired on a formula basis. Under these formula arrangements, the cost of raw material is tied to the market value of corn. Since finished product prices overall for corn were higher in Fiscal 2012 as compared to the same period in Fiscal 2011, the raw material cost increased approximately $9.9 million.

Raw Material Volume:    Production cutbacks from the Company’s suppliers resulted in lower raw material available to be processed and formula pricing resulted in a decrease to cost of sales of approximately $6.8 million.

Other Costs of Sales:    The $1.2 million decrease in other cost of sales includes decreases in repairs and maintenance and other general reductions as a result of less raw material processed.

Energy Costs:    Natural gas is a component of factory operating costs. During Fiscal 2012 natural gas costs were lower as compared to Fiscal 2011 and are reflected in the $0.4 million decrease in cost of sales.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses were $151.7 million during Fiscal 2012, a $15.6 million increase (11.5%) from $136.1 million during Fiscal 2011. Selling, general and administrative expenses increased primarily due to payroll and related expense increases and a Fiscal 2011 purchase accounting contingency gain that did not recur in Fiscal 2012. The increase in selling, general and administrative expenses was primarily due to the following (in millions of dollars):

	Rendering	Bakery	Corporate	Total
Payroll and related benefits expense	$5.4	$0.9	$5.9	$12.2
Increase from prior year purchase accounting contingency	3.1	0.7	—	3.8
Increase/(decrease) in other	0.2	(0.3)	(0.3)	(0.4)

	$8.7	$1.3	$5.6	$15.6

Depreciation and Amortization.    Depreciation and amortization charges increased $6.5 million (8.2%) to $85.4 million during Fiscal 2012 as compared to $78.9 million during Fiscal 2011. The increase in depreciation and amortization was primarily due to a general increase in capital expenditures.

Interest Expense.    Interest expense was $24.1 million during Fiscal 2012 compared to $37.2 million during Fiscal 2011, a decrease of $13.1 million, primarily due to a decrease in debt outstanding as a result of prior year and current year payoffs of the Company’s revolver and term debt facilities, which included a reduction in the amount of the Company’s term loan facility deferred loan costs due to write-offs of approximately $0.7 million in Fiscal 2012 as compared to approximately $4.9 million in Fiscal 2011.

Other Income/Expense.    Other income was $1.8 million in Fiscal 2012, as compared to other expense of $3.0 million in Fiscal 2011. This increase of $4.8 million was primarily due to insurance recovery proceeds on prior year and current year fire losses received in Fiscal 2012 and a decrease in other non-operating expenses that more than offset an increase in casualty loss from Hurricane Sandy.

Equity in Net Loss in Investment of Unconsolidated Subsidiary.    Represents the Company’s portion of the expenses of the DGD Joint Venture in Fiscal 2012. In Fiscal 2012, the net loss was $2.7 million compared to $1.6 million in Fiscal 2011. The $1.1 million increase in net loss was due to an increase in non-capitalized expenses during construction.

Income Taxes.    The Company recorded income tax expense of $76.0 million for Fiscal 2012, compared to income tax expense of $102.9 million recorded in Fiscal 2011, a decrease of $26.9 million, primarily due to a decrease in pre-tax earnings of the Company in Fiscal 2012. The effective tax rate for Fiscal 2012 and Fiscal 2011 was 36.8% and 37.8%, respectively. The difference from the federal statutory rate of 35% in Fiscal 2012 and Fiscal 2011 is primarily due to state taxes and the section 199 qualified domestic production deduction.

Financing, Liquidity and Capital Resources

Credit Facilities

Senior Secured Facilities.    On September 27, 2013, the Company entered into the Existing Credit Agreement restating its then existing credit agreement dated as of December 17, 2010 (as amended by the first amendment to the credit agreement as of dated March 25, 2011) with JPMorgan. The Existing Credit Agreement provides for the Existing Senior Secured Facilities in the aggregate principal amount of $1.35 billion comprised of a five-year revolving loan facility of $1.0 billion (approximately $100.0 million of which will be available for a letter of credit sub-facility and $50.0 million of which will be available for a swingline sub-facility) and a five-year term loan facility of $350.0 million, all of which was available as of September 28, 2013. The revolving loan facility is available to be borrowed by the Company in U.S. dollars and Canadian dollars, and up to $225.0 million of the revolving loan facility is available to be borrowed in Canadian dollars by Darling Canada, a wholly owned subsidiary of the Company. Further, $200.0 million of the term loan facility was borrowed in U.S. dollars by the Company and $150.0 million of the term loan facility was borrowed in Canadian dollars by Darling Canada. The Company and Darling Canada used the proceeds of the term loan facility and a portion of the revolving loan facility to pay a portion of the consideration for the Rothsay Acquisition and related fees and expenses, and Darling and Darling Canada intend to use the remainder of revolving loan facility to provide for working capital needs, general corporate purposes and other purposes not prohibited by the Existing Credit Agreement.

As of September 28, 2013, the Company had availability of $967.3 million under the revolving loan facility, taking into account no outstanding borrowings and letters of credit issued of $32.7 million.

•	As of September 28, 2013, the Company had no outstanding borrowings under the $350.0 million term loan facility.

•

The obligations of the Company under the Existing Credit Agreement are guaranteed by Darling National LLC, Griffin Industries LLC, Craig Protein Division, Inc., Darling AWS LLC, Terra Holding Company, Darling Global Holdings Inc., Darling Northstar LLC, TRS and EV Acquisition, Inc., each of which are wholly-owned subsidiaries of the Company (“Guarantor Companies”), and are secured, subject to certain exceptions, by a perfected first priority security interest in all tangible and intangible personal property of the Company and the guarantors, including a pledge of 100% of the equity interests of certain domestic subsidiaries and 65% of the equity interests of certain foreign subsidiaries.

The Existing Credit Agreement is expected to be replaced as part of the Financing Transactions; however, if the VION Acquisition is not completed, it will remain outstanding and we will be subject to the covenants thereunder. See the section entitled “Description of Certain Indebtedness” for a description of the Credit Agreement.

Senior Notes.    On December 17, 2010, Darling issued $250.0 million in aggregate principal amount of its 8.5% Senior Notes due 2018 under an indenture with U.S. Bank National Association, as trustee. The Company is obligated to pay 8.5% annual cash interest on its 8.5% Senior Notes due 2018 on June 15 and December 15 of each year. Other than in connection with certain changes of control and assets sales, the Company is not required to make any mandatory purchase offers or redemption or sinking fund payments with respect to its 8.5% Senior Notes due 2018. The 8.5% Senior Notes due 2018 are guaranteed by each of the Guarantor Companies and, effective as of September 27, 2013, the 8.5% Senior Notes due 2018 are secured on an equal and ratable basis with the Company’s and the guarantors’ obligations under the Existing Credit Agreement.

As of September 28, 2013, the Company was in compliance with all of the covenants, including financial covenants, under the Existing Credit Agreement and the indenture relating to its 8.5% Senior Notes due 2018. The covenants require the Company to maintain compliance with specified financial ratios and may restrict the Company’s ability to incur additional indebtedness; guarantee indebtedness or other obligations; pay dividends or make other distributions, repay subordinated indebtedness (if any), or make certain investments or other restricted payments; create liens securing indebtedness; merge, consolidate or sell or otherwise dispose of all or substantially all of its assets; sell or otherwise dispose of assets; make changes to its capital structure; engage in new lines of business unrelated to its current businesses; and enter into transactions with affiliates.

The Existing Credit Agreement and 8.5% Senior Notes due 2018 consisted of the following elements at September 28, 2013 (in thousands):

Senior Notes:
8.5% Senior Notes Due 2018	$250,000

Senior Secured Facilities:
Term Loan	$—

Revolving Credit Facility:
Maximum availability	$1,000,000
Borrowings outstanding	—
Letters of credit issued	32,668

Availability	$967,332

The classification of long-term debt in the Company’s September 28, 2013 consolidated balance sheet is based on the contractual repayment terms of the debt issued under the Existing Credit Agreement and the 8.5% Senior Notes due 2018. We expect to redeem the 8.5% Senior Notes due 2018 in connection with the closing of the VION Acquisition and the VION Financing Transactions. However, if the VION Acquisition is not completed, such notes will remain outstanding and the Company and its subsidiaries will remain subject to the covenants included in the indenture governing such notes.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing, Liquidity and Capital Resources—The Proposed VION Acquisition and the Related Financing Transactions.”

Working Capital, Cash, Capital Expenditures and Other

On September 28, 2013, the Company had working capital of $76.1 million and its working capital ratio was 1.51 to 1 compared to working capital of $158.6 million and a working capital ratio of 2.20 to 1 on December 29, 2012. The decrease in working capital is primarily due to a decrease in cash and cash equivalents and working capital from the TRS acquisition as well as an increase in inventory volumes. At September 28, 2013, the Company had unrestricted cash of $8.0 million and funds available under the revolving credit facility of $967.3 million, compared to unrestricted cash of $103.2 million and funds available under the revolving credit facility of $384.9 million at December 29, 2012.

Net cash provided by operating activities was $168.7 million and $196.6 million for the nine months ended September 28, 2013 and September 29, 2012, respectively, a decrease of $27.9 million due primarily to a decrease in net income of approximately $15.5 million and changes in operating assets and liabilities that include a decrease in cash provided by income tax refundable/payable of approximately $21.3 million, that was partially offset by an increase in cash provided by inventory of approximately $8.0 million. Cash used by investing activities was $250.8 million for the nine months ended September 28, 2013, compared to $116.7 million for the nine months ended September 29, 2012, an increase of $134.1 million primarily due to an increase in cash paid for the Company’s investment in the DGD Joint Venture and the increase in current year acquisition activity. Net cash used by financing activities was $13.1 million for the nine months ended September 28, 2013, compared to $31.1 million for the nine months ended September 29, 2012, a decrease in the use of cash of $18.0 million, primarily due to repayment of term debt in the prior year.

Capital expenditures of $85.7 million were made during the first nine months of Fiscal 2013, compared to $84.2 million in the first nine months of Fiscal 2012, for a net increase of $1.5 million (1.8%), due primarily to more planned capital projects in the first nine months of Fiscal 2013. Additionally, included in the planned capital projects are costs associated with the Company’s initiation of a new ERP system. As of September 28, 2013, the Company has spent approximately $30.1 million in capital expenditures for software and design costs related to the implementation of the Oracle E Business Suite ERP system. The implementation is expected to be completed in 2015. The expected cash flow impact of this project will be in the range of $36.0 million to $40.0 million. These costs will be financed using the cash flows from operations. Capital expenditures related to compliance with environmental regulations were $2.5 million and $1.6 million during the nine months ended September 28, 2013 and September 29, 2012, respectively.

Based upon the annual actuarial estimate, current accruals and claims paid during the first nine months of Fiscal 2013, the Company has accrued approximately $12.2 million it expects will become due during the next twelve months in order to meet obligations related to the Company’s self-insurance reserves and accrued insurance obligations, which are included in current accrued expenses at September 28, 2013. The self-insurance reserve is composed of estimated liability for claims arising for workers’ compensation, and for auto liability and general liability claims. The self-insurance reserve liability is determined annually, based upon a third party actuarial estimate. The actuarial estimate may vary from year to year due to changes in cost of health care, the pending number of claims or other factors beyond the control of management of the Company. It is expected that the Company’s funding obligations under its self-insurance reserve will increase in the future as a result of 2013 acquisition activity and its planned acquisition of VION Ingredients.

Based upon current actuarial estimates, the Company expects to contribute approximately $0.3 million to its pension plans in order to meet minimum pension funding requirements during the next twelve months. The minimum pension funding requirements are determined annually, based upon a third party actuarial estimate. The actuarial estimate may vary from year to year due to fluctuations in return on investments or other factors beyond the control of management of the Company or the administrator of the Company’s pension funds. No assurance can be given that the minimum pension funding requirements will not increase in the future. Additionally, the Company has made tax deductible discretionary and required contributions to its pension plans for the nine months ended September 28, 2013 of approximately $4.0 million.

The Pension Protection Act of 2006 (“PPA”) was signed into law in August 2006 and went into effect in January 2008. The stated goal of the PPA is to improve the funding of pension plans. Plans in an under-funded status will be required to increase employer contributions to improve the funding level within PPA timelines. The impact of recent volatility in the world equity and other financial markets have had and could continue to have a material negative impact on pension plan assets and the status of required funding under the PPA. The Company participates in various multiemployer pension plans which provide defined benefits to certain employees covered by labor contracts. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts to meet their pension benefit obligations to their participants. The Company’s contributions to each individual multiemployer plan represent less than 5% of the total contributions to each such plan. Based on the most currently available information, the Company has determined that, if a withdrawal were to occur, withdrawal liabilities on two of the plans in which the Company currently participates could be material to the Company, with one of these material plans certified as critical or red zone. With respect to the other multiemployer pension plans in which the Company participates and which are not individually significant, four plans have certified as critical or red zone and two plans have certified as endangered or yellow zone as defined by the PPA. In June 2009, the Company received a notice of a mass withdrawal termination and a notice of initial withdrawal liability from a multiemployer plan in which it participated. The Company had anticipated this event and as a result had accrued approximately $3.2 million as of January 3, 2009 based on the most recent information that was probable and estimable for this plan. The plan had given a notice of redetermination liability in December 2009. In Fiscal 2010, the Company received further third party information confirming the future payout related to this multiemployer plan. As a result, the Company reduced its liability to approximately $1.2 million. In Fiscal 2010, another under-funded multiemployer plan in which the Company participates gave notification of partial withdrawal liability. As of September 28, 2013, the Company has an accrued liability of approximately $0.9 million representing the present value of scheduled withdrawal liability payments under this multiemployer plan. While the Company has no ability to calculate a possible current liability for under-funded multiemployer plans that could terminate or could require additional funding under the PPA, the amounts could be material.

The Diamond Green Diesel Joint Venture

The Company announced on January 21, 2011 that a wholly-owned subsidiary of Darling entered into a limited liability company agreement with a wholly-owned subsidiary of Valero to form the DGD Joint Venture. The DGD Joint Venture is owned 50%/50% with Valero and was formed to design, engineer, construct and operate the DGD Facility, which is capable of producing approximately 9,300 barrels per day of renewable diesel fuel and certain other co-products, and is located adjacent to Valero’s refinery in Norco, Louisiana. DGD The Facility reached mechanical completion and began the production of renewable diesel in late June 2013.

On May 31, 2011, the DGD Joint Venture and Diamond Green Diesel LLC, a wholly-owned subsidiary of the DGD Joint Venture (“Opco”), entered into (i) a facility agreement (the “Facility Agreement”) with Diamond Alternative Energy, LLC, a wholly-owned subsidiary of Valero (the “Lender”), and (ii) a loan agreement (the “Loan Agreement”) with the Lender, which provided the DGD Joint Venture with a 14 year multiple advance term loan facility of approximately $221,300,000 (the “JV Loan”) to support the design, engineering and construction of the DGD Facility, which is now in production. The Facility Agreement and the Loan Agreement prohibit the Lender from assigning all or any portion of the Facility Agreement or the Loan Agreement to unaffiliated third parties. Opco has also pledged substantially all of its assets to the Lender, and the DGD Joint Venture has pledged all of Opco’s equity interests to the Lender, until the JV Loan has been paid in full and the JV Loan has terminated in accordance with its terms.

Based on the sponsor support agreements executed in connection with the DGD Facility Agreement and the Loan Agreement relating to the DGD Joint Venture with Valero, the Company has contributed a total of approximately $111.7 million for completion of the DGD Facility including the Company’s portion of cost overruns and working capital funding. As of the date hereof, it is anticipated that substantially all contributions have been made, except for possible additional working capital funding and under the equity method of accounting, the Company has an investment in the DGD Joint Venture of approximately $116.3 million included on the consolidated balance sheet.

The Company is aware that a third party patent holder has filed a patent infringement claim against a producer of renewable diesel fuel and its owners. The producer is unrelated to the Company, the DGD Joint Venture or, to our knowledge, Valero. The Company has not, and to its knowledge neither the DGD Joint Venture nor Valero has, received any communication from such patent holder regarding similar claims against the DGD Joint Venture. The DGD Joint Venture has licensed a process from UOP LLC, a subsidiary of Honeywell International Inc., that it will utilize in producing renewable diesel fuel. The Company believes that the DGD Joint Venture’s process differs from the process that is the subject of the infringement suit. Accordingly, any patent infringement claim that might be asserted in the future against either the Company or the DGD Joint Venture would be vigorously opposed. However, if any patent holder successfully challenged the patents under which the DGD Joint Venture operates, the DGD Joint Venture could incur increased expenses or the need to modify its operation which could negatively impact the DGD Joint Venture’s results of operations.

The Proposed VION Acquisition and the Related Financing Transactions

As further discussed in the section entitled “Summary—Recent Developments,” on October 5, 2013, Darling and VION entered into the VION SPA, pursuant to which Darling expects to acquire VION Ingredients for approximately €1.6 billion, upon the terms and subject to the conditions set forth in the VION SPA.

In connection with the VION SPA, on October 5, 2013, Darling received commitments pursuant to the Commitments from JPMorgan, BMO, and Goldman Sachs Bank USA with respect to a $1.2 billion term loan B facility and a $1.3 billion senior unsecured bridge facility, to finance the VION Acquisition. The Commitments are subject to the satisfaction of certain closing conditions and execution of definitive documentation regarding such loans.

The following table sets forth our cash and cash equivalents and long term debt on an actual and pro forma basis as of September 28, 2013 to give effect to the Transactions.

You should read this information in conjunction with unaudited pro forma condensed combined financial information and the historical financial statements and the related notes of Darling, Rothsay and VION Ingredients included elsewhere in this prospectus supplement.

	As of September 28, 2013
	Actual	Pro forma
	(in millions)
Cash and cash equivalents	$8.0	$215.6

Long-term debt (including current portion of long-term debt):
8.5% Senior Notes due 2018	250.0	—
Existing revolving credit facility; new revolving credit facility under the Senior Secured Facilities(1)	—	324.5
Existing/New revolving credit facility
Term loan A facility	—	345.5
Term loan B facility	—	1,200.00
Bridge Facility	—	500.0
Other debt	0.1	0.1

Total long-term debt	250.1	2370.1

(1)	On a pro forma basis, we would have had undrawn commitments available for additional borrowings under the new revolving credit facility under the Senior Secured Facilities of up to $642.8 million.

Our high level of indebtedness could have adverse consequences to us and you, as a holder of our common stock, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness and our contractual and commercial commitments;

•

limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements on commercially reasonable terms or at all;

•

requiring us to use a substantial portion of our cash flows from operations to pay principal and interest on our indebtedness instead of other purposes, thereby reducing the amount of our cash flows from operations available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to adverse economic, industry and business conditions;

•

exposing us to the risk of increased interest rates as certain of our borrowings are, and certain of our future borrowings, including borrowings under the Senior Secured Facilities, will be at variable rates of interest;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a competitive disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

For a description of the terms of our indebtedness, see the section entitled “Description of Certain Indebtedness.”

Discussion and Analysis of the Company’s Liquidity Condition

The Company’s efforts to integrate current year acquisition activity as well as actual and expected future international acquisition activity could result in unforeseen delays, costs and operating and integration difficulties that will require significant management resources for the remainder of Fiscal 2013 and into future periods. The completion and integration of the Acquisitions will require the Company to continue to incur high professional expenditures into the fourth quarter of Fiscal 2013 and into Fiscal 2014.

The Company’s management believes that cash flows from operating activities consistent with the level generated in the first nine months of Fiscal 2013, unrestricted cash and funds available under the Senior Secured Facilities and the Commitments will be sufficient to meet the Company’s working capital needs and maintenance and compliance-related capital expenditures, scheduled debt and interest payments, income tax obligations, acquisition obligations and other contemplated needs through the next twelve months. Numerous factors could have adverse consequences to the Company that cannot be estimated at this time, such as: unanticipated costs related to the acquisition (including transactional costs) and integration (including the new ERP system) of Rothsay and VION Ingredients; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, reduced demand for animal feed, or otherwise; a reduction in finished product prices; changes to worldwide government policies relating to renewable fuels and GHG emissions that adversely affect programs like RFS2 and tax credits for biofuels both in the United States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or feed additives; the occurrence of Bird Flu in the United States; any additional occurrence of BSE in the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the Enhanced BSE Rule; unforeseen new U.S. or foreign regulations affecting the rendering industry or the value-added products we produce (including new or modified animal feed, H1N1 flu, Bird Flu, BSE or similar or unanticipated regulations); increased contributions to the Company’s multiemployer and employer-sponsored defined benefit pension plans (including Rothsay and VION Ingredients employee pension plans) as required by the PPA or resulting from a mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea or elsewhere; and/or unfavorable export markets. These factors, coupled with volatile prices for natural gas and diesel fuel, general performance of the U.S. and global economies and any decline in consumer confidence, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company’s results of operations in Fiscal 2013 and thereafter. The Company cannot provide assurance that the cash flows from operating activities generated in the first nine months of Fiscal 2013 are indicative of the future cash flows from operating activities that will be generated by the Company’s operations. The

Company reviews the appropriate use of unrestricted cash periodically. Except for expenditures relating to the Company’s ongoing installation activities with respect to its planned new ERP system project and the fulfillment of all conditions to the closing of the VION Acquisition, no decision has been made as to non-ordinary course cash usages at this time; however, potential usages could include: opportunistic capital expenditures and/or acquisitions and joint ventures; investments relating to the Company’s developing a comprehensive renewable energy strategy, including, without limitation, potential investments in additional renewable diesel and/or biodiesel projects; investments in response to governmental regulations relating to human and animal food safety or other regulations; unexpected benefit funding requirements; and paying dividends or repurchasing stock, subject to limitations under the Existing Credit Agreement and the 8.5% Senior Notes due 2018, as well as suitable cash conservation to withstand adverse commodity cycles.

The current economic environment in the Company’s markets has the potential to adversely impact its liquidity in a variety of ways, including through reduced raw materials availability, reduced finished product prices, reduced sales, potential inventory buildup, increased bad debt reserves, potential impairment charges and/or higher operating costs.

Several significant products that the Company now sells and will sell after completion of its planned acquisitions are commodities, the prices of which are based on established commodity markets and are subject to volatile changes. Any decline in these prices has the potential to adversely impact the Company’s liquidity. Any decline in raw material availability, decline in commodities prices, increase in energy prices and changes in regulations, including those related to employee benefits funding, has the potential to adversely impact the Company’s liquidity. A decline in commodities prices, a rise in energy prices, a slowdown in the U.S. or international economy, continued or escalated conflict in the Middle East, North Korea or elsewhere, or other factors could cause the Company to fail to meet management’s expectations or could cause liquidity concerns.

Off Balance Sheet Obligations

Based upon the underlying purchase agreements, the Company has commitments to purchase $23.9 million of commodity products consisting of approximately $20.4 million of finished products and approximately $3.5 million of natural gas during the next twelve months, which are not included in liabilities on the Company’s balance sheet at September 28, 2013. These purchase agreements were entered into in the normal course of the Company’s business and are not subject to derivative accounting. The commitments will be recorded on the balance sheet of the Company when delivery of these commodities occurs and ownership passes to the Company during the remainder of Fiscal 2013, in accordance with accounting principles generally accepted in the United States.

Based upon the underlying lease agreements, the Company expects to pay approximately $20.0 million in operating lease obligations during the next twelve months, which are not included in liabilities on the Company’s balance sheet at September 28, 2013. These lease obligations are included in cost of sales or selling, general and administrative expense as the underlying lease obligation comes due, in accordance with accounting principles generally accepted in the United States.

New Accounting Pronouncements

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. The ASU amends ASC Topic 220, Comprehensive Income. The new standard eliminates the option to report other comprehensive income and its components in the statement of changes in equity and instead requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. Reclassification adjustments between net income and other comprehensive income must be shown on the face of the statement(s), with no resulting change in net earnings. In December 2011, the FASB issued ASU No. 2011-12, Deferral of Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This ASU amends ASC Topic 220, Comprehensive Income. The new standard deferred the requirement to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income while the FASB further deliberates this aspect of the proposal. This update is effective for the Company on January 1, 2012 and must be applied retrospectively. The Company adopted this standard as of March 31, 2012. The adoption did not have a material impact on the Company’s consolidated financial statements. In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Out of Accumulated Other Comprehensive Income. This ASU amends ASC Topic 220, Comprehensive Income. This new standard requires an entity to report either on the income statement or disclose in the footnotes to the financial statement the effects on earnings from items that are reclassified out of other comprehensive income. This update was effective for the Company on December 30, 2012. The adoption did not have a material impact on the Company’s consolidated financial statements.

In July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. The ASU amends ASC Topic 350, Intangibles—Goodwill and Other. The new standard is intended to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. The new standard allows an entity to first assess qualitative factors to determine if it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If based on its qualitative assessment an entity concludes it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, quantitative impairment testing is required. However, if an entity concludes otherwise, quantitative impairment testing is not required. The standards update is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company adopted this standard in the first quarter of Fiscal 2013. The adoption did not have a material impact on the Company’s consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risks

Market risks affecting the Company are exposures to changes in prices of the finished products the Company sells, interest rates on debt, availability of raw material supply and the price of natural gas and diesel fuel used in the Company’s plants. Raw materials available to the Company are impacted by seasonal factors, including holidays, when raw material volume declines; warm weather, which can adversely affect the quality of raw material processed and finished products produced; and cold weather, which can impact the collection of raw material. Predominantly all of the Company’s finished products are commodities that are generally sold at prices prevailing at the time of sale.

The Company makes limited use of derivative instruments to manage cash flow risks related to interest expense, natural gas usage, diesel fuel usage and inventory. The Company does not use derivative instruments for trading purposes. Interest rate swaps are entered into with the intent of managing overall borrowing costs by reducing the potential impact of increases in interest rates on floating-rate long-term debt. Natural gas swaps and options are entered into with the intent of managing the overall cost of natural gas usage by reducing the potential impact of seasonal weather demands on natural gas that increases natural gas prices. Heating oil swaps and options are entered into with the intent of managing the overall cost of diesel fuel usage by reducing the potential impact of seasonal weather demands on diesel fuel that increases diesel fuel prices. Inventory swaps and options are entered into with the intent of managing seasonally high concentrations of MBM, PM, BFT, PG, YG and BBP inventories and managing forecasted sales of BBP by reducing the potential impact of changing prices. The interest rate swaps and the natural gas swaps are subject to the requirements of FASB authoritative guidance. Some of the Company’s natural gas and diesel fuel instruments are not subject to the requirements of FASB authoritative guidance because some of the natural gas and diesel fuel instruments qualify as normal purchases as defined in FASB authoritative guidance. At September 28, 2013, the Company had corn option contracts and natural gas swaps outstanding that qualified and were designated for hedge accounting as well as heating oil swaps that did not qualify and were not designated for hedge accounting.

In Fiscal 2012 and the first nine months of Fiscal 2013, the Company entered into natural gas swap contracts that are considered cash flow hedges. Under the terms of the natural gas swap contracts, the Company fixed the expected purchase cost of a portion of its plants’ forecasted natural gas usage into the fourth quarter of Fiscal 2013. As of September 28, 2013, the aggregate fair value of these natural gas swap contracts was less than $0.1 million and is included in other current assets and accrued expenses on the balance sheet, with an offset recorded in accumulated other comprehensive income for the effective portion.

In Fiscal 2012 and the first nine months of Fiscal 2013, the Company entered into corn option contracts that are considered cash flow hedges. Under the terms of the corn option contracts, the Company hedged a portion of its forecasted sales of BBP into the third quarter of Fiscal 2014. As of September 28, 2013, the aggregate fair value of these corn option contracts was approximately $3.1 million and is included in other current assets on the balance sheet, with an offset recorded in accumulated other comprehensive income for the effective portion. From time to time, the Company may enter into corn option contracts in the future. Gains and losses arising from open and closed portions of these contracts may have a significant impact on the Company’s income if there is significant volatility in the price of corn.

Additionally, the Company had heating oil swaps that are marked to market because they did not qualify for hedge accounting at September 28, 2013. The heating oil swaps had an aggregate fair value of approximately $0.1 million and are included in other current assets and accrued expenses at September 28, 2013.

As of September 28, 2013, the Company had forward purchase agreements in place for purchases of approximately $3.5 million of natural gas in Fiscal 2013. As of September 28, 2013, the Company had forward purchase agreements in place for purchases of approximately $20.4 million of finished product in Fiscal 2013.

DESCRIPTION OF COMMON STOCK

The following descriptions are summaries of the material terms of our restated certificate of incorporation (as amended, the “Certificate of Incorporation”), amended and restated bylaws (the “Bylaws”) and relevant sections of the General Corporation Law of the State of Delaware (the “DGCL”). Our Certificate of Incorporation and Bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part. The summaries of these documents are qualified in their entirety by reference to the full text of the documents.

General

We are currently authorized to issue up to 250,000,000 shares of common stock, par value $0.01 per share. As of September 28, 2013, 119,176,005 shares of common stock were issued and outstanding.

Of the shares of common stock currently issued and outstanding, 9,998,017 shares were issued to certain Griffin shareholders who quality as “accredited investors” (the “Rollover Shareholders”) pursuant to the Rollover Agreement and have not been registered under the Securities Act or any state securities laws. In issuing such shares, Darling relied upon the exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Voting Rights

The holders of common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote.

Each director elected by the holders of the common stock will serve until the earlier of his or her death, resignation, removal or until his successor is elected and qualified. The common stock does not have cumulative voting rights in the election of directors.

A special meeting of stockholders may be called at any time by proper written demand of any stockholders of record who hold, as of the record date fixed in accordance with the Bylaws, in the aggregate, at least 10% of the voting power of the outstanding shares of our capital stock.

Rights to Dividends and on Liquidation, Dissolution and Winding Up

Each share of common stock shall have identical rights and privileges. Subject to any rights of holders of our preferred stock, par value $0.01 per share, holders of common stock are entitled to receive such dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to stockholders after there will have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of outstanding series of preferred stock, if any, are entitled by the express terms of such series.

Registration Rights

In connection with our acquisition of Griffin in 2010, Darling entered into a Registration Rights Agreement (the “Rollover Registration Rights Agreement”) with the Rollover Shareholders. See exhibit 10.5 to Darling’s Current Report on Form 8-K filed with the SEC on December 20, 2010 for the full text of the Rollover Registration Rights Agreement. The Rollover Registration Rights Agreement allows the Rollover Shareholders that hold a majority of the Darling common stock issued pursuant to the Rollover Agreement to request up to three times that Darling register such Rollover Shareholders’ common stock under the Securities Act.

Other Rights

The common stock does not have any preemptive, subscription, redemption or conversion rights. Additional shares of authorized common stock may be issued, as determined by our board of directors from time to time, without stockholder approval, except as may be required by applicable law and NYSE requirements, if any.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Board of Directors

A nominee for director shall be elected to the board of directors by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast at any such meeting and entitled to vote on the election of directors.

Vacancies among the directors may be filled only by a majority of the directors then in office, even though less than a quorum, or by the sole remaining director, and each such director so chosen shall hold office until the first annual meeting of stockholders held after his or her election and until his or her successor is elected and qualified or, if earlier, until his or her death, resignation or removal from office.

Advance Notice Requirements for Director Nominations

Our Bylaws contain advance notice procedures with regard to stockholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of stockholder proposals related to stockholder nominations for the election of directors must be received by our corporate secretary, in the case of an annual meeting, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, if the annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement is first made by us of the date of such meeting. If the number of directors to be elected to our board of directors at an annual meeting is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary not later than the close of business on the tenth day following the day on which such public announcement is first made by us.

Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the stockholder and the beneficial owner;

•	the class or series and number of shares of our capital stock that are owned beneficially and of record by the stockholder and the beneficial owner;

•

a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

•

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder and such beneficial owner, with respect to shares of stock of the corporation;

•

a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•

a representation whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination.

As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of such person;

•	the principal occupation or employment of such person;

•	the class and number of shares of our capital stock that are owned beneficially and of record by such person;

•

a good faith determination of whether the nominee qualifies as an “independent director” under then applicable standards of both the Exchange Act (and rules and regulations promulgated thereunder) and the NYSE;

•

all additional information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act;

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating person, on the one hand, and the proposed nominee and his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the nominating person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Advance Notice Requirements for Stockholder Proposals

Our Bylaws contain advance notice procedures with regard to stockholder proposals not related to director nominations. These notice procedures, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by our corporate secretary.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter the stockholder and the beneficial owner (if any) proposes to bring before the meeting:

•

a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend our Bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner, if any, on whose behalf the proposal is made;

•	the name and record address of the stockholder and beneficial owner;

•	the class or series and number of shares of our capital stock that are owned beneficially and of record by the stockholder and the beneficial owner;

•

a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

•

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder and such beneficial owner, with respect to shares of stock of the corporation;

•

a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from stockholders in support of such proposal.

Amendments

The provisions of our Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of our outstanding common stock.

The provisions of our Bylaws may be amended by the affirmative vote of the holders of a majority of our outstanding common stock or by the affirmative vote of a majority of our entire board of directors.

Limitation of Liability and Indemnification Matters

Section 145 of the DGCL (“Section 145”) permits indemnification of officers and directors of a corporation under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

Article Eleven, Section 1, of our Certificate of Incorporation provides for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the DGCL. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of ours (or was serving at our request as a director or officer of another corporation) shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by the relevant section of the DGCL.

As permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omission not in good faith or involving intentional misconduct, for knowing violations of law, for any transactions from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Section 174 of the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers and purchased directors’ and officers’ liability insurance. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law, as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, an individual will receive indemnification for expenses, judgments, fines and amounts paid in settlement if he or she is found to have acted in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in the indemnification agreement, we shall not indemnify any such director or executive officer seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by such person unless the initiation thereof was authorized in the specific case by our board of directors or we provide the indemnification, in our sole discretion, pursuant to the powers vested in us under applicable law. The indemnification agreements provide for us to advance to the individual any and all expenses (including attorneys’ fees) incurred in defending any proceeding in advance of the final disposition thereof.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification is being sought, nor are we aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of ours.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following descriptions are only summaries of the material provisions of the Existing Credit Agreement, the Existing Indenture and the expected material provisions of agreements that will govern the Senior Secured Facilities (as defined below) and the Bridge Facility, and do not purport to be complete. The terms and provisions of the agreement that will govern the Senior Secured Facilities and the Bridge Facility are subject to change prior to the completion of the definitive credit documentation.

Current Darling Indebtedness

Existing Senior Secured Facilities

On September 27, 2013, the Company entered into the Existing Credit Agreement, which restated its then existing credit agreement dated December 17, 2010 (as amended by the First Amendment dated March 25, 2011), with JPMorgan, as administrative agent, and the other lenders and agents party thereto. The Existing Credit Agreement provides for the Existing Senior Secured Facilities in the aggregate principal amount of $1.35 billion comprised of a five-year revolving loan facility of $1.0 billion (approximately $100.0 million of which is available for a letter of credit sub-facility and $50.0 million of which is available for a swingline sub-facility) and a five-year term loan A facility of $350.0 million all of which was available as of September 28, 2013. The revolving loan facility is available to be borrowed by the Company in U.S. dollars and Canadian dollars, and up to $225.0 million of the revolving loan facility is available to be borrowed in Canadian dollars by Darling Canada. Further, $200.0 million of the term loan facility was borrowed in U.S. dollars by the Company and the Canadian dollar equivalent of $150.0 million of the term loan facility was borrowed in Canadian dollars by Darling Canada. The Company and Darling Canada used the entire proceeds of the term loan A facility and a portion of the revolving loan facility to pay a portion of the consideration for the Rothsay Acquisition and related fees and expenses, and the Company and Darling Canada intend to use the revolving loan facility for working capital needs, general corporate purposes and other purposes not prohibited by the Existing Credit Agreement.

The interest rate applicable to any borrowings under the revolving loan facility and the term loan facility is variable based upon the Company’s consolidated total leverage ratio and ranges from London Inter-Bank Offer Rate (“LIBOR”)/Canadian Dealer Offered Rate (“CDOR”) plus 1.50% to 2.75% per annum or base rate/Canadian prime rate plus 0.50% to 1.75% per annum. Base rate means a rate per annum equal to the greatest of (i) the prime rate then in effect, (ii) the federal funds effective rate (as defined in the Existing Credit Agreement) plus 0.5% and (iii) the adjusted LIBOR for a one-month interest period plus 1%. Canadian prime rate means the rate per annum to be the higher of (a) the rate of interest per annum most recently announced or established by JPMorgan, Toronto Branch as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada and (b) the sum of the yearly interest rate to which the one-month CDOR rate is equivalent plus 1.0%.

The Existing Credit Agreement contains various customary representations and warranties by the Company, which include customary use of materiality, material adverse effect and knowledge qualifiers. The Existing Credit Agreement also contains (i) certain affirmative covenants that impose certain reporting and/or performance obligations on the Company and its restricted subsidiaries, (ii) certain negative covenants that generally prohibit, subject to various exceptions, the Company and its restricted subsidiaries from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends and engaging in mergers and consolidations, sale and leasebacks and asset dispositions, (iii) financial covenants comprising of a maximum total leverage ratio, a maximum secured leverage ratio and a minimum interest coverage ratio and (iv) customary events of default (including a change of control). Obligations under the Existing

Senior Secured Facilities may be declared due and payable upon the occurrence and during the continuance of such customary events of default.

As of December 6, 2013, the Company had borrowed $200 million and CAD $150 million under the term loan facility and had $319.6 million outstanding under the revolving credit facility based on the CAD $50 million borrowing under the revolving credit facility being converted at the December 6, 2013 exchange rate of $1.00 = CAD $0.9379 (which included $32.7 million in outstanding letters of credit). The Company plans to amend and restate the Existing Credit Agreement in connection with the VION Acquisition.

8.5% Senior Notes Due 2018

On December 17, 2010, Darling issued $250.0 million aggregate principal amount of its 8.5% Senior Notes due 2018 (referred to in this section as the existing notes) under an indenture with U.S. Bank National Association, as trustee (the “Existing Indenture”). Darling used the net proceeds from the offering of the existing notes to finance in part the cash portion of the purchase price paid in connection with Darling’s acquisition of Griffin.

Interest on the existing notes accrues at the rate of 8.5% per annum and is payable in cash semi-annually in arrears on June 15 and December 15 of each year. Other than upon the occurrence of a change of control and in connection with certain asset dispositions, the Company is not required to repurchase or make any mandatory redemption or sinking fund payments with respect to the existing notes.

The Company may at any time and from time to time purchase the existing notes on the open market or otherwise. The Company may redeem the existing notes in whole but not in part at any time prior to December 15, 2014, at a redemption price equal to 100% of the principal amount of the existing notes redeemed, plus accrued and unpaid interest, if any, to the redemption date and an Applicable Premium (as defined in the Existing Indenture) as of the date of redemption subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after December 15, 2014, the Company may redeem all or, from time to time, a part of the existing notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the existing notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2014	104.250%
2015	102.125%
2016 and thereafter	100.000%

The Existing Indenture contains covenants limiting the Company’s ability and the ability of its restricted subsidiaries to, among other things, incur additional indebtedness or issue preferred stock, pay dividends or make other distributions on or repurchase the Company’s capital stock or make other restricted payments, create restrictions on the payment of dividends or other amounts from the Company’s restricted subsidiaries to the Company or the Company’s other restricted subsidiaries, make loans or investments, enter into certain transactions with affiliates, create liens, designate the Company’s subsidiaries as unrestricted subsidiaries, and sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of the Company’s assets.

The Existing Indenture also provides for customary events of default, including, without limitation, payment defaults, covenant defaults, cross acceleration defaults to certain other indebtedness in excess of specified amounts, certain bankruptcy and insolvency events of default and judgment defaults in excess of specified amounts. If any such event of default occurs and is continuing under the Existing Indenture, the trustee or the holders of at least 25% in principal amount of the total outstanding existing notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding existing notes issued under the indenture to be due and payable immediately.

Credit Facilities to be Entered into in Connection with the VION Acquisition

Senior Secured Facilities

In connection with the VION Acquisition, the Company intends to amend and restate its Existing Credit Agreement by entering into a second amended and restated credit agreement (the “Contemplated Amended Credit Agreement”) that provides for senior secured credit facilities (the “Senior Secured Facilities”) in an aggregate amount of $2.55 billion comprised of (i) the existing $350 million term loan A facility, (ii) the existing $1.0 billion revolving credit facility ($250 million of which will be available for a letter of credit sub-facility and $50 million of which will be available for a swingline sub-facility) and (iii) a new term loan B facility in the amount of at least $1.2 billion. The Contemplated Amended Credit Agreement will also permit the Company and the other borrowers thereunder to incur ancillary facilities provided by any lender under the Senior Secured Facilities. Up to $350.0 million of the revolving loan facility will now be available to be borrowed by the Company in U.S. dollars, Canadian dollars, euros and other currencies to be agreed and available to each applicable lender, to be borrowed in Canadian dollars by Darling Canada and to be borrowed in U.S. Dollars, euros and other currencies to be agreed and available to each applicable lender by Darling International NL Holdings B.V. (“Darling NL”) and certain other foreign subsidiaries of the Company. $600.0 million of the term loan B facility will be available to be borrowed in U.S. dollars by the Company and the euro equivalent of at least $600.0 million of the term loan B facility will be available to be borrowed in euros by Darling NL. The proceeds of the term loan B facility and a portion of the revolving loan facility will be used to pay a portion of the consideration of the VION Acquisition, and the revolving loan facility will also be used for working capital needs, general corporate purposes and other purposes not prohibited by the Contemplated Amended Credit Agreement.

JPMorgan will serve as the administrative agent for the Senior Secured Facilities.

The Senior Secured Facilities will mature as follows: (i) the term loan A facility will amortize in quarterly installments as follows: for the first eight quarters, 1.25% of the original principal amount of the term loan A facility, for the ninth through sixteenth quarters, 1.875% of the original principal amount of the term loan A facility, and for each quarterly installment after such sixteenth installment until September 27, 2018, 3.75% of the original principal amount of the term loan A facility; (ii) the term loan B facility will amortize in equal quarterly installments of 0.25% of the original principal amount of the term loan B facility, with the balance due on the date that is seven years following the proposed closing date; and (iii) the revolving credit facility will mature on September 27, 2018.

The new term loan B facility is expected to bear interest at or around a rate per annum equal to the following: (i) for U.S. dollar term loans under the term loan B facility, either (a) the base rate (which shall at no time be less than 1.75%) plus 2.00% or (b) the LIBOR rate (which shall at no time be less than 0.75%) plus 3.00%; and (ii) for euro term loans under the term loan B facility, either (a) the base rate (which shall at no time be less than 1.75%) plus 2.25% or (b) the euro interbank offered rate (which shall at no time be less than 0.75%) plus 3.25%. The term loan A facility and revolving facility under the Senior Secured Facilities will bear interest at a rate per annum equal to either (i) the base rate/Canadian prime rate plus 1.75% or (ii) the LIBOR rate/euro interbank offered rate/CDOR plus 2.75%, in each case, subject to certain step-downs based on the Company’s total leverage ratio. A commitment fee of 50 basis points (subject to certain step-downs based on the Company’s total leverage ratio) will be charged on a quarterly basis with respect to any unused portions of the revolving credit facility. A fronting fee will be charged on the date of issuance with respect to commercial letters of credit issued under the Senior Secured Facilities and on a quarterly basis with respect to standby letters of credit issued under the Senior Secured Facilities. During the continuance of any payment default, the interest rate applicable to such overdue amounts under the Senior Secured Facilities will increase by 2.00% per annum. Interest and fees with respect to any ancillary facility will be as agreed with the applicable ancillary lender.

We will pay to the arrangers under the Senior Secured Facilities customary underwriting and commitment fees. We will also pay, on a quarterly basis, an annual administrative agent fee for the Senior Secured Facilities.

The obligations of the Company under the Senior Secured Facilities will be secured by a first-priority lien on substantially all of our assets and the assets of our domestic subsidiaries, subject to certain carveouts and exceptions. The obligations of Darling Canada, Darling NL and any other foreign borrower under the Senior Secured Facilities will be secured by a first-priority lien on substantially all of our assets and the assets of our domestic subsidiaries and certain assets of certain of our foreign subsidiaries (including, after the VION Acquisition, VION and certain of its subsidiaries) organized in Canada, Belgium, Germany, the Netherlands and Brazil, subject to certain carveouts and exceptions. Our domestic subsidiaries will also provide guarantees of our obligations under the Senior Secured Facilities, and the Company and certain of our domestic and foreign subsidiaries will also guarantee the obligations of Darling Canada, Darling NL and any other foreign borrower under the Senior Secured Facilities, in each case, subject to certain carveouts and exceptions.

The Senior Secured Facilities may be prepaid at any time without premium or penalty (other than compensation for any breakage costs associated with prepayments of LIBOR rate loans); provided that the term loans under the term loan B facility will be subject to a 101% soft-call premium for the first six months following the closing date for the Senior Secured Facilities. The Senior Secured Facilities must be prepaid upon the occurrence of certain events, which include (i) the receipt of net cash proceeds from certain non-ordinary course sales or other disposition of assets, (ii) the receipt of net cash proceeds from certain issuances or incurrences of debt by the Company or its subsidiaries and (iii) the receipt of excess cash flow, in each case, subject to certain exceptions, thresholds and reinvestment rights.

The Senior Secured Facilities will also contain (i) certain affirmative covenants that impose certain reporting and/or performance obligations on the Company and its subsidiaries, (ii) certain negative covenants that generally prohibit, subject to various exceptions, the Company and its restricted subsidiaries from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends and engaging in mergers and consolidations, sale and leasebacks and asset dispositions, (iii) financial covenants, which will include a maximum total leverage ratio, a maximum secured leverage ratio and a minimum interest coverage ratio and (iv) customary events of default (including a change of control) for financings of this type.

Bridge Facility

To the extent the aggregate cash proceeds from the common stock offered hereby, together with proceeds from the Debt Offering or any other equity offering, is less than $1.3 billion, the Company will obtain at least $1.3 billion, less the amount of the common stock offered hereby or the notes offered in the Debt Offering or any other equity offering in connection with the VION Acquisition, in loans under a senior unsecured bridge facility (the “Bridge Facility”).

The Bridge Facility, subject to certain exceptions, will mature (i) initially on the date that is one year following the closing date for the Bridge Facility and (ii) if borrowings under the Bridge Facility are not repaid in full prior to the one year anniversary thereof, on the date that is eight years following the closing date.

The Bridge Facility will bear interest initially at the LIBOR rate (which shall at no time be less than 1.00%) plus 6.00% and may be increased thereafter subject to certain conditions and caps. During the continuance of any payment default, the interest rate applicable to the Bridge Facility will increase by 2.00% per annum.

We will pay to the arrangers under the Bridge Facility customary underwriting and commitment fees. We will also pay, on a quarterly basis, an annual administrative agent fee for the Bridge Facility in an amount to be agreed.

The Bridge Facility may be prepaid at any time without premium or penalty. The Bridge Facility must be prepaid upon the occurrence of certain events, which include (i) the receipt of net cash proceeds from any non-ordinary course sale or other disposition of assets, (ii) the receipt of net cash proceeds from any issuances of senior unsecured notes and any other indebtedness and (iii) the receipt of net cash proceeds from any issuance of equity, in each case, subject to certain exceptions and reinvestment rights. The Bridge Facility must also be prepaid upon a change of control.

The Bridge Facility will also contain (i) certain affirmative covenants that impose certain reporting and/or performance obligations on the Company and its subsidiaries, and (ii) certain negative covenants that generally prohibit, subject to various exceptions, the Company and its restricted subsidiaries from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends, and engaging in mergers and consolidations, sale and leasebacks and asset dispositions.

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of December 5, 2013, are as follows. Our executive officers serve at the discretion of our board of directors.

Name	Age	Position
Randall C. Stuewe	51	Chairman of the Board and Chief Executive Officer
Robert A. Griffin(1)	60	President
John O. Muse	65	Executive Vice President—Chief Administrative Officer
Colin T. Stevenson	51	Executive Vice President—Chief Financial Officer
Neil Katchen	68	Executive Vice President—Co-Chief Operations Officer
Martin W. Griffin	54	Executive Vice President—Co-Chief Operations Officer
John F. Sterling	49	Executive Vice President—General Counsel and Secretary
John Bullock(2)	57	Senior Vice President—Business Development
O. Thomas Albrecht(4)(5)	67	Director
D. Eugene Ewing(3)(4)	65	Director
Dirk Kloosterboer(7)	59	Director
Charles Macaluso(5)	69	Director
John D. March(3)(4)	66	Director
Michael Rescoe(3)(4)	61	Director
Michael Urbut(3)(5)(6)	65	Director

(1)	Mr. Griffin is currently expected to retire from Darling effective January 1, 2014.
(2)	Mr. Bullock is expected to be appointed as our Executive Vice President—Chief Strategy Officer in the near future.
(3)	Member of the audit committee.
(4)	Member of the compensation committee.
(5)	Member of the nominating and corporate governance committee.
(6)	In accordance with requirements of the SEC and the NYSE listing requirements, our board of directors has designated Mr. Urbut as an audit committee financial expert.
(7)	Mr. Kloosterboer is expected to be elected as a director and appointed as Chief Operating Officer (International) of Darling upon the closing of the VION Acquisition.

Randall C. Stuewe, 51. Mr. Stuewe has served as our Chairman and Chief Executive Officer since February 2003. From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. as executive vice president and most recently as president of Gilroy Foods. Prior to serving at ConAgra Foods, he spent twelve years in management, sales and trading positions at Cargill, Incorporated. Mr. Stuewe brings a seasoned set of management and operating skills to our board of directors.

O. Thomas Albrecht, 67. Mr. Albrecht has served as a director of our company since May 2002. Mr. Albrecht was employed by McDonald’s Corporation from 1977 until his retirement in March 2001. Most recently, from 1995 until March 2001, Mr. Albrecht served as a senior vice president and chief purchasing officer of McDonald’s Corporation. From March 2007 until October 2010, Mr. Albrecht served as President of R&J Construction Supply, Inc. Mr. Albrecht brings an array of talents and experiences from his long tenure at McDonald’s Corporation. Mr. Albrecht provides a wealth of experience, both domestic and internationally, in areas such as supply and vendor management and strategic planning and implementation. Mr. Albrecht serves as Chairman of our compensation committee and brings a thorough understanding of compensation systems necessary to retain and attract talent.

D. Eugene Ewing, 65. Mr. Ewing has served as a director of our company since May 2011. Mr. Ewing has been the managing member of Deeper Water Consulting, LLC, a private wealth and business consulting company, since March, 2004. Previously, Mr. Ewing was with the Fifth Third Bank. Prior to that, Mr. Ewing was a partner in Arthur Andersen LLP. Mr. Ewing currently serves as a director of Compass Diversified Holdings (NYSE: CODI), where he serves as chairman of the audit committee and as a member of the compensation committee. Mr. Ewing is on advisory boards for the business schools at Northern Kentucky University and the University of Kentucky. Mr. Ewing is also a director of a private trust company located in Wyoming. As a former partner with a respected accounting firm and with over 30 years of business planning and transaction experience in a wide variety of industries and circumstances, Mr. Ewing brings to our board of directors a substantial level of experience with and understanding of complex accounting, reporting and taxation issues, SEC filings and corporate merger and acquisition transactions. He also brings a focus on and experience in long term succession issues for corporate management.

Charles Macaluso, 69. Mr. Macaluso has served as a director of our company since May 2002. Since 1998, Mr. Macaluso has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following companies: Lazy Days RV SuperCenters, Inc., where he serves on the audit and compensation committees; GEO Specialty Chemicals, where he serves as the chairman of the board; Global Power Equipment Group Inc. (NASDAQ: GLPW), where he serves as chairman of the board; Woodbine Acquisition Corp., where he serves on the audit and compensation committees; and Pilgrim’s Pride Corporation (NYSE: PPC), where he serves on the audit committee. Mr. Macaluso has substantial experience from both private equity and public company exposure. His extensive experience serving on the boards of directors of numerous public companies brings to our board of directors valuable experience in dealing with the complex issues facing boards of directors today and makes him duly qualified to serve as our Lead Director.

John D. March, 66. Mr. March has served as a director of our company since March 2008. Mr. March was employed by Cargill, Incorporated from 1971 until his retirement in December 2007. At Cargill, Incorporated, he held a variety of managerial positions throughout his career. Most recently, from January 2000 until December 2007, Mr. March served as Corporate Vice President Platform Leader—Cargill Grain and Oilseed Supply Chain; Cargill Food Ingredients—North America. Mr. March currently serves as a director of BioFuel Energy Corp. (NASDAQ: BIOF), where he serves on the compensation and risk committees. Through his long tenure at Cargill, Incorporated, Mr. March brings our board of directors tenured executive experience in global agriculture, food ingredients, biofuels and fats and oils.

Michael Rescoe, 61. Mr. Rescoe has served as a director of our company since May 2011. Mr. Rescoe served as executive vice-president and chief financial officer of Travelport Ltd. (travel services), a privately held company, from November 2006 until October 2009. He served as executive vice president and chief financial officer of the Tennessee Valley Authority, a federal corporation that is the nation’s largest public power provider, from July 2003 until November 2006. Mr. Rescoe was a senior officer and the chief financial officer of 3Com Corporation, a global technology manufacturing company specializing in Internet connection technology for both voice and data applications, from April 2000 until November 2002. During 1999 and 2000, Mr. Rescoe was associated with Forstman Little, a leveraged buyout firm. Mr. Rescoe was chief financial officer of PG&E Corporation, a power and natural gas energy holding company, from 1997 to 2000. For over a dozen years prior to that Mr. Rescoe was a senior investment banker with Kidder, Peabody and a senior managing director of Bear Stearns specializing in strategy and structured financing. From December 2003 until October 2011, Mr. Rescoe served as a director of Global Crossing Ltd. (NASDAQ: GLBC), where he served as chairman of the audit committee. Mr. Rescoe’s strong financial background provides financial expertise to our board of directors, on such matters as financial statements, corporate finance, accounting and capital markets.

Michael Urbut, 65. Mr. Urbut has served as a director of our company since May 2005. Mr. Urbut served as a director of FSB Global Holdings, Inc. or its predecessor Fresh Start Bakeries, Inc. from 1999 until 2010, during which time he served as chair of its audit committee. Prior to 1999, Mr. Urbut worked in various management capacities at several foodservice-related companies. Mr. Urbut brings extensive experience as an executive in the foodservice and rendering industries. In addition, Mr. Urbut has spent a significant portion of his professional career as a financial executive. Mr. Urbut’s financial certification and education along with his current and past experiences as a Chief Financial Officer qualify him to be the Chairman of our audit committee and to serve as its financial expert.

Dirk Kloosterboer, 59. Mr. Kloosterboer is expected to be elected as a director and appointed as Chief Operating Officer (International) of our company upon the closing of the VION Acquisition. Mr. Kloosterboer has been employed by VION Ingredients since 1984. He has served as chief operations officer and a director of VION N.V. since 2008, during which time he also served as vice chairman of the board. From September 2012 to April 2013, Mr. Kloosterboer served as chief executive officer of VION N.V. Under Mr. Kloosterboer’s leadership, VION Ingredients made more than ten acquisitions, expanding into the gelatin and casings businesses and extending VION Ingredients’ geographic presence to China, Brazil, the United States, Japan and Australia. Mr. Kloosterboer is a highly seasoned international business executive and, through his long tenure at VION Ingredients, Mr. Kloosterboer brings extensive experience in the international animal by-product industry to our board of directors.

Robert A. Griffin has served as our President since December 17, 2010. Mr. Griffin served as President of Griffin Industries, Inc. from 2006 until its merger with our company on December 17, 2010. He has extensive experience in the areas of raw material procurement and plant operations. Mr. Griffin is also actively involved with the National Renderers Association and the Fats and Proteins Research Foundation.

John O. Muse has served as our Executive Vice President—Chief Administrative Officer since September 2012. Prior to that, he served as our Executive Vice President—Finance and Administration since February 2000, and from October 1997 to February 2000, he served as our Vice President and Chief Financial Officer. Prior to that, he was Vice President and General Manager at Consolidated Nutrition, L.C. from 1994 to 1997. He also held the position of Vice President of Premiere Technologies, a wholly-owned subsidiary of Archer-Daniels Midland Company from 1992 to 1994. From 1971 to 1992, Mr. Muse was Assistant Treasurer and Assistant Secretary at Central Soya Company, Inc. Mr. Muse is expected to be appointed as our Chief Synergy Officer effective January 1, 2014. In that role, Mr. Muse will work full time on the integration of Darling and Vion Ingredients.

Colin T. Stevenson has served as our Executive Vice President—Chief Financial Officer since September 2012. From 1999 to September 2012, Mr. Stevenson worked at PricewaterhouseCoopers LLP, where he became a partner in 2002 and served as leader of its Dallas Financial Services Tax Group. Prior to PwC, Mr. Stevenson spent approximately eight years in the real estate industry holding a variety of positions. Mr. Stevenson’s previous experience includes serving as CFO and division president for privately held construction and land development entities, and as regional vice president of financial operations for the Ryland Group, a publicly-traded company on the NYSE.

Neil Katchen has served as our Executive Vice President—Co-Chief Operations Officer since December 2010. Mr. Katchen has been an Executive Vice President of our company since November 2001. From November 2001 to December 2010, he served under the titles of Executive Vice President—Operations and Executive Vice President—Chief Operating Officer, Retail and Service. From October 1997 to November 2001, he served as Vice President of our Eastern Region. Mr. Katchen is expected to be appointed as our Chief Integration Officer Canada effective January 1,

2014. In that role, Mr. Katchen will work full time on the integration of Darling and Rothsay. Martin W. Griffin will assume all of Mr. Katchen’s former responsibilities as Co-Chief Operations Officer.

Martin W. Griffin has served as our Executive Vice President—Co-Chief Operations Officer since December 17, 2010. Mr. Griffin served as Chief Operating Officer of Griffin Industries, Inc. from 2006 until its merger with our company on December 17, 2010. He has extensive experience in raw material procurement and plant operations. Mr. Griffin is involved in several state associations within the industry as well as the Fats and Proteins Research Foundation and the National Renderers Association.

John F. Sterling has served as our Executive Vice President—General Counsel and Secretary since August 2007. From 1997 to July 2007, Mr. Sterling worked for Pillowtex Corporation, where he served as Vice President, General Counsel and Secretary since 1999. Mr. Sterling began his career with the law firm of Thompson & Knight, where he was a member of the firm’s corporate and securities practice area.

John Bullock is expected to be appointed as our Executive Vice President—Chief Strategy Officer in the near future. Mr. Bullock began his career at General Mills in 1978 in ingredient purchasing and risk management. In 1991, Mr. Bullock joined ConAgra Foods to lead the mergers and acquisitions group of the ConAgra Trading and Processing Companies. Mr. Bullock led the company’s growth initiatives acquiring numerous businesses throughout the world. In 2004, Mr. Bullock formed JBULL INC., a boutique consulting firm specializing in enhancing margin opportunities for agricultural business expansions and developing renewable fuels. After consulting with Darling for four years and leading its effort in the development and construction of the DGD Facility, Mr. Bullock now serves as our Senior Vice President—Business Development, responsible for overall corporate strategy, execution, growth and optimization.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Darling, through its wholly-owned subsidiary Griffin Industries LLC, leases two real properties located in Butler, Kentucky and real properties located in each of Jackson, Mississippi and Henderson, Kentucky from Martom Properties, LLC, an entity owned in part by Martin W. Griffin, our Executive Vice President—Co-Chief Operations Officer. The lease term for each of the Butler properties and the Jackson property is thirty years, and we have the right to renew such leases for two additional terms of ten years each. The annual rental payment for each of the Butler properties is $30,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The annual rental payment for the Jackson property is $221,715 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The lease term for the Henderson property is ten years, and we have the right to renew such lease for four additional terms of five years each. The annual rental payment for the Henderson property is $60,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. Under the terms of each lease, we have a right of first offer and right of first refusal for that property.

MARKET FOR COMMON SHARES

Our common stock is listed on the NYSE. The following table sets forth the high and low closing sales price per share for our common stock for the periods indicated.

	High	Low
2011:
First Quarter	$15.37	$12.09
Second Quarter	19.15	14.76
Third Quarter	18.51	12.59
Fourth Quarter	14.75	11.69
2012:
First Quarter	17.90	13.27
Second Quarter	17.63	13.94
Third Quarter	18.43	16.05
Fourth Quarter	18.50	15.22
2013
First Quarter	18.73	16.16
Second Quarter	19.85	16.53
Third Quarter	21.46	19.06
Fourth Quarter (through December 6, 2013)	21.27	20.42

Stockholders and Stock Price

The last reported sale price of our common stock on the NYSE on December 6, 2013 was $21.27 per share. As of December 4, 2013, there were 118,215,166 shares of common stock outstanding and we had 130 holders of record of our common stock.

Dividend Policy

We have not paid any dividends on our common stock since January 3, 1989 and we have no current plans to do so. In addition, any determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be based upon, among other things, our financial condition, operating results, capital requirements, plans for expansion, business opportunities, restrictions imposed by any of our financing arrangements, provisions of applicable law and any other factors that our board of directors determines are relevant.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income and, to a limited extent, certain U.S. federal estate tax consequences to non-U.S. holders of the purchase, ownership and disposition of our common stock. A “non-U.S. holder” is a beneficial owner of our common stock that holds such stock as a capital asset and is generally an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or an entity taxed as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax purposes regardless of its source; and

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to continue to be treated as a U.S. person.

If a partnership or other entity taxable as a partnership holds common stock, the tax treatment of a partner of the partnership will generally depend upon the status of the partner and the activities of the partnership. Special rules may apply if a non-U.S. holder is a “controlled foreign corporation” or “passive foreign investment company,” as defined under the Internal Revenue Code of 1986, as amended (the “Code”), and to certain expatriates or former long-term residents of the United States. If you fall within any of the foregoing categories, you should consult your own tax adviser to determine the U.S. federal, state, local, gift and foreign tax consequences that may be relevant to you.

This summary does not describe all of the U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of our common stock by a prospective non-U.S. holder in light of that investor’s particular circumstances. In addition, this summary does not address alternative minimum taxes or state, local, gift or foreign taxes.

This section is based upon the Code, judicial decisions, final, temporary and proposed U.S. Treasury regulations, published rulings and other administrative pronouncements, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

This summary is included herein as general information only. Please consult your own tax adviser as to the particular tax consequences to you of purchasing, holding and disposing of our common stock in your particular circumstances under the Code and under the laws of any other taxing jurisdiction.

U.S. Trade or Business Income

For purposes of the discussion below, dividends and gains on the sale, exchange or other disposition of our common stock will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business; and

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. holder in the United States

Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates. Any U.S. trade or business income received by a non-U.S. holder that is a corporation also may, under specific circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty).

Distributions

Distributions on our common stock will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Distributions treated as dividends, if any, that are paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% gross rate (or such lower rate as may be specified by an applicable tax treaty). However, dividends that are U.S. trade or business income are not subject to the withholding tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of an applicable tax treaty, a non-U.S. holder must provide us or our paying agent with a properly executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form that the IRS designates (or appropriate substitute form), as applicable, prior to the payment of the dividends. The information provided in these IRS forms must be periodically updated. In certain circumstances, a non-U.S. holder who is claiming the benefits of an applicable tax treaty may be required (i) to obtain and provide a U.S. taxpayer identification number or (ii) to provide certain documentary evidence issued by governmental authorities of a foreign country to prove the non-U.S. holder’s residence in that country. Also, Treasury regulations provide special procedures for payments of dividends through qualified intermediaries.

If a non-U.S. holder is eligible for a reduced rate of withholding tax pursuant to a tax treaty, such holder may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

Sale or Exchange of Our Common Stock

Except as described below and subject to the discussion below concerning backup withholding, any gain realized by a non-U.S. holder on the sale or exchange of our common stock generally will not be subject to U.S. federal income or withholding tax, unless:

•	the gain is U.S. trade or business income;

•

subject to certain exceptions, the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; or

•

(i) we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our common stock and the non-U.S. holder’s holding period for our common stock and (ii) a non-U.S. holder owns, actually or constructively, more than 5% of our common stock at any time during the applicable period, provided that our common stock continues to be traded on an established securities market.

Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals 50% or more of the sum of the fair market values of (i) its worldwide real property interests and (ii) its other assets used or held for use in a trade or business. We believe that we have not been and are not currently a USRPHC for U.S. federal income tax purposes, nor do we anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not become a USRPHC. Non-U.S. holders are urged to consult their tax advisers to determine the application of these rules to their disposition of our common stock.

If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Federal Estate Taxes

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Additional Withholding Requirements

Legislation enacted in 2010 imposes a 30% withholding tax on dividends on our common stock and the gross proceeds of a disposition of our common stock that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Department of the Treasury to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. An intergovernmental agreement between the United States and an applicable non-U.S. country may modify such requirements. Under current Treasury regulations (as modified by recent guidance released by the IRS on July 12, 2013), such withholding tax will only apply to dividends paid with respect to our common stock after June 30, 2014, and to proceeds from the sale, exchange or other taxable disposition of such stock occurring after December 31, 2016. Non-U.S. holders should consult their own tax advisors regarding the application of this legislation to them.

Information Reporting Requirements and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder any dividend that is paid to such non-U.S. holder. Copies of these information returns also may be made available under the provisions of a treaty or other agreement to the tax authorities of the country in which a non-U.S. holder resides. Treasury regulations provide that the backup withholding tax on such dividends (currently at a rate of 28%), as well as certain additional information reporting requirements, will not apply to dividends paid on our common stock if (i) the non-U.S. holder, prior to payment, provides a properly executed IRS Form W-8BEN certifying that the claimed non-U.S. holder is in fact not a U.S. person, or otherwise establishes an exemption, and (ii) neither we nor our paying agent have actual knowledge, or reason to know, that the claimed non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the gross proceeds from the sale, exchange or other disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless (i) the non-U.S. holder, prior to payment, certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption, and (ii) the broker does not have actual knowledge, or reason to know, that the claimed non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the gross proceeds from the sale, exchange or other disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States that render the broker a “U.S.-related person.” In the case of the payment of the gross proceeds from the sale, exchange or other disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S.-related person, Treasury regulations (i) require information reporting on the payment unless (a) the broker, prior to payment, has documentary evidence in its files that the owner is a non-U.S. person, and (b) the broker has no knowledge, or reason to know, to the contrary, but (ii) do not require backup withholding unless the broker has actual knowledge that the owner is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

The preceding discussion of material U.S. federal income and estate tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax adviser as to the particular tax consequences to you of purchasing, holding or disposing of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any changes or proposed changes in applicable law.

UNDERWRITING

The underwriters named below and the Company have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares of Common Stock
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
BMO Capital Markets Corp.
Avondale Partners, LLC
Stephens Inc.

Total	40,000,000

The underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken, other than the shares of common stock covered by the option described below unless and until this option is exercised. The underwriting agreement also provides that if an underwriter defaults, the purchase commitment of the non-defaulting underwriters may be increased or the offering may be terminated.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 6,000,000 shares of common stock from the Company. The underwriters may exercise that option for 30 days. If any shares of common stock are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 6,000,000 additional shares of common stock.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares of common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. If all the shares of common stock are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of our common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

The Company has agreed that it will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, or, with respect to the Company, file with the SEC a registration statement relating to, any of our securities that are substantially similar to the shares, including but not limited to any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities without the prior written consent of Goldman, Sachs & Co. for a period of 90 days after the date of this prospectus supplement. Our officers and directors and other insiders of the Company have agreed to substantially similar restrictions, subject to certain exceptions.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from the Company in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares of common stock pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters’ representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

We estimate that the total expenses of this offering, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $6.5 million.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. Under the Senior Secured Facilities, an affiliate of J.P. Morgan Securities LLC acts as the administrative agent and affiliates of BMO Capital Markets Corp., Goldman, Sachs & Co. and J.P. Morgan Securities LLC are lenders. BMO Capital Markets Corp. acted as financial advisor to Darling in connection with the Rothsay Acquisition. J.P. Morgan Securities LLC is acting as financial advisor to Darling in connection with the VION Acquisition. An affiliate of Goldman, Sachs & Co. is a counterparty to hedge arrangements with the Company, for which it receives customary fees and expenses. Affiliates of certain of the underwriters have agreed to provide us with interim financing under the Bridge Facility, subject to certain closing conditions and execution of definitive documentation regarding such loans. In addition, some or all of the underwriters will participate in the VION Financing Transactions as lenders, agents or initial purchasers.

In the ordinary course of the underwriters’ and their respective affiliates’ various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area, which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and the 2010 PD Amending Directive to the extent implemented, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of common stock to the public in that Relevant Member State at any time:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive or the 2010 PD Amending Directive, if the relevant provision has been implemented;

•

to fewer than (i) 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive, if the relevant provision has been implemented) or (ii) if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons per

Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive, if the relevant provision has been implemented), subject to obtaining the prior consent of Goldman, Sachs & Co. for any such offer; or

•	in any circumstances falling within Article 3(2) of the Prospectus Directive or Article 3(2) of the 2010 PD Amending Directive to the extent implemented.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EC.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares of common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

K&L Gates LLP, Dallas, Texas, will pass upon the validity of the shares of common stock offered hereby on behalf of Darling. The underwriters have been represented by Cravath, Swaine  & Moore LLP, New York, New York, in connection with this offering.

EXPERTS

The consolidated financial statements of Darling International Inc. and its subsidiaries as of December 29, 2012 and December 31, 2011 and for each of the fiscal years in the three-year period ended December 29, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2012, included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, have been included and incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, included and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statement of assets acquired and liabilities assumed of Rothsay as of December 29, 2012 and December 31, 2011 and the statement of net revenues and direct costs and operating expenses of Rothsay for each of the fiscal years in the two-year period ended December 29, 2012 have been included and incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, included and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated and combined financial statements as of December 31, 2012, 2011 and 2010 and for each of the three years in the period ended December 31, 2012 of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V. and VION Ingredients Germany GmbH and certain other subsidiaries and joint venture entities, included in this prospectus supplement, have been so included in reliance on the report of BDO Audit & Assurance B.V., independent accountants, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC, which can be read and/or copies made at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We file electronically with the SEC. This information is also available on our website at www.darlingii.com and the address for our investor relations web site is ir.darlingii.com. Information contained in our website does not constitute part of this prospectus and is not incorporated by reference herein. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

This prospectus supplement is part of a registration statement that we filed with the SEC under the Securities Act. The registration statement, including the attached exhibits, contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The information incorporated or deemed to be incorporated by reference in this prospectus supplement constitutes a part of this prospectus supplement, except that any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the following documents that we have filed with the SEC (other than, in each case, any portion of those documents deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 29, 2012, filed on February 27, 2013;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended on March 30, 2013, June 29, 2013, and September 28, 2013, filed on May 9, 2013, August 8, 2013, and November 11, 2013, respectively;

•

Current Reports on Form 8-K or 8-K/A, as applicable, filed on April 23, 2013, May 9, 2013 (Item 5.07 only), June 27, 2013, August 6, 2013, August 26, 2013, August 27, 2013, October 2, 2013, October 3, 2013, October 7, 2013, October 10, 2013, November 1, 2013, November 27, 2013, December 3, 2013 (Rothsay financial statements), December 3, 2013 (VION Ingredients financial statements), December 6, 2013, and December 9, 2013; and

•

Selected portions of the Definitive Proxy Statement on Schedule 14A filed on March 26, 2013 that are incorporated by reference into Part III of the Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

We also incorporate by reference all documents that we file (but not those (or any portion thereof) that we furnish) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus supplement and prior to the termination of this offering.

This prospectus supplement may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement or the date of the documents incorporated by reference in this prospectus supplement. Our business, financial condition and results of operations and prospects may have changed since those dates.

We will provide a copy of any and all of the documents that have been or are deemed to have been incorporated by reference in this prospectus supplement, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Darling International Inc.

251 O’Connor Ridge

Suite 300

Irving, TX 75038

(972) 717-0300

Fax: (972) 717-1588

Attn: Investor Relations

Any statement made in this prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

A. Darling International, Inc. and Subsidiaries

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA FOR THE THREE AND NINE MONTHS

ENDED SEPTEMBER 28, 2013 AND SEPTEMBER 29, 2012

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 28, 2013 and December 29, 2012

(in thousands, except share data)

	September 28, 2013	December 29, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,011	$103,249
Restricted cash	358	361
Accounts receivable, net	106,693	98,131
Inventories	71,280	65,065
Prepaid expenses	14,267	9,256
Income taxes refundable	5,171	—
Other current assets	4,193	1,591
Deferred income taxes	14,358	12,609
Total current assets	224,331	290,262
Property, plant and equipment, less accumulated depreciation of $361,585 at September 28, 2013 and $326,201 at December 29, 2012	522,262	453,927
Intangible assets, less accumulated amortization of $94,446 at September 28, 2013 and $73,021 at December 29, 2012	364,415	337,402
Goodwill	446,742	381,369
Investment in unconsolidated subsidiary	116,250	62,495
Other assets	39,635	26,961

	$1,713,635	$1,552,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$86	$82
Accounts payable, principally trade	48,554	54,014
Accrued expenses	99,595	77,588

Total current liabilities	148,235	131,684
Long-term debt, net of current portion	250,076	250,142
Other non-current liabilities	51,086	61,539
Deferred income taxes	105,931	46,615

Total liabilities	555,328	489,980

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 119,176,005 and 118,622,650 shares issued at September 28, 2013 and at December 29, 2012, respectively	1,192	1,186
Additional paid-in capital	611,789	603,836
Treasury stock, at cost; 960,839 and 807,659 shares at September 28, 2013 and at December 29, 2012, respectively	(12,631)	(10,033)
Accumulated other comprehensive loss	(27,293)	(31,329)
Retained earnings	585,250	498,776

Total stockholders’ equity	1,158,307	1,062,436

	$1,713,635	$1,552,416

The accompanying notes are an integral part of these consolidated financial statements.

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three and nine months ended September 28, 2013 and September 29, 2012

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net sales	$425,786	$452,732	$1,294,801	$1,276,514
Costs and expenses:
Cost of sales and operating expenses	310,089	327,909	942,697	918,516
Selling, general and administrative expenses	42,588	38,523	124,843	112,786
Acquisition costs	8,326	—	9,157	—
Depreciation and amortization	23,131	20,524	67,074	62,958

Total costs and expenses	384,134	386,956	1,143,771	1,094,260

Operating income	41,652	65,776	151,030	182,254

Other expense:
Interest expense	(5,313)	(5,868)	(16,607)	(18,546)
Other income/(expense), net	(3,268)	232	(2,619)	(106)

Total other expense	(8,581)	(5,636)	(19,226)	(18,652)

Equity in net income/(loss) of unconsolidated subsidiary	11,953	(833)	8,796	(1,725)

Income before income taxes	45,024	59,307	140,600	161,877
Income taxes	17,373	22,135	54,126	59,909

Net income	$27,651	$37,172	$86,474	$101,968

Basic income per share	$0.23	$0.32	$0.73	$0.87

Diluted income per share	$0.23	$0.31	$0.73	$0.86

The accompanying notes are an integral part of these consolidated financial statements.

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Three and nine months ended September 28, 2013 and September 29, 2012

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net income	$27,651	$37,172	$86,474	$101,968
Other comprehensive income, net of tax:
Pension adjustments	806	742	2,416	2,226
Natural gas swap derivative adjustments	49	83	(12)	404
Corn option derivative adjustments	325	—	1,632	—
Interest rate swap derivative adjustment	—	—	—	159

Total other comprehensive income, net of tax	1,180	825	4,036	2,789

Total comprehensive income	$28,831	$37,997	$90,510	$104,757

The accompanying notes are an integral part of these consolidated financial statements.

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended September 28, 2013 and September 29, 2012

(in thousands)

(unaudited)

	September 28, 2013	September 29, 2012
Cash flows from operating activities:
Net income	$86,474	$101,968
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,074	62,958
Loss/(gain) on disposal of property, plant, equipment and other assets	(798)	1,063
Gain on insurance proceeds from insurance settlements	(1,981)	(1,906)
Deferred taxes	33,707	15,652
Decrease in long-term pension liability	(2,830)	(319)
Stock-based compensation expense	7,394	7,409
Write-off deferred loan costs	—	725
Deferred loan cost amortization	2,312	2,280
Equity in net (income)/loss of unconsolidated subsidiary	(8,796)	1,725
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	949	(3,456)
Income taxes refundable/payable	(5,974)	15,259
Inventories and prepaid expenses	(9,565)	(15,361)
Accounts payable and accrued expenses	10,603	8,482
Other	(9,864)	91

Net cash provided by operating activities	168,705	196,570

Cash flows from investing activities:
Capital expenditures	(85,719)	(84,154)
Acquisitions, net of cash acquired	(121,440)	(3,000)
Investment in unconsolidated subsidiary	(44,959)	(34,416)
Gross proceeds from disposal of property, plant and equipment and other assets	1,666	2,989
Proceeds from insurance settlements	1,981	1,906
Payments related to routes and other intangibles	(2,374)	—

Net cash used by investing activities	(250,845)	(116,675)

Cash flows from financing activities:
Payments on long-term debt	(62)	(30,013)
Deferred loan costs	(11,138)	—
Issuance of common stock	32	64
Minimum withholding taxes paid on stock awards	(2,649)	(3,365)
Excess tax benefits from stock-based compensation	719	2,169

Net cash used by financing activities	(13,098)	(31,145)

Net increase/(decrease) in cash and cash equivalents	(95,238)	48,750
Cash and cash equivalents at beginning of period	103,249	38,936

Cash and cash equivalents at end of period	$8,011	$87,686

Supplemental disclosure of cash flow information:
Accrued capital expenditures	$(2,119)	$—

Cash paid during the period for:
Interest, net of capitalized interest	$9,160	$10,096

Income taxes, net of refunds	$30,282	$27,783

Non-Cash Financing Activities
Debt issued for service contract assets	$—	$226

The accompanying notes are an integral part of these consolidated financial statements.

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 28, 2013

(unaudited)

(1)	General

Darling International Inc., a Delaware corporation (“Darling”, and together with its subsidiaries, the “Company”), is a leading provider of rendering, used cooking oil and bakery residual recycling and recovery solutions to the nation’s food industry. The Company collects and recycles animal by-products, bakery residual and used cooking oil from poultry and meat processors, commercial bakeries, grocery stores, butcher shops, and food service establishments and provides grease trap cleaning services to many of the same establishments. The Company operates over 120 processing and transfer facilities located throughout the United States to process raw materials into finished products such as protein (primarily meat and bone meal (“MBM”) and poultry meal (“PM”)), hides, fats (primarily bleachable fancy tallow (“BFT”), poultry grease (“PG”) and yellow grease (“YG”)) and bakery by-products (“BBP”) as well as a range of branded and value-added products. The Company sells these products domestically and internationally, primarily to producers of animal feed, pet food, fertilizer, bio-fuels and other consumer and industrial ingredients including oleo-chemicals, soaps and leather goods for use as ingredients in their products or for further processing. The accompanying consolidated financial statements for the three and nine month periods ended September 28, 2013 and September 29, 2012, have been prepared by the Company in accordance with generally accepted accounting principles in the United States without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The information furnished herein reflects all adjustments (consisting only of normal recurring accruals) that are, in the opinion of management, necessary to present a fair statement of the financial position and operating results of the Company as of and for the respective periods. However, these operating results are not necessarily indicative of the results expected for a full fiscal year. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, management of the Company believes, to the best of their knowledge, that the disclosures herein are adequate to make the information presented not misleading. The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements contained in the Company’s Form 10-K for the fiscal year ended December 29, 2012.

(2)	Summary of Significant Account Policies

(a)	Basis of Presentation

The consolidated financial statements include the accounts of Darling and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Fiscal Periods

The Company has a 52/53 week fiscal year ending on the Saturday nearest December 31. Fiscal periods for the consolidated financial statements included herein are as of September 28, 2013, and include the 13 and 39 weeks ended September 28, 2013, and the 13 and 39 weeks ended September 29, 2012.

(c)	Revenue Recognition

The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss. Certain customers may be required to prepay prior to shipment in order to maintain payment protection related to certain foreign and domestic sales. These amounts are recorded as unearned revenue and recognized when the products have shipped and the customer takes ownership and assumes risk of loss. The Company has formula arrangements with certain suppliers whereby the charge or credit for raw materials is tied to published finished product ingredient prices after deducting a fixed processing fee incorporated into the formula and is recorded as a cost of sale by line of business. The Company recognizes revenue related to grease trap servicing and industrial residual removal in the fiscal month the trap service or industrial residual removal occurs.

(d)	Reclassifications

Certain immaterial prior year amounts have been reclassified to conform to the current year presentation.

(e)	Earnings Per Share

Basic income per common share is computed by dividing net income by the weighted average number of common shares including non-vested and restricted shares outstanding during the period. Diluted income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period increased by dilutive common equivalent shares determined using the treasury stock method.

	Net Income per Common Share (in thousands, except per share data) Three Months Ended
	September 28, 2013			September 29, 2012
	Income	Shares	Per Share	Income	Shares	Per Share
Basic:
Net Income	$27,651	118,208	$0.23	$37,172	117,678	$0.32
Diluted:
Effect of dilutive securities:
Add: Option shares in the money and dilutive effect of non-vested stock		690			792
Less: Pro forma treasury shares		(418)			(296)

Diluted:
Net income	$27,651	118,480	$0.23	$37,172	118,174	$0.31

	Net Income per Common Share (in thousands, except per share data) Nine Months Ended
	September 28, 2013			September 29, 2012
	Income	Shares	Per Share	Income	Shares	Per Share
Basic:
Net Income	$86,474	118,156	$0.73	$101,968	117,531	$0.87
Diluted:
Effect of dilutive securities:
Add: Option shares in the money and dilutive effect of non-vested stock		688			844
Less: Pro forma treasury shares		(296)			(326)

Diluted:
Net income	$86,474	118,548	$0.73	$101,968	118,049	$0.86

For the three months ended September 28, 2013 and September 29, 2012, respectively, 331,367 and 207,890 outstanding stock options were excluded from diluted income per common share as the effect was antidilutive. For the three months ended September 28, 2013 and September 29, 2012, respectively, 55,465 and 100,615 shares of non-vested stock were excluded from diluted income per common share as the effect was antidilutive.

For the nine months ended September 28, 2013 and September 29, 2012, respectively, 284,787 and 211,890 outstanding stock options were excluded from diluted income per common share as the effect was antidilutive. For the nine months ended September 28, 2013 and September 29, 2012, respectively, 59,853 and 111,675 shares of non-vested stock were excluded from diluted income per common share as the effect was antidilutive.

(3)	Acquisitions

The Company notes the acquisitions discussed below are not considered related businesses, therefore are not required to be treated as a single business combination. Pro forma results of operations for these acquisitions have not been presented because the effect of each acquisition individually is not deemed material to revenues and net income of the Company for any fiscal period presented.

On August 26, 2013, a wholly-owned subsidiary of Darling, Darling AWS LLC, a Delaware limited liability company, acquired all of the shares of Terra Holding Company, a Delaware corporation, and its wholly owned subsidiaries, Terra Renewal Services, Inc., an Arkansas corporation (“TRS”), and EV Acquisition, Inc., an Arkansas corporation (the “Terra Transaction”). The Terra Transaction will increase the Company’s rendering portfolio by adding to the Company’s existing rendering segments grease collection businesses and add an industrial residuals business as a new line of service for the Company’s rendering raw material suppliers within the rendering segment.

Effective August 26, 2013, the Company began including the operations acquired in the Terra Transaction into the Company’s consolidated financial statements. The Company paid approximately $121.4 million in cash for assets and assumed liabilities consisting of property, plant and equipment of $27.2 million, intangible assets of $46.1 million, goodwill of $65.4 million, deferred tax liability of $23.9 million and working capital of $6.6 million on the closing date. The goodwill from the Terra Transaction was assigned to the Rendering segment and is not deductible for tax purposes, though TRS has approximately $5.2 million of goodwill deductible for tax purposes related to prior acquisitions. The identifiable intangibles have a weighted average life of 12 years. Final determination of the value of assets acquired and liabilities assumed may result in adjustments to the values presented above with a corresponding adjustment to goodwill.

On June 8, 2012, the Company completed its acquisition of substantially all of the assets of RVO BioPur, LLC (“BioPur”). Headquartered in Waterbury, Connecticut, BioPur provides used cooking oil collection and grease trap services to restaurants and food service establishments in the New England area of the Company’s existing East coast operations.

(4)	Subsequent Events

On October 28, 2013, Darling completed the acquisition of substantially all of the assets of Rothsay, a division of Maple Leaf Foods Inc., a Canadian corporation (“MFI”), for approximately CAD $645 million in cash through borrowings under the Senior Secured Facilities. Rothsay has a network of five rendering plants in Manitoba, Ontario and Nova Scotia and a biodiesel operation in Quebec, Canada. Rothsay is the leading recycler of animal by-products in Canada and provides an essential service for the efficient and environmentally responsible collecting, processing and recapture of edible and inedible by-products. These products are sold in domestic and international markets, including the U.S., Europe, Mexico and South America. Rothsay also manufactures biodiesel for domestic and international markets.

On October 5, 2013, Darling and VION Holding N.V., a Dutch limited liability company (“VION”), entered into a Sale and Purchase Agreement (the “SPA”), pursuant to which Darling will acquire all of the shares of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V., and VION Ingredients Germany GmbH (collectively, the “VION Companies”) for approximately EUR 1.6 billion, upon the terms and subject to the conditions set forth in the SPA. Each of the Vion Companies is a wholly-owned subsidiary of VION. At the consummation of the contemplated transaction, the Vion Companies will directly or indirectly own all of the shares of the VION subsidiaries in VION’s Ingredients division and the interests in various operating joint ventures in VION’s Ingredients division (collectively, the “Group Companies”). The Group Companies together conduct the business of the development, production, and marketing and sale of products of animal origin (the “Ingredients Business”). Vion Ingredients is a worldwide leader in the development and production of specialty ingredients from animal origin for applications in pharmaceuticals, food, feed, pet food, fertilizer and bio-energy. Vion Ingredients’ global network of 58 facilities on five continents covers all aspects of animal byproduct processing through six brands including Ecoson (green power), Rendac (rendering/energy), Sonac (proteins, fats, edible fats and blood products), Rousselot (gelatin), CTH (natural casings), and Best Hides (hides).

In connection with the SPA, on October 5, 2013, Darling received commitments pursuant to commitment letters (the “Commitments”) from JPMorgan Chase Bank, N.A. (“JPMorgan”), Bank of Montreal, acting under its trade name BMO Capital Markets (“BMO”) and Goldman Sachs Bank USA with respect to a $1.2 billion term loan B facility and a $1.3 billion senior unsecured bridge facility, to finance the transaction. The Commitments are subject to the satisfaction of certain closing conditions and execution of definitive documentation regarding such loans.

Darling and VION have each made customary representations, warranties, and covenants in the SPA, including, among others, VION’s covenants (i) to use all reasonable efforts to cause each Group Company to conduct the Ingredients Business in the ordinary and usual course between the execution of the SPA and the closing, subject to certain exceptions, (ii) to avoid incurring any loss or making any payment under any cash pool or netting arrangement of the benefit of any party other than the Group Companies, (iii) to cause all positions under foreign exchange agreements to be unwound on customary terms by the closing, and (iv) not to solicit any of the employees of the Ingredients Business for a certain period of time.

The closing is subject to the following customary conditions: (i) merger clearance from the relevant competition authorities, (ii) compliance with relevant works council and trade union procedures, and (iii) completion of the debt settlement plan and all the steps necessary to transfer the Ingredients Business to the Group Companies and carve out any other business from the Group Companies.

The foregoing description of the SPA is not a complete description of all of the parties’ rights and obligations under the SPA and is qualified in its entirety by the SPA, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 10, 2013.

In November 2013, the Company entered into foreign currency exchange forward contracts to mitigate the foreign exchange rate risk of the expected acquisition price of the Vion Companies. Under the terms of the exchange contracts, the Company exchanged U.S. dollars for EUR 650.0 million at a fixed weighted average price of approximately 1.349 with a maturity date of early January 2014.

(5)	Investments in Unconsolidated Subsidiary

The Company announced on January 21, 2011 that a wholly-owned subsidiary of Darling entered into a limited liability company agreement with a wholly-owned subsidiary of Valero Energy Corporation (“Valero”) to form Diamond Green Diesel Holdings LLC (the “Joint Venture”). The Joint Venture is owned 50% / 50% with Valero and was formed to design, engineer, construct and operate a renewable diesel plant (the “Facility”), which is capable of producing approximately 9,300 barrels per day of renewable diesel fuel and certain other co-products, and is located adjacent to Valero’s refinery in Norco, Louisiana. The Joint Venture reached mechanical completion and began the production of renewable diesel in late June 2013.

On May 31, 2011, the Joint Venture and Diamond Green Diesel LLC, a wholly-owned subsidiary of the Joint Venture (“Opco”), entered into (i) a facility agreement (the “Facility Agreement”) with Diamond Alternative Energy, LLC, a wholly-owned subsidiary of Valero (the “Lender”), and (ii) a loan agreement (the “Loan Agreement”) with the Lender, which provided the Joint Venture with a 14 year multiple advance term loan facility of approximately $221,300,000 (the “JV Loan”) to support the design, engineering and construction of the Facility, which is now in production. The Facility Agreement and the Loan Agreement prohibit the Lender from assigning all or any portion of the Facility Agreement or the Loan Agreement to unaffiliated third parties. Opco has also pledged substantially all of its assets to the Lender, and the Joint Venture has pledged all of Opco’s equity interests to the Lender, until the JV Loan has been paid in full and the JV Loan has terminated in accordance with its terms.

Based on the sponsor support agreements executed in connection with the Facility Agreement and the Loan Agreement relating to the Joint Venture with Valero, the Company has contributed a total of approximately $111.7 million for completion of the Facility including the Company’s portion of cost overruns and working capital funding.

Selected financial information for the Company’s Joint Venture is as follows:

		Three Months Ended		Nine Months Ended
As of September 30, 2013		September 30, 2013		September 30, 2013
Total Assets	Partners’ Capital	Revenues	Net Income	Revenues	Net Income
$$482,779	$232,501	$96,475	$23,907	$96,517	$17,593

As of September 28, 2013 under the equity method of accounting, the Company has an investment in the Joint Venture of approximately $116.3 million on the consolidated balance sheet and has recorded approximately $8.8 million and $12.0 million of income and $1.7 million and $0.8 million in losses in the unconsolidated subsidiary for the three and nine months ended September 28, 2013 and September 29, 2012, respectively.

(6)	Debt

Credit Facilities

Senior Secured Credit Facilities.    On September 27, 2013, the Company entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) restating its then existing credit agreement dated December 17, 2010 (as amended by the First Amendment dated March 25, 2011) with JPMorgan Chase Bank, N.A. The Credit Agreement provides for senior secured credit facilities (the “Senior Secured Facilities”) in the aggregate principal amount of $1.35 billion comprised of a five-year revolving loan facility of $1.0 billion (approximately $100.0 million of which will be available for a letter of credit sub-facility and $50.0 million of which will be available for a swingline sub-facility) and a five-year delayed-draw term loan facility of $350.0 million all of which is available as of September 28, 2013. The revolving loan facility is available to be borrowed by the Company in U.S. dollars and Canadian dollars, and up to $225.0 million of the revolving loan facility is available to be borrowed in Canadian dollars by Darling International Canada Inc. (“Darling Canada”), a wholly owned subsidiary of the Company. $200.0 million of the term loan facility is available to be borrowed in U.S. dollars by the Company and $150.0 million of the term loan facility is available to be borrowed in Canadian dollars by Darling Canada. The Company and Darling Canada will use the proceeds of the term loan facility and a portion of the revolving loan facility to pay a portion of the consideration of Darling Canada’s acquisition of the Rothsay division of Maple Leaf Foods Inc. (“Rothsay”), to pay related fees and expenses and to refinance certain existing indebtedness and will use the revolving loan facility to provide for working capital needs, general corporate purposes and for other purposes not prohibited by the Credit Agreement. Immediately following the Closing Date, there were no loans outstanding under the Credit Agreement. As of September 28, 2013, the Company had availability of $967.3 million under the revolving loan facility, taking into account no outstanding borrowings and letters of credit issued of $32.7 million. As of September 28, 2013, the Company had no outstanding borrowings under the delayed-draw term loan facility and has capitalized approximately $12.0 million of deferred loan costs.

The interest rate applicable to any borrowings under the revolving loan facility and the term loan facility is variable based upon the Company’s consolidated total leverage ratio and ranges from London Inter-Bank Offer Rate (“LIBOR”)/Canadian Dealer Offered Rate (“CDOR”) plus 1.50% to 2.75% per annum or base rate/Canadian prime rate plus 0.50% to 1.75% per annum. Base rate means a rate per annum equal to the greatest of (a) the prime rate in effect, (b) the federal funds effective rate (as defined in the Credit Agreement) plus  1/2 of 1% and (c) the adjusted LIBOR for a one month interest period plus 1%. Canadian prime rate means the rate per annum to be the higher of (i) the rate of interest per annum most recently announced or established by JPMorgan Chase Bank, N.A., Toronto Branch as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada and (ii) the sum of the yearly interest rate to which the one-month CDOR rate is equivalent plus 1.0%.

The Credit Agreement contains various customary representations and warranties by the Company, which include customary use of materiality, material adverse effect and knowledge qualifiers. The Credit Agreement also contains (a) certain affirmative covenants that impose certain reporting and/or performance obligations on the Company and its restricted subsidiaries, (b) certain negative covenants that generally prohibit, subject to various exceptions, the Company and its restricted subsidiaries from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends, and engaging in mergers and consolidations, sale leasebacks and sales of assets, (c) financial covenants comprising a maximum total leverage ratio, a maximum secured leverage ratio and a minimum fixed charge coverage ratio and (d) customary events of default (including a change of control). Obligations under the Senior Secured Facilities may be declared due and payable upon the occurrence and during the continuance of such customary events of default.

In the first quarter of Fiscal 2012, the Company repaid the remaining balance of $30.0 million under the term loan incurred in 2010 and incurred a write-off of a portion of the deferred loan costs relating to such term loan of approximately $0.7 million in the nine-month period ending September 29, 2012, which is included in interest expense.

Senior Notes.    On December 17, 2010, Darling issued $250.0 million aggregate principal amount of its 8.5% Senior Notes due 2018 (the “Notes”) under an indenture with U.S. Bank National Association, as trustee (the “Notes Indenture”). Darling used the net proceeds from the sale of the Notes to finance in part the cash portion of the purchase price paid in connection with Darling’s acquisition of Griffin Industries, Inc. The Company will pay 8.5% annual cash interest on the Notes on

June 15 and December 15 of each year. Other than for extraordinary events such as change of control and defined assets sales, the Company is not required to make any mandatory redemption or sinking fund payments on the Notes.

The Company may at any time and from time to time purchase Notes in the open market or otherwise. The Company may redeem some or all of the Notes at any time prior to December 15, 2014, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date and an Applicable Premium (as defined below) as of the date of redemption subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after December 15, 2014, the Company may redeem all or, from time to time, a part of the Notes (including any additional Notes) upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2014	104.250%
2015	102.125%
2016 and thereafter	100.000%

In addition, until December 15, 2013, the Company may, at its option, redeem up to 35% of the original principal amount of the Notes with the net cash proceeds of one or more equity offerings at a redemption price equal to 108.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided that at least 65% of the original principal amount of the Notes remains outstanding immediately after each such redemption; provided further that the redemption occurs within 90 days after the closing of such equity offering.

The Company is permitted to redeem some or all of the Notes at any time prior to December 15, 2014, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date and an Applicable Premium (as defined in the Note Indenture) as of the date of redemption subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date.

The indenture contains covenants limiting Darling’s ability and the ability of its restricted subsidiaries to, among other things, incur additional indebtedness or issue preferred stock, pay dividends on or make other distributions or repurchase of Darling’s capital stock or make other restricted payments, create restrictions on the payment of dividends or other amounts from Darling’s restricted subsidiaries to Darling or Darling’s other restricted subsidiaries, make loans or investments, enter into certain transactions with affiliates, create liens, designate Darling’s subsidiaries as unrestricted subsidiaries, and sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of Darling’s assets.

The indenture also provides for customary events of default, including, without limitation, payment defaults, covenant defaults, cross acceleration defaults to certain other indebtedness in excess of specified amounts, certain bankruptcy and insolvency events of default and judgment defaults in excess of specified amounts. If any such event of default occurs and is continuing under the indenture, the Trustee or the holders of at least 25% in principal amount of the total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes issued under the indenture to be due and payable immediately.

The Credit Agreement and the Notes consisted of the following elements at September 28, 2013 and December 29, 2012, respectively (in thousands):

	September 28, 2013	December 29, 2012
Senior Notes:
8.5% Senior Notes due 2018	$250,000	$250,000

Senior Secured Credit Facilities:
Term Loan	$—	$—

Revolving Credit Facility:
Maximum availability	$1,000,000	$415,000
Borrowings outstanding	—	—
Letters of credit issued	32,668	30,119

Availability	$967,332	$384,881

The obligations of the Company under the Credit Agreement are guaranteed by Darling National LLC, a Delaware limited liability company (“Darling National”), Griffin Industries LLC, a Kentucky limited liability company (“Griffin”), and its subsidiary, Craig Protein Division, Inc. (“Craig Protein”), Darling AWS LLC, Terra Holding Company, Darling Global Holdings Inc., Darling Northstar LLC, Terra Renewal Services, Inc. and EV Acquisition, Inc., each of which is a wholly-owned subsidiary of the Company, and are secured, subject to certain exceptions, by a perfected first priority security interest in all tangible and intangible personal property of the Company and the guarantors, including a pledge of 100% of the equity interests of certain domestic subsidiaries and 65% of the equity interests of certain foreign subsidiaries. The Notes are guaranteed by each of the foregoing subsidiaries, and effective as of September 27, 2013, the Notes are secured on an equal and ratable basis with the Company’s and the guarantors’ obligations under the Credit Agreement. The Notes and the guarantees thereof rank equally in right of payment to any existing and future senior debt of Darling and the guarantors, including debt that is secured by the collateral for the Credit Agreement and the Notes. The Notes and the guarantees thereof will be effectively junior to existing and future debt of Darling and the guarantors that is secured by assets that do not constitute collateral for the Credit Agreement and the Notes, to the extent of the value of the assets securing such debt. The Notes and the guarantees thereof will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the subsidiaries of Darling that do not guarantee the Notes.

As of September 28, 2013, the Company believes it is in compliance with all of the financial covenants, as well as all of the other covenants, contained in the Credit Agreement and the Notes Indenture.

(7)	Income Taxes

The Company has provided income taxes for the three-month periods ended September 28, 2013 and September 29, 2012, based on its estimate of the effective tax rate for the entire 2013 and 2012 fiscal years.

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At September 28, 2013 and December 29, 2012, the Company had net deferred tax liabilities of $91.6 million and $34.0 million, respectively. The increase in the net deferred tax liability is principally due to deferred liabilities acquired in the stock acquisition resulting in carryover tax basis in the Terra Transaction.

The Company periodically assesses whether it is more likely than not that it will generate sufficient taxable income to realize its deferred income tax assets. In making this determination, the Company considers all available positive and negative evidence and makes certain assumptions. The Company considers, among other things, its deferred tax liabilities, the overall business environment, its historical earnings and losses, current industry trends and its outlook for future years. Although the Company is unable to carry back any of its net operating losses, based upon recent favorable operating results and future projections, the Company believes it is more likely than not that certain net operating losses can be carried forward and utilized and other deferred tax assets, except U.S. foreign tax credit carryforwards, will be realized.

The Company’s major taxing jurisdiction is the U.S. (federal and state). The Company is subject to regular examination by various tax authorities. The Company concluded an Internal Revenue Service examination for fiscal 2009 and 2010 tax years and paid approximately $0.7 million of taxes, which was accrued prior to the first quarter of fiscal 2013. The statute of limitations for the Company’s federal return is open for the 2011 and 2012 tax years. The Company is under examination with respect to certain state tax jurisdictions, which it reasonably anticipates finalizing within the next twelve months. Although the final outcome of these examinations is not yet determinable, the Company does not anticipate that any of the state examinations will have a significant impact on the Company’s results of operations or financial position. The statute of limitations for the Company’s state returns is open for varying periods and jurisdictions, but is generally closed through the 2008 tax year. As of September 28, 2013, the Company has no unrecognized tax positions and does not reasonably expect any material changes to the Company’s unrecognized tax positions in the next twelve months.

(8)	Other Comprehensive Income

The Company follows Financial Accounting Standards Board (“FASB”) authoritative guidance for reporting and presentation of comprehensive income or loss and its components. Other comprehensive income (loss) is derived from adjustments that reflect pension adjustments, natural gas derivative adjustments, corn option adjustments and interest rate swap derivative adjustments. The components of other comprehensive income (loss) and the related tax impacts for the three and nine months ended September 28, 2013 and September 29, 2012 are as follows (in thousands):

	Three Months Ended
	Before-Tax Amount		Tax (Expense) or Benefit		Net-of-Tax Amount
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Defined benefit pension plans
Amortization of prior service cost	$15	$23	$(6)	$(9)	$9	$14
Amortization of actuarial loss	1,300	1,189	(503)	(461)	797	728

Total defined benefit pension plans	1,315	1,212	(509)	(470)	806	742
Natural gas swap derivatives
Loss/(gain) reclassified to net income	95	259	(37)	(101)	58	158
Gain/(loss) activity recognized in other comprehensive income (loss)	(14)	(123)	5	48	(9)	(75)

Total natural gas swap derivatives	81	136	(32)	(53)	49	83
Corn option derivatives
Loss/(gain) reclassified to net income	(2,155)	—	835	—	(1,320)	—
Gain/(loss) activity recognized in other comprehensive income (loss)	2,676	—	(1,031)	—	1,645	—

Total corn option derivatives	521	—	(196)	—	325	—
Interest rate swap derivatives
Loss reclassified to net income	—	—	—	—	—	—

Other comprehensive income (loss)	$1,917	$1,348	$(737)	$(523)	$1,180	$825

	Nine Months Ended
	Before-Tax Amount		Tax (Expense) or Benefit		Net-of-Tax Amount
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Defined benefit pension plans
Amortization of prior service cost	$45	$67	$(18)	$(25)	$27	$42
Amortization of actuarial loss	3,900	3,567	(1,511)	(1,383)	2,389	2,184

Total defined benefit pension plans	3,945	3,634	(1,529)	(1,408)	2,416	2,226
Natural gas swap derivatives
Loss/(gain) reclassified to net income	(92)	1,267	35	(491)	(57)	776
Gain/(loss) activity recognized in other comprehensive income (loss)	73	(606)	(28)	234	45	(372)

Total natural gas swap derivatives	(19)	661	7	(257)	(12)	404
Corn option derivatives
Loss/(gain) reclassified to net income	(3,063)	—	1,187	—	(1,876)	—
Gain/(loss) activity recognized in other comprehensive income (loss)	5,717	—	(2,209)	—	3,508	—

Total corn option derivatives	2,654	—	(1,022)	—	1,632	—
Interest rate swap derivatives
Loss reclassified to net income	—	260	—	(101)	—	159

Other Comprehensive income (loss)	$6,580	$4,555	$(2,544)	$(1,766)	$4,036	$2,789

The following table presents the amounts reclassified out of each component of other comprehensive income (loss), net of tax for the three and nine months ended September 28, 2013 and September 29, 2012 as follows (in thousands):

	Three Months Ended		Nine Months Ended		Statement of Operations Classification
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Derivative instruments
Natural gas swap derivatives	$(95)	$(259)	$92	$(1,267)	Cost of sales and operating expenses
Corn option derivatives	2,155	—	3,063	—	Cost of sales and operating expenses
Interest rate swap derivatives	—	—	—	(260)	Interest expense

	2,060	(259)	3,155	(1,527)	Total before tax
	(798)	101	(1,222)	592	Income taxes

	1,262	(158)	1,933	(935)	Net of tax

Defined benefit pension plans
Amortization of prior service cost	$(15)	$(23)	$(45)	$(67)	(a)
Amortization of actuarial loss	(1,300)	(1,189)	(3,900)	(3,567)	(a)

	(1,315)	(1,212)	(3,945)	(3,634)	Total before tax
	509	470	1,529	1,408	Income taxes

	(806)	(742)	(2,416)	(2,226)	Net of tax

Total reclassifications	$456	$(900)	$(483)	$(3,161)	Net of tax

•	These items are included in the computation of net periodic pension cost. See Note 9 Employee Benefit Plans for additional information.

The following table presents changes in each component of accumulated comprehensive income (loss) as of September 28, 2013 as follows (in thousands):

	Nine Months Ended September 28, 2013
	Derivative Instruments	Defined Benefit Pension Plans	Total
Accumulated Other Comprehensive Income (loss) December 29, 2012, net of tax	$180	$(31,509)	$(31,329)
Other comprehensive gain before reclassifications	3,553	—	3,553
Amounts reclassified from accumulated other comprehensive income (loss)	(1,933)	2,416	483

Net current-period other comprehensive income	1,620	2,416	4,036

Accumulated Other Comprehensive Income (loss) September 28, 2013, net of tax	$1,800	$(29,093)	$(27,293)

(9)	Employee Benefit Plans

The Company has retirement and pension plans covering substantially all of its employees. Most retirement benefits are provided by the Company under separate final-pay noncontributory and contributory defined benefit and defined contribution plans for all salaried and hourly employees (excluding those covered by union-sponsored plans) who meet service and age requirements. Defined benefits are based principally on length of service and earnings patterns during the five years preceding retirement. During the third quarter of fiscal 2011, as part of the initiative to combine the Darling and Griffin retirement benefit programs, the Company’s Board of Directors authorized the Company to proceed with the restructuring of its retirement benefit program effective January 1, 2012, to include the closing of Darling’s salaried and hourly defined benefit plans to new participants as well as the freezing of service and wage accruals thereunder effective December 31, 2011 (a curtailment of these plans for financial reporting purposes) and the enhancing of benefits under the Company’s defined contribution plans. However, the Company-sponsored hourly union plan has not been curtailed.

Net pension cost for the three and nine months ended September 28, 2013 and September 29, 2012 includes the following components (in thousands):

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Service cost	$77	$82	$230	$245
Interest cost	1,318	1,362	3,954	4,088
Expected return on plan assets	(1,819)	(1,677)	(5,457)	(5,032)
Amortization of prior service cost	15	23	45	67
Amortization of net loss	1,300	1,189	3,900	3,567

Net pension cost	$891	$979	$2,672	$2,935

The Company’s funding policy for employee benefit pension plans is to contribute annually not less than the minimum amount required nor more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Based on actuarial estimates at September 28, 2013, the Company expects to contribute approximately $0.3 million to its pension plans to meet funding requirements during the next twelve months. Additionally, the Company has made tax deductible discretionary and required contributions to its pension plans for the nine months ended September 28, 2013 and September 29, 2012 of approximately $4.0 million and $1.8 million, respectively.

The Company participates in various multiemployer pension plans which provide defined benefits to certain employees covered by labor contracts. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts to meet their pension benefit obligations to their participants. The Company’s contributions to each individual multiemployer plan represent less than 5% of the total contributions to each such plan. Based on the most currently available information, the Company has determined that, if a withdrawal were to occur, withdrawal liabilities on two of the plans in which the Company currently participates could be material to the Company, with one of these material plans certified as critical or red zone. With respect to the other multiemployer pension plans in which the Company participates and which are not individually significant, four plans have certified as critical or red zone and two plans have certified as endangered or yellow zone as defined by the Pension Protection Act of 2006.

In June 2009, the Company received a notice of a mass withdrawal termination and a notice of initial withdrawal liability from a multiemployer plan in which it participated. The Company had anticipated this event and as a result had accrued approximately $3.2 million as of January 3, 2009 based on the most recent information that was probable and estimable for this plan. The plan had given a notice of redetermination liability in December 2009. In fiscal 2010, the Company received further third party information confirming the future payout related to this multiemployer plan. As a result, the Company reduced its liability to approximately $1.2 million. In fiscal 2010, another under-funded multiemployer plan in which the Company participates gave notification of partial withdrawal liability. As of September 28, 2013, the Company has an accrued liability of approximately $0.9 million representing the present value of scheduled withdrawal liability payments under this multiemployer plan. While the Company has no ability to calculate a possible current liability for under-funded multiemployer plans that could terminate or could require additional funding under the Pension Protection Act of 2006, the amounts could be material.

(10)	Derivatives

The Company’s operations are exposed to market risks relating to ingredient prices that affect the Company’s cost of raw materials, finished product prices, energy costs and the risk of changes in interest rates.

The Company makes limited use of derivative instruments to manage cash flow risks related to interest expense, natural gas usage, diesel fuel usage and inventory. The Company does not use derivative instruments for trading purposes. Interest rate swaps are entered into with the intent of managing overall borrowing costs by reducing the potential impact of increases in interest rates on floating-rate long-term debt. Natural gas swaps and options are entered into with the intent of managing the overall cost of natural gas usage by reducing the potential impact of seasonal weather demands on natural gas that increases natural gas prices. Heating oil swaps and options are entered into with the intent of managing the overall cost of diesel fuel usage by reducing the potential impact of seasonal weather demands on diesel fuel that increase diesel fuel prices. Inventory swaps and options are entered into with the intent of managing seasonally high concentrations of MBM, PM, BFT, PG, YG and BBP inventories and managing forecasted sales of BBP by reducing the potential impact of changing prices. At September 28, 2013, the Company had corn option contracts and natural gas swaps outstanding that qualified and were designated for hedge accounting as well as heating oil swap contracts that did not qualify and were not designated for hedge accounting.

Entities are required to report all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding the instrument. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair value, cash flows or foreign currencies. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside of earnings) and is subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

Cash Flow Hedges

On May 19, 2006, the Company entered into two interest rate swap agreements that were considered cash flow hedges according to FASB authoritative guidance. In December 2010, as a result of the execution of the Credit Agreement, the term loan that specifically related to these interest swap transactions was repaid. As such, the Company discontinued the interest rate swaps and paid approximately $2.0 million representing the fair value of these two interest swap transactions at the discontinuance date with the effective portion recorded in accumulated other comprehensive loss to be reclassified to income over the remaining original term of the interest swaps which ended April 7, 2012.

In fiscal 2012 and the first nine months of fiscal 2013, the Company entered into natural gas swap contracts that are considered cash flow hedges. Under the terms of the natural gas swap contracts, the Company fixed the expected purchase cost of a portion of its plants’ forecasted natural gas usage into the fourth quarter of fiscal 2013. As of September 28, 2013, some of the contracts have expired and settled according to the contracts while the remaining contract positions and activity are disclosed below.

In fiscal 2012 and the first nine months of fiscal 2013, the Company entered into corn option contracts that are considered cash flow hedges. Under the terms of the corn option contracts, the Company hedged a portion of its forecasted sales of BBP into the third quarter of fiscal 2014. As of September 28, 2013, some of the contracts have settled while the remaining contract positions and activity are disclosed below. From time to time, the Company may enter into corn option contracts in the future.

The Company estimates the amount that will be reclassified from accumulated other comprehensive gain at September 28, 2013 into earnings over the next 12 months will be approximately $2.9 million. As of September 28, 2013, no amounts have been reclassified into earnings as a result of the discontinuance of cash flow hedges.

The following table presents the fair value of the Company’s derivative instruments under FASB authoritative guidance as of September 28, 2013 and December 29, 2012 (in thousands):

Derivatives Designated as Hedges	Balance Sheet Location	Asset Derivatives Fair Value
		September 28, 2013	December 29, 2012
Corn options	Other current assets	$3,118	$490
Natural gas swaps	Other current assets	18	11

Total asset derivatives designated as hedges		$3,136	$501

Derivatives Not Designated as Hedges
Heating oil swaps and options	Other current assets	$147	$104
Corn futures	Other current assets	—	117

Total asset derivatives not designated as hedges		$147	$221

Total asset derivatives		$3,283	$722

Derivatives Designated as Hedges	Balance Sheet Location	Liability Derivatives Fair Value
		September 28, 2013	December 29, 2012
Natural gas swaps	Accrued expenses	$29	$21

Total liability derivatives designated as hedges		$29	$21

Derivatives Not Designated as Hedges
Heating oil swaps and options	Accrued expenses	$9	$4
Corn options	Accrued expenses	—	119

Total liability derivatives not designated as hedges		$9	$123

Total liability derivatives		$38	$144

The effect of the Company’s derivative instruments on the consolidated financial statements as of and for the three months ended September 28, 2013 and September 29, 2012 is as follows (in thousands):

Derivatives Designated as Cash Flow Hedges	Gain or (Loss) Recognized in OCI on Derivatives (Effective Portion)(a)		Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)(b)		Gain or (Loss) Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)(c)
	2013	2012	2013	2012	2013	2012
Interest rate swaps	$—	$—	$—	$—	$—	$—
Corn options	2,676	—	2,155	—	215	1
Natural gas swaps	(14)	(123)	(95)	(259)	1	5

Total	$2,662	$(123)	$2,060	$(259)	$216	$6

•

Amount recognized in accumulated OCI (effective portion) is reported as accumulated other comprehensive income/(loss) of approximately $2.7 million and approximately $0.1 million recorded net of taxes of approximately $1.0 million and less than $0.1 million as of September 28, 2013 and September 29, 2012, respectively.

•

Gains and (losses) reclassified from accumulated OCI into income (effective portion) for interest rate swaps is included in interest expense and corn options and natural gas swaps are included in cost of sales, respectively, in the Company’s consolidated statements of operations.

•

Gains and (losses) recognized in income on derivatives (ineffective portion) for interest rate swaps, corn options and natural gas swaps is included in other income/(expense), net in the Company’s consolidated statements of operations.

The effect of the Company’s derivative instruments on the consolidated financial statements as of and for the nine months ended September 28, 2013 and September 29, 2012 is as follows (in thousands):

Derivatives Designated as Cash Flow Hedges	Gain or (Loss) Recognized in OCI on Derivatives (Effective Portion)(a)		Gain or (Loss) Reclassified From Accumulated OCI into Income (Effective Portion)(b)		Gain or (Loss) Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)(c)
	2013	2012	2013	2012	2013	2012
Interest rate swaps	$—	$—	$—	$(260)	$—	$—
Corn options	5,717	—	3,063	—	249	1
Natural gas swaps	73	(606)	92	(1,267)	8	8

Total	$5,790	$(606)	$3,155	$(1,527)	$257	$9

(a)	Amount recognized in accumulated OCI (effective portion) is reported as accumulated other comprehensive income/(loss) of approximately $5.8 million and approximately $0.6 million recorded net of taxes of approximately $2.2 million and $0.2 million as of September 28, 2013 and September 29, 2012, respectively.

•

Gains and (losses) reclassified from accumulated OCI into income (effective portion) for interest rate swaps is included in interest expense and corn options and natural gas swaps are included in cost of sales, respectively, in the Company’s consolidated statements of operations.

•

Gains and (losses) recognized in income on derivatives (ineffective portion) for interest rate swaps, corn options and natural gas swaps is included in other income/(expense), net in the Company’s consolidated statements of operations.

At September 28, 2013, the Company had forward purchase agreements in place for purchases of approximately $3.5 million of natural gas. These forward purchase agreements have no net settlement provisions and the Company intends to take physical delivery of the underlying product. Accordingly, the forward purchase agreements are not subject to the requirements of fair value accounting because they qualify and the Company has elected to account for these as normal purchases as defined in the FASB authoritative guidance.

(11)	Fair Value Management

FASB authoritative guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The following table presents the Company’s financial instruments that are measured at fair value on a recurring and nonrecurring basis as of September 28, 2013 and are categorized using the fair value hierarchy under FASB authoritative guidance. The fair value hierarchy has three levels based on the reliability of the inputs used to determine the fair value.

		Fair Value Measurements at September 28, 2013 Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(In thousands of dollars)
Assets:
Derivative instruments	$3,283	$—	$3,283	$—

Total Assets	$3,283	$—	$3,283	$—

Liabilities:
Derivative instruments	$38	$—	$38	$—
Senior Notes	276,875	—	276,875	—

Total Liabilities	$276,913	$—	$276,913	$—

Derivative assets consist of the Company’s heating oil swap contracts, natural gas swap contracts and corn option contracts, which represents the difference between observable market rates of commonly quoted intervals for similar assets and liabilities in active markets and the fixed swap rate considering the instruments term, notional amount and credit risk. See Note 10 Derivatives for breakdown by instrument type.

Derivative liabilities consist of the Company’s heating oil swap contracts and natural gas swap contracts, which represents the difference between observable market rates of commonly quoted intervals for similar assets and liabilities in active markets and the fixed swap rate considering the instruments term, notional amount and credit risk. See Note 10 Derivatives for breakdown by instrument type.

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short maturity of these instruments and as such have been excluded from the table above. The carrying amount for the Company’s other debt is not deemed to be significantly different than the fair value and all other instruments have been recorded at fair value.

The fair value of the senior notes is based on market quotation from a third-party bank.

(12)	Contingencies

The Company is a party to several lawsuits, claims and loss contingencies arising in the ordinary course of its business, including assertions by certain regulatory and governmental agencies related to permitting requirements and air, wastewater and storm water discharges from the Company’s processing facilities.

The Company’s workers compensation, auto and general liability policies contain significant deductibles or self-insured retentions. The Company estimates and accrues its expected ultimate claim costs related to accidents occurring during each fiscal year and carries this accrual as a reserve until these claims are paid by the Company.

As a result of the matters discussed above, the Company has established loss reserves for insurance, environmental and litigation matters. At September 28, 2013 and December 29, 2012, the reserves for insurance, environmental and litigation contingencies reflected on the balance sheet in accrued expenses and other non-current liabilities were approximately $35.7 million and $37.0 million, respectively. The Company has insurance recovery receivables of approximately $9.3 million as of September 28, 2013 and December 29, 2012, related to these liabilities. The Company’s management believes these reserves for contingencies are reasonable and sufficient based upon present governmental regulations and information currently available to management; however, there can be no assurance that final costs related to these matters will not exceed current estimates. The Company believes that the likelihood is remote that any additional liability from these lawsuits and claims that may not be covered by insurance would have a material effect on the Company’s financial position, results of operations or cash flows.

Lower Passaic River Area.    The Company has been named as a third party defendant in a lawsuit pending in the Superior Court of New Jersey, Essex County, styled New Jersey Department of Environmental Protection, The Commissioner of the New Jersey Department of Environmental Protection Agency and the Administrator of the New Jersey Spill Compensation Fund, as Plaintiffs, vs. Occidental Chemical Corporation, Tierra Solutions, Inc., Maxus Energy Corporation, Repsol YPF, S.A., YPF, S.A., YPF Holdings, Inc., and CLH Holdings, as Defendants (Docket No. L-009868-05) (the “Tierra/Maxus Litigation”). In the Tierra/Maxus Litigation, which was filed on December 13, 2005, the plaintiffs seek to recover from the defendants past and future cleanup and removal costs, as well as unspecified economic damages, punitive damages, penalties and a variety of other forms of relief, purportedly arising from the alleged discharges into the Passaic River of a particular type of dioxin and other unspecified hazardous substances. The damages being sought by the plaintiffs from the defendants are likely to be substantial. On February 4, 2009, two of the defendants, Tierra Solutions, Inc. (“Tierra”) and Maxus Energy Corporation (“Maxus”), filed a third-party complaint against over 300 entities, including the Company, seeking to recover all or a proportionate share of cleanup and removal costs, damages or other loss or harm, if any, for which Tierra or Maxus may be held liable in the Tierra/Maxus Litigation. Tierra and Maxus allege that Standard Tallow Company, an entity that the Company acquired in 1996, contributed to the discharge of the hazardous substances that are the subject of this case while operating a former plant site located in Newark, New Jersey. The Company is investigating these allegations, has entered into a joint defense agreement with many of the other third-party defendants and intends to defend itself vigorously. At a case management conference held in March 2013, the Court announced that most third-party defendants had reached a tentative settlement with the State of New Jersey which, if approved by the Court, would end the state court litigation as to participating third-party defendants. The Company has committed to join the settlement, pursuant to which the Company would pay the State of New Jersey $195,000. This amount was accrued in the first quarter of 2013. The settlement is subject to court approval following a notice and comment period. It is anticipated that the settlement will be brought to the Court for approval sometime during the second half of 2013. All previously scheduled discovery and trial dates in the case have been stayed as to parties participating in the settlement. The scope of the Company’s continued involvement in the litigation depends on whether the Court approves the settlement and dismisses the Company from the case, which is uncertain at this time. Additionally, in December 2009, the Company, along with numerous other entities, received notice from the United States

Environmental Protection Agency (EPA) that the Company (as successor-in-interest to Standard Tallow Company) is considered a potentially responsible party with respect to alleged contamination in the lower Passaic River area which is part of the Diamond Alkali Superfund Site located in Newark, New Jersey. In the letter, EPA requested that the Company join a group of other parties in funding a remedial investigation and feasibility study at the site. As of the date of this report, the Company has not agreed to participate in the funding group. The Company’s ultimate liability for investigatory costs, remedial costs and/or natural resource damages in connection with the lower Passaic River area cannot be determined at this time; however, as of the date of this report, there is nothing that leads the Company to believe that these matters will have a material effect on the Company’s financial position, results of operations or cash flows.

Fresno Facility Permit Issue.    The Company has been named as a defendant and a real party in interest in a lawsuit filed on April 9, 2012 in the Superior Court of the State of California, Fresno County, styled Concerned Citizens of West Fresno vs. Darling International Inc. The City of Fresno was also named as a defendant in the original complaint but has since had a judgment entered in its favor and is no longer a party to the lawsuit. The complaint, as subsequently amended, alleges that the Company’s Fresno facility is operating without a proper use permit and seeks, among other things, injunctive relief. The complaint had at one time also alleged that the Company’s Fresno Facility constitutes a continuing private and public nuisance, but the plaintiff has since amended the complaint to drop these allegations. Rendering operations have been conducted on the site since 1955, and the Company believes that it possesses all of the required federal, state and local permits to continue to operate the facility in the manner currently conducted and that its operations do not constitute a private or public nuisance. Accordingly, the Company intends to defend itself vigorously in this matter. Discovery has begun and this matter is currently scheduled for trial in February 2014. While management cannot predict the ultimate outcome of this matter, management does not believe the outcome will have a material effect on the Company’s financial condition, results of operations or cash flows.

(13)	Business Segments

The Company sells its products domestically and internationally and operates within two industry segments: Rendering and Bakery. The measure of segment profit (loss) includes all revenues, operating expenses (excluding certain amortization of intangibles), and selling, general and administrative expenses incurred at all operating locations and excludes general corporate expenses.

Included in corporate activities are general corporate expenses and the amortization of intangibles. Assets of corporate activities include cash, unallocated prepaid expenses, deferred tax assets, prepaid pension, and miscellaneous other assets.

Rendering

Rendering operations process animal by-products and used cooking oil into fats (primarily BFT, PG and YG), protein (primarily MBM and PM (feed grade and pet food)) and hides. Fat was approximately $195.4 million and $205.9 million of net sales for the three months ended September 28, 2013 and September 29, 2012, respectively and approximately $580.9 million and $626.0 million of net sales for the nine months ended September 28, 2013 and September 29, 2012, respectively. Protein was approximately $133.6 million and $137.1 million of net sales for the three months ended

September 28, 2013 and September 29, 2012, respectively and approximately $410.6 million and $361.9 million of net sales for the nine months ended September 28, 2013 and September 29, 2012, respectively. Rendering also provides grease trap servicing. Included in the Rendering Segment is the National Service Center (“NSC”). The NSC schedules services such as fat and bone and used cooking oil collection and trap cleaning for contracted customers using the Company’s resources or third-party providers.

Bakery

Bakery products are collected from large commercial bakeries that produce a variety of products, including cookies, crackers, cereal, bread, dough, potato chips, pretzels, sweet goods and biscuits, among others. The Company processes the raw materials into BBP, including Cookie Meal®, an animal feed ingredient primarily used in poultry rations.

Business Segment Net Sales (in thousands):

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Rendering	$362,077	$368,154	$1,079,848	$1,061,947
Bakery	63,709	84,578	214,953	214,567

Total	$425,786	$452,732	$1,294,801	$1,276,514

Business Segment Profit/(Loss) (in thousands):

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Rendering	$65,053	$70,624	$196,951	$208,263
Bakery	9,884	18,641	38,067	42,786
Corporate Activities	(41,973)	(46,225)	(131,937)	(130,535)
Interest expense	(5,313)	(5,868)	(16,607)	(18,546)

Net Income	$27,651	$37,172	$86,474	$101,968

Business Segment Assets (in thousands):

	September 28, 2013	December 29, 2012
Rendering	$1,239,859	$1,088,775
Bakery	168,710	170,566
Corporate Activities	305,066	293,075

Total	$1,713,635	$1,552,416

(14)	Related party Transactions

Lease Agreements

Darling through its wholly-owned subsidiary Griffin Industries LLC, leases two real properties located in Butler, Kentucky and real properties located in each of Jackson, Mississippi and Henderson,

Kentucky from Martom Properties, LLC, an entity owned in part by Martin W. Griffin, the Company’s Executive Vice President—Co-Chief Operations Officer. Each of these leases was entered into as of December 17, 2010. The lease term for each of the Butler properties and the Jackson property is thirty years, and the Company has the right to renew such leases for two additional terms of ten years each. The annual rental payment for each of the Butler properties is $30,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The annual rental payment for the Jackson property is $221,715 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The lease term for the Henderson property is ten years, and the Company has the right to renew such lease for four additional terms of five years each. The annual rental payment for the Henderson property is $60,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. Under the terms of each lease, the Company has a right of first offer and right of first refusal for each of the properties.

Raw Material Agreement

The Company has entered into a Raw Material Agreement with the Joint Venture pursuant to which the Company will offer to supply certain animal fats and used cooking oil at market prices, up to the Joint Venture’s full operational requirement of feedstock, but the Joint Venture is not obligated to purchase the raw material offered by the Company. Additionally, the Company may offer other feedstocks to the Joint Venture, such as inedible corn oil, purchased on a resale basis. For the three and nine months ended September 28, 2013, the Company has recorded sales to the Joint Venture of approximately $34.2 million and $44.4 million, respectively. There were no sales to the Joint Venture for the three and nine months ended September 29, 2012. At September 28, 2013 and December 29, 2012, the Company has $8.3 million and $0.3 million in outstanding receivables due from the Joint Venture, respectively. In addition, the Company has eliminated additional sales for the nine months ended September 28, 2013, of approximately $7.3 million to the Joint Venture to defer the Company’s portion of profit on those sales relating to inventory assets still remaining on the Joint Venture’s balance sheet at September 28, 2013 of approximately $1.3 million.

(15)	New Accounting Pronouncement

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. The ASU amends ASC Topic 220, Comprehensive Income . The new standard eliminates the option to report other comprehensive income and its components in the statement of changes in equity and instead requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. Reclassification adjustments between net income and other comprehensive income must be shown on the face of the statement(s), with no resulting change in net earnings. In December 2011, the FASB issued ASU No. 2011-12, Deferral of Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 . This ASU amends ASC Topic 220, Comprehensive Income . The new standard deferred the requirement to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income while the FASB further deliberates this aspect of the proposal. This update is effective for the Company on January 1, 2012 and must be applied retrospectively. The Company adopted this standard as of March 31, 2012. The adoption did not have a material impact on the Company’s consolidated financial statements. In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Out of Accumulated Other Comprehensive Income . This ASU amends ASC Topic 220, Comprehensive Income . This new standard requires an entity to report either on the income statement or disclose in the footnotes to the financial statement the effects on earnings from items that are reclassified out of other comprehensive income. This update was effective for the Company on

December 30, 2012. The adoption did not have a material impact on the Company’s consolidated financial statements.

In July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. The ASU amends ASC Topic 350, Intangibles—Goodwill and Other . The new standard is intended to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. The new standard allows an entity to first assess qualitative factors to determine if it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If based on its qualitative assessment an entity concludes it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, quantitative impairment testing is required. However, if an entity concludes otherwise, quantitative impairment testing is not required. The standards update is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company adopted this standard in the first quarter of fiscal 2013. The adoption did not have a material impact on the Company’s consolidated financial statements.

(16)	Guarantor Financial Information

The Company’s Notes (see Note 6) are guaranteed on an unsecured basis by the Company’s 100% directly and indirectly owned subsidiaries Darling National, Griffin and its subsidiary Craig Protein , Darling AWS LLC, Terra Holding Company, Darling Global Holdings Inc., Darling Northstar LLC, Terra Renewal Services, Inc. and EV Acquisition, Inc. (collectively, the “Guarantors”). The Guarantors fully and unconditionally guaranteed the Notes on a joint and several basis. The following financial statements present condensed consolidating financial data for (i) Darling, the issuer of the Notes, (ii) the combined Guarantors, (iii) the combined other subsidiaries of the Company that did not guarantee the Notes (the “Non-guarantors”), and (iv) eliminations necessary to arrive at the Company’s consolidated financial statements, which include condensed consolidated balance sheets as of September 28, 2013 and December 29, 2012, and the condensed consolidating statements of operations, the condensed consolidating statements of comprehensive income and the condensed consolidating statements of cash flows for the three and nine months ended September 28, 2013 and September 29, 2012.

Condensed Consolidating Balance Sheet

As of September 28, 2013

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
ASSETS
Total current assets	$104,281	$509,978	$2,542	$(392,470)	$224,331
Investment in subsidiaries	1,701,426	—	—	(1,701,426)	—
Property, plant and equipment, net	164,484	357,778	—	—	522,262
Intangible assets, net	14,787	349,374	254	—	364,415
Goodwill	21,860	424,616	266	—	446,742
Investment in unconsolidated subsidiary	—	—	116,250	—	116,250
Other assets	36,711	2,924	—	—	39,635

	$2,043,549	$1,644,670	$119,312	$(2,093,896)	$1,713,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$478,392	$58,816	$3,497	$(392,470)	$148,235
Long-term debt, net of current portion	250,000	76	—	—	250,076
Other noncurrent liabilities	50,919	—	167	—	51,086
Deferred income taxes	105,931	—	—	—	105,931

Total liabilities	885,242	58,892	3,664	(392,470)	555,328
Total stockholders’ equity	1,158,307	1,585,778	115,648	(1,701,426)	1,158,307

	$2,043,549	$1,644,670	$119,312	$(2,093,896)	$1,713,635

Condensed Consolidating Balance Sheet

As of December 29, 2012

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
ASSETS
Total current assets	$174,576	$455,604	$3,037	$(342,955)	$290,262
Investment in subsidiaries	1,449,577	—	—	(1,449,577)	—
Property, plant and equipment, net	148,131	305,796	—	—	453,927
Intangible assets, net	14,497	322,634	271	—	337,402
Goodwill	21,860	359,243	266	—	381,369
Investment in unconsolidated subsidiary	—	—	62,495	—	62,495
Other assets	26,530	431	—	—	26,961

	$1,835,171	$1,443,708	$66,069	$(1,792,532)	$1,552,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$414,755	$59,218	$666	$(342,955)	$131,684
Long-term debt, net of current portion	250,000	142	—	—	250,142
Other noncurrent liabilities	61,365	—	174	—	61,539
Deferred income taxes	46,615	—	—	—	46,615

Total liabilities	772,735	59,360	840	(342,955)	489,980
Total stockholders’ equity	1,062,436	1,384,348	65,229	(1,449,577)	1,062,436

	$1,835,171	$1,443,708	$66,069	$(1,792,532)	$1,552,416

Condensed Consolidating Statements of Operations

For the three months ended September 28, 2013

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net sales	$182,331	$309,529	$2,293	$(68,367)	$425,786
Cost and expenses:
Cost of sales and operating expenses	140,213	235,902	2,341	(68,367)	310,089
Selling, general and administrative expenses	23,142	19,438	8	—	42,588
Acquisition costs	8,326	—	—	—	8,326
Depreciation and amortization	6,035	17,091	5	—	23,131

Total costs and expenses	177,716	272,431	2,354	(68,367)	384,134

Operating income	4,615	37,098	(61)	—	41,652
Interest expense	(5,309)	(4)	—	—	(5,313)
Other, net	(3,023)	(239)	(6)	—	(3,268)
Equity in net income of unconsolidated subsidiary	—	—	11,953	—	11,953
Earnings in investments in subsidiaries	29,939	—	—	(29,939)	—

Income/(loss) before taxes	26,222	36,855	11,886	(29,939)	45,024
Income taxes (benefit)	(1,429)	14,227	4,575	—	17,373

Net income (loss)	$27,651	$22,628	$7,311	$(29,939)	$27,651

Condensed Consolidating Statements of Operations

For the nine months ended September 28, 2013

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net sales	$503,595	$938,629	$8,188	$(155,611)	$1,294,801
Cost and expenses:
Cost of sales and operating expenses	388,463	701,804	8,041	(155,611)	942,697
Selling, general and administrative expenses	66,984	57,798	61	—	124,843
Acquisition costs	9,157	—	—	—	9,157
Depreciation and amortization	17,990	49,067	17	—	67,074

Total costs and expenses	482,594	808,669	8,119	(155,611)	1,143,771

Operating income	21,001	129,960	69	—	151,030
Interest expense	(16,596)	(11)	—	—	(16,607)
Other, net	(2,697)	108	(30)	—	(2,619)
Equity in net income of unconsolidated subsidiary	—	—	8,796	—	8,796
Earnings in investments in subsidiaries	85,424	—	—	(85,424)	—

Income/(loss) from operations before taxes	87,132	130,057	8,835	(85,424)	140,600
Income taxes (benefit)	658	50,067	3,401	—	54,126

Net income (loss)	$86,474	$79,990	$5,434	$(85,424)	$86,474

Condensed Consolidating Statements of Operations

For the three months ended September 29, 2012

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net sales	$165,256	$330,013	$3,814	$(46,351)	$452,732
Cost and expenses:
Cost of sales and operating expenses	125,806	244,924	3,530	(46,351)	327,909
Selling, general and administrative expenses	20,396	18,093	34	—	38,523
Depreciation and amortization	5,502	15,016	6	—	20,524

Total costs and expenses	151,704	278,033	3,570	(46,351)	386,956

Operating income	13,552	51,980	244	—	65,776
Interest expense	(5,867)	(1)	—	—	(5,868)
Other, net	(841)	1,076	(3)	—	232
Equity in net loss of unconsolidated subsidiary	—	—	(833)	—	(833)
Earnings in investments in subsidiaries	32,877	—	—	(32,877)	—

Income/(loss) before taxes	39,721	53,055	(592)	(32,877)	59,307
Income taxes	2,549	19,806	(220)	—	22,135

Net income (loss)	$37,172	$33,249	$(372)	$(32,877)	$37,172

Condensed Consolidating Statements of Operations

For the nine months ended September 29, 2012

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net sales	$502,814	$903,712	$10,089	$(140,101)	$1,276,514
Cost and expenses:
Cost of sales and operating expenses	389,808	659,207	9,602	(140,101)	918,516
Selling, general and administrative expenses	60,108	52,571	107	—	112,786
Depreciation and amortization	17,614	45,327	17	—	62,958

Total costs and expenses	467,530	757,105	9,726	(140,101)	1,094,260

Operating income	35,284	146,607	363	—	182,254
Interest expense	(18,544)	(2)	—	—	(18,546)
Other, net	(2,071)	1,981	(16)	—	(106)
Equity in net loss of unconsolidated subsidiary	—	—	(1,725)	—	(1,725)
Earnings in investments in subsidiaries	92,728	—	—	(92,728)	—

Income/(loss) from operations before taxes	107,397	148,586	(1,378)	(92,728)	161,877
Income taxes (benefit)	5,429	54,990	(510)	—	59,909

Net income (loss)	$101,968	$93,596	$(868)	$(92,728)	$101,968

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the three months ended September 28, 2013

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net income	$27,651	$22,628	$7,311	$(29,939)	$27,651
Other comprehensive income (loss), net of tax:
Pension adjustments	806	—	—	—	806
Natural gas swap derivative adjustments	49	—	—	—	49
Corn option derivative adjustments	325	—	—	—	325

Total other comprehensive income, net of tax	1,180	—	—	—	1,180

Total comprehensive income (loss)	$28,831	$22,628	$7,311	$(29,939)	$28,831

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the nine months ended September 28, 2013

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net income	$86,474	$79,990	$5,434	$(85,424)	$86,474
Other comprehensive income (loss), net of tax:
Pension adjustments	2,416	—	—	—	2,416
Natural gas swap derivative adjustments	(12)	—	—	—	(12)
Corn option derivative adjustments	1,632	—	—	—	1,632

Total other comprehensive income	4,036	—	—	—	4,036

Total comprehensive income (loss)	$90,510	$79,990	$5,434	$(85,424)	$90,510

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the three months ended September 29, 2012

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net income	$37,172	$33,249	$(372)	$(32,877)	$37,172
Other comprehensive income (loss), net of tax:
Pension adjustments	742	—	—	—	742
Natural gas swap derivative adjustments	83	—	—	—	83
Interest rate swap derivative adjustment	—	—	—	—	—

Total other comprehensive income, net of tax	825	—	—	—	825

Total comprehensive income (loss)	$37,997	$33,249	$(372)	$(32,877)	$37,997

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the nine months ended September 29, 2012

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net income	$101,968	$93,596	$(868)	$(92,728)	$101,968
Other comprehensive income (loss), net of tax:
Pension adjustments	2,226	—	—	—	2,226
Natural gas swap derivative adjustments	404	—	—	—	404
Interest rate swap derivative adjustment	159	—	—	—	159

Total other comprehensive income	2,789	—	—	—	2,789

Total comprehensive income (loss)	$104,757	$93,596	$(868)	$(92,728)	$104,757

Condensed Consolidating Statements of Cash Flows

For the nine months ended September 28, 2013

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$86,474	$79,990	$5,434	$(85,424)	$86,474
Earnings in investments in subsidiaries	(85,424)	—	—	85,424	—
Other operating cash flows	115,200	(27,764)	(5,205)	—	82,231

Net cash provided by operating activities	116,250	52,226	229	—	168,705

Cash flows from investing activities:
Capital expenditures	(31,572)	(54,147)	—	—	(85,719)
Acquisitions	—	(121,440)	—	—	(121,440)
Investment in subsidiaries and affiliates	(166,425)	—	(44,959)	166,425	(44,959)
Gross proceeds from sale of property, plant and equipment and other assets	897	769	—	—	1,666
Proceeds from insurance settlements	1,531	450	—	—	1,981
Payments related to routes and other intangibles	(2,374)	—	—	—	(2,374)

Net cash used in investing activities	(197,943)	(174,368)	(44,959)	166,425	(250,845)

Cash flows from financing activities:
Payments on long-term debt	—	(62)	—	—	(62)
Deferred loan costs	(11,138)	—	—	—	(11,138)
Issuances of common stock	32	—	—	—	32
Contributions from parent	—	121,440	44,985	(166,425)	—
Minimum withholding taxes paid on stock awards	(2,649)	—	—	—	(2,649)
Excess tax benefits from stock-based compensation	719	—	—	—	719

Net cash used in financing activities	(13,036)	121,378	44,985	(166,425)	(13,098)

Net increase/(decrease) in cash and cash equivalents	(94,729)	(764)	255	—	(95,238)
Cash and cash equivalents at beginning of year	96,945	5,577	727	—	103,249

Cash and cash equivalents at end of year	$2,216	$4,813	$982	$—	$8,011

Condensed Consolidating Statements of Cash Flows

For the nine months ended September 29, 2012

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$101,968	$93,596	$(868)	$(92,728)	$101,968
Earnings in investments in subsidiaries	(92,728)	—	—	92,728	—
Other operating cash flows	142,681	(47,537)	(542)	—	94,602

Net cash provided by operating activities	151,921	46,059	(1,410)	—	196,570

Cash flows from investing activities:
Capital expenditures	(37,183)	(46,971)	—	—	(84,154)
Acquisitions	(3,000)	—	—	—	(3,000)
Investment in subsidiaries and affiliates	(34,441)	—	(34,416)	34,441	(34,416)
Gross proceeds from sale of property, plant and equipment and other assets	1,580	1,409	—	—	2,989
Proceeds from insurance settlements	—	1,906	—	—	1,906

Net cash used in investing activities	(73,044)	(43,656)	(34,416)	34,441	(116,675)

Cash flows from financing activities:
Payments on long-term debt	(30,000)	(13)	—	—	(30,013)
Issuances of common stock	64	—	—	—	64
Contributions from parent	—	—	34,441	(34,441)	—
Minimum withholding taxes paid on stock awards	(3,365)	—	—	—	(3,365)
Excess tax benefits from stock-based compensation	2,169	—	—	—	2,169

Net cash used in financing activities	(31,132)	(13)	34,441	(34,441)	(31,145)

Net increase/(decrease) in cash and cash equivalents	47,745	2,390	(1,385)	—	48,750
Cash and cash equivalents at beginning of year	35,207	1,773	1,956	—	38,936

Cash and cash equivalents at end of year	$82,952	$4,163	$571	$—	$87,686

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA FOR THE YEAR ENDED DECEMBER 29, 2012

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Darling International Inc.:

We have audited the accompanying consolidated balance sheets of Darling International Inc. and subsidiaries as of December 29, 2012 and December 31, 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 29, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Darling International Inc. and subsidiaries as of December 29, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 29, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Darling International Inc.’s internal control over financial reporting as of December 29, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2013 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/S/ KPMG LLP

Dallas, Texas

February 27, 2013

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Darling International Inc.:

We have audited Darling International Inc.’s internal control over financial reporting as of December 29, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Darling International Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Darling International Inc. maintained, in all material respects, effective internal control over financial reporting as of December 29, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Darling International Inc. and subsidiaries as of December 29, 2012 and December 31, 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 29, 2012, and our report dated February 27, 2013 expressed an unqualified opinion on those consolidated financial statements.

/S/ KPMG LLP

Dallas, Texas

February 27, 2013

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Balance Sheets December 29, 2012 and December 31, 2011

(in thousands, except share and per share data)

	December 29, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$103,249	$38,936
Restricted cash	361	365
Accounts receivable, less allowance for bad debts of $2,171 at December 29, 2012 and $2,241 at December 31, 2011	98,131	95,807
Inventories	65,065	50,830
Income taxes refundable	—	17,042
Other current assets	10,847	9,235
Deferred income taxes	12,609	7,465

Total current assets	290,262	219,680
Property, plant and equipment, net	453,927	400,222
Intangible assets, less accumulated amortization of $73,021 at December 29, 2012 and $82,364 at December 31, 2011	337,402	362,914
Goodwill	381,369	381,369
Investment in unconsolidated subsidiary	62,495	21,733
Other assets	26,961	31,112

	$1,552,416	$1,417,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$82	$10
Accounts payable, principally trade	54,014	60,402
Accrued expenses	77,588	66,845

Total current liabilities	131,684	127,257
Long-term debt, net of current portion	250,142	280,020
Other noncurrent liabilities	61,539	58,245
Deferred income taxes	46,615	31,133

Total liabilities	489,980	496,655

Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value; 150,000,000 shares authorized, 118,622,650 and 117,591,822 shares issued at December 29, 2012 and December 31, 2011, respectively	1,186	1,176
Additional paid-in capital	603,836	587,685
Treasury stock, at cost; 807,659 and 543,384 shares at December 29, 2012 and December 31, 2011, respectively	(10,033)	(5,588)
Accumulated other comprehensive loss	(31,329)	(30,904)
Retained earnings	498,776	368,006

Total stockholders’ equity	1,062,436	920,375

	$1,552,416	$1,417,030

The accompanying notes are an integral part of these consolidated financial statements.

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Operations Three years ended December 29, 2012

(in thousands, except per share data)

	December 29, 2012	December 31, 2011	January 1, 2011
Net sales	$1,701,429	$1,797,249	$724,909

Costs and expenses:
Cost of sales and operating expenses	1,232,604	1,268,221	531,699
Selling, general and administrative expenses	151,713	136,135	68,042
Depreciation and amortization	85,371	78,909	31,908
Acquisition costs	—	—	10,798

Total costs and expenses	1,469,688	1,483,265	642,447

Operating income	231,741	313,984	82,462

Other expense:
Interest expense	(24,054)	(37,163)	(8,737)
Other income/(expense), net	1,760	(2,955)	(3,382)

Total other expense	(22,294)	(40,118)	(12,119)

Equity in net loss of unconsolidated subsidiary	(2,662)	(1,572)	—

Income from operations before income taxes	206,785	272,294	70,343
Income taxes	76,015	102,876	26,100

Net income	$130,770	$169,418	$44,243

Net income per share:
Basic	$1.11	$1.47	$0.53

Diluted	$1.11	$1.47	$0.53

The accompanying notes are an integral part of these consolidated financial statements.

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income Three years ended December 29, 2012

(in thousands)

	Year Ended
	December 29, 2012	December 31, 2011	January 1, 2011
Net income	$130,770	$169,418	$44,243
Other comprehensive income (loss), net of tax:
Pension adjustments	(1,169)	(10,146)	2,346
Natural gas swap derivative adjustments	391	(482)	(59)
Corn option derivative adjustments	194	—	—
Interest rate swap derivative adjustments	159	712	507

Total other comprehensive income (loss), net of tax	(425)	(9,916)	2,794

Total comprehensive income	$130,345	$159,502	$47,037

The accompanying notes are an integral part of these consolidated financial statements.

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity Three years ended December 29, 2012

(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Loss	Retained Earnings	Total Stockholders’ Equity
	Number of Outstanding Shares	$.01 par Value
Balances at January 2, 2010	82,226,690	$826	$157,343	$(3,855)	$(23,782)	$154,345	$284,877

Net income	—	—	—	—	—	44,243	44,243
Pension liability adjustments, net of tax	—	—	—	—	2,346	—	2,346
Interest rate swap derivative adjustment, net of tax	—	—	—	—	507	—	507
Natural gas swap derivative adjustment, net of tax	—	—	—	—	(59)	—	(59)
Issuance of non-vested stock	254,220	3	2,401	—	—	—	2,404
Stock-based compensation	—	—	94	—	—	—	94
Tax benefits associated with stock-based compensation	—	—	234	—	—	—	234
Treasury stock	(51,740)	—	—	(485)	—	—	(485)
Issuance of common stock	10,130,501	101	130,034	—	—	—	130,135

Balances at January 1, 2011	92,559,671	$930	$290,106	$(4,340)	$(20,988)	$198,588	$464,296

Net income	—	—	—	—	—	169,418	169,418
Pension liability adjustments, net of tax	—	—	—	—	(10,146)	—	(10,146)
Interest rate swap derivative adjustment, net of tax	—	—	—	—	712	—	712
Natural gas swap derivative adjustment, net of tax	—	—	—	—	(482)	—	(482)
Issuance of non-vested stock	174,285	2	2,538	—	—	—	2,540
Stock-based compensation	—	—	492	—	—	—	492
Tax benefits associated with stock-based compensation	—	—	1,125	—	—	—	1,125
Treasury stock	(88,364)	—	—	(1,248)	—	—	(1,248)
Issuance of common stock	24,402,846	244	293,424	—	—	—	293,668

Balances at December 31, 2011	117,048,438	$1,176	$587,685	$(5,588)	$(30,904)	$368,006	$920,375

Net income	—	—	—	—	—	130,770	130,770
Pension liability adjustments, net of tax	—	—	—	—	(1,169)	—	(1,169)
Interest rate swap derivative adjustment, net of tax	—	—	—	—	159	—	159
Natural gas swap derivative adjustment, net of tax	—	—	—	—	391	—	391
Corn option derivative adjustment, net of tax	—	—	—	—	194	—	194
Issuance of non-vested stock	486,697	5	6,808	—	—	—	6,813
Stock-based compensation	—	—	3,727	—	—	—	3,727
Tax benefits associated with stock-based compensation	—	—	2,652	—	—	—	2,652
Treasury stock	(264,275)	—	—	(4,445)	—	—	(4,445)
Issuance of common stock	544,131	5	2,964	—	—	—	2,969

Balances at December 29, 2012	117,814,991	$1,186	$603,836	$(10,033)	$(31,329)	$498,776	$1,062,436

The accompanying notes are an integral part of these consolidated financial statements.

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows Three years ended December 29, 2012

(in thousands)

	December 29, 2012	December 31, 2011	January 1, 2011
Cash flows from operating activities:
Net income	$130,770	$169,418	$44,243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,371	78,909	31,908
Deferred income taxes	10,338	24,702	2,402
Loss/(gain) on sale of assets	1,099	622	51
Gain on insurance proceeds from insurance settlement	(4,272)	—	—
Increase/(decrease) in long-term pension liability	2,790	(895)	1,353
Stock-based compensation expense	8,904	3,932	2,146
Write-off deferred loan costs	725	4,920	851
Deferred loan cost amortization	3,042	3,324	670
Equity in net loss of unconsolidated subsidiary	2,662	1,572	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(2,324)	(10,086)	(6,276)
Escrow receivable	—	16,267	(16,267)
Income taxes refundable	17,845	(15,568)	(2,632)
Inventories and prepaid expenses	(15,168)	(5,760)	(4,661)
Accounts payable and accrued expenses	3,923	(29,083)	25,490
Other	3,832	(1,410)	2,232

Net cash provided by operating activities	249,537	240,864	81,510

Cash flows from investing activities:
Capital expenditures	(115,413)	(60,153)	(24,720)
Acquisitions, net of cash acquired	(3,000)	(1,754)	(758,182)
Investment in unconsolidated subsidiary	(43,424)	(23,305)	—
Gross proceeds from sale of property, plant and equipment and other assets	3,870	1,529	624
Proceeds from insurance settlement	4,272	—	—
Payments related to routes and other intangibles	(137)	—	(1,367)

Net cash used in investing activities	(153,832)	(83,683)	(783,645)

Cash flows from financing activities:
Proceeds from long-term debt	—	—	550,000
Payments on long-term debt	(30,032)	(270,009)	(32,509)
Borrowings from revolving credit facility	—	131,000	160,000
Payments on revolving credit facility	—	(291,000)	—
Deferred loan costs	—	(399)	(24,020)
Issuance of common stock	72	293,117	35
Minimum withholding taxes paid on stock awards	(4,084)	(1,281)	(585)
Excess tax benefits from stock-based compensation	2,652	1,125	234

Net cash provided/(used) in financing activities	(31,392)	(137,447)	653,155

Net increase/(decrease) in cash and cash equivalents	64,313	19,734	(48,980)
Cash and cash equivalents at beginning of year	38,936	19,202	68,182

Cash and cash equivalents at end of year	$103,249	$38,936	$19,202

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$21,798	$29,056	$7,743

Income taxes, net of refunds	$43,491	$88,241	$28,114

Non-cash financing activities
Debt issued for service contract assets	$226	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1. General

(a)	Nature of Operations

Darling International Inc., a Delaware corporation (“Darling”, and together with its subsidiaries, the “Company”), is a leading provider of rendering, used cooking oil and bakery residual recycling and recovery solutions to the nation’s food industry. The Company collects and recycles animal by-products, bakery residual and used cooking oil from poultry and meat processors, commercial bakeries, grocery stores, butcher shops, and food service establishments and provides grease trap cleaning services to many of the same establishments. On December 17, 2010, Darling completed its acquisition of Griffin Industries Inc. (which was subsequently converted to a limited liability company) and its subsidiaries (“Griffin”) pursuant to the Agreement and Plan of Merger, dated as of November 9, 2010 (the “Merger Agreement”), by and among Darling, DG Acquisition Corp., a wholly-owned subsidiary of Darling (“Merger Sub”), Griffin and Robert A. Griffin, as the Griffin shareholders’ representative. Merger Sub was merged with and into Griffin (the “Merger”), and Griffin survived the Merger as a wholly-owned subsidiary of Darling (the “Griffin Transaction”). The Company operates over 120 processing and transfer facilities located throughout the United States to process raw materials into finished products such as protein (primarily meat and bone meal (“MBM”) and poultry meal (“PM”)), hides, fats (primarily bleachable fancy tallow (“BFT”), poultry grease (“PG”) and yellow grease (“YG”)) and bakery by-products (“BBP”) as well as a range of branded and value-added products. The Company sells these products domestically and internationally, primarily to producers of animal feed, pet food, fertilizer, bio-fuels and other consumer and industrial ingredients including oleo-chemicals, soaps and leather goods for use as ingredients in their products or for further processing. Effective January 2, 2011, as a result of the acquisition of Griffin, the Company’s business operations were reorganized into two new segments, Rendering and Bakery, in order to better align its business with the underlying markets and customers that the Company serves. All historical periods have been restated for the changes to the segment reporting structure. The Company’s fiscal 2012 and fiscal 2011 year end results include 52 weeks of contribution from the assets acquired in the Griffin Transaction, as compared to 2 weeks of contributions from these assets in fiscal 2010. For additional information on the Company’s segments, see Note 20.

(b)	Summary of Significant Accounting Policies

(1)	Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(2)	Fiscal Year

The Company has a 52/53 week fiscal year ending on the Saturday nearest December 31. Fiscal years for the consolidated financial statements included herein are for the 52 weeks ended December 29, 2012, the 52 weeks ended December 31, 2011, and the 52 weeks ended January 1, 2011.

(3)	Cash and Cash Equivalents

The Company considers all short-term highly liquid instruments, with an original maturity of three months or less, to be cash equivalents.

(4)	Accounts Receivable and Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from customers’ non-payment of trade accounts receivable owed to the Company. These trade receivables arise in the ordinary course of business from sales of raw material, finished product or services to the Company’s customers. The estimate of allowance for doubtful accounts is based upon the Company’s bad debt experience, prevailing market conditions, and aging of trade accounts receivable, among other factors. If the financial condition of the Company’s customers deteriorates, resulting in the customers’ inability to pay the Company’s receivables as they come due, additional allowances for doubtful accounts may be required.

(5)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

(6)	Long Lived Assets

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of assets: 1) Buildings and improvements, 15 to 30 years; 2) Machinery and equipment, 3 to 10 years; 3) Vehicles, 2 to 6 years; and 4) Aircraft, 7 to 10 years.

Maintenance and repairs are charged to expense as incurred and expenditures for major renewals and improvements are capitalized.

Intangible Assets

Intangible assets with indefinite lives, and therefore, not subject to amortization, consist of trade names acquired in the acquisition of Griffin. Intangible assets subject to amortization consist of: 1) collection routes which are made up of groups of suppliers of raw materials in similar geographic areas from which the Company derives collection fees and a dependable source of raw materials for processing into finished products; 2) permits that represent licensing of operating plants that have been acquired, giving those plants the ability to operate; 3) non-compete agreements that represent contractual arrangements with former competitors whose businesses were acquired; 4) trade names; and 5) royalty, consulting and leasehold agreements. Amortization expense is calculated using the straight-line method over the estimated useful lives of the assets ranging from: 5 to 20 years for collection routes; 10 to 20 years for permits; 3 to 7 years for non-compete covenants; and 15 years for trade names. Royalty, consulting and leasehold agreements are amortized over the term of the agreement.

(7)	Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

The Company reviews the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset, or related asset group, may not be recoverable from estimated future undiscounted cash flows. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. In fiscal 2012, 2011 and 2010 no triggering event occurred requiring that the Company perform testing of its long-lived assets for impairment.

(8)	Goodwill

Goodwill and indefinite lived assets are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company follows a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value of its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its implied fair value.

In fiscal 2012, 2011 and 2010, the fair values of the Company’s reporting units containing goodwill exceeded the related carrying value. Goodwill was approximately $381.4 million at December 29, 2012 and December 31, 2011, respectively. See Note 6 for further information on the Company’s goodwill.

(9)	Environmental Expenditures

Environmental expenditures incurred to mitigate or prevent environmental impacts that have yet to occur and that otherwise may result from future operations are capitalized. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenues are expensed or charged against established environmental reserves. Reserves are established when environmental impacts have been identified which are probable to require mitigation and/or remediation and the costs are reasonably estimable.

(10)	Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company periodically assesses whether it is more likely than not that it will generate sufficient taxable income to realize its deferred income tax assets. In making this determination, the Company considers all available positive and negative evidence and makes certain assumptions. The Company considers, among other things, its deferred tax liabilities, the overall business environment, its historical earnings and losses, current industry trends and its outlook for future years. Although the Company is unable to carryback any of its net operating losses, based upon recent favorable operating results and future projections, certain net operating losses can be carried forward and utilized and other deferred tax assets will be realized.

(11)	Earnings per Share

Basic income per common share is computed by dividing net income by the weighted average number of common shares including non-vested and restricted shares outstanding during the period. Diluted income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period increased by dilutive common equivalent shares determined using the treasury stock method.

	Net Income per Common Share (in thousands)
	December 29, 2012			December 31, 2011			January 1, 2011
	Income	Shares	Per-Share	Income	Shares	Per-Share	Income	Shares	Per-Share
Basic:
Net income	$130,770	117,592	$1.11	$169,418	114,924	$1.47	$44,243	82,854	$0.53
Diluted:
Effect of dilutive securities
Add: Option shares in the money and dilutive effect of nonvested stock	—	806	—	—	972	—	—	778	—
Less: Pro-forma treasury shares	—	(309)	—	—	(371)	—	—	(389)	—

Diluted:
Net income	$130,770	118,089	$1.11	$169,418	115,525	$1.47	$44,243	83,243	$0.53

For fiscal 2012, 2011 and 2010, respectively, 207,890, 63,272 and 87,843 outstanding stock options were excluded from diluted income per common share as the effect was antidilutive. For fiscal 2012, 2011 and 2010, respectively, 105,486, 330,268 and 75,714 non-vested stock were excluded from diluted income per common share as the effect was antidilutive.

(12)	Stock Based Compensation

The Company recognizes compensation expense in an amount equal to the fair value of the share-based payments (e.g., stock options and non-vested and restricted stock) granted to employees or by incurring liabilities to an employee or other supplier (a) in amounts based, at least in part, on the price of the entity’s shares or other equity instruments, or (b) that require or may require settlement by issuing the entity’s equity shares or other equity instruments.

Total stock-based compensation recognized in the statements of operations for the years ended December 29, 2012, December 31, 2011 and January 1, 2011 was approximately $8.9 million, $4.9 million and $2.8 million, respectively, which is included in selling, general and administrative costs, and the related income tax benefit recognized was approximately $3.5 million, $1.9 million and $1.1 million, respectively. See Note 13 for further information on the Company’s stock-based compensation plans.

The benefits of tax deductions in excess of recognized compensation cost are reported as a financing cash flow. For the year ended December 29, 2012, December 31, 2011 and January 1, 2011 the Company recognized $2.7 million, $1.1 million and $0.2 million as an increase in financing cash flows.

(13)	Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

If it is at least reasonably possible that the estimate of the effect on the financial statements of a condition, situation, or set of circumstances that exist at the date of the financial statements will change in the near term due to one or more future confirming events and the effect of the change would be material to the financial statements, the Company will disclose the nature of the uncertainty and include an indication that it is at least reasonably possible that a change in the estimate will occur in the near term. If the estimate involves certain loss contingencies the disclosure will also include an estimate of the probable loss or range of loss or state that an estimate cannot be made.

(14)	Financial Instrument

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short maturity of these instruments. The Company’s has no term debt outstanding at December 29, 2012. At December 31, 2011, the term loan had a fair value of approximately $30.9 million compared to a carrying amount of $30.0 million. The carrying amount for the Company’s other debt is not deemed to be significantly different than the amount recorded and all other financial instruments have been recorded at fair value as disclosed in Note 17.

(15)	Derivative Instruments

The Company makes limited use of derivative instruments to manage cash flow risks related to interest expense, natural gas usage, diesel fuel usage, inventory and forecasted sales. The Company does not use derivative instruments for trading purposes. Interest rate swaps are entered into with the intent of managing overall borrowing costs by reducing the potential impact of increases in interest rates on floating-rate long-term debt. Natural gas swaps and options are entered into with the intent of managing the overall cost of natural gas usage by reducing the potential impact of seasonal weather demands on natural gas that increases natural gas prices. Heating oil swaps are entered into with the intent of managing the overall cost of diesel fuel usage by reducing the potential impact of seasonal weather demands on diesel fuel that increases diesel fuel prices. Inventory swaps and options are entered into with the intent of managing seasonally high concentrations of MBM, PM, BFT, PG, YG and BBP inventories by reducing the potential impact of changing prices. Corn options are entered into with the intent of managing forecasted sales of BBP by reducing the impact of changing prices. At December 29, 2012, the Company had natural gas swaps and corn options outstanding that qualified and were designated for hedge accounting as well as natural gas swaps, heating oil swaps and options and corn options and future contracts that did not qualify and were not designated for hedge accounting.

Entities are required to report all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding the instrument. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair value, cash flows or foreign currencies. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside of earnings) and is subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

(16)	Revenue Recognition

The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss. Certain customers may be required to prepay prior to shipment in order to maintain payment protection against certain foreign and domestic sales. These amounts are recorded as unearned revenue and recognized when the products have shipped and the customer takes ownership and assumes risk of loss. The Company has formula arrangements with certain suppliers whereby the charge or credit for raw materials is tied to published finished product ingredient prices after deducting a fixed processing fee incorporated into the formula and is recorded as a cost of sale by line of business. The Company recognizes revenue related to grease trap servicing in the month the trap service occurs.

(17)	Related Party Transactions

The Company announced on January 21, 2011 that a wholly-owned subsidiary of Darling entered into a limited liability company agreement with a wholly-owned subsidiary of Valero Energy Corporation (“Valero”) to form Diamond Green Diesel Holdings LLC (the “Joint Venture’). The Company has related party sale transactions with the Joint Venture. Additionally, Darling through its wholly-owned subsidiary Griffin, leases two real properties located in Butler, Kentucky and real properties located in each of Jackson, Mississippi and Henderson, Kentucky from Martom Properties, LLC, an entity owned in part by Martin W. Griffin, the Company’s Executive Vice President – Co-Chief Operations Officer. See Note 9 and Note 22 for further information on the Company’s related party transactions.

(18)	Reclassification

Certain prior year immaterial amounts have been reclassified to conform to the current year presentation.

(19)	Subsequent Events

The Company has evaluated subsequent events from the end of the most recent fiscal year through the date the consolidated financial statements were issued.

Note 2. Acquisitions

On December 17, 2010, Darling completed its acquisition of all of the shares of Griffin pursuant to the Griffin Transaction. The Griffin Transaction increased Darling’s capabilities by growing volumes, diversifying the raw material supplies, increasing the ability to better serve the Company’s customers and suppliers and providing new opportunities for business growth on a national platform.

The amount of Griffin’s revenue and earnings included in the Company’s consolidated statement of operations for the year ended January 1, 2011 were $27.7 million and $1.9 million, respectively.

As a result of the Griffin Transaction, effective December 17, 2010, the Company began including the operations of Griffin into the Company’s consolidated financial statements. The following table presents selected pro forma information, for comparative purposes, assuming the Griffin Transaction had occurred on January 4, 2009 for the periods presented (unaudited) (in thousands, except per share data):

January 1, 2011
Net sales	$1,339,589
Income from continuing operations	133,184
Net income	85,344
Earnings per share
Basic	$0.92
Diluted	$0.91

The selected unaudited pro forma information is not necessarily indicative of the consolidated results of operations for future periods or the results of operations that would have been realized had the Griffin Transaction actually occurred on January 4, 2009.

Total consideration paid in the Griffin Transaction was approximately $872.2 million, comprised of $740.5 million in cash, the issuance of approximately 10.0 million shares of Darling common stock (valued at the fair market value at the closing of $13.06 or approximately $130.6 million), a $16.3 million escrow receivable for certain over funding of working capital, a $13.6 million accrued expense for the Company’s election to step up the tax basis of the assets acquired in the Griffin Transaction and a long-term liability of approximately $3.8 million of contingent consideration for the true-up adjustment as further described below. During fiscal 2011 working capital adjustments were made between bakery goodwill and accounts receivable of approximately $1.7 million , between rendering goodwill and accrued expense of approximately $2.0 million, between bakery and rendering goodwill and accounts payable of approximately $0.3 million, and the Company received approximately $16.4 million from escrow representing the $16.3 million escrow receivable recorded for certain over funding of working capital and other immaterial amounts. Additionally, the Company paid approximately $13.8 million to the former Griffin shareholders for the Company’s election under Section 338(h)(10) of the Internal Revenue Code, an increase of approximately $0.2 million from the original $13.6 million accrual. The tax benefit from the step up in the tax basis of the Griffin assets is expected to occur over a period of approximately 15 years. However, there can be no assurance that the Company will generate sufficient income to take advantage of these possible tax deductions. Further, there could be changes in the tax law that could erode the value of the increased tax basis of the Griffin assets. The tax benefits that may be received by the Company as a result of the Section 338(h)(10) election will have no impact on the Company’s earnings and will impact cash flows only to the extent that the Company has taxable income that is offset by depreciation and amortization deductions on the Griffin assets. The cash consideration in the Griffin Transaction was funded primarily through borrowings under the Company’s credit agreement and the sale of senior notes as further discussed in Note 10. The shares issued in the Griffin Transaction were issued on terms set forth in the rollover agreement, dated as of November 9, 2010 (the “Rollover Agreement”), by and among Darling, certain of Griffin’s shareholders who qualify as “accredited investors” (the “Rollover Shareholders”) pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and Robert A. Griffin, as such shareholders’ representative to the Rollover Shareholders.

The Rollover Agreement provided for a true-up adjustment in which additional cash of up to $15.0 million could have been paid by Darling if on the True-Up Date (the last day of the 13 th full consecutive month following the closing of the Merger), the True-up Market Price (as defined in the Rollover Agreement) had been less than $10.002. If the True-Up Market Price exceeds $10.002, no additional consideration is required to be paid. The Company initially valued this contingent consideration at fair value of approximately $3.8 million based on the probability that the Company’s stock would be less than the True-up Market Price as defined above. At December 31, 2011, the contingent consideration was revalued to a value of zero as it was considered almost certain that the True-Up Market Price on January 31, 2012 would exceed $10.002 as defined in the Rollover Agreement. On January 31, 2012, the True-up Market Price exceeded $10.002 and therefore, no adjustment was paid under the Rollover Agreement.
The Company also incurred costs as part of the Griffin Transaction for consulting, legal and financing in the amount of approximately $37.7 million of which $10.6 million was expensed as acquisition costs and approximately $3.1 million was recorded as interest expense. Additionally, approximately $24.0 million was capitalized as deferred loan costs, which are included in other assets on the Company’s consolidated balance sheets in fiscal 2010.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the Griffin Transaction as of December 17, 2010 (in thousands):

Cash	$350
Accounts receivable	33,872
Inventory	22,623
Other current assets	2,558
Other assets	3,103
Deferred tax asset	2,538
Identifiable intangibles	349,775
Property and equipment	234,115
Goodwill	294,669
Accounts payable	(46,275)
Accrued expenses	(14,127)
Other liabilities	(11,004)

Purchase price	$872,197

The $294.7 million of goodwill was assigned to the rendering and bakery segments in the amounts of $241.5 million and $53.2 million, respectively. Of the total amount, $294.7 million is expected to be deductible for tax purposes. Identifiable intangibles include trade names with indefinite lives of approximately $92.0 million and definite lived intangible assets including trade names of approximately $0.5 million with a weighted average useful life of 15 years, $228.4 million in permits with a weighted average useful life of 13 years, $25.1 million in routes with a weighted average useful life of 5 years, and $3.8 million in non-compete and leasehold agreements with a useful life of 5 years.

The Company notes the acquisitions discussed below are not considered related businesses, therefore are not required to be treated as a single business combination. Pro forma results of operations for these acquisitions have not been presented because the effect of each acquisition individually is not deemed material to revenues and net income of the Company for any fiscal period presented.

On June 8, 2012, the Company completed its acquisition of substantially all of the assets of RVO BioPur, LLC (“BioPur”) for approximately $3.0 million including property plant and equipment of $0.6 million and intangible assets of $2.4 million. Headquartered in Waterbury, Connecticut, BioPur provides used cooking oil collection and grease trap services to restaurants and food service establishments in the New England area of the Company’s existing East coast operations. The identifiable intangibles have a weighted average life of nine years.

On May 28, 2010, the Company acquired certain rendering business assets from Nebraska By-Products, Inc. for approximately $15.3 million. The purchase was accounted for as an asset purchase pursuant to the terms of the asset purchase agreement between the Company and Nebraska By-Products, Inc. and affiliated companies (the “Nebraska Transaction”). The assets acquired in the Nebraska Transaction will increase the Company’s rendering portfolio and better serve the Company’s customers within the rendering segment.

Effective May 28, 2010, the Company began including the operations of the Nebraska Transaction into the Company’s consolidated financial statements. The Company paid approximately $15.3 million in cash for assets and assumed liabilities consisting of property, plant and equipment of $9.6 million, intangible assets of $2.8 million, goodwill of $2.8 million and other of $0.1 million on the closing date. The goodwill from the Nebraska Transaction was assigned to the rendering segment and is expected to be deductible for tax purposes. The identifiable intangibles have a weighted average life of eleven years.

On August 25, 2008, Darling completed the acquisition of substantially all of the assets of API Recycling’s used cooking oil collection business (the “API Transaction”). The API Transaction included additional consideration that could be required to be paid each anniversary by the Company, if certain average market prices are achieved over the three years following the anniversary of the closing of the API Transaction, less on a pro rata basis a long term receivable recorded at closing. During fiscal 2011, the Company paid approximately $1.3 million representing additional consideration of $1.6 million recorded as goodwill less approximately $0.3 million representing a reduction of the long term receivable.

Note 3. Inventories

A summary of inventories follows (in thousands):

	December 29, 2012	December 31, 2011
Finished product	$60,064	$46,106
Supplies and other	5,001	4,724

	$65,065	$50,830

Note 4. Property, Plant and Equipment

A summary of property, plant and equipment follows (in thousands):

	December 29, 2012	December 31, 2011
Land	$49,619	$46,386
Buildings and improvements	129,243	117,505
Machinery and equipment	414,535	372,988
Vehicles	97,198	90,651
Aircraft	18,465	11,650
Construction in process	71,068	39,442

	780,128	678,622
Accumulated depreciation	(326,201)	(278,400)

	$453,927	$400,222

Note 5. Intangible Assets

The gross carrying amount of intangible assets not subject to amortization and intangible assets subject to amortization is as follows (in thousands):

	December 29, 2012	December 31, 2011
Indefinite Lived Intangible Assets
Trade Names	$92,002	$92,002

	92,002	92,002
Finite Lived Intangible Assets:
Routes	61,951	95,567
Permits	251,550	251,413
Non-compete agreements	3,654	5,018
Trade Names	539	539
Royalty, consulting and leasehold	727	739

	318,421	353,276
Accumulated Amortization:
Routes	(27,681)	(55,333)
Permits	(43,209)	(24,386)
Non-compete agreements	(1,525)	(2,162)
Trade Names	(73)	(37)
Royalty, consulting and leasehold	(533)	(446)

	(73,021)	(82,364)

Total Intangible assets, less accumulated amortization	$337,402	$362,914

Gross intangible routes and non-compete agreements decreased in fiscal 2012 by approximately $37.4 million due to asset retirements. Amortization expense for the three years ended December 29, 2012, December 31, 2011 and January 1, 2011, was approximately $28.1 million, $28.0 million and $5.6 million, respectively. Amortization expense for the next five fiscal years is estimated to be $27.8 million, $27.8 million, $27.3 million, $22.0 million and $21.4 million.

Note 6. Goodwill

Changes in the carrying amount of goodwill (in thousands):

	Rendering	Bakery	Total
Balance at December 31, 2011
Goodwill	$344,133	$53,150	$397,283
Accumulated impairment losses	(15,914)	—	(15,914)

	328,219	53,150	381,369

Goodwill acquired during year	—	—	—
Impairment losses	—	—	—

Balance at December 29, 2012
Goodwill	344,133	53,150	397,283
Accumulated impairment losses	(15,914)	—	(15,914)

	$328,219	$53,150	$381,369

Certain of the Company’s rendering facilities are highly dependent on one or few suppliers. It is reasonably possible that certain of those suppliers could cease their operations or choose a competitor’s services, which could have a significant impact on these facilities.

The process of evaluating goodwill for impairment involves the determination of the fair value of the Company’s reporting units. In fiscal 2012, fiscal 2011 and fiscal 2010, the fair values of the Company’s reporting units containing goodwill exceeded the related carrying value.

Note 7. Investment in Unconsolidated Subsidiary

The Company announced on January 21, 2011 that a wholly-owned subsidiary of Darling entered into a limited liability company agreement with Valero to form the Joint Venture. The Joint Venture is owned 50% / 50% with Valero and was formed to design, engineer, construct and operate a renewable diesel plant (the “Facility”), which will be capable of producing approximately 9,300 barrels per day of renewable diesel fuel and certain other co-products, to be located adjacent to Valero’s refinery in Norco, Louisiana. The Joint Venture is in the process of constructing the Facility under an engineering, procurement and construction contract that is intended to fix the Company’s maximum economic exposure for the cost of the Facility, without regard to project scope changes. Construction of the Facility is substantially complete with the phased commissioning of the Facility currently anticipated to be in the second quarter 2013.

On May 31, 2011, the Joint Venture and Diamond Green Diesel LLC, a wholly-owned subsidiary of the Joint Venture (“Opco”), entered into (i) a facility agreement (the “Facility Agreement”) with Diamond Alternative Energy, LLC, a wholly-owned subsidiary of Valero (the “Lender”), and (ii) a loan agreement (the “Loan Agreement”) with the Lender, which will provide the Joint Venture with a 14 year multiple advance term loan facility of approximately $221,300,000 (the “JV Loan”) to support the design, engineering and construction of the Facility, which is now in the final stages of construction. The Facility Agreement and the Loan Agreement prohibit the Lender from assigning all or any portion of the Facility Agreement or the Loan Agreement to unaffiliated third parties. Opco has also pledged substantially all of its assets to the Lender, and the Joint Venture has pledged all of Opco’s equity interests to the Lender, until the JV Loan has been paid in full and the JV Loan has terminated in accordance with its terms.

Pursuant to sponsor support agreements executed in connection with the Facility Agreement and the Loan Agreement, each of the Company and Valero are committed to contributing approximately $93.2 million of the estimated aggregate costs of approximately $407.7 million for the completion of the Facility. The Company is also required to pay for 50% of any cost overruns incurred in connection with the construction of the Facility, including relating to any project scope changes and working capital funding. As of the date of this report, it is anticipated that the project will incur an additional $17.3 million in costs related to project scope changes, of which the Company will be responsible for 50%. As of December 29, 2012 under the equity method of accounting, the Company has an investment in the Joint Venture of approximately $62.5 million on the consolidated balance sheet and has recorded approximately $2.7 million and $1.6 million in losses in the unconsolidated subsidiary for the years ended December 29, 2012 and December 31, 2011, respectively.

Note 8. Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 29, 2012	December 31, 2011
Compensation and benefits	$36,087	$28,100
Utilities and sewage	5,114	4,992
Accrued income, ad valorem, and franchise taxes	4,817	2,164
Reserve for self insurance, litigation, environmental and tax matters (Note 19)	8,810	9,214
Medical claims liability	4,671	5,579
Other accrued expense	18,089	16,796

	$77,588	$66,845

Note 9. Leases

The Company leases ten processing plants and storage locations, land surrounding certain processing plants, three office locations and a portion of its transportation equipment under operating leases. Leases are noncancellable and expire at various times through the year 2040. Minimum rental commitments under noncancellable leases as of December 29, 2012, are as follows (in thousands):

Period Ending Fiscal	Operating Leases
2013	$17,715
2014	15,056
2015	12,267
2016	10,347
2017	8,494
Thereafter	26,453

Total	$90,332

Darling through its wholly-owned subsidiary Griffin, leases two real properties located in Butler, Kentucky and real properties located in each of Jackson, Mississippi and Henderson, Kentucky from Martom Properties, LLC, an entity owned in part by Martin W. Griffin, the Company’s Executive Vice President—Co-Chief Operations Officer. See Note 22 for further information on the Company’s related party lease transactions.

Rent expense for the fiscal years ended December 29, 2012, December 31, 2011 and January 1, 2011 was $12.6 million, $12.3 million and $9.7 million, respectively.

Note 10. Debt

Credit Facilities

Senior Secured Credit Facilities.    On December 17, 2010, the Company entered into a credit agreement (the “Credit Agreement”) in connection with the Griffin Transaction, consisting of a five-year senior secured revolving loan facility and a six-year senior secured term loan facility. On March 25, 2011, the Company amended its Credit Agreement to increase the aggregate available principal amount under the revolving loan facility from $325.0 million to $415.0 million (approximately $75.0 million of which will be available for a letter of credit sub-facility and $15.0 million of which will be available for a swingline sub-facility) and to add additional stepdowns to the pricing grid providing lower spread margins to the applicable base or Libor rate under the Credit Agreement based on defined leverage ratio levels. As of December 29, 2012, the Company had availability of $384.9 million under the revolving loan facility, taking into account no outstanding borrowings and letters of credit issued of $30.1 million. As of December 29, 2012, the Company had repaid all of the original $300.0 million term loan issued under the Credit Agreement, including $30.0 million repaid in fiscal 2012 and $270.0 million repaid in fiscal 2011. The amounts that have been repaid on the term loan may not be reborrowed. As a result of the term loan payments, the Company incurred a write-off of its senior term loan facilities deferred loan costs of approximately $0.7 million and $4.9 million during the fiscal year ending December 29, 2012 and December 31, 2011, respectively, which is included in interest expense. The revolving credit facility has a five-year term ending December 17, 2015. The Company used the proceeds of the term loan facility and a portion of the revolving loan facility to pay a portion of the consideration of its acquisition of Griffin, to pay related fees and expenses and to provide for working capital needs and general corporate purposes.

The Credit Agreement allows for borrowings at per annum rates based on the following loan types. With respect to any revolving facility loan, i) an alternate base rate means a rate per annum equal to the greatest of (a) the prime rate (b) the federal funds effective rate (as defined in the Credit Agreement) plus  1/2 to 1% and (c) the adjusted London Inter-Bank Offer Rate (“LIBOR”) for a month interest period plus 1%, plus in each case, a margin determined by reference to a pricing grid under the Credit Agreement and adjusted according to the Company’s adjusted leverage ratio, and, ii) Eurodollar rate loans bear interest at a rate per annum based on the then applicable LIBOR multiplied by the statutory reserve rate plus a margin determined by reference to a pricing grid and adjusted according to the Company’s adjusted leverage ratio. With respect to an alternate base rate loan that is a term loan, at no time will the alternate base rate be less than 2.50% per annum, plus the term loan alternate base rate margin of 2.50%. With respect to a LIBOR loan that is a term loan, at no time will the LIBOR rate applicable to the term loans (before giving effect to any adjustment for reserve requirements) be less than 1.50% per annum, plus the term loan LIBOR margin of 3.50%.

The Credit Agreement contains various customary representations and warranties by the Company, which include customary use of materiality, material adverse effect and knowledge qualifiers. The Credit Agreement also contains (a) certain affirmative covenants that impose certain reporting and/or performance obligations on the Company, (b) certain negative covenants that generally prohibit, subject to various exceptions, the Company from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends, and engaging in mergers and consolidations, sale leasebacks and sales of assets, (c) financial covenants such as maximum total leverage ratio and a minimum fixed charge coverage ratio and (d) customary events of default (including a change of control). Obligations under the Credit Agreement may be declared due and payable upon the occurrence of such customary events of default.

On December 17, 2010, the Company repaid the balance plus accrued interest on the term facility under the former credit agreement and incurred a write-off of deferred loan costs of approximately $0.9 million.

Senior Notes.    On December 17, 2010, Darling issued $250.0 million aggregate principal amount of its 8.5% Senior Notes due 2018 (the “Restricted Notes”) under an indenture with U.S. Bank National Association, as trustee. Darling used the net proceeds from the sale of the Restricted Notes to finance in part the cash portion of the purchase price paid in connection with Darling’s acquisition of Griffin. The Company will pay 8.5% annual cash interest on the Restricted Notes on June 15 and December 15 of each year. Other than for extraordinary events such as change of control and defined assets sales, the Company is not required to make any mandatory redemption or sinking fund payments on the Restricted Notes.

The original holders of the Restricted Notes were given the benefit of registration rights pursuant to a registration rights agreement (the “Notes Registration Rights Agreement”) with the representative of the initial purchasers. In accordance with the terms of the Notes Registration Rights Agreement, on June 15, 2011, the Company filed a registration statement on Form S-4 to offer to exchange all outstanding Restricted Notes for $250.0 million 8.5% Senior Notes due 2018 (the “Exchange Notes” and collectively with the Restricted Notes, the “Notes”). The exchange offer was made effective June 27, 2011 and expired July 27, 2011 with the Company offering to exchange all outstanding Restricted Notes that were validly tendered and not withdrawn prior to the expiration or termination of the exchange offer for an equal principal amount of the applicable Exchange Notes. All of the Notes have been exchanged. The terms of the Exchange Notes are substantially identical in all material respects to those of the applicable outstanding Restricted Notes, except that transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes. The Exchange Notes have been issued under the same indenture as the Restricted Notes. The Company did not receive any proceeds from the exchange offer. The Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. The Company does not plan to list the Notes on a national market.

The Company may at any time and from time to time purchase Notes in the open market or otherwise. The Notes are redeemable, in whole or in part, at any time on or after December 15, 2014 at the redemption prices specified in the indenture. Prior to December 15, 2014, the Company may redeem all of the Notes at a redemption price of 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date and an applicable premium as specified in the indenture.

On and after December 15, 2014, the Company may redeem all or, from time to time, a part of the Notes (including any additional Notes) upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2014	104.250%
2015	102.125%
2016 and thereafter	100.000%

In addition, until December 15, 2013, the Company may, at its option, redeem up to 35% of the original principal amount of the Notes and any issuance of additional Notes with the net cash proceeds of one or more equity offerings at a redemption price equal to 108.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided that at least 65% of the original principal amount of the Notes and any issuance of additional Notes remains outstanding immediately after each such redemption; provided further that the redemption occurs within 90 days after the closing of such equity offering.

The indenture contains covenants limiting Darling’s ability and the ability of its restricted subsidiaries to, among other things; incur additional indebtedness or issue preferred stock; pay dividends on or make other distributions or repurchase of Darling’s capital stock or make other restricted payments; create restrictions on the payment of dividends or other amounts from Darling’s restricted subsidiaries to Darling or Darling’s other restricted subsidiaries; make loans or investments; enter into certain transactions with affiliates; create liens; designate Darling’s subsidiaries as unrestricted subsidiaries; and sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of Darling’s assets.

The indenture also provides for customary events of default, including, without limitation, payment defaults, covenant defaults, cross acceleration defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency and judgment defaults in excess of specified amounts. If any such event of default occurs and is continuing under the indenture, the Trustee or the holders of at least 25% in principal amount of the total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes issued under the indenture to be due and payable immediately.

The Credit Agreement and the Notes consisted of the following elements at December 29, 2012 and December 31, 2011, respectively (in thousands):

	December 29, 2012	December 31, 2011
Senior Notes
8.5% Senior Notes due 2018	$250,000	$250,000

Credit Agreement:
Term Loan	$—	$30,000

Revolving Credit Facility:
Maximum availability	$415,000	$415,000
Borrowings outstanding	—	—
Letters of credit issued	30,119	23,440

Availability	$384,881	$391,560

In connection with the Credit Agreement and the Notes the Company incurred approximately $24.0 million of deferred loan costs.

The obligations under the Credit Agreement are guaranteed by Darling National, Griffin, and its subsidiary, Craig Protein Division, Inc. (“Craig Protein””) and are secured by substantially all of the property of the Company, including a pledge of 100% of the stock of all material domestic subsidiaries and 65% of the capital stock of certain foreign subsidiaries. The Notes are guaranteed on an unsecured basis by Darling’s existing restricted subsidiaries, including Griffin and all of its subsidiaries, other than Darling’s foreign subsidiaries, its captive insurance subsidiary and any inactive subsidiary with nominal assets. The Notes rank equally in right of payment to any existing and future senior debt of Darling. The Notes will be effectively junior to existing and future secured debt of Darling and the guarantors, including debt under the Credit Agreement, to the extent of the value of assets securing such debt. The Notes will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the subsidiaries of Darling that do not guarantee the Notes. The guarantees by the Guarantors (the “Guarantees”) rank equally in right of payment to any existing and future senior indebtedness of the guarantors. The Guarantees will be effectively junior to existing and future secured debt of the Guarantors including debt under the Credit Agreement, to the extent the value of the assets securing such debt. The Guarantees will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the subsidiaries of each Guarantor that do not guarantee the Notes.

As of December 29, 2012, the Company believes it is in compliance with all of the financial covenants, as well as all of the other covenants contained in the Credit Agreement and Indenture.

Debt consists of the following (in thousands):

	December 29, 2012	December 31, 2011
Credit Agreement:
Revolving Credit Facility	$—	$—
Term Loan	—	30,000
8.5% Senior Notes due 2018	250,000	250,000
Other Notes	224	30

	250,224	280,030
Less Current Maturities	82	10

	$250,142	$280,020

Maturities of long-term debt at December 29, 2012 follow (in thousands):

Contractual Debt Payment
2013	$82
2014	87
2015	55
2016	—
2017	—
thereafter	250,000

$250,224

The Company entered into a Bridge Facility (the “Bridge Facility”) commitment with the parties to the Senior Secured Facilities in the aggregate principal amount not to exceed $250.0 million. The proceeds of the Bridge Facility if drawn were to be used to finance in part the Griffin Transaction. The Bridge Facility was available to ensure that the Griffin Transaction would close if certain unsecured financing related to the Company’s acquisition did not get issued prior to the closing of the Merger. The Company incurred a commitment fee of approximately $3.1 million for the Bridge Facility. The Company recorded the commitment fee as interest expense when the Bridge Facility expired in 2010.

Note 11. Other Noncurrent Liabilities

Other noncurrent liabilities consist of the following (in thousands):

	December 29, 2012	December 31, 2011
Accrued pension liability (Note 15)	$31,278	$27,318
Reserve for self insurance, litigation, environmental and tax matters (Note 19)	28,209	28,810
Other	2,052	2,117

	$61,539	$58,245

Note 12. Income Taxes

Financial Accounting Standards Board (“FASB”) authoritative guidance prescribes accounting for and disclosure of uncertain tax positions (“UTP”) and requires application of a more likely than not threshold to the recognition and de-recognition of UTP. FASB authoritative guidance permits recognition of the amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement. A change in judgment related to the expected ultimate resolution of UTP is recognized in earnings in the quarter of change. At December 29, 2012 the Company had no gross unrecognized tax positions. During the year the Company’s gross unrecognized tax benefits decreased $0.2 million primarily as a result of settlements with taxing authorities and expiration of statute of limitations. The Company does not reasonably expect any material change to the Company’s unrecognized tax positions in the next twelve months. The Company recognizes accrued interest and penalties, as appropriate, related to unrecognized tax benefits as a component of income tax expense.

In fiscal 2012, the Company’s major taxing jurisdictions include the U.S. (federal and state). The Company is currently under federal examination by the Internal Revenue Service for fiscal 2009 and fiscal 2010. The Company expects the federal examination to be completed in early 2013. The Company is also currently being examined by several state tax agencies. The Company does not anticipate that any of the federal or state examinations will have a significant impact on the Company’s results of operations or financial position. The statute of limitations for the Company’s federal and material state returns remains open for examination for tax years 2008 to 2011.

Income tax expense attributable to income from continuing operations before income taxes consists of the following (in thousands):

	December 29, 2012	December 31, 2011	January 1, 2011
Current:
Federal	$54,982	$58,903	$21,491
State	10,368	13,461	4,356
Foreign	58	467	—

Total current	65,408	72,831	25,847

Deferred:
Federal	10,015	26,233	256
State	592	3,812	(3)

Total deferred	10,607	30,045	253

	$76,015	$102,876	$26,100

Income tax expense for the years ended December 29, 2012, December 31, 2011 and January 1, 2011, differed from the amount computed by applying the statutory U.S. federal income tax rate to income from continuing operations before income taxes as a result of the following (in thousands):

	December 29, 2012	December 31, 2011	January 1, 2011
Computed “expected” tax expense	$72,375	$95,303	$24,620
State income taxes, net of federal benefit	7,124	11,226	2,959
Section 199 qualified domestic production deduction	(4,830)	(5,306)	(2,079)
Change valuation allowance	254	1	(130)
Other, net	1,092	1,652	730

	$76,015	$102,876	$26,100

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 29, 2012 and December 31, 2011 are presented below (in thousands):

	December 29, 2012	December 31, 2011
Deferred tax assets:
Loss contingency reserves	$10,399	$8,867
Employee benefits	5,074	3,380
Pension liability	19,734	19,000
Intangible assets amortization, including taxable goodwill	678	2,957
Other	15,721	10,992
Total gross deferred tax assets	51,606	45,196

Less valuation allowance	(300)	(46)

Net deferred tax assets	51,306	45,150

Deferred tax liabilities:
Intangible assets amortization, including taxable goodwill	(22,083)	(14,152)
Property, plant and equipment depreciation	(53,772)	(43,472)
Other	(9,457)	(11,194)

Total gross deferred tax liabilities	(85,312)	(68,818)

	$(34,006)	$(23,668)

Amounts reported on Consolidated Balance Sheets:
Current deferred tax asset	$12,609	$7,465
Non-current deferred tax liability	(46,615)	(31,133)

Net deferred tax liability	$(34,006)	$(23,668)

At December 29, 2012, the Company had net operating loss carryforwards for federal income tax purposes of approximately $5.5 million expiring through 2020. The availability of the net operating loss carryforwards to reduce future taxable income is subject to various limitations. As a result of the change in ownership which occurred pursuant to the May 2002 recapitalization, utilization of the net operating loss carryforwards is limited to approximately $0.7 million per year for the remaining life of the net operating losses. Also the Company had U.S. foreign tax credit carryforwards of approximately $0.3 million and state tax carryforwards of approximately $0.6 million, which expire through 2022. As of December 29, 2012, the Company had a valuation allowance of $0.3 million due to uncertainties upon the Company’s estimates of income in the various jurisdictions in which it operates and the period over which deferred income tax assets will be recoverable. The realization of net deferred income tax assets as of December 29, 2012, is primarily dependent upon the Company’s ability to generate future income and foreign source income in the U.S.

Note 13. Stockholders’ Equity and Stock-based Compensation

On January 27, 2011, the Company entered into an underwritten public offering for 24,193,548 shares of its common stock, at a price to the public of $12.70 per share, pursuant to an effective shelf registration statement. The offering closed on February 2, 2011. In addition, certain former stockholders of Griffin Industries, Inc. (pursuant to such stockholders’ contractual registration rights) granted the underwriters a 30-day option, which the underwriters subsequently exercised in full, to purchase from them up to an additional 3,629,032 shares of Darling common stock to cover over-allotments. The Company used the net proceeds of approximately $292.7 million from the offering to repay all of its then outstanding revolver balance and a portion of its term loan facility under the

Company’s Credit Agreement. Darling did not receive any proceeds from the sale of shares by the former stockholders of Griffin.

On December 21, 2010 a special meeting of the stockholders was held and a proposal to approve an amendment to Darling’s restated certificate of incorporation, as amended, to increase the total number of authorized shares of common stock, par value $0.01, from 100,000,000 to 150,000,000 was approved.

On May 8, 2012, the shareholders approved the Company’s 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”). The 2012 Omnibus Plan replaced the Company’s 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”) for future grants. Under the 2012 Omnibus Plan, the Company is allowed to grant stock options, stock appreciation rights, non-vested and restricted stock (including performance stock), restricted stock units (including performance units), other stock-based awards, non-employee director awards, dividend equivalents and cash-based awards. There are up to 11,066,544 common shares available under the 2012 Omnibus Plan which may be granted to participants in any plan year (as such term is defined in the 2012 Omnibus Plan). Some of those shares are subject to outstanding awards as detailed in the tables below. To the extent these outstanding awards are forfeited or expire without exercise, the shares will be returned to and available for future grants under the 2012 Omnibus Plan. The 2012 Omnibus Plan’s purpose is to attract, retain and motivate employees, directors and third party service providers of the Company and to encourage them to have a financial interest in the Company. The 2012 Omnibus Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee has the authority to select plan participants, grant awards, and determine the terms and conditions of such awards as provided in the 2012 Omnibus Plan. The Committee has adopted an executive compensation program that includes a long-term incentive component (the “LTIP”) for the Company’s key employees, as a subplan under the terms of the 2012 Omnibus Plan. The principal purpose of the LTIP is to encourage the Company’s executives to enhance the value of the Company and, hence, the price of the Company’s stock and the stockholders’ return. In addition, the LTIP is designed to create retention incentives for the individual and to provide an opportunity for increased equity ownership by executives. The Committee awarded dollar value performance based restricted stock and stock option opportunities under the LTIP in each of fiscal 2012, 2011 and 2010 to certain of the Company’s key employees, including the Chief Executive Officer and certain of its Executive Vice Presidents. The restricted stock and stock options underlying the LTIP are issued only if a predetermined financial objective is met by the Company. The Company met the financial objective for fiscal 2011 and fiscal 2010 and those shares and options were issued in accordance with the terms of the LTIP. See “Fiscal 2012 Long-Term Incentive Opportunity Awards” below for a discussion of the fiscal 2012 LTIP award opportunities. The Company’s stock options granted under the 2012 Omnibus Plan generally terminate 10 years after date of grant. At December 29, 2012, the number of common shares available for issuance under the 2012 Omnibus Plan was 11,016,544.

The following is a summary of stock-based compensation granted during the years ended December 29, 2012, December 31, 2011 and January 1, 2011.

Nonqualified Stock Options. On March 9, 2010, the Company granted 24,000 nonqualified stock options in the aggregate under the 2004 Omnibus Plan to its non-employee directors. The exercise price for March 9, 2010 stock options was $8.21 per share (fair market value at the close of the trading day immediately preceding the grant date). All of the non-employee director stock options vest 25 percent six months after the grant date and 25 percent on each of the first three anniversary dates thereafter. On March 9, 2010, the Company’s board of directors granted 53,722 nonqualified stock options in the aggregate under the Company’s LTIP to certain of the Company’s employees. The exercise price for the March 9, 2010 stock options was $8.21 per share (fair market value at the close of the trading day immediately preceding the grant date). On March 8, 2011, the Company’s board of directors granted 73,834 nonqualified stock options in the aggregate under the Company’s LTIP to certain of the Company’s employees. The exercise price for the March 8, 2011 stock options was $14.50 per share (fair market value at the close of the trading day immediately preceding the grant date). On March 6, 2012, the Company’s board of directors granted 135,733 nonqualified stock options in the aggregate under the Company’s LTIP to certain of the Company’s employees. The exercise price for the March 6, 2012 stock options was $16.98 per share (fair market value at the close of the trading day immediately preceding the grant date). All of these awards vest 25 percent upon grant and 25 percent on each of the first three anniversary dates of the grant thereafter.

Incentive Stock Options. For fiscal 2012, 2011 and 2010 none of the options issued were incentive stock options.

A summary of all stock option activity as of December 29, 2012 and changes during the year ended is presented below.

	Number of shares	Weighted-avg. exercise price per share	Weighted-avg. remaining contractual life
Options outstanding at December 31, 2011	813,134	$5.10

Granted	135,733	16.98
Exercised	(226,250)	2.73
Forfeited	—	—
Expired	—	—

Options outstanding at December 29, 2012	722,617	$8.07	4.8 years

Options exercisable at December 29, 2012	567,738	$6.06	3.7 years

The fair value of each stock option grant under the Company’s stock option plan was estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions and results for fiscal 2012, 2011 and 2010.

Weighted Average	2012	2011	2010
Expected dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	1.14%	2.53%	2.73%
Expected term	5.75 years	5.75 years	5.77 years
Expected volatility	62.0%	61.1%	60.2%
Fair value of options granted	$9.16	$8.26	$4.80

The expected lives for options granted during fiscal 2012, 2011 and 2010 were computed using the simplified method.

At December 29, 2012, $13.7 million of total future equity-based compensation expense (determined using the Black-Scholes option pricing model and Monte Carlo model for non-vested stock grants) related to outstanding non-vested options and stock awards is expected to be recognized over a weighted average period of 1.7 years.

For the year ended December 29, 2012 and December 31, 2011, the amount of cash received from the exercise of options was approximately $0.1 million and $0.5 million, respectively, and the related tax benefits was approximately $2.7 million and $1.1 million, respectively. For the year January 1, 2011, the amount of cash received from the exercise of options was insignificant and the related tax benefits were approximately $0.2 million, respectively. The total intrinsic value of options exercised for the years ended December 29, 2012, December 31, 2011 and January 1, 2011 was

approximately $3.3 million, $1.4 million and $0.1 million, respectively. The fair value of shares vested for the years ended December 29, 2012, December 31, 2011 and January 1, 2011 was approximately $8.1 million, $3.7 million and $2.0 million, respectively. At December 29, 2012, the aggregate intrinsic value of options outstanding was approximately $5.6 million and the aggregate intrinsic value of options exercisable was approximately $5.4 million.

Non-Vested Stock Awards.    On March 9, 2010, the Company’s board of directors granted 241,183 shares of stock under the 2004 Omnibus Plan, 161,183 shares of which were under the Company’s LTIP and 80,000 shares of which were granted as a discretionary grants to other employees not part of the Company’s LTIP. At the March 9, 2010 grant date 60,296 shares vested immediately and the remaining stock awards vest over the next three anniversary dates of the grants in equal installments. On March 8, 2011, the Company’s board of directors granted 221,503 shares of stock all of which were under the Company’s LTIP. At the March 8, 2011 grant date 55,376 shares vested immediately and the remaining stock awards vest over the next three anniversary dates of the grants in equal installments. On August 29, 2011, the Company’s board of directors made a discretionary grant of 10,878 shares of stock under the 2004 Omnibus Plan to certain key employees. At the August 29, 2011 grant date 2,720 shares vested immediately and the remaining stock awards vest over the next three anniversary dates of the grants in equal installments. On March 6, 2012, the Company’s board of directors granted 375,041 shares of stock under the 2004 Omnibus Plan, 300,041 shares of which were under the Company’s LTIP and 75,000 shares of which were granted as discretionary grants to other employees not part of the Company’s LTIP. At the March 6, 2012 grant date 93,761 shares vested immediately and the remaining stock awards vest over the next three anniversary dates of the grants in equal installments. On May 8, 2012, the Company’s board of directors granted 5,000 shares of stock under the 2004 Omnibus Plan to a newly employed officer of the Company. At the May 8, 2012 grant date 1,250 shares vested immediately and the remaining shares vest over the next three anniversary dates of the grant in equal installments. On September 1, 2012, the Company’s board of directors granted 50,000 shares of stock under the 2012 Omnibus Plan to the Company’s new Chief Financial Officer. At the September 1, 2012 grant date 25,000 shares vested immediately and the remaining shares vest over the next three anniversary dates of the grant in equal installments.

On November 11, 2010, the Company’s board of directors approved award opportunities for 640,000 non-vested restricted shares at $12.53 (fair market value at grant date) under the Company’s 2010 Special Incentive Program (as more fully described below). These restricted shares vest upon the closing of the Merger and achievement of certain varying market conditions over vesting periods spanning 4 years.

A summary of the Company’s non-vested stock awards as of December 29, 2012, and changes during the year ended is as follows:

	Non-Vested Shares	Weighted Average Grant Date Fair Value
Stock awards outstanding December 31, 2011	954,270	$9.18
Shares granted	430,041	16.60
Shares vested	(548,287)	10.30
Shares forfeited	—	—

Stock awards outstanding December 29, 2012	836,024	$12.26

Nonemployee Director Restricted Stock Awards. On February 24, 2011, the Company’s Board of Directors approved an Amended and Restated Non-Employee Director Restricted Stock Award Plan (the “Director Restricted Stock Plan”) pursuant to and in accordance with the 2004 Omnibus Plan in order to attract and retain highly qualified persons to serve as non-employee directors and to more closely align such directors’ interests with the interests of the stockholders of the Company by providing a portion of their compensation in the form of Company common stock.

Under the Director Restricted Stock Plan, $60,000 in restricted Company common stock (the “Restricted Stock”) will be awarded to each non-employee director on the fourth business day after the Company releases its earnings for its prior completed fiscal year (the “Date of Award”). The amount of restricted stock to be issued will be calculated using the closing price of the Company’s common stock on the third business day after the Company releases its earnings. The Restricted Stock will be subject to a right of repurchase at $0.01 per share upon termination of the holder as a member of the Company’s board of directors for cause and will not be transferable. These restrictions will lapse with respect to 100% of the Restricted Stock upon the earliest to occur of (i) ten years after the Date of Award, (ii) a Change of Control (as defined in the 2004 Omnibus Plan), and (iii) termination of the non-employee director’s service with the Company, other than for “cause” (as defined in the Director Restricted Stock Plan). On March 6, 2012, the Company issued 21,204 shares of restricted stock in the aggregate to its non-employee directors under the Director Restricted Stock Plan. On March 8, 2011, the Company issued 24,828 shares of restricted stock in the aggregate to its non-employee directors under the Director Restricted Stock Plan. On May 18, 2011, the Company issued 4,652 shares of restricted stock in the aggregate to its two newly elected non-employee directors under the Director Restricted Stock Plan. On March 9, 2010, the Company issued 14,616 shares of restricted stock in the aggregate to its non-employee directors under the Non-Employee Director Restricted Stock Award Plan then in effect.

A summary of the Company’s non-employee director restricted stock awards as of December 29, 2012, and changes during the year ended is as follows:

	Restricted Shares	Weighted Average Grant Date Fair Value
Stock awards outstanding December 31, 2011	87,254	$7.79
Restricted shares granted	21,204	16.98
Restricted shares where the restriction lapsed	—	—
Restricted shares forfeited	—	—

Stock awards outstanding December 29, 2012	108,458	$9.59

Fiscal 2012 Long-Term Incentive Opportunity Awards. The Committee awarded dollar value performance based restricted stock and stock option opportunities under the LTIP for fiscal 2012 to certain of the Company’s key employees, including the Chief Executive Officer, the President and certain of its Executive Vice Presidents (the “2012 Restricted Stock and Option Awards”). The restricted stock and stock options underlying the 2012 Restricted Stock and Option Awards are issued only if a predetermined financial objective is met by the Company. The Company met the financial objective for fiscal 2012. Accordingly, in accordance with the terms of the 2012 Restricted Stock and Option Awards, it is anticipated that the restricted stock representing 80% of the potential award and stock options representing 20% of the potential award will be granted and issued to the recipients on the fourth business day after the Company releases its annual financial results for fiscal 2012. The amount of restricted stock and stock options to be issued was predetermined using a discounted per share price. The “Discounted Per Share Price” is derived by discounting the closing market price of the Company’s common stock as of the last trading day of the immediately preceding fiscal year to account for forfeiture of the restricted stock based on, among other things, the probability of the failure of the restricted stock to be granted and the failure of the Company to meet the required performance measures. The stock options will have an exercise price equal to the fair market value of the Company’s common stock on the third business day after the Company releases its annual financial results.

The above 2012 Restricted Stock and Option Awards were deemed equity classified in fiscal 2012 as the shares are known, but have not yet been granted. The prior year LTIP awards were treated as a liability until the grant date when the number of shares and options to be issued were known, and then it became equity-classified. At December 31, 2011 the Company recorded a liability of approximately $4.0 million on the balance sheet for the long-term incentive opportunities.

2010 Special Incentive Program Awards. On November 11, 2010, the Committee approved a 2010 Special Incentive Program (the “2010 Special Incentive Program”) for certain key employees of the Company pursuant to the Company’s 2004 Omnibus Plan, conditioned upon the closing of the Merger. Under the 2010 Special Incentive Program, certain key employees (the “Participating Employees”) upon successful completion of the Merger became eligible to receive a total of 640,000 shares of restricted stock of which 463,333 shares have been issued as of December 29, 2012. The stock vests upon the closing of the Merger and achievement of certain varying market conditions over vesting periods spanning 4 years. A Participating Employee will not be entitled to receive any grant under these restricted stock awards if such Participating Employee’s employment with the Company has terminated, voluntarily or involuntarily, prior to the determination that the conditions to receive such restricted stock award have been fulfilled.

Note 14. Comprehensive Income

The Company follows FASB authoritative guidance for reporting and presentation of comprehensive income or loss and its components. Other comprehensive income (loss) is derived from adjustments that reflect pension adjustments, natural gas derivative adjustments, corn option adjustments and interest rate swap derivative adjustments. The components of other comprehensive income (loss) and the related tax impacts for the years ended December 29, 2012, December 31, 2011 and January 1, 2011 are as follows (in thousands):

	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Year Ended January 1, 2011
Defined Benefit Pension Plans
Actuarial (loss)/gain recognized	$589	$(228)	$361
Amortization of actuarial loss	3,131	(1,214)	1,917
Amortization of prior service costs	111	(43)	68

Total defined benefit pension plans	3,831	(1,485)	2,346
Natural gas swap derivatives
Loss reclassified to net income	161	(62)	99
Loss recognized in other comprehensive income	(257)	99	(158)

Total natural gas derivatives	(96)	37	(59)
Interest Swap derivatives
Loss reclassified to net income	1,551	(601)	950
Loss recognized in other comprehensive income	(723)	280	(443)

Total interest swap derivatives	828	(321)	507

Other comprehensive income	$4,563	$(1,769)	$2,794

	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Year Ended December 31, 2011
Defined Benefit Pension Plans
Actuarial (loss)/gain recognized	$(19,280)	$7,474	$(11,806)
Amortization of actuarial loss	2,724	(1,056)	1,668
Actuarial prior service cost recognized	(103)	40	(63)
Amortization of prior service costs	90	(35)	55

Total defined benefit pension plans	(16,569)	6,423	(10,146)
Natural gas swap derivatives
Loss reclassified to net income	441	(170)	271
Loss recognized in other comprehensive income	(1,229)	476	(753)

Total natural gas derivatives	(788)	306	(482)
Interest Swap derivatives
Loss reclassified to net income	1,163	(451)	712

Other comprehensive income	$(16,194)	$6,278	$(9,916)

Year Ended December 29, 2012
Defined Benefit Pension Plans
Actuarial (loss)/gain recognized	$(6,768)	$2,623	$(4,145)
Amortization of actuarial loss	4,756	(1,844)	2,912
Amortization of prior service costs	103	(39)	64

Total defined benefit pension plans	(1,909)	740	(1,169)
Natural gas swap derivatives
Loss reclassified to net income	1,267	(491)	776
Loss recognized in other comprehensive income	(628)	243	(385)

Total natural gas derivatives	639	(248)	391
Corn option derivatives
Loss recognized in other comprehensive income	317	(123)	194

Total corn options	317	(123)	194
Interest Swap derivatives
Loss reclassified to net income	260	(101)	159

Other comprehensive income	$(693)	$268	$(425)

Note 15. Employee Benefit Plans

The Company has retirement and pension plans covering substantially all of its employees. Most retirement benefits are provided by the Company under separate final-pay noncontributory and contributory defined benefit and defined contribution plans for all salaried and hourly employees (excluding those covered by union-sponsored plans) who meet service and age requirements. Defined benefits are based principally on length of service and earnings patterns during the five years preceding retirement. During the third quarter of fiscal 2011, as part of the initiative to combine the Darling and Griffin retirement benefit programs, the Company’s Board of Directors authorized the Company to proceed with the restructuring of its retirement benefit program effective January 1, 2012, to include the closing of Darling’s salaried and hourly defined benefit plans to new participants as well as the freezing of service and wage accruals thereunder effective December 31, 2011 (a curtailment of these plans for financial reporting purposes) and the enhancing of benefits under the Company’s defined contribution plans. However, the Company-sponsored hourly union plan has not been curtailed.

Effective January 1, 2012, the Griffin hourly 401(k) plan merged into the Darling International Inc. Hourly 401(k) Savings Plan. Effective January 1, 2012, all of the Company’s hourly employees are eligible to participate in this plan, which allows for elective deferrals, an employer match equal to 25%

up to 6% of a participants deferrals each pay period and an employer contribution based on age (ranging from 2-5% of compensation per year). Previously, the Company’s employer match was equal to 100% of the first $10 per pay period deferred by a participant, with a maximum of $520 per year, and an employer contribution equal to $520 per year. Effective January 1, 2012, Darling International Inc.’s Hourly 401(k) Savings Plan accepted the transfer of assets and liabilities of the hourly employees of Griffin that had account balances in the Griffin plans which existed prior to January 1, 2012. The Company’s matching portion and annual employer contribution to the Darling International Inc. Hourly 401(k) Savings plan for fiscal 2012, 2011 and 2010 was approximately $2.3 million, $0.7 million and $0.7 million, respectively.

Effective January 1, 2012, the Griffin salaried 401(k) plan merged into the Darling International Inc. Salaried 401(k) Savings Plan, a defined contribution plan, which was amended and now includes an employer match equal to 25% up to 6% of a participants deferrals each pay period and an employer contribution based on age (ranging from 3-6% of compensation per year). Previously, the Darling International Inc. Salaried 401(k) Savings Plan included an employer contribution based on age (ranging from 2-5% of compensation per year). Effective January 1, 2012, Darling International Inc.’s Salaried 401(k) Savings Plan accepted the transfer of assets and liabilities of the salaried employees of Griffin that had account balances in the Griffin plans which existed prior to January 1, 2012. The Company’s matching portion and annual employer contribution portion to the Darling International Inc. Salaried 401(k) Savings Plan for fiscal 2012, 2011 and 2010 was approximately $4.9 million, $1.5 million and $1.5 million, respectively.

Under Griffin’s old defined contribution plans the Company made matching contributions for fiscal 2011 of approximately $0.5 million and immaterial amounts in fiscal 2010.

The Company recognizes the over-funded or under-funded status of the Company’s defined benefit post-retirement plans as an asset or liability in the Company’s balance sheet, with changes in the funded status recognized through comprehensive income in the year in which they occur.

The following table sets forth the plans’ funded status and amounts recognized in the Company’s consolidated balance sheets based on the measurement date (December 29, 2012 and December 31, 2011) (in thousands):

	December 29, 2012	December 31, 2011
Change in projected benefit obligation:
Projected benefit obligation at beginning of period	$123,553	$111,376
Service cost	326	1,178
Interest cost	5,451	6,052
Actuarial loss	13,084	18,028
Benefits paid	(4,617)	(4,336)
Effect of curtailment	—	(8,911)
Other	—	166

Projected benefit obligation at end of period	137,797	123,553

Change in plan assets:
Fair value of plan assets at beginning of period	96,235	93,308
Actual return on plan assets	13,026	(3,274)
Employer contribution	1,875	10,537
Benefits paid	(4,617)	(4,336)

Fair value of plan assets at end of period	106,519	96,235

Funded status	(31,278)	(27,318)

Net amount recognized	$(31,278)	$(27,318)

Amounts recognized in the consolidated balance sheets consist of:
Non-current liability	$(31,278)	$(27,318)

Net amount recognized	$(31,278)	$(27,318)

Amounts recognized in accumulated other comprehensive loss consist of:
Net actuarial loss	$50,714	$48,702
Prior service cost	174	277

Net amount recognized(a)	$50,888	$48,979

•	Amounts do not include deferred taxes of $19.4 million and $18.6 million at December 29, 2012 and December 31, 2011, respectively.

	December 29, 2012	December 31, 2011
Projected benefit obligation	$137,797	$123,553
Accumulated benefit obligation	137,797	123,553
Fair value of plan assets	106,519	96,235

Net pension cost includes the following components (in thousands):

	December 29, 2012	December 31, 2011	January 1, 2011
Service cost	$326	$1,178	$1,056
Interest cost	5,451	6,052	5,959
Expected return on plan assets	(6,709)	(6,888)	(6,389)
Net amortization and deferral	4,845	2,814	3,242
Curtailment	14	63	—

Net pension cost	$3,927	$3,219	$3,868

Amounts recognized in accumulated other comprehensive income (loss) for the year ended (in thousands):

	2012	2011
Actuarial (loss)/gain recognized:
Reclassification adjustments	$2,912	$1,668
Actuarial (loss)/gain recognized during the period	(4,145)	(11,806)
Prior service (cost) credit recognized:
Reclassification adjustments	64	55
Prior service cost arising during the period	—	(63)

	$(1,169)	$(10,146)

The estimated amount that will be amortized from accumulated other comprehensive loss into net periodic pension cost in fiscal 2013 is as follows (in thousands):

2013
Net actuarial loss	$5,202
Prior service cost	59

$5,261

Weighted average assumptions used to determine benefit obligations were:

	December 29, 2012	December 31, 2011	January 1, 2011
Discount rate	3.90%	4.50%	5.55%
Rate of compensation increase	—%	—%	4.16%

Weighted average assumptions used to determine net periodic benefit cost for the employee benefit pension plans were:

	December 29, 2012	December 31, 2011	January 1, 2011
Discount rate	4.50%	5.55%	5.90%
Rate of increase in future compensation levels	—%	4.16%	4.08%
Expected long-term rate of return on assets	7.35%	7.85%	7.85%

Consideration was made to the long-term time horizon for the plans’ benefit obligations as well as the related asset class mix in determining the expected long-term rate of return. Historical returns are also considered, over the long-term time horizon, in determining the expected return. Considering the overall asset mix of approximately 60% equity and 40% fixed income, several years in the last ten years (except for 2008) having strong double digit returns as well as several years of single digit losses, the Company believes it is reasonable to expect a long-term rate of return of 7.35% for the plans’ investments as a whole.

Plan Assets

The Company’s pension plan weighted-average asset allocations at December 29, 2012 and December 31, 2011, by asset category, are as follows:

	Plan Assets at
	December 29, 2012	December 31, 2011
Asset Category
Equity Securities	61.3%	59.7%
Debt Securities	38.7%	40.3%

Total	100.0%	100.0%

The investment objectives have been established in conjunction with a comprehensive review of the current and projected financial requirements. The primary investment objectives are: 1) to have the ability to pay all benefit and expense obligations when due; 2) to maximize investment returns within reasonable and prudent levels of risk in order to minimize contributions; and 3) to maintain flexibility in determining the future level of contributions.

Investment results are the most critical element in achieving funding objectives, while reliance on contributions is a secondary element.

The investment guidelines are based upon an investment horizon of greater than ten years; therefore, interim fluctuations are viewed with this perspective. The strategic asset allocation is based on this long-term perspective and the plans’ funded status. However, because the participants’ average age is somewhat older than the typical average plan age, consideration is given to retaining some short-term liquidity. Analysis of the cash flow projections of the plans indicates that benefit payments will continue to exceed contributions. The results of a thorough asset-liability study completed during 2012 established a dynamic asset allocation glide path (the “Glide Path”) by which the plans’ asset allocations are determined. The Glide Path designates intervals based on funded status which contain a corresponding allocation to equities/real assets and fixed income. As the plans’ funded status improves, the allocations become more conservative, and the opposite is true when the funded status declines.

Based upon the plans’ funded status, time horizon, risk tolerances, performance expectations, asset class constraints and asset-liability study results, target asset allocation ranges are as follows:

Fixed Income	35% - 80%
Equities	20% - 65%

The fixed income allocation is primarily invested in corporate and government bonds denominated in U.S. dollar, private and publicly traded mortgages, private placement debt and cash equivalents. The average duration of the issues is managed to closely match the duration of the plans’ liabilities. The portfolio is expected to be well-diversified.

The domestic equity allocation is invested in stocks traded on one of the U.S. stock exchanges. Securities convertible into such stocks, convertible bonds and preferred stock, may also be purchased.

The majority of the domestic equities are invested in mutual funds that are well-diversified among growth and value stocks categorized in large, mid and small cap asset classes. By definition, small cap investments carry greater risk than large and mid cap, but also are expected to create greater returns over time than large and mid cap. By definition large cap investments carry less risk than small and mid cap, and are expected to return less than small and mid cap over time. By definition mid cap investments fall between small and large cap stocks concerning riskiness and expected return. Small company definitions fluctuate with market levels but generally will be considered companies with market capitalizations between $300 million and $2 billion. The portfolio will be diversified in terms of individual company securities and industries. No individual equity or individual fixed income investment comprised more than 1.5% of the defined benefit plans’ total assets (excluding U.S. government issues).

The international equity allocation is invested in companies whose stock is traded outside the U.S. and/or companies that conduct the major portion of their business outside of the U.S. The portfolio may invest in ADR’s. The emerging market portion of the international equity investment is held below 10% due to greater volatility in the asset class. The portfolio is well-diversified in terms of companies, industries and countries.

The diversified asset portion of the allocation will invest in securities with a goal to outpace inflation and preserve their value. The securities in this allocation may consist of inflation-indexed bonds, securities of real estate companies, commodity index-linked notes, fixed-income securities, securities of natural resource companies, master limited partnerships, publicly-listed infrastructure companies, and floating rate debt.

All investment objectives are expected to be achieved over a market cycle anticipated to be a period of five to seven years. Reallocations are performed on a monthly basis to retain target allocation ranges. On a quarterly basis the plans’ funded status will be recalculated to determine which Glide Path interval allocation is appropriate.

The following table presents fair value measurements for the Company’s defined benefit plans’ assets as categorized using the fair value hierarchy under FASB authoritative guidance (in thousands):

	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands of dollars)
Balances as December 31, 2011
Fixed Income:
Long Term	$33,872	$33,872	$—	$—
Short Term	4,918	4,461	457	—
Equity Securities:
Domestic equities	47,122	47,122	—	—
International equities	10,323	10,323	—	—

Totals	$96,235	95,778	$457	$—

Balances as December 29, 2012
Fixed Income:
Long Term	$40,255	$14,064	$26,191	$—
Short Term	954	542	412	—
Equity Securities:
Domestic equities	44,997	43,563	1,434	—
International equities	20,313	19,551	762	—

Totals	$106,519	$77,720	$28,799	$—

During fiscal 2010 the Company increased its pension investment options allowing for investing directly into mutual funds whereby the Company believes it gives the pension plan assets more options and a greater long term return potential. As a result the Company has transferred its pension assets in fiscal 2010 from pooled separate accounts (“PSA”) accounts to assets comprised primarily of mutual funds, which are publicly traded in an active market. The particular shares used in the defined benefit plans are either retirement plan shares or A-shares with no loads. The fair value of each mutual fund is based on the market value of the underlying investments. In fiscal 2012, the Glide Path directed the Company to invest in certain PSA’s in an effort to minimize the plans’ funded status variability as compared to fiscal 2011.

Contributions

The Company’s funding policy for employee benefit pension plans is to contribute annually not less than the minimum amount required nor more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

Based on current actuarial estimates, the Company expects to make payments of approximately $0.4 million to meet funding requirements for its pension plans in fiscal 2013.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Year Ending	Pension Benefits
2013	$5,220
2014	5,760
2015	6,030
2016	6,260
2017	6,490
Years 2018 – 2022	36,480

Multiemployer Pension Plans

The Company participates in various multiemployer pension plans which provide defined benefits to certain employees covered by labor contracts. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts to meet their pension benefit obligations to their participants. The Financial Accounting Standards Board (“FASB”) issued guidance requiring companies to provide additional disclosures related to individually significant multiemployer pension plans. The Company’s contributions to each individual multiemployer plan represent less than 5% of the total contributions to each such plan. Based on the most currently available information, the Company has determined that, if a withdrawal were to occur, withdrawal liabilities on two of the plans in which the Company currently participates could be material to the Company. The following table provides more detail on these two significant multiemployer plans (contributions in thousands):

Pension Fund	EIN Pension Plan Number	Pension Protection Act Zone Status		FIP/RP Status Pending/ Implemented	Contributions			Expiration Date of Collective Bargaining Agreement
		2012	2011		2012	2011	2010
Western Conference of Teamsters Pension Plan	91-6145047/001	Green	Green	No	$1,371	$1,386	$1,401	April 2015	(b)
Central States, Southeast and Southwest Areas Pension Plan(a)	36-6044243/001	Red	Red	Yes	746	705	630	December 2014	(c)
All other multiemployer plans					1,083	1,009	869

		Total Company Contributions			$3,200	$3,100	$2,900

In July 2005 this plan received a 10 year extension from the IRS for amortizing unfunded liabilities.

•

The Company has several plants that participate in the Western Conference of Teamsters Pension Plan under collective bargaining agreements that require minimum funding contributions. Certain of these agreements have expired and are being renegotiated with others having expiration dates through April 1, 2015.

•

The Company has several processing plants that participate in the Central States, Southeast and Southwest Areas Pension Plan under collective bargaining agreements that require minimum funding contributions. Certain of these agreements have expired and are being renegotiated with others having expiration dates through December 15, 2014.

With respect to the other multiemployer pension plans in which the Company participates and which are not individually significant, four plans have certified as critical or red zone, one plan has certified as endangered or yellow zone and one plan has certified as seriously endangered or orange zone as defined by the Pension Protection Act of 2006. The Company’s portion of contributions to all plans amounted to $3.2 million, $3.1 million and $2.9 million for the years ended December 29, 2012, December 31, 2011 and January 1, 2011, respectively.

In June 2009, the Company received a notice of a mass withdrawal termination and a notice of initial withdrawal liability from a multiemployer plan in which it participated. The Company had anticipated this event and as a result had accrued approximately $3.2 million as of January 3, 2009 based on the most recent information that was probable and estimable for this plan. The plan had given a notice of redetermination liability in December 2009. In fiscal 2010, the Company received further third party information confirming the future payout related to this multiemployer plan. As a result, the Company reduced its liability to approximately $1.2 million. In fiscal 2010, another underfunded multiemployer plan in which the Company participates gave notification of partial withdrawal liability. As of December 29, 2012, the Company has an accrued liability of approximately $1.0 million representing the present value of scheduled withdrawal liability payments under this multiemployer plan. While the Company has no ability to calculate a possible current liability for under-funded multiemployer plans that could terminate or could require additional funding under the Pension Protection Act of 2006, the amounts could be material.

Note 16. Derivatives

The Company’s operations are exposed to market risks relating to ingredient prices that affect the Company’s cost of raw materials, finished product prices and energy costs and the risk of changes in interest rates.

The Company makes limited use of derivative instruments to manage cash flow risks related to interest expense, natural gas usage, diesel fuel usage and inventory. The Company does not use derivative instruments for trading purposes. Interest rate swaps are entered into with the intent of managing overall borrowing costs by reducing the potential impact of increases in interest rates on floating-rate long-term debt. Natural gas swaps and options are entered into with the intent of managing the overall cost of natural gas usage by reducing the potential impact of seasonal weather demands on natural gas that increases natural gas prices. Heating oil swaps and options are entered into with the intent of managing the overall cost of diesel fuel usage by reducing the potential impact of seasonal weather demands on diesel fuel that increases diesel fuel prices. Inventory swaps and options are entered into with the intent of managing seasonally high concentrations of MBM, PM, BFT, PG, YG and BBP inventories by reducing the potential impact of changing prices. Corn options and future contracts are entered into with the intent of managing forecasted sales of BBP by reducing the impact of changing prices. At December 29, 2012, the Company had natural gas swaps and corn options outstanding that qualified and were designated for hedge accounting as well as natural gas swaps, heating oil swaps and options and corn options and future contracts that did not qualify and were not designated for hedge accounting.

Entities are required to report all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding the instrument. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair value, cash flows or foreign currencies. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside of earnings) and is subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

Cash Flow Hedges

On May 19, 2006, the Company entered into two interest rate swap agreements that were considered cash flow hedges according to FASB authoritative guidance. In December 2010, as a result of the Merger and entry into a new Credit Agreement the term loan that specifically related to these interest swap transactions was repaid. As such, the Company discontinued the interest rate swaps and paid approximately $2.0 million representing the fair value of these two interest swap transactions at the discontinuance date with the effective portion recorded in accumulated other comprehensive loss to be reclassified to income over the remaining original term of the interest rate swaps which ended April 7, 2012.

In fiscal 2011, the Company entered into natural gas swap contracts that are considered cash flow hedges. Under the terms of the natural gas swap contracts the Company fixed the expected purchase cost of a portion of its plants expected natural gas usage through the second quarter of fiscal 2012. As of December 29, 2012, all of the contracts have expired and settled according to the contracts.

In fiscal 2012, the Company has entered into natural gas swap contracts that are considered cash flow hedges. Under the terms of the natural gas swap contracts the Company fixed the expected purchase cost of a portion of its plants expected natural gas usage into the second quarter of fiscal 2013. As of December 29, 2012, some of the contracts have expired and settled according to the contracts while the remaining contract positions and activity are disclosed below.

In fiscal 2012, the Company entered into corn option contracts that are considered cash flow hedges. Under the terms of the corn option contracts the Company hedged a portion of it’s forecasted sales of BBP into the fourth quarter of fiscal 2013. As of December 29, 2012, the contracts positions and activity are disclosed below.

The Company estimates the amount that will be reclassified from accumulated other comprehensive gain at December 29, 2012 into earnings over the next 12 months will be approximately $0.3 million. As of December 29, 2012, approximately $0.3 million of losses have been reclassified into earnings as a result of the discontinuance of cash flow hedges.

The following table presents the fair value of the Company’s derivative instruments as of December 29, 2012 and December 31, 2011 (in thousands):

Derivatives Designated as Hedges	Balance Sheet Location	Asset Derivatives Fair Value
		December 29, 2012	December 31, 2011
Natural gas swaps	Other current assets	$11	$—
Corn options	Other current assets	490	—

Total derivatives designated as hedges		$501	$—

Derivatives not Designated as Hedges
Corn options and futures	Other current assets	$117	$—
Heating oil swaps	Other current assets	104	6

Total derivatives not designated as hedges		$221	$6

Total asset derivatives		$722	$6

Derivatives Designated as Hedges	Balance Sheet Location	Liability Derivatives Fair Value
		December 29, 2012	December 31, 2011
Natural gas swaps	Accrued expenses	$21	$669

Total derivatives designated as hedges		$21	$669

Derivatives not Designated as Hedges
Natural gas swaps	Accrued Expenses	$—	$143
Corn options and futures	Accrued Expenses	119	—
Heating oil swaps	Accrued Expenses	4	24

Total derivatives not designated as hedges		$123	$167

Total liability derivatives		$144	$836

The effect of the Company’s derivative instruments on the consolidated financial statements for the fiscal years ended December 29, 2012 and December 31, 2011 are as follows (in thousands):

Derivatives Designated as Cash Flow Hedges	Gain or (Loss) Recognized in OCI on Derivatives (Effective Portion)(a)		Gain or (Loss) Reclassified From Accumulated OCI into Income (Effective Portion)(b)		Gain or (Loss) Recognized in Income On Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)(c)
	2012	2011	2012	2011	2012	2011
Interest rate swaps	$—	$—	$(260)	$(1,163)	$—	$—
Corn options	317	—	—	—	159	—
Natural gas swaps	(628)	(1,229)	(1,267)	(441)	13	—

Total	$(311)	$(1,229)	$(1,527)	$(1,604)	$172	$—

•

Amount recognized in accumulated OCI (effective portion) is reported as accumulated other comprehensive loss of approximately $0.3 million and approximately $1.2 million recorded net of taxes of approximately $0.1 million and approximately $0.5 million for the year ended December 29, 2012 and December 31, 2011, respectively

•

Gains and (losses) reclassified from accumulated OCI into income (effective portion) for interest rate swaps and natural gas swaps is included in interest expense and cost of sales, respectively, in the Company’s consolidated statements of operations.

•

Gains and (losses) recognized in income on derivatives (ineffective portion) for interest rate swaps and natural gas swaps is included in other income/(expense), net in the Company’s consolidated statements of operations.

At December 29, 2012, the Company had forward purchase agreements in place for purchases of approximately $4.5 million of natural gas and diesel fuel. These forward purchase agreements have no net settlement provisions and the Company intends to take physical delivery. Accordingly, the forward purchase agreements are not subject to the requirements of fair value accounting because they qualify as normal purchases as defined.

Note 17. Fair Value Measurement

FASB authoritative guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements including guidance related to nonrecurring measurements of nonfinancial assets and liabilities.

The following table presents the Company’s financial instruments that are measured at fair value on a recurring and nonrecurring basis as of December 29, 2012 and are categorized using the fair value hierarchy under FASB authoritative guidance. The fair value hierarchy has three levels based on the reliability of the inputs used to determine the fair value.

		Fair Value Measurements at December 29, 2012 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands of dollars)
Assets
Derivative assets	$722	$—	$722	$—

Total Assets	722	—	722	—

Liabilities
Derivative liabilities	144	—	144	—
Senior Notes	287,188	—	287,188	—

Total Liabilities	$287,332	$—	$287,332	$—

Derivative assets consist of the Company’s natural gas swap contracts, heating oil swap contracts and corn oil option and futures, which represents the difference between the observable market rates of commonly quoted intervals for similar assets and liabilities in active markets and the fixed swap and option rate considering the instruments term, notional amount and credit risk. See Note 16 Derivatives for breakdown by instrument type.

Derivative liabilities consist of the Company’s natural gas swap contracts, heating oil swap contracts and corn option and futures, which represent the difference between the observable market rates of commonly quoted intervals for similar assets and liabilities in active markets and the fixed swap rate considering the instrument’s term, notional amount and credit risk. See Note 16 Derivatives for breakdown by instrument type.

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short maturity of these instruments and as such have been excluded from the table above. The carrying amount for the Company’s other debt is not deemed to be significantly different than the fair value and all other instruments have been recorded at fair value.

The fair value of the senior notes is based on market quotation from a third-party bank.

Note 18. Concentration of Credit Risk

Concentration of credit risk is limited due to the Company’s diversified customer base and the fact that the Company sells commodities. No single customer accounted for more than 10% of the Company’s net sales in fiscal years 2012, 2011 and 2010.

Note 19. Contingencies

The Company is a party to several lawsuits, claims and loss contingencies arising in the ordinary course of its business, including assertions by certain regulatory and governmental agencies related to permitting requirements and air, wastewater and storm water discharges from the Company’s processing facilities.

The Company’s workers compensation, auto and general liability policies contain significant deductibles or self-insured retentions. The Company estimates and accrues its expected ultimate claim costs related to accidents occurring during each fiscal year and carries this accrual as a reserve until these claims are paid by the Company.

As a result of the matters discussed above, the Company has established loss reserves for insurance, environmental and litigation matters. At December 29, 2012 and December 31, 2011, the reserves for insurance, environmental and litigation contingencies reflected on the balance sheet in accrued expenses and other non-current liabilities were approximately $37.0 million and $38.0 million, respectively. The Company has insurance recovery receivables of approximately $9.3 million and $9.6 million, as of December 29, 2012 and December 31, 2011, respectively, related to these liabilities. The Company’s management believes these reserves for contingencies are reasonable and sufficient based upon present governmental regulations and information currently available to management; however, there can be no assurance that final costs related to these matters will not exceed current estimates. The Company believes that the likelihood is remote that any additional liability from these lawsuits and claims that may not be covered by insurance would have a material effect on the financial statements.

Lower Passaic River Area.    The Company has been named as a third party defendant in a lawsuit pending in the Superior Court of New Jersey, Essex County, styled New Jersey Department of Environmental Protection, The Commissioner of the New Jersey Department of Environmental Protection Agency and the Administrator of the New Jersey Spill Compensation Fund, as Plaintiffs, vs. Occidental Chemical Corporation, Tierra Solutions, Inc., Maxus Energy Corporation, Repsol YPF, S.A., YPF, S.A., YPF Holdings, Inc., and CLH Holdings, as Defendants (Docket No. L-009868-05) (the “Tierra/Maxus Litigation”). In the Tierra/Maxus Litigation, which was filed on December 13, 2005, the plaintiffs seek to recover from the defendants past and future cleanup and removal costs, as well as unspecified economic damages, punitive damages, penalties and a variety of other forms of relief, purportedly arising from the alleged discharges into the Passaic River of a particular type of dioxin and other unspecified hazardous substances. The damages being sought by the plaintiffs from the defendants are likely to be substantial. On February 4, 2009, two of the defendants, Tierra Solutions, Inc. (“Tierra”) and Maxus Energy Corporation (“Maxus”), filed a third party complaint against over 300 entities, including the Company, seeking to recover all or a proportionate share of cleanup and removal costs, damages or other loss or harm, if any, for which Tierra or Maxus may be held liable in the Tierra/Maxus Litigation. Tierra and Maxus allege that Standard Tallow Company, an entity that the Company acquired in 1996, contributed to the discharge of the hazardous substances that are the subject of this case while operating a former plant site located in Newark, New Jersey. The Company is investigating these allegations, has entered into a joint defense agreement with many of the other third-party defendants and intends to defend itself vigorously. All previously scheduled discovery and trial dates in the case have been stayed pending settlement discussions amongst the parties. Additionally, in December 2009, the Company, along with numerous other entities, received notice from the United States Environmental Protection Agency (EPA) that the Company (as successor-in-interest to Standard Tallow Company) is considered a potentially responsible party with respect to alleged contamination in the lower Passaic River area which is part of the Diamond Alkali Superfund Site located in Newark, New Jersey. In the letter, EPA requested that the Company join a group of other parties in funding a remedial investigation and feasibility study at the site. As of the date of this report, the Company has not agreed to participate in the funding group. The Company’s ultimate liability for investigatory costs, remedial costs and/or natural resource damages in connection with the lower Passaic River area cannot be determined at this time; however, as of the date of this report, there is nothing that leads the Company to believe that these matters will have a material effect on the Company’s financial position or results of operation.

Fresno Facility Permit Issue.    The Company has been named as a defendant and a real party in interest in a lawsuit filed on April 9, 2012 in the Superior Court of the State of California, Fresno County, styled Concerned Citizens of West Fresno vs. The City of Fresno and Darling International Inc. In the complaint, which was subsequently amended on January 31, 2013, the plaintiff alleges that the City of Fresno has failed to enforce its own zoning ordinances and permitting requirements and engaged in a number of discriminatory practices against the citizens of West Fresno. In addition, the complaint alleges that the Company’s Fresno facility is operating without a proper use permit and constitutes a continuing private and public nuisance. In the complaint the plaintiff seeks, among other things, injunctive relief. Rendering operations have been conducted on the site since 1955, and the Company believes that it possesses all of the required federal, state and local permits to continue to operate the facility in the manner currently conducted and that its operations do not constitute a private or public nuisance. Accordingly, the Company intends to defend itself vigorously in this matter. Discovery has begun and this matter is currently scheduled for trial in February 2014. While management cannot predict the ultimate outcome of this matter, management does not believe the outcome will have a material effect on the Company’s financial condition or results of operations.

Note 20. Business Segments

Effective January 2, 2011, as a result of the acquisition of Griffin, the Company’s business operations were reorganized into two new segments, Rendering and Bakery, in order to better align its business with the underlying markets and customers that the Company serves. All historical periods have been restated for the changes to the segment reporting structure. The Company sells its products domestically and internationally. The measure of segment profit (loss) includes all revenues, operating expenses (excluding certain amortization of intangibles), and selling, general and administrative expenses incurred at all operating locations and excludes general corporate expenses.

Included in corporate activities are general corporate expenses and the amortization of intangibles. Assets of corporate activities include cash, unallocated prepaid expenses, deferred tax assets, prepaid pension, and miscellaneous other assets.

Rendering

Rendering operations process animal by-products and used cooking oil into fats (primarily BFT, PG and YG), protein (primarily MBM and PM (feed grade and pet food)) and hides. Fat was approximately $809.7 million, $950.8 million and $399.1 million of net sales for the year ended December 29, 2012, December 31, 2011 and January 1, 2011, respectively. Protein was approximately $496.2 million, $447.7 million and $243.5 million of net sales for the year ended December 29, 2012, December 31, 2011 and January 1, 2011, respectively. Rendering also provides grease trap servicing. Included in Rendering is the National Service Center (“NSC”). The NSC schedules services such as fat and bone and used cooking oil collection and trap cleaning for contracted customers using the Company’s resources or third party providers.

Bakery

Bakery products are collected from large commercial bakeries that produce a variety of products, including cookies, crackers, cereal, bread, dough, potato chips, pretzels, sweet goods and biscuits, among others. The Company processes the raw materials into BBP, including Cookie Meal®, an animal feed ingredient primarily used in poultry rations.

Business Segment Net Revenues (in thousands):

	Year Ended
	December 29, 2012	December 31, 2011	January 1, 2011
Rendering	$1,406,061	$1,501,280	$714,685
Bakery	295,368	295,969	10,224

Total	$1,701,429	$1,797,249	$724,909

Business Segment Profit/(Loss) (in thousands):

	Year Ended
	December 29, 2012	December 31, 2011	January 1, 2011
Rendering	$267,511	$329,791	$132,502
Bakery	57,126	62,259	1,425
Corporate Activities	(169,813)	(185,469)	(80,947)
Interest expense	(24,054)	(37,163)	(8,737)

Net income	$130,770	$169,418	$44,243

Included in Corporate Activities are general corporate expenses and the depreciation of fixed assets related to “Fresh Start Reporting.”

Business Segment Assets (in thousands):

	December 29, 2012	December 31, 2011
Rendering	$1,107,052	$1,092,988
Bakery	170,566	165,885
Corporate Activities	274,798	158,157

Total	$1,552,416	$1,417,030

Business Segment Property, Plant and Equipment (in thousands):

	December 29, 2012	December 31, 2011	January 1, 2011
Depreciation and amortization:
Rendering	$66,964	$66,412	$27,959
Bakery	10,711	8,647	426
Corporate Activities	7,696	3,850	3,523

Total	$85,371	$78,909	$31,908

Capital expenditures:
Rendering	$70,873	$51,888	$21,431
Bakery	13,537	6,247	165
Corporate Activities	31,003	2,018	3,124

Total(a)	$115,413	$60,153	$24,720

•

Excludes the capital assets acquired as part of the acquisition of assets related to the BioPur acquisition in fiscal 2012 of approximately $0.6 million and the Griffin Transaction and Nebraska Transaction in fiscal 2010 of approximately $243.7 million.

The Company has no material foreign operations, but exports a portion of its products to customers in various foreign countries.

Geographic Area Net Trade Revenues (in thousands):

	December 29, 2012	December 31, 2011	January 1, 2011
Domestic	$1,485,237	$1,526,351	$653,909
Foreign	216,192	270,898	71,000

Total	$1,701,429	$1,797,249	$724,909

The Company attributes revenues from external customers to individual foreign countries based on the destination of the Company’s shipments. For fiscal 2012, 2011 and 2010, no individual foreign country comprised more than 5% of the Company’s consolidated revenue.

Note 21. Quarterly Financial Data (Unaudited and in Thousands Except Per Share Amounts):

	Year Ended December 29, 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$387,108	$436,674	$452,732	$424,915
Operating income	52,510	63,968	65,776	49,487
Income from operations before income taxes	44,741	57,829	59,307	44,908
Net income	28,571	36,225	37,172	28,802
Basic earnings per share	0.24	0.31	0.32	0.24
Diluted earnings per share	0.24	0.31	0.31	0.24

	Year Ended December 31, 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$439,898	$470,610	$455,875	$430,866
Operating income	88,173	92,259	74,553	58,999
Income from operations before income taxes	73,339	82,486	66,141	50,328
Net income	46,562	52,227	41,132	29,497
Basic earnings per share	0.43	0.45	0.35	0.25
Diluted earnings per share	0.43	0.44	0.35	0.25

Note 22. Related Party Transactions

Lease Agreements

Darling through its wholly-owned subsidiary Griffin Industries LLC, leases two real properties located in Butler, Kentucky and real properties located in each of Jackson, Mississippi and Henderson, Kentucky from Martom Properties, LLC, an entity owned in part by Martin W. Griffin, the Company’s Executive Vice President—Co-Chief Operations Officer. The lease term for each of the Butler properties and the Jackson property is thirty years, and the Company has the right to renew such leases for two additional terms of ten years each. The annual rental payment for each of the Butler properties is $30,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The annual rental payment for the Jackson property is $221,715 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The lease term for the Henderson property is ten years, and the Company has the right to renew such lease for four additional terms of five years each. The annual rental payment for the Henderson property is $60,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. Under the terms of each lease, the Company has a right of first offer and right of first refusal for each of the properties.

Raw Material Agreement

The Company has entered into a Raw Material Agreement with the Joint Venture where the Company will offer to supply certain animal fats and used cooking oil at market prices, up to the Joint Venture’s full operational requirement of feedstock, but the Joint Venture is not obligated to purchase the raw material offered by the Company. At December 29, 2012, the Company had recorded sales to the Joint Venture of approximately $0.3 million and has a current receivable due from the Joint Venture of approximately $0.3 million.

Note 23. New Accounting Pronouncements

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. The ASU amends ASC Topic 220, Comprehensive Income . The new standard eliminates the option to report other comprehensive income and its components in the statement of changes in equity and instead requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. Reclassification adjustments between net income and other comprehensive income must be shown on the face of the statement(s), with no resulting change in net earnings. In December 2011, the FASB issued ASU No. 2011-12, Deferral of Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 . This ASU amends ASC Topic 220, Comprehensive Income . The new standard deferred the requirement to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income while the FASB further deliberates this aspect of the proposal. This update is effective for the Company on January 1, 2012 and must be applied retrospectively. The Company adopted this standard as of March 31, 2012. The adoption did not have a material impact on the Company’s consolidated financial statements. In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Out of Accumulated Other Comprehensive Income . This ASU amends ASC Topic 220, Comprehensive Income . This new standard requires an entity to report either on the income statement or disclose in the footnotes to the financial statement the effects on earnings from items that are reclassified out of other comprehensive income. This update is effective for the Company on December 30, 2012. The Company is currently evaluating the impact of adopting this standard.

In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment. The ASU amends ASC Topic 350, Intangibles—Goodwill and Other . The new standard is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. Specifically, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. This standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permissible. The Company adopted this standard in the first quarter of 2012. The adoption did not have a material impact on the Company’s consolidated financial statements.

In July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. The ASU amends ASC Topic 350, Intangibles—Goodwill and Other . The new standard is intended to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. The new standard allows an entity to first assess qualitative factors to determine if it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If based on its qualitative assessment an entity concludes it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, quantitative impairment testing is required. However, if an entity concludes otherwise, quantitative impairment testing is not required. The standards update is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company is currently evaluating the impact of adopting this standard.

Note 24. Guarantor Financial Information

The Company’s Notes (see Note 10) are guaranteed on an unsecured basis by the Company’s 100% directly and indirectly owned subsidiaries Darling National, Griffin and its subsidiary Craig Protein (collectively, the “Guarantors”). The Guarantors fully and unconditionally guaranteed the Notes on a joint and several basis. The following financial statements present condensed consolidating financial data for (i) Darling, the issuer of the Notes, (ii) the combined Guarantors, (iii) the combined other subsidiaries of the Company that did not guarantee the Notes (the “Non-guarantors”), and (iv) eliminations necessary to arrive at the Company’s consolidated financial statements, which include condensed consolidated balance sheets as of December 29, 2012 and December 31, 2011, and the condensed consolidating statements of operations, the condensed consolidating statements of comprehensive income and the condensed consolidating statements of cash flows for the years ended December 29, 2012, December 31, 2011 and January 1, 2011.

Condensed Consolidating Balance Sheet

As of December 29, 2012

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
ASSETS
Total current assets	$174,576	$455,604	$3,037	$(342,955)	$290,262
Investment in subsidiaries	1,449,577	—	—	(1,449,577)	—
Property, plant and equipment, net	148,131	305,796	—	—	453,927
Intangible assets, net	14,497	322,634	271	—	337,402
Goodwill	21,860	359,243	266	—	381,369
Investment in unconsolidated subsidiary	—	—	62,495	—	62,495
Other assets	26,530	431	—	—	26,961

	$1,835,171	$1,443,708	$66,069	$(1,792,532)	$1,552,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$414,755	$59,218	$666	$(342,955)	$131,684
Long-term debt, net of current portion	250,000	142	—	—	250,142
Other noncurrent liabilities	61,365	—	174	—	61,539
Deferred income taxes	46,615	—	—	—	46,615

Total liabilities	772,735	59,360	840	(342,955)	489,980
Total stockholders’ equity	1,062,436	1,384,348	65,229	(1,449,577)	1,062,436

	$1,835,171	$1,443,708	$66,069	$(1,792,532)	$1,552,416

Condensed Consolidating Balance Sheet

As of December 31, 2011

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
ASSETS
Total current assets	$124,675	$347,989	$3,980	$(256,964)	$219,680
Investment in subsidiaries	1,286,175	—	—	(1,286,175)	—
Property, plant and equipment, net	119,898	280,324	—	—	400,222
Intangible assets, net	14,747	347,874	293	—	362,914
Goodwill	21,860	359,243	266	—	381,369
Investment in unconsolidated subsidiary	—	—	21,733	—	21,733
Other assets	27,725	3,387	—	—	31,112

	$1,595,080	$1,338,817	$26,272	$(1,543,139)	$1,417,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$317,561	$63,718	$2,942	$(256,964)	$127,257
Long-term debt, net of current portion	280,000	20	—	—	280,020
Other noncurrent liabilities	46,011	12,052	182	—	58,245
Deferred income taxes	31,133	—	—	—	31,133
Total liabilities	674,705	75,790	3,124	(256,964)	496,655
Total stockholders’ equity	920,375	1,263,027	23,148	(1,286,175)	920,375

	$1,595,080	$1,338,817	$26,272	$(1,543,139)	$1,417,030

Condensed Consolidating Statements of Operations

For the year ended December 29, 2012

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net sales	$658,897	$1,216,264	$14,425	$(188,157)	$1,701,429
Cost and expenses:
Cost of sales and operating expenses	512,199	894,820	13,742	(188,157)	1,232,604
Selling, general and administrative expenses	80,432	71,141	140	—	151,713
Depreciation and amortization	23,542	61,807	22	—	85,371

Total costs and expenses	616,173	1,027,768	13,904	(188,157)	1,469,688

Operating income	42,724	188,496	521	—	231,741

Interest expense	(24,047)	(7)	—	—	(24,054)
Other income/(expense), net	(1,572)	3,355	(23)	—	1,760
Equity in net loss of unconsolidated subsidiary	—	—	(2,662)	—	(2,662)
Earnings in investments in subsidiaries	119,953	—	—	(119,953)	—

Income/(loss) from operations before taxes	137,058	191,844	(2,164)	(119,953)	206,785
Income taxes (benefit)	6,288	70,523	(796)	—	76,015

Net income/(loss)	$130,770	$121,321	$(1,368)	$(119,953)	$130,770

Condensed Consolidating Statements of Operations

For the year ended December 31, 2011

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net sales	$721,990	$1,238,858	$27,484	$(191,083)	$1,797,249
Cost and expenses:
Cost of sales and operating expenses	553,218	879,277	26,809	(191,083)	1,268,221
Selling, general and administrative expenses	67,829	68,149	157	—	136,135
Depreciation and amortization	23,531	55,356	22	—	78,909

Total costs and expenses	644,578	1,002,782	26,988	(191,083)	1,483,265

Operating income	77,412	236,076	496	—	313,984

Interest expense	(37,161)	(2)	—	—	(37,163)
Other income/(expense), net	(2,533)	(479)	57	—	(2,955)
Equity in net loss of unconsolidated subsidiary	—	—	(1,572)	—	(1,572)
Earnings in investments in subsidiaries	145,950	—	—	(145,950)	—

Income/(loss) from operations before taxes	183,668	235,595	(1,019)	(145,950)	272,294
Income taxes (benefit)	14,250	89,011	(385)	—	102,876

Net income/(loss)	$169,418	$146,584	$(634)	$(145,950)	$169,418

Condensed Consolidating Statements of Operations

For the year ended January 1, 2011

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net sales	$560,270	$302,074	$813	$(138,248)	$724,909
Cost and expenses:
Cost of sales and operating expenses	421,841	247,357	749	(138,248)	531,699
Selling, general and administrative expenses	60,282	7,750	10	—	68,042
Depreciation and amortization	21,768	10,140	—	—	31,908
Acquisition costs	10,798	—	—	—	10,798

Total costs and expenses	514,689	265,247	759	(138,248)	642,447

Operating income	45,581	36,827	54	—	82,462

Interest expense	(8,735)	(2)	—	—	(8,737)
Other income/(expense), net	(1,890)	(897)	(595)	—	(3,382)
Earnings in investments in subsidiaries	22,258	—	—	(22,258)	—

Income/(loss) from operations before taxes	57,214	35,928	(541)	(22,258)	70,343
Income taxes (benefit)	12,971	13,330	(201)	—	26,100

Net income/(loss)	$44,243	$22,598	$(340)	$(22,258)	$44,243

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the year ended December 29, 2012

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net income	$130,770	$121,321	$(1,368)	$(119,953)	$130,770
Other comprehensive income (loss), net of tax:
Pension adjustments	(1,169)	—	—	—	(1,169)
Natural gas swap derivative adjustments	391	—	—	—	391
Corn option derivative adjustments	194	—	—	—	194
Interest rate swap derivative adjustments	159	—	—	—	159

Total other comprehensive income, net of tax	(425)	—	—	—	(425)

Total comprehensive income (loss)	$130,345	$121,321	$(1,368)	$(119,953)	$130,345

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the year ended December 31, 2011

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net income	$169,418	$146,584	$(634)	$(145,950)	$169,418
Other comprehensive income (loss), net of tax:
Pension adjustments	(10,146)	—	—	—	(10,146)
Natural gas swap derivative adjustments	(482)	—	—	—	(482)
Interest rate swap derivative adjustments	712	—	—	—	712

Total other comprehensive income, net of tax	(9,916)	—	—	—	(9,916)

Total comprehensive income (loss)	$159,502	$146,584	$(634)	$(145,950)	$159,502

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the year ended January 1, 2011

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net income	$44,243	$22,598	$(340)	$(22,258)	$44,243
Other comprehensive income (loss), net of tax:
Pension adjustments	2,346	—	—	—	2,346
Natural gas swap derivative adjustments	(59)	—	—	—	(59)
Interest rate swap derivative adjustments	507	—	—	—	507

Total other comprehensive income, net of tax	2,794	—	—	—	2,794

Total comprehensive income (loss)	$47,037	$22,598	$(340)	$(22,258)	$47,037

Condensed Consolidating Statements of Cash Flows

For the year ended December 29, 2012

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$130,770	$121,321	$(1,368)	$(119,953)	$130,770
Earnings in investments in subsidiaries	(119,953)	—	—	119,953	—
Other operating cash flows	175,098	(56,445)	114	—	118,767

Net cash provided/(used) by operating activities	185,915	64,876	(1,254)	—	249,537

Cash flows from investing activities:
Capital expenditures	(49,619)	(65,794)	—	—	(115,413)
Acquisitions, net of cash acquired	(3,000)	—	—	—	(3,000)
Investment in subsidiaries and affiliates	(43,449)	—	(43,424)	43,449	(43,424)
Gross proceeds from sale of property, plant and equipment and other assets	2,083	1,787	—	—	3,870
Proceeds from insurance settlements	1,305	2,967	—	—	4,272
Payments related to routes and other intangibles	(137)	—	—	—	(137)

Net cash provide/(used) in investing activities	(92,817)	(61,040)	(43,424)	43,449	(153,832)

Cash flows from financing activities:
Payments on long-term debt	(30,000)	(32)	—	—	(30,032)
Issuance of common stock	72	—	—	—	72
Contributions from parent	—	—	43,449	(43,449)	—
Minimum withholding taxes paid on stock awards	(4,084)	—	—	—	(4,084)
Excess tax benefits from stock-based compensation	2,652	—	—	—	2,652

Net cash provided/(used) in financing activities	(31,360)	(32)	43,449	(43,449)	(31,392)

Net increase/(decrease) in cash and cash equivalents	61,738	3,804	(1,229)	—	64,313
Cash and cash equivalents at beginning of year	35,207	1,773	1,956	—	38,936

Cash and cash equivalents at end of year	$96,945	$5,577	$727	$—	$103,249

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2011

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$169,418	$146,584	$(634)	$(145,950)	$169,418
Earnings in investments in subsidiaries	(145,950)	—	—	145,950	—
Other operating cash flows	184,027	(114,532)	1,951	—	71,446

Net cash provided by operating activities	207,495	32,052	1,317	—	240,864

Cash flows from investing activities:
Capital expenditures	(23,835)	(36,318)	—	—	(60,153)
Acquisitions, net of cash acquired	(1,754)	—	—	—	(1,754)
Investment in subsidiaries and affiliates	(23,330)	—	(23,305)	23,330	(23,305)
Gross proceeds from sale of property, plant and equipment and other assets	961	568	—	—	1,529

Net cash provided/(used) in investing activities	(47,958)	(35,750)	(23,305)	23,330	(83,683)

Cash flows from financing activities:
Payments on long-term debt	(270,000)	(9)	—	—	(270,009)
Borrowing from revolving credit facility	131,000	—	—	—	131,000
Payments on revolving credit facility	(291,000)	—	—	—	(291,000)
Deferred loan costs	(399)	—	—	—	(399)
Issuances of common stock	293,117	—	—	—	293,117
Contributions from parent	—	—	23,330	(23,330)	—
Minimum withholding taxes paid on stock awards	(1,281)	—	—	—	(1,281)
Excess tax benefits from stock-based compensation	1,125	—	—	—	1,125

Net cash provided/(used) in financing activities	(137,438)	(9)	23,330	(23,330)	(137,447)

Net increase/(decrease) in cash and cash equivalents	22,099	(3,707)	1,342	—	19,734
Cash and cash equivalents at beginning of year	13,108	5,480	614	—	19,202

Cash and cash equivalents at end of year	$35,207	$1,773	$1,956	$—	$38,936

Condensed Consolidating Statements of Cash Flows

For the year ended January 1, 2011

(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$44,243	$22,598	$(340)	$(22,258)	$44,243
Earnings in investments in subsidiaries	(22,258)	—	—	22,258	—
Other operating cash flows	46,624	(10,311)	954	—	37,267

Net cash provided by operating activities	68,609	12,287	614	—	81,510

Cash flows from investing activities:
Capital expenditures	(17,648)	(7,072)	—	—	(24,720)
Acquisitions, net of cash acquired	(758,182)	—	—	—	(758,182)
Gross proceeds from sale of property, plant and equipment and other assets	406	218	—	—	624
Payments related to routes and other intangibles	(1,367)	—	—	—	(1,367)

Net cash used in investing activities	(776,791)	(6,854)	—	—	(783,645)

Cash flows from financing activities:
Proceeds from long-term debt	550,000	—	—	—	550,000
Payments on long-term debt	(32,500)	(9)	—	—	(32,509)
Borrowing from revolving credit facility	160,000	—	—	—	160,000
Deferred loan costs	(24,020)	—	—	—	(24,020)
Issuances of common stock	35	—	—	—	35
Minimum withholding taxes paid on stock awards	(585)	—	—	—	(585)
Excess tax benefits from stock-based compensation	234	—	—	—	234

Net cash provided/(used) in financing activities	653,164	(9)	—	—	653,155

Net increase in cash and cash equivalents	(55,018)	5,424	614	—	(48,980)
Cash and cash equivalents at beginning of year	68,126	56	—	—	68,182

Cash and cash equivalents at end of year	$13,108	$5,480	$614	$—	$19,202

B. Rothsay Rendering Business

FINANCIAL STATEMENTS

NINE-MONTH PERIODS ENDED SEPTEMBER 28, 2013 AND SEPTEMBER 29, 2012 (UNAUDITED)

AND YEARS ENDED DECEMBER 29, 2012 AND DECEMBER 31, 2011

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Darling International Inc.:

We have audited the accompanying statements of assets acquired and liabilities assumed of the Rothsay Rendering Business as of December 29, 2012 and December 31, 2011 and the related statements of net revenues and direct costs and operating expenses for the years then ended, and the related notes to the financial statements. The assets acquired and liabilities assumed by Darling International Inc. pursuant to an acquisition agreement dated August 23, 2013 with Maple Leaf Foods, Inc. are referred to as the “Rothsay Rendering Business”.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the statements of assets acquired and liabilities assumed of the Rothsay Rendering Business as of December 29, 2012 and December 31, 2011, and the statements of net revenues and direct costs and operating expenses for the years then ended in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As described in note 1, the accompanying financial statements of the Rothsay Rendering Business were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and are not intended to be a complete presentation of the financial position or the results of operations of the Rothsay Rendering Business. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Dallas, Texas

November 27, 2013

ROTHSAY RENDERING BUSINESS

Statements of Assets Acquired and Liabilities Assumed

(In thousands)

	September 28, 2013	December 29, 2012	December 31, 2011
	(Unaudited)
Assets acquired:
Trade accounts receivable	$16,581	11,868	7,504
Other receivables	3,218	3,948	5,713
Inventories	9,093	11,708	12,765
Other assets	275	151	259
Property, plant, and equipment	86,727	88,842	83,038

Total assets acquired	115,894	116,517	109,279

Liabilities assumed:
Trade accounts payable	16,454	14,510	15,432
Other payables	2,857	2,598	—
Accrued expenses	3,279	4,345	4,417
Other long-term liabilities	9,853	10,540	9,032

Total liabilities assumed	32,443	31,993	28,881

Net assets acquired	$83,451	84,524	80,398

See accompanying notes to financial statements.

ROTHSAY RENDERING BUSINESS

Statements of Net Revenues and Direct Costs and Operating Expenses

(In thousands)

	Nine months ended		Year ended
	September 28, 2013	September 29, 2012	December 29, 2012	December 31, 2011
	(Unaudited)
Net revenues	$180,567	172,064	227,411	223,241
Direct costs and operating expenses:
Cost of sales and operating expenses	109,151	97,504	131,806	115,916
Selling, general, and administrative expenses	4,941	6,321	8,830	8,058
Depreciation	9,860	10,277	13,791	12,489

Total direct costs and operating expenses	123,952	114,102	154,427	136,463

Net revenues less direct costs and operating expenses	$56,615	57,962	72,984	86,778

See accompanying notes to financial statements.

ROTHSAY RENDERING BUSINESS

Notes to Financial Statements

Nine-month periods ended September 28, 2013 and September 29, 2012 (unaudited)

and Years ended December 29, 2012 and December 31, 2011

Organization and Significant Accounting Policies

Description of the Business and Basis of Presentation

Pursuant to an asset purchase agreement (the APA) dated as of August 23, 2013 between Maple Leaf Foods Inc. and Darling International Inc. (the Acquirer), the Acquirer purchased operating assets related to certain product lines of Maple Leaf Foods Inc. in return for a cash payment of approximately CAD$645 million (approximately $614.5 million at the exchange rate of CAD$1.00:$0.9527 on August 23, 2013). Hereinafter, the assets, liabilities, and related business sold under the APA are referred to as the “Rothsay Rendering Business.” The Rothsay Rendering Business (the Company) is the leading provider of sustainable and environmentally sound organic waste solutions to the food and agricultural industries in Manitoba, Ontario, Quebec, and Atlantic Canada. The Company provides essential services for collecting, processing, and recycling of animal by-products and organic waste from raw material customers; processing, these raw materials into finished products of fats, protein meals, and biodiesel, which are used by a diversified finished products customer base.

The accompanying financial statements, including the selected cash flow information below, of the Rothsay Rendering Business were prepared for the purpose of providing historical information to comply with the rules and regulations of the Securities and Exchange Commission (SEC) pursuant to a waiver letter obtained from the SEC staff. These statements are derived from Maple Leaf Foods Inc.’s historical accounting records, and are in accordance with accounting principles generally accepted in the United States. The financial statements are not intended to be a complete presentation of the Rothsay Rendering Business and are not necessarily indicative of the financial position and results of operations that would have been achieved if the Company had operated as a separate, stand-alone business.

Throughout the periods presented herein, the Rothsay Rendering Business was controlled by Maple Leaf Foods Inc. The statements of net revenues and direct costs and operating expenses reflect only those net revenues directly attributable to the Rothsay Rendering Business. The direct costs and operating expenses of the Rothsay Rendering Business presented in these statements include cost of goods sold related to the Rothsay Rendering Business’ net revenues and that are directly attributed to products included in the Rothsay Rendering Business. Management considers these allocations to be a reasonable reflection of the utilization of goods and the services provided. Corporate overhead, including items such as human resources, certain unallocated employee costs related to benefit plans not assumed, legal services and settlements, compliance, finance, tax, and treasury functions that are managed by Maple Leaf Foods Inc. have not been allocated to the Rothsay Rendering Business in these financial statements. Additionally, depreciation expense of assets not acquired, interest expense and income taxes have also been excluded from the financial statements.

The accompanying unaudited statements of assets acquired and liabilities assumed as of September 28, 2013 and the unaudited statements of net revenues and direct costs and operating expenses for the nine-month periods ended September 28, 2013 and September 29, 2012 of the Rothsay Rendering Business have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and the instructions to Article 10 of Regulation S X. In the opinion of management, all adjustments considered necessary for a

ROTHSAY RENDERING BUSINESS

Notes to Financial Statements

Nine-month periods ended September 28, 2013 and September 29, 2012 (unaudited)

and Years ended December 29, 2012 and December 31, 2011

fair presentation have been made. Such adjustments consist of those of a normal recurring nature. The excess of net revenues less direct costs and operating expenses are not necessarily indicative of the operating results that may be expected in future periods.

Selected Cash Flows for the Periods Presented (Amounts in Thousands)

	Nine months ended September 28, 2013	Year ended
		December 29, 2012	December 31, 2011
	(Unaudited)
Selected cash flows:
Net revenues less direct costs and operating expenses	$56,615	72,984	86,778
Depreciation	9,860	13,791	12,489
Change in inventories	2,615	1,057	(3,245)
Change in accrued liabilities	(1,066)	(72)	1,537

Selected operating cash flows	68,024	87,760	97,559
Purchases of property, plant, and equipment	(9,359)	(13,374)	(12,488)

Net selected cash flows	$58,665	74,386	85,071

Use of Estimates

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Foreign Currency

The functional currency of the Company is the Canadian Dollar. The acquired assets and assumed liabilities are translated into U.S. Dollars at the period-end exchange rates and net revenues and direct operating expenses at the period average exchange rates. The currency translation adjustment of $874K, ($612K) and $2,573K for the periods ended September 29, 2013, December 29, 2012, and December 31, 2011, respectively, has not been presented as it does not represent an asset or liability assumed by Darling International Inc.

Inventories

Inventories consist principally of finished goods and supplies and other and are stated at the lower of cost or market, using the first-in, first-out method.

ROTHSAY RENDERING BUSINESS

Notes to Financial Statements

Nine-month periods ended September 28, 2013 and September 29, 2012 (unaudited)

and Years ended December 29, 2012 and December 31, 2011

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation is calculated on the straight-line method over the estimated useful life of the asset. The estimated useful lives are as follows:

Building and improvements	16 – 40 years
Machinery and equipment	3 – 20 years
Vehicles	10 years

Revenue Recognition

Net revenues are recognized on products when the related goods have been shipped, title has passed to a customer, and there are no undelivered elements or uncertainties.

Cost of Sales and Operating Expenses

Cost of goods sold consists primarily of product and product related costs, vendor consideration, freight, and handling costs.

Related-Party Transactions

During the periods ended September 28, 2013, December 29, 2012, and December 31, 2011, the Company has made several transactions with its parent company as follows (in thousands):

	2013	2012	2011
Sale of inventories	$5,362	3,335	2,629
Purchase of raw materials	2,158	1,165	763

The balance of receivables and payables from and to parent company presented under trade accounts receivable and trade accounts payable, respectively, in the balance sheets are as follows (in thousands):

	2013	2012	2011
Due from parent company	$4	292	215
Due to parent company	2,237	2,186	1,942

Inventories

Inventories are summarized as follows:

	September 28, 2013	December 29, 2012	December 31, 2011
Finished goods	$3,176	5,588	7,550
Supplies and other	5,917	6,120	5,215

	$9,093	11,708	12,765

ROTHSAY RENDERING BUSINESS

Notes to Financial Statements

Nine-month periods ended September 28, 2013 and September 29, 2012 (unaudited)

and Years ended December 29, 2012 and December 31, 2011

Property, Plant, and Equipment

Details of property, plant, and equipment are as follows:

	September 28, 2013	December 29, 2012	December 31, 2011
Land	$3,687	3,812	3,720
Buildings and improvements	40,887	41,274	32,524
Machinery and equipment	126,741	125,064	128,983
Vehicles	25,419	25,590	22,950
Construction in process	12,713	11,426	10,907

	209,447	207,166	199,084
Accumulated depreciation	(122,720)	(118,324)	(116,046)

	$86,727	88,842	83,038

Capital Leases

The Company is obligated under capital leases covering transportation equipment that expire at various dates during the next seven years. At September 28, 2013, December 29, 2012, and December 31, 2011, the gross amount of plant and equipment and related accumulated amortization recorded under capital leases were as follows:

	2013	2012	2011
Vehicles	$16,430	16,231	12,958
Less accumulated amortization	6,610	5,961	4,782

	$9,820	10,270	8,176

Amortization of assets held under capital leases is included with depreciation expense.

Future minimum capital lease payments as of December 29, 2012 are:

Year ending December 29:
2013	$3,675
2014	3,285
2015	2,521
2016	1,910
2017	1,050
Later years, through 2019	713

Total minimum lease payments	13,154
Less estimated executory costs	1,520

Net minimum lease payments	11,634
Less amount representing interest (at rates ranging from 4.95% to 6.55%)	1,094

Present value of net minimum capital lease payments	$10,540

ROTHSAY RENDERING BUSINESS

Notes to Financial Statements

Nine-month periods ended September 28, 2013 and September 29, 2012 (unaudited)

and Years ended December 29, 2012 and December 31, 2011

Subsequent Events

Pursuant to the APA mentioned heretofore and dated as of August 23, 2013 between Maple Leaf Foods Inc. and the Acquirer, on October 26, 2013 the Acquirer completed the purchase of operating assets related to the product lines of the Rothsay Rendering Business of Maple Leaf Foods Inc. in return for a cash payment on October 28, 2013 of approximately CAD$645 million (approximately $617 million at the exchange rate of CAD$1.00:$0.9569650 as of market close on October 25, 2013.

The Rothsay Rendering Business has evaluated subsequent events through November 27, 2013, the filing date of these financial statements.

C. VION Ingredients

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

31 DECEMBER 2012, 2011 AND 2010

VION INGREDIENTS

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Shareholders

VION Holding N.V.

SON, The Netherlands

We have audited the accompanying consolidated and combined financial statements of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V. and VION Ingredients Germany GmbH and certain other subsidiaries and joint venture entities (together “VION Ingredients”) a component division of VION Holding N.V. as described in Note 1 (General information and basis of presentation), which comprise the consolidated and combined balance sheets as of 31 December 2012, 2011 and 2010, and the related consolidated and combined profit and loss account, statements of changes in group equity, and cash flows for the years then ended, and the related notes to the consolidated and combined financial statements.

Management’s Responsibility for the Consolidated and Combined Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated and combined financial statements in accordance with accounting principles generally accepted in the Netherlands; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated and combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated and combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated and combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of VION Ingredients as of 31 December 2012, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the Netherlands.

Emphasis of matter

VION Ingredients is a component division of VION Holding N.V. and as disclosed in the consolidated and combined financial statements has extensive transactions and relationships with VION Holding N.V. and other subsidiaries of VION Holding N.V. Our opinion is not modified with respect to this matter.

Accounting principles generally accepted in the Netherlands vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 25 to the consolidated and combined financial statements.

BDO Audit & Assurance B.V.

On behalf of it,

/s/ P.P.J.G. Saasen

P.P.J.G. Saasen RA

Eindhoven, The Netherlands

3 December 2013

CONSOLIDATED AND COMBINED BALANCE SHEETS

As at 31 December

(before profit appropriation)

in thousands of euros

	note	2012	2011	2010
ASSETS
Fixed assets
Intangible fixed assets	5	90,598	103,294	116,577
Tangible fixed assets	6	405,821	392,351	359,404
Financial fixed assets	7	31,901	27,987	28,680

		528,320	523,632	504,661

Current assets
Inventories	8	202,492	187,700	154,638
Receivables	9	641,695	782,735	334,751
Cash and cash equivalents	10	174,467	170,238	155,817

		1,018,654	1,140,673	645,206

Total assets		1,546,974	1,664,305	1,149,867

LIABILITIES AND GROUP EQUITY
Group equity
Parent’s net investment	2	897,578	852,570	387,732
Minority interests	2	45,431	43,947	38,965

		943,009	896,517	426,697

Provisions	11	51,989	53,318	50,164
Long-term liabilities	12	149,760	163,046	108,566
Short-term liabilities	13	402,216	551,424	564,440

Total liabilities and group equity		1,546,974	1,664,305	1,149,867

The notes form an integral part of these consolidated and combined financial statements

CONSOLIDATED AND COMBINED PROFIT AND LOSS ACCOUNTS

For the years ended 31 December

in thousands of euros

	note	2012	2011	2010
Operating income
Net sales	17	1,608,862	1,378,164	1,153,541
Changes in inventories of finished products and semi-finished products		(3,029)	12,403	10,065
Other operating income	18	14,141	16,591	14,018

Total operating income		1,619,974	1,407,158	1,177,624

Operating costs
Raw material and consumables		680,461	588,702	425,590
Subcontracted work and external expenses		500,660	442,576	384,489
Wages, salaries and social security charges	19	220,421	198,899	181,763
Depreciation, amortisation and impairments of fixed assets	20	72,136	66,548	62,774
Other operating costs	21	20,706	17,002	17,365

Total operating costs		1,494,384	1,313,727	1,071,981

Operating result		125,590	93,431	105,643

Financial income and expenses
Interest income and similar revenues		6,794	12,465	9,917
Income from investments in equity accounting investments		2,314	2,057	1,976
Interest charges and similar expenses		(20,929)	(29,661)	(16,377)

Total financial income and expenses		(11,821)	(15,139)	(4,484)

Income from normal business operations before taxes		113,769	78,292	101,159
Taxes	22	(33,371)	(25,954)	(27,329)

Income after tax		80,398	52,338	73,830
Minority interests		(7,422)	(8,855)	(10,258)

Net Income		72,976	43,483	63,572

The notes form an integral part of these consolidated and combined financial statements

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN GROUP EQUITY

For the years ended 31 December

in thousands of euros

	TOTAL PARENT’S NET INVESTMENT	MINORITY INTERESTS	TOTAL GROUP EQUITY
Balance on 1 January 2010	353,771	51,787	405,558
Dividend payment (net)	—	(5,594)	(5,594)
Dividend distribution (net)	(24,100)	—	(24,100)
Net change in / (acquisitions of) minority interest	—	(19,871)	(19,871)
Exchange rate differences	(5,511)	2,385	(3,126)
Net income	63,572	10,258	73,830

Balance on 31 December 2010	387,732	38,965	426,697

	TOTAL PARENT’S NET INVESTMENT	MINORITY INTERESTS	TOTAL GROUP EQUITY
Balance on 1 January 2011	387,732	38,965	426,697
Capital contribution	442,191	—	442,191
Dividend payment (net)	—	(6,294)	(6,294)
Dividend distribution (net)	(20,400)	—	(20,400)
Net change in/ (acquisitions of) minority interest	—	510	510
Exchange rate differences	(436)	1,911	1,475
Net income	43,483	8,855	52,338

Balance on 31 December 2011	852,570	43,947	896,517

In 2011, an intercompany loan has been transferred within VION Food Group to VION Ingredients (International) Holding B.V.

This has been done by means of a capital contribution.

	TOTAL PARENT’S NET INVESTMENT	MINORITY INTERESTS	TOTAL GROUP EQUITY
Balance on 1 January 2012	852,570	43,947	896,517
Dividend payment (net)	—	(6,469)	(6,469)
Dividend distribution (net)	(21,500)	—	(21,500)
Net change in / (acquisitions of) minority interest	—	745	745
Exchange rate differences	(6,468)	(214)	(6,682)
Net income	72,976	7,422	80,398

Balance on 31 December 2012	897,578	45,431	943,009

The notes form an integral part of these consolidated and combined financial statements

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

For the years ended 31 December

in thousands of euros

		2012	2011	2010
Cash flow from operating activities
Operating result		125,590	93,431	105,643
Depreciation, amortisation and impairments		72,136	66,548	62,774
Increase / (decrease) in provisions		(503)	6,923	(2)
(Increase) / decrease in current assets
- trade receivables		(20,185)	(17,623)	(26,570)
- inventories		(17,695)	(22,115)	3,887
- pre-paid expenses and other current assets		(2,860)	(171)	(3,681)
Increase / (decrease) in current liabilities
- trade payables		(8,176)	36,540	22,630
- taxes and social security charges		(4,354)	(5,116)	3,285
- other liabilities and accruals		5,150	9,598	225

Net cash flow from business operations		149,103	168,015	168,191
Financial income received		3,487	14,486	12,043
Financial charges paid		(15,403)	(29,575)	(15,964)
Income tax paid		(35,244)	(28,051)	(33,279)

Net cash flow from operating activities		101,943	124,875	130,991

Cash flow from investing activities
Purchases of intangible fixed assets		(3,749)	(3,955)	(4,118)
Purchases of tangible fixed assets		(71,230)	(67,952)	(58,530)
Disposals of tangible fixed assets		3,117	2,576	9,717
Purchases of financial fixed assets		(69)	—	(270)
Acquisition of group companies	Note 4	(2,945)	(29,391)	(37,067)

Net cash flow from investing activities		(74,876)	(98,722)	(90,268)

Payment of dividend to minority shareholders		(6,469)	(6,294)	(5,594)
Net payments to credit institutions loans		(1,594)	(613)	(7,379)
Net payments to credit institutions overdrafts		(135,972)	(49,681)	(109,118)
Net (payments to)/ proceeds from minority shareholder loans		739	280	(1,613)
Change in parent’s net investment		120,458	44,032	(77,346)

Net cash flow from financing activities including effect of exchange rate differences		(22,838)	(12,276)	(201,050)

Increase / (decrease) of cash and cash equivalents		4,229	13,877	(160,327)

Cash and cash equivalents at the start of the year		170,238	155,817	316,144
Cash and cash equivalents of companies acquired / sold		—	544	—

Cash and cash equivalents at year-end		174,467	170,238	155,817

The notes form an integral part of these consolidated and combined financial statements

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

as at 31 December 2012, 2011 and 2010

in thousands of euros

1. General information and basis of presentation

Basis of presentation

VION Ingredients is a consolidation and combination of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V. and VION Ingredients Germany GmbH and certain other subsidiaries and joint venture entities in VION’s Ingredients division, as set out in Annex I, (together hereafter, “the Company”), companies that constituted a component division owned by VION Holding N.V., a private company situated in The Netherlands. The entities are situated mainly in the Netherlands, Germany, France, Belgium, the United States of America, China, Brazil and Argentina. Prior to the proposed acquisition of the Company by Darling International Inc. (see Note 24 Subsequent events) such entities are owned either directly or indirectly by VION Holding N.V. throughout the periods presented in these consolidated and combined financial statements, unless acquired in the periods presented. During the reporting period all entities mentioned above were under common control of VION Holding N.V.

VION Holding N.V. has two major divisions: VION Food and VION Ingredients:

VION Ingredients

VION Ingredients held worldwide positions in the slaughter by-product markets. VION Ingredients’ core activity is adding value to slaughter by-products, and these are used as high quality ingredients in such highly diverse markets as pharmaceutics, cosmetics, food, feed, energy and technology. VION Ingredients is the global market leader for gelatine, and invests in innovative sustainable processes such as the production of biofuel and bio-phosphates.

VION Food

The product portfolio of the division VION Food comprises fresh pork, beef, and derived convenience food products. These products are brought to consumers via the retail, industrial and ‘out of home’ markets.

These two major divisions are run as separate businesses, but are horizontally integrated through supply agreements. Each division has its own separate management team and functions and generated cash flows independently of each other. VION Financial Services B.V. is maintained as a separate financing division and loans money from and to each of VION Holdings N.V.’s divisions to manage cash flows efficiently and effectively of VION Holding N.V. Whilst such divisions loaned money to and from each other, such amounts have been separately accounted for within the consolidated and combined financial statements in receivables and short-term and long-term liabilities. Management believes that such interest costs allocated to the Company are at arm’s length. Common facility costs are allocated by VION Holding based on certain agreements between the parties and is anticipated to continue beyond 2013 (See Note 24 Subsequent events). Management believes that the consolidation and combination of these entities, inclusive of carve-out costs is appropriate. Such shared costs and other relevant items are discussed below in Note 2 General principles and basis of preparation.

Statement of management’s responsibility

Management is responsible for preparing the consolidated and combined financial statements of the Company as at 31 December 2012, 2011 and 2010 and for each of the years then ended, in conformity with the accounting principles generally accepted in the Netherlands (hereafter “Dutch GAAP”) with a reconciliation from Dutch GAAP to generally accepted accounting principles in the United States of America (“US GAAP”) of consolidated and combined group equity and net income for the two years ending 31 December 2012 and 2011, respectively.

Management is responsible for keeping proper accounting records that disclose the financial position of the Company with reasonable accuracy at any given time, and for identifying and ensuring that the Company complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Company and thus for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Management confirms that suitable accounting policies have been used and applied consistently for the periods presented. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the consolidated and combined financial statements and that Dutch GAAP with a reconciliation of group’s equity and net income to US GAAP has been followed as described in the basis of preparation in Note 2 to these consolidated and combined financial statements.

Authorization for issuance

The accompanying consolidated and combined financial statements were authorized for issuance on 3 December 2013 by management of the Company.

2. General principles and basis of preparation

The principal accounting policies adopted in the preparation of the consolidated and combined financial statements are set out below. The policies have consistently been applied to all the years presented, unless stated otherwise. All of the entities were under common control of management of the Company during the years disclosed.

VION Ingredients’ consolidated and combined financial statements have been prepared in accordance with Dutch GAAP with reconciliation to group equity and net income in accordance with US GAAP, for the two years ending 31 December 2012 and 2011, respectively.

The general basis for valuing the assets and liabilities and for determining the result is the historical cost convention. Unless stated otherwise, the assets and liabilities are stated at cost. The consolidated and combined financial statements are presented in Euros.

These consolidated and combined financial statements include the financial data of entities in the VION Ingredients division. Reference is made to the principles for consolidation and combination.

Carve-out allocation methodology

These consolidated and combined financial statements include all results of operations and assets and liabilities of the Company, including certain allocations of corporate expenses (including Information, communication and technology (“ICT”) costs, Internal audit costs, Insurance broker costs, Credit management cost and General intragroup services (legal, accounting, treasury and other corporate costs) of VION Holding N.V. and VION N.V. (jointly ‘VION Headoffice’). Management of both VION Headoffice and the Company consider the expense allocations to be reasonable and at arms’ length. These expenses refer to the services provided or the benefits received by the Company. These expenses were historically charged by VION Headoffice during its periods of ownership as the Directors of VION Holding N.V. and charged to each division, including VION Ingredients. However, the consolidated and combined financial information included herein may not reflect the financial position, operating results, changes in group equity and cash flows of the Company in the future or what they could have been had the Company been a separate stand-alone Company during the periods presented.

Supply agreements

As part of the anticipated disposal of the Company by VION Holding N.V., supply agreements between the retained companies of VION Holding N.V. and the VION Ingredients Group have been formalised in 2013. These agreements will become effective as per closing of the anticipated acquisition of the Group by Darling International Inc. (“Closing”). Supply agreements are based on market prices and peer group techniques and are therefore considered by management to be at arm’s length.

Profit and Loss Transfer Agreements Germany

Most of the German entities of the Company entered into Profit and Loss Transfer Agreements with their legal parent (outside of the Company). In this so called German ‘Gewinnabfuhrung’, the net result of a German legal entity is distributed to its legal parent by means of a dividend distribution under 100% Profit and Loss Transfer Agreement. The related amounts in the Company’s consolidated and combined financial statements amount to gross € 30.6 million in 2012 and € 29.0 million and € 34.3 million in 2011 and 2010 respectively and have been included as dividend distributions, net of taxes in group equity.

Receivables Purchase Facility

Via VION Holding N.V., the Company enters into a Receivables Purchase Facility (‘RPF’), in which VION Holding N.V. sells eligible Trade Receivables. The effect on the Ingredients figures is a reclassification of eligible Ingredients Trade Receivables towards an Intercompany receivable towards VION Holding N.V.’s wholly owned VION Financial Services B.V., who acts as the counterparty for the RPF programme. For the purpose of these consolidated and combined financial statement, this reclassification has been reversed. The Company will exit the RPF programme upon Closing.

Central expenses

The consolidated and combined financial statements include certain parent company charges and allocations from VION Headoffice in 2012, 2011 and 2010. These charges, as set out in the table below, comprise certain specific costs incurred by VION Headoffice on behalf of the Group in relation to services provided. The management charges for the years ended 31 December 2012, 2011 and 2010 are included in Other operating costs in the profit and loss account, as follows:

	2012	2011	2010
General intragroup services	€2.7 million	€2.6 million	€2.5 million
ICT fees	€6.4 million	€5.5 million	€5.4 million
Internal audit fees	€0.5 million	€0.5 million	€0.5 million
Insurance broker fees	€0.1 million	€0.1 million	not applicable
Fee credit management	€0.1 million	€0.1 million	not applicable

These allocations are based upon the Company’s added value as a percentage and/or other detailed allocation keys of VION Holding N.V.’s consolidated added value. Management believes that the allocation methodology used is reasonable.

The expenses allocated are not necessarily indicative of the expenses that would have been incurred if the Company had been an independent group and had otherwise managed these functions.

Debt balances

The Company has multiple intercompany accounts both to and from related parties, comprising both trading activity between the parties and loans between the parties (See Note 7, 9, 12 and 13). Trade intercompany related party balances do not incur interest. Loans to and from related parties relate to the funding between these entities. For these loans no repayment schedule was formalized and amounts remained repayable on demand. Interest was calculated and charged based on (1) the respective EURIBOR interest rate, (2) a margin which is linked to the VION Food Group’s financial leverage and (3) a margin based on VION Food Group’s financing fees and costs.

The Company also had its own (local) bank borrowings in certain jurisdictions. Over the periods, interest charged on such bank borrowings varied from EURIBOR + 2%. For Chinese facilities, interest charge was China derived from PBOC rates including a mark up.

Income taxes

Under VION Holding N.V.’s ownership, the Company is comprised of separate legal entities that filed separate income tax returns. The deferred tax expense recorded in the consolidated and combined profit and loss account reflect the change in tax assets and liabilities, adjusted for the tax effect of carve-out adjustments, where applicable, to compute the tax expense as if the Company were a separate group subject to the enacted tax legislation in the territories in which it operates.

Parent’s net investment

In addition to movements resulting from the Company’s result and foreign exchange fluctuations, the net investment balance which includes share capital and other equity balances on a combined basis can also fluctuate on an annual basis by virtue of movements in capital contributions and dividends made from the Group to VION Holding N.V. The net impact of these items is categorized as “parent’s net investment”.

3. Accounting principles

Principles for consolidation and combination

The full consolidation method has been used to prepare the consolidated and combined financial statements of VION Ingredients and its subsidiaries.

The entities which comprise the Company have been under common management and control throughout the periods presented in these consolidated and combined financial statements, but they did not form a legal group during the periods presented. An actual legal VION Ingredients top holding has not yet been established.

The consolidated and combined financial statements of VION Ingredients include the financial data of all entities within the VION Ingredients division (hereafter the ‘consolidated entities’).

Where some of these companies that make up the Group are in a parent/subsidiary relationship, firstly they have been consolidated under the guidance provided in Dutch GAAP (“intermediate consolidation”). After intermediate consolidation, the entities remaining (including consolidated sub-groups and stand-alone entities), that are all under common control in the periods presented, have been combined by aggregating the assets, liabilities, results, share capital and reserves of the relevant common control entities, after eliminating intercompany balances and unrealized profits between them. Transactions involving the Company and other entities under common control that were not acquired and therefore were not part of this group, are disclosed as transactions with related parties (see Note 2 for further information on related party transactions). Management has used these accounting conventions for the preparation of consolidated and combined financial statements of the Company for purposes of inclusion in a relevant filings to be made with the United States Securities and Exchange Commission. Management has prepared these financial statements on a combined basis as an alternative to the separate presentation of the financial information for the acquired entities which make up the Company.

For the reasons described above, management believes that the presentation of these consolidated and combined financial statements on the basis set out above is appropriate.

The financial data of consolidated entities have been fully included in the consolidated and combined figures, eliminating the VION Ingredients divisional relationships and transactions. Minority interests in equity and results of consolidated entities are stated separately in the consolidated and combined financial statements. Relationships between VION Ingredients and other entities of the VION Holding N.V.’s Group are classified as the ‘VION Group’.

Results of newly acquired subsidiaries are included in the consolidated and combined financial statements from the date that control commences.

The results of divestments are included in the consolidated profit and loss account until the date that control ceases.

A summary of entities included in the consolidation of VION Ingredients is included in Annex 1.

Joint ventures

Joint ventures (entities which are jointly controlled) are consolidated using the proportional consolidation method.

Minority interests

For acquisitions, the Company initially recognises any minority interests in the acquiree at the minority interest’s proportionate share of the acquiree’s net assets recorded at fair value.

Minority interests as a component of group equity are presented at the amount of the minorities’ net investment in the companies concerned. If the relevant group company has a negative net equity value, this negative amount is not allocated to the minority interests, unless those minority shareholders are obligated to contribute their proportional share of the deficit and have the means to do so. Otherwise, only after the net equity value of the group company once more becomes positive will its results be recognized in minority interests.

Acquisitions

The financial data of companies acquired in 2012, 2011 and 2010 have been included in the respective consolidated and combined financial statements from the date of acquisition (the “acquisition date”).

Goodwill and negative goodwill

Goodwill represents the excess of the cost of a business combination over, the Company’s interest in the fair value of identifiable assets, liabilities and contingent liabilities acquired.

Cost comprised the fair value of assets acquired, liabilities assumed and equity instruments issued, plus any direct costs of acquisition. Cost is identified at the original foreign currency amount translated at the exchange rate applying on the acquisition date. Goodwill and other changes in fair value of assets acquired and liabilities assumed are then held in the currency of the acquiring entity at historic cost and are not pushed down to the functional currency of the acquired entity. Changes in the estimated value of contingent consideration arising on business combinations are treated as an adjustment to cost and, in consequence, resulted in a change in the carrying value of goodwill and other assets and liabilities, where applicable.

The estimated useful life of goodwill on acquired companies is determined for each acquisition, based on the specific market, clients, products, facilities and organisation. This relates mainly to acquired strategic market positions within a relatively stable industry. The amortisation periods are between five and twenty years.

Where the fair value of identifiable assets, liabilities and contingent liabilities exceed the fair value of consideration paid (“negative goodwill”), the excess is capitalized and amortised over the periods in which the non-monetary assets of acquisitions made are recovered, whether through depreciation or sale. The Company is amortising negative goodwill over a period similar to the economic life of the acquired tangible fixed assets. Negative goodwill is recorded within provisions in Other current liabilities.

Subsequent adjustments to original measurements of acquired assets and liabilities

The carrying amounts of assets and liabilities identified in an acquisition are adjusted when additional evidence becomes available to assist with the estimation of the fair value of assets and liabilities at the date of acquisition. Goodwill should also be adjusted if the adjustment is made by the end of the first annual accounting period commencing after the acquisition, provided that it is probable that the amount of the adjustment will be recovered from the expected future economic benefits. Otherwise, the adjustment should be treated as income or expense.

In case of a step up acquisition, goodwill or negative goodwill is determined by comparing the total consideration to the relevant amount of minority share in group equity.

Impairment of goodwill

The Company periodically reviews the amortisation period to determine if events and circumstances warrant revised estimates of the useful lives. Also, at each balance sheet date, management assesses whether there has been a permanent impairment in the value of goodwill by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of goodwill. The factors considered by management in the assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors.

Foreign currency translation

Transactions entered into by group entities in a currency other than the currency of the primary economic environment in which they operate (their “functional currency”) are recorded at the rates ruling when the transactions occur. Foreign currency monetary assets and liabilities are translated at the rates ruling at the reporting date. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognised immediately in profit or loss.

Exchange gains and losses arising on the retranslation of monetary available for sale financial assets are treated as a separate component of the change in fair value and recognised in profit or loss. Exchange gains and losses on non-monetary available for sale financial assets form part of the overall gain or loss recognised in respect of that financial instrument.

On consolidation, the results of overseas operations are translated into Euros at rates approximating those ruling when the transactions took place. All assets and liabilities of overseas operations, including goodwill and other fair value adjustments arising on the acquisition of those operations where such acquisition is recorded in the same currency as the acquired business, are translated at the rate ruling at the reporting date. Exchange differences arising on translating the opening net assets at opening rate and the results of overseas operations at actual rate are recognised in parent’s net investment and accumulated in the foreign exchange reserve.

On disposal of a foreign operation, the cumulative exchange differences recognised in the foreign exchange reserve relating to that operation up to the date of disposal are transferred to the group equity as part of the profit or loss on disposal.

Use of estimates

The preparation of the financial statements requires management to form opinions and to make estimates and assumptions that influence the application of principles and the reported values of assets and liabilities and of income and expenditure. Actual results may differ from these estimates. The estimates and the underlying assumptions are constantly assessed. Revisions of estimates are recognised in the period in which the estimate is revised and in future periods for which the revision has consequences.

Hedge accounting

Derivatives are used to hedge currency risks. Cost price hedge accounting is applied to derivatives which are part of an effective hedge relationship. The Company applies hedge accounting on the basis of generic documentation. All derivatives for which hedge accounting is not applied, are valued at the lower of cost and market value.

Netting

Assets and liabilities are netted in the consolidated and combined financial statements, but only if and to the extent that:

•	there is an enforceable legal right to settle the asset and liability simultaneously;

•	there is an intention to settle the balance as such or to settle both items simultaneously.

Goodwill

Goodwill which represents the fair value of consideration paid for the purchase of a subsidiary less the fair value of the assets acquired (including intangible assets) and liabilities assumed, is capitalised as an intangible asset and written off to the profit and loss account over its estimated useful life (which is up to a maximum of twenty years) and is subject to an impairment test.

Intangible fixed assets other than goodwill

Intangible fixed assets acquired from third parties are valued at acquisition price less accumulated amortisation and, if applicable, impairments.

Intangible fixed assets are amortised following the straight-line method according to their estimated useful life, up to a maximum of twenty years.

The estimated useful life is as follows:

- software	3 to 7 years
- other separated intangibles	3 to 20 years

Other separated intangible fixed assets comprise land use rights in China, intellectual property rights, customer relationships, supplier relationships, trade names, patents and permits.

Tangible fixed assets

Tangible fixed assets are valued at cost less depreciation and, if applicable, impairments. Depreciation on assets under construction does not commence until they are complete and available for use. The depreciation is based on the estimated useful life and is calculated on the basis of a fixed percentage of the cost, taking into account a possible residual value.

The estimated useful life is as follows:

- buildings	25 to 40 years
- plant and equipment	10 to 12.5 years
- other business assets	3 to 10 years

Depreciation starts at the time of first use. Land is not subject to depreciation.

Assets no longer in use are measured at the lower of book value and market value. Impairments in the financial year are directly subtracted from the book value.

Investment grants received are deducted from the relevant tangible fixed assets and therefore released into the profit and loss account simultaneously with the depreciation of the tangible fixed assets to which the investment grant was received initially.

Costs of maintenance are charged to the profit and loss account when they occur.

Financial fixed assets

Investments in equity accounting investments where a significant influence is exerted on the operational and financial policies are valued at net asset value. This has been calculated by valuing the assets, provisions and liabilities and calculating the result on the basis of the prevailing accounting principles of VION Ingredients.

Investments where no significant influence is exerted on the operational and financial policies are valued at cost and, if applicable, less impairments.

Deferred tax assets are recognised to the extent that future taxable profits against which the assets can be utilised are expected to be available, with a planning period consistent with the sectors in which VION Ingredients operates. These deferred tax assets are stated at face value and the majority can be characterised as long-term.

Upon recognition, receivables from and loans to participating interests as well as other receivables are stated at their fair value and consequently at amortised cost, less any provisions that are considered to be necessary.

Impairment of tangible and intangible fixed assets

For cash flow generating units of which the results do not meet expectations, the present value of future cash flows is calculated. This calculation is made each year, using the weighted average cost of capital (WACC). Depending on the outcome, the valuation of the aggregate of assets (intangible, tangible and financial) is adjusted.

At the balance sheet date, the Company undertakes an annual reassessment of whether there are any indications that a tangible fixed asset, or group of assets, could be subject to impairment. If there are such indications, the recoverable amount of the asset concerned is estimated. If this is not possible, the recoverable amount of the cash-generating unit to which the asset belongs is identified. An asset is subject to an impairment provision if its book value is higher than its recoverable amount; the recoverable amount is the higher of the net realizable value through sale, or the value to the business from continued use. The net realizable value is determined by reference to current conditions in an active market. The value to the business from continued use is determined by using a discounted expected cash flow model.

An impairment provision, calculated as the difference between book value and the recoverable amount, is recognized as an expense.

Reversals of impairments are accounted for in a similar manner to the initial impairment. If it is established that a previously recognized impairment no longer applies or has declined, the increased carrying amount of the asset in question is not set higher than the carrying amount that would have been determined had no asset impairment been recognized.

Where there is a legal obligation on the Company to remove or retire an asset, the present value of the expected costs of disposal are recorded as part of the cost of the asset, together with the recognition of the future liability. The costs are included in the periodic depreciation charge for the asset, based on its economic useful life. At 31 December 2012, 2011 and 2010 the Company had no material legal or contractual obligations of this type.

Financial instruments

Financial instruments include both primary financial instruments, such as receivables and liabilities, and financial derivatives. Further information on the accounting principles for the primary financial instruments can be found in the explanations of the individual balance sheet items.

Derivatives

Cost-price hedge accounting is applicable for foreign currency transactions. Currency positions (both committed and anticipated) of VION Ingredients are hedged by forward contracts and currency swaps. Changes in the fair value of derivatives that are designated and qualified for hedge accounting are included in the profit and loss account, at the same time when foreign currency gains and losses on hedged items affect the profit and loss account. The foreign currency component of the forward exchange contracts that acts like hedge-instrument on coverage of future transactions, is valued at cost price as long as the hedged item in the balance sheet is not recorded. On balance sheet, derivatives are included within Other current assets and Other current liabilities.

Inventories

Inventories are valued at the lower of cost and market value. Inventories of finished products and semi-finished products are valued at cost plus production costs incurred. Included are the costs of raw materials and consumables, direct production costs and a proportional share of general production costs, taking the stage in the production process into account. If necessary, the valuation includes a reduction for obsolescence.

Receivables

At initial recognition, the receivables are stated at their face value, less the provisions for doubtful debts if necessary. These provisions are determined on the basis of individual assessments of the receivables.

Cash and cash equivalents

Cash and cash equivalents are recognized at face value and are at the free disposal of VION Ingredients unless stated otherwise. Cash balances amounting to 2012: € 11.1 million, 2011: € 10.0 million, 2010: € nil are restricted unless certain conditions are met. Based on the restrictions, these funds cannot be used to fund operations or to settle any of the current or future liabilities until twelve months after balance sheet date.

Provision for deferred tax liabilities

The provision for deferred tax liabilities is recognised for obligations arising from the difference between the economic valuation of assets and liabilities in the consolidated and combined financial statements and the valuation for tax purposes.

The provision is stated at face value on the basis of the applicable tax rate.

Pension provisions

For its employees in the Netherlands, VION Ingredients has entered into a pension scheme with pension benefits based on modified salary levels. This pension scheme is executed by the pension fund Stichting Pensioenfonds Son. The contributions due for the financial year are charged to the income statement in the period incurred. An accrual is recognised for the contributions that have to be paid on the balance sheet date. Since these liabilities can be characterised as short-term, they are stated at face value. The risks of salary increases, price indexation and investment results on the fund’s capital may lead to future changes to the annual contributions to the pension funds. These risks are not expressed in a provision included in the balance sheet.

In the event of a deficit of the pension funds, VION Ingredients has no obligations to make any additional payments other than higher future pension contributions. At present, the funds’ funding ratio is below required level. The consequences for VION Ingredients are not known yet except that VION Ingredients contributes in additional pension payments (as part of the restore plan of the fund). VION Ingredients has recorded a provision for these additional pension contributions. Stichting Pensioenfonds Son is part of Interpolis Solidair Pensioen. The funding ratio is 93.6% at balance sheet date.

Outside the Netherlands, VION Ingredients has various other pension schemes. In case of a defined benefit pension scheme, pension obligations resulting from these foreign pensions schemes are measured at the best estimate of constructive and legally enforceable obligations at the balance sheet date. This relates to obligations to both (local) pension funds and existing and former employees. These best estimates result from an actuarial calculation based on actuarial principles which are generally acceptable in the Netherlands.

Other provisions

Provisions (including reorganisation provisions, within other provisions) are recorded for legally enforceable or constructive obligations that exist at the balance sheet date, the settlements of which are likely to require an outflow of resources, the extent of which can be reliably estimated.

Provisions are measured at management’s best estimate of the amounts required to settle the obligations as at the balance sheet date, discounted at a pre-tax rate reflecting current market assessment of the time value of money and risks specific to the liability.

The majority of the provisions can be characterised as long-term.

Long-term liabilities

Long term borrowings are recorded at the amount received adjusted for any premium or discount, and net transaction costs. The transaction costs are those expenses directly incurred in raising the finance. The difference between the carrying value and the ultimate redemption value, together with the interest payable, is recognized as the effective interest cost in the statement of income over the term of the borrowing.

Interest on borrowings is capitalized to the extent it relates to finance required while an asset is in the course of construction. The interest to be capitalized is calculated based on the interest payable on loans specifically taken out to finance the construction phase, and on the weighted average interest rates applying to loans outstanding, though not specifically arranged for the purpose of the asset’s construction, in proportion to the asset’s cost and period of construction.

Short-term liabilities

Short-term liabilities have an expected duration of a maximum of one year.

Accounting for leases

Where the Company leases certain tangible fixed assets and has substantially assumed the risks and rewards of ownership of these assets, the lease is accounted for as a finance (or capital) lease. At inception of the lease contract, the assets are capitalized in the balance sheet at their fair values, or the present value of the guaranteed minimum lease payments, if lower. Lease payments are split on an annuity basis between capital redemption and interest, based on the marginal cost of borrowing of the Group company that leases the asset. The lease obligations, excluding the interest element, are reported as long term liabilities, except for the amount due within twelve months of the balance sheet date, which is reported in current liabilities. The interest component of the lease payment is charged to the profit and loss account. Leased assets are depreciated over their remaining useful economic lives or the lease term, if shorter.

Lease contracts that do not substantially transfer the risks and rewards of ownership of the assets to the Company are classified as operating leases. Payments due under operating leases, including scheduled rent increases, but net of any reimbursements received from the lessor, are recognized on a straight line basis in the profit and loss account over the term of the contract, including any rent-free period. Rentals that are contingent on some future event or index are recognized when their payment becomes probable.

Net sales

Net sales as stated in the profit and loss account consist of the revenue from goods and services supplied to third parties less customer discounts (excluding payment discounts) and excluding sales taxes.

Revenues from the sale of goods are recognised when the risks and rewards of the goods have been transferred to the customer. The respective costs of these goods are recognised in the same period.

Other operating income

Other operating income includes book profits on assets sold, revenues for research and development, commissions, bonuses, grants, transport and rental income.

Dividends

Dividends relate mainly to dividends to minority shareholders. Dividends are recorded when declared.

Accounting principles for the cash flow statement

The cash flow statement is prepared by using the indirect method. The cash flow consisting of the operating result plus the depreciation costs is presented individually in this statement. Distributed dividends are included in the cash flow from financing activities.

The payments for interest on long-term loans are included in the cash flow from operating activities and the capital repayments of long-term loans are included as cash flow from financing activities. Foreign currency cash flows are converted at an estimated average exchange rate. Income and expenditure pursuant to interest and corporate income taxes are included in the cash flow from operating activities. Changes in parent’s investment contains all intra-group funding relationships and other short-term receivables and payables balances.

Dividends relate mainly to dividends to minority shareholders. Dividends are recorded when declared.

4. Acquisitions

The following companies were acquired/established in 2012:

•	establishment of Sonac Almere B.V. (Netherlands), 17 January 2012,

•	establishment of Sonac Australia PTY Ltd (73% of these shares are owned by VION Ingredients), which acquired the assets and liabilities of BAIC Protein Pty. Ltd (Australia), 24 February 2012,

•	establishment of Rousselot Jellice K.K. (51% of the shares are owned by VION Ingredients) (Japan), 22 March 2012,

•	establishment of CTH do Brasil Consultaris em Negócios LTDA (Brasil), 5 April 2012.

With regards to the acquisition of BAIC Protein Pty. Ltd, the purchase price amounted to AUD 3.8 million (€ 3.0 million). No goodwill was identified. The Company gained, directly and indirectly, 73% of the voting rights.

The following companies were acquired/established in 2011:

•	establishment of Sonac Mering, which has acquired certain assets and liabilities of Berndt Gruppe (Germany), 14 March 2011 for the purchase price of € 4.0 million, which did not lead to any goodwill,

•	acquisition of 100% of the shares in ADEPS Lebensmittel Import- und Handels GmbH (Germany), 18 May 2011,

•	acquisition of 100% of the shares in LARU-Langslepen & Ruckebier GmbH & Co KG Import und Handels GmbH (Germany), 18 May 2011,

•	the Group acquired the Customer list of of Belgras (Belgium), 30 May 2011 for a purchase price of € 1.8 million,

•	acquisition of 100% of Eastman Gelatine Corporation (United States of America), 30 December 2011.

With regards to the acquisition of ADEPS/LARU the purchase price amounted to € 4.0 million. No goodwill was identified. The Company gained, directly and indirectly, 100% of the voting rights.

With regards to the acquisition of Eastman Gelatine the purchase price amounted to USD 24.0 million (€ 18.5 million) of which USD 18 million was paid in cash with a contingent consideration payment of USD 6 million which was recognized on a discounted basis as part of the purchase price on acquisition. Purchase price was increased by € 1.1 million during the period for changes in net working capital. Negative goodwill of USD 6.4 million was identified. The Company gained, directly and indirectly, 100% of the voting rights.

The following companies were acquired/established in 2010:

•	Ingredients acquired the assets of Innovative Proteins in Maquoketa (United States of America), 24 May 2010,

•

Furthermore, an agreement was reached with the minority shareholder regarding the purchase of 35% of the shares in Rousselot Gelatinas do Brasil SA (30 September 2010), which has led to Ingredients owning 100% of the shares.

With regards to the acquisition of Innovative Proteins, purchase price amounted to USD 5.7 million. An amount of € 0.8 million of other separated intangibles was identified. The Company gained, directly and indirectly, 100% of the voting rights.

With regards to the acquisition of the remaining 35% of Rousselot Gelatinas do Brasil SA, purchase price amounted to BRL 78.8 million (€ 34 million). An amount of € 15.5 million of goodwill was identified as the difference between the purchase price and the book value of minority interests at acquisition date. This is recognized as goodwill under Dutch GAAP. The Company gained, directly and indirectly, 100% of the voting rights.

5. Intangible fixed assets

Movements in intangible fixed assets were as follows:

	GOODWILL	SOFTWARE	OTHER SEPARATED INTANGIBLES	TOTAL
Balance on 1 January 2012
Purchase price	124,456	23,686	96,428	244,570
Cumulative depreciation and amortisation	54,386	16,272	70,618	141,276

Book value	70,070	7,414	25,810	103,294

Changes to the book value
Acquisitions	—	1,734	2,110	3,844
Reclassification	9,481	183	(12,178)	(2,514)
Impairment	(244)	—	—	(244)
Depreciation and amortisation	(5,990)	(3,325)	(2,743)	(12,058)
Exchange rate differences	(2,244)	(15)	535	(1,724)

Movements	1,003	(1,423)	(12,276)	(12,696)
Balance on 31 December 2012
Purchase price	126,364	25,449	86,802	238,615
Cumulative depreciation and amortisation	55,291	19,458	73,268	148,017

Book value	71,073	5,991	13,534	90,598

In 2012, a reclassification of € 2.5 million was recorded between Intangible fixed assets and Tangible fixed assets following the finalisation of the purchase price allocation and acquisition balance sheet of Eastman Gelatine Corporation (United States of America), which was acquired in 2011. Reference is made to Note 4 and Note 6.

	GOODWILL	SOFTWARE	OTHER SEPARATED INTANGIBLES	TOTAL
Balance on 1 January 2011
Purchase price	124,510	22,870	92,907	240,287
Cumulative depreciation and amortisation	47,681	13,001	63,028	123,710

Book value	76,829	9,869	29,879	116,577

Changes to the book value
Acquisitions of group companies	1,928	46	125	2,099
Acquisitions	—	1,168	2,787	3,955
Reclassification	(1,278)	(13)	(501)	(1,792)
Depreciation and amortisation	(6,671)	(3,643)	(7,017)	(17,331)
Exchange rate differences	(738)	(13)	537	(214)

Movements	(6,759)	(2,455)	(4,069)	(13,283)
Balance on 31 December 2011
Purchase price	124,456	23,686	96,428	244,570
Cumulative depreciation and amortisation	54,386	16,272	70,618	141,276

Book value	70,070	7,414	25,810	103,294

In 2011, a negative amount of goodwill of € 2.6 million was recorded following the finalization of the purchase price allocation of Rousselot Gelatinas do Brasil SA. In 2010, the shareholding in Rousselot Gelatinas do Brasil SA was increased from 65% to 100%.

	GOODWILL	SOFTWARE	OTHER SEPARATED INTANGIBLES	TOTAL
Balance on 1 January 2010
Purchase price	108,080	19,408	87,438	214,926
Cumulative depreciation and amortisation	45,574	9,802	52,669	108,045

Book value	62,506	9,606	34,769	106,881

Changes to the book value
Acquisition of group companies	15,529	—	—	15,529
Acquisitions	—	3,467	708	4,175
Depreciation and amortisation	(3,641)	(3,214)	(7,210)	(14,065)
Exchange rate differences	2,435	10	1,612	4,057

Movements	14,323	263	(4,890)	9,696
Balance on 31 December 2010
Purchase price	124,510	22,870	92,907	240,287
Cumulative depreciation and amortisation	47,681	13,001	63,028	123,710

Book value	76,829	9,869	29,879	116,577

6. Tangible fixed assets

	BUILDINGS AND LAND	PLANT AND EQUIPMENT	OTHER BUSINESS ASSETS	FIXED BUSINESS ASSETS UNDER CONSTRUCTION	TOTAL
Balance on 1 January 2012
Purchase price	263,850	790,774	106,731	31,483	1,192,838
Cumulative depreciation	136,919	574,156	89,404	8	800,487

Book value	126,931	216,618	17,327	31,475	392,351

Changes to the book value
Acquisition of group companies	1,029	2,095	58	—	3,182
Acquisitions	3,925	11,124	4,103	52,078	71,230
Disposals	(89)	(1,206)	(453)	(1,625)	(3,373)
Reclassification	5,539	36,474	5,883	(40,728)	7,168
Impairment	(242)	(5,920)	(195)	(1,249)	(7,606)
Depreciation	(8,164)	(37,476)	(6,588)	—	(52,228)
Exchange rate differences	(1,580)	(2,866)	(233)	(224)	(4,903)

Movements	418	2,225	2,575	8,252	13,470
Balance on 31 December 2012
Purchase price	259,013	753,502	116,771	39,737	1,169,023
Cumulative depreciation	131,664	534,659	96,869	10	763,202

Book value	127,349	218,843	19,902	39,727	405,821

The reclassification of € 7.2 million is a result of the adjustment of tangible fixed assets, following the finalisation of the purchase price allocation and acquisition balance sheet of Eastman Gelatine Corporation (United States of America), which was acquired in 2011. Reference is made to Note 4 and Note 5.

	BUILDINGS AND LAND	PLANT AND EQUIPMENT	OTHER BUSINESS ASSETS	FIXED BUSINESS ASSETS UNDER CONSTRUCTION	TOTAL
Balance on 1 January 2011
Purchase price	224,435	667,480	116,939	20,884	1,029,738
Cumulative depreciation	107,696	464,195	98,443	—	670,334

Book value	116,739	203,285	18,496	20,884	359,404

Changes to the book value
Acquisition of group companies	7,018	9,318	162	—	16,498
Acquisitions	3,491	13,083	1,942	49,436	67,952
Disposals	(181)	(1,551)	(198)	(946)	(2,876)
Reclassification	6,802	26,371	4,206	(38,167)	(788)
Impairment	—	—	—	(10)	(10)
Depreciation	(7,288)	(34,774)	(7,145)	—	(49,207)
Exchange rate differences	350	886	(136)	278	1,378

Movements	10,192	13,333	(1,169)	10,591	32,947
Balance on 31 December 2011
Purchase price	263,850	790,774	106,731	31,483	1,192,838
Cumulative depreciation	136,919	574,156	89,404	8	800,487

Book value	126,931	216,618	17,327	31,475	392,351

	BUILDINGS AND LAND	PLANT AND EQUIPMENT	OTHER BUSINESS ASSETS	FIXED BUSINESS ASSETS UNDER CONSTRUCTION	TOTAL
Balance on 1 January 2010
Purchase price	203,421	628,418	122,634	22,815	977,288
Cumulative depreciation	96,625	438,011	97,349	142	632,127

Book value	106,796	190,407	25,285	22,673	345,161

Changes to the book value
Acquisition of group companies	1,267	1,911	(11)	—	3,167
Acquisitions	7,970	14,889	3,709	31,962	58,530
Disposals	(3,471)	(824)	(4,568)	(494)	(9,357)
Reclassification	8,287	24,588	1,056	(33,931)	—
Depreciation	(6,920)	(34,474)	(7,316)	—	(48,710)
Exchange rate differences	2,810	6,788	341	674	10,613

Movements	9,943	12,878	(6,789)	(1,789)	14,243
Balance on 31 December 2010
Purchase price	224,435	667,480	116,939	20,884	1,029,738
Cumulative depreciation	107,696	464,195	98,443	—	670,334

Book value	116,739	203,285	18,496	20,884	359,404

Investment grants are granted for sustainable investments. These investment grants are deducted from the relevant tangible fixed assets. At the end of 2012, the total of these investment grants amounted to € 1.2 million in 2012, € 1.4 million in 2011 and € 0.5 million in 2010.

Other business assets relate mainly to trucks and trailers and other machinery.

7. Financial fixed assets

	2012	2011	2010
Investments in equity accounting investments	11,211	11,623	12,052
Loans to VION Group	9,998	9,783	10,157
Deferred tax assets	9,643	5,892	5,928
Other receivables	1,049	689	543

Balance on 31 December	31,901	27,987	28,680

Investments in equity accounting investments

Movements during the financial year were as follows:

	2012	2011	2010
Balance on 1 January	11,623	12,052	11,675
Acquisition and first consolidation of equity investees	—	13	—
Sale and deconsolidation of equity investees	—	(25)	—
Share in the result	2,314	2,057	1,976
Dividend payment	(2,719)	(2,474)	(2,041)
Exchange rate differences	(7)	—	442

Balance on 31 December	11,211	11,623	12,052

This relates to the following investments with a stake of 20% or higher:

RELATIVE STAKE
ASAP s.r.o., Vez (Czech Republic)	40.00%
ASAVET a.s., Birkov (Czech Republic)	40.00%
Berndt GmbH, Oberding (Germany)	21.50%
Berndt Besitz GmbH & Co KG, Oberding (Germany)	21.50%
Berndt Verwaltungs GmbH, Oberding (Germany)	21.50%

Loans to VION Group

Movements were as follows:

	2012	2011	2010
Balance on 1 January	9,783	10,157	24,701
New loans	215	124	6,844
Redeemed / claimable	—	(310)	(22,207)
Exchange rate differences	—	(188)	819

Balance on 31 December	9,998	9,783	10,157

An interest rate of 0.3% is charged on loans to VION Group in 2012 and 2011 and 1.1% in 2010.

Deferred tax assets

Movements were as follows:

	2012	2011	2010
Balance on 1 January	5,892	5,928	6,254
Charged to / release from the result	3,974	188	(103)
Exchange rate differences	(223)	(224)	(223)

Balance on 31 December	9,643	5,892	5,928

At the end of 2012, there were losses at group companies of approximately € 81 million, 2011: € 80 million, 2010: € 84 million, with an (in) definite carry forward term. Of this amount net operating losses amounting to € 10 million is accounted for as a deferred tax asset of € 4 million.

Other receivables

This relates to loans and mortgages issued (including loans to employees).

Movements were as follows:

	2012	2011	2010
Balance on 1 January	689	543	650
New loans	604	325	142
Redeemed / claimable	(243)	(182)	(250)
Exchange rate differences	(1)	3	1

Balance on 31 December	1,049	689	543

8. Inventories

	2012	2011	2010
Raw materials and consumables	33,033	26,584	20,311
Work in progress	12,925	7,075	6,716
(Semi-) finished products	145,132	140,656	115,256
Other	11,402	13,385	12,355

Balance on 31 December	202,492	187,700	154,638

This includes inventories valued at lower of cost and market value of 2012: € 8.2 million, 2011: € 5.9 million and 2010: € 1.2 million.

9. Receivables

	2012	2011	2010
Trade receivables third parties	205,848	165,318	162,584
Trade receivables VION Group	801	4,148	3,261
Taxes receivables	25,438	26,037	20,872
Other receivables and other assets	23,146	20,935	19,121
Other receivables VION Group	386,462	566,297	128,913

Balance on 31 December	641,695	782,735	334,751

The other receivables VION Group include the Intercompany loan portfolio towards VION Holding N.V.’s subsidiary VION Financial Services B.V. and subsidiaries in the Food divisions.

10. Cash and cash equivalents

Cash balances amounting to 2012: € 11.1 million, 2011: € 10.0 million, 2010: no restrictions, are restricted unless certain conditions are met. Based on the restrictions these funds cannot be used to fund operations or to settle any of the current or future liabilities until twelve months after balance sheet date.

11. Provisions

	2012	2011	2010
Deferred tax obligations	24,927	25,271	28,873
Pension obligations	11,495	10,129	8,930
Other provisions	15,567	17,918	12,361

Balance on 31 December	51,989	53,318	50,164

	2012	2011	2010
Deferred tax obligations
Balance on 1 January	25,271	28,873	29,519
Charged to the result	2	(3,900)	(216)
Exchange rate differences	(346)	298	(430)

Balance on 31 December	24,927	25,271	28,873

Pension liabilities

These are provisions for pension plans, pre-pension and early retirement schemes, as well as jubilee and leave arrangements. These provisions are typically long-term.

Pension plans can generally be characterised as defined contribution based on moderate average wage arrangements and conditional indexation. A limited number of pension schemes are classified as defined benefit. For these pension schemes pension liabilities are recognized at the balance sheet.

The movements in these pension liabilities were as follows:

	2012	2011	2010
Balance on 1 January	10,129	8,930	10,350
Charged to the result	2,271	1,849	823
Released to the result	(652)	(494)	(922)
Utilized for the intended purpose	(152)	(212)	(1,376)
Exchange rate differences	(101)	56	55

Balance on 31 December	11,495	10,129	8,930

	2012	2011	2010
Other provisions
Balance on 1 January	17,918	12,361	10,614
Acquisition of group companies	—	4,072	(8)
Charged to the result	3,579	4,118	5,407
Released from the result	(3,921)	(1,701)	(2,390)
Usage for the intended purpose	(1,581)	(708)	(1,538)
Reclassification	(434)	—	—
Exchange rate differences	6	(224)	276

Balance on 31 December	15,567	17,918	12,361

The other provisions include provisions for reorganisation and restructuring expenses of 2012: € 1.9  million, 2011: € 3.5 million, 2010: € 3.8 million. These provisions are mainly short-term. The remainder relates mainly to provisions for legal claims.

12. Long-term liabilities

	2012	2011	2010
Amounts owed to credit institutions	5,453	7,047	7,660
Amounts owed to VION Group	136,002	148,433	93,620
Amounts owed to minority shareholder	8,305	7,566	7,286

Balance on 31 December	149,760	163,046	108,566

The interest charged to internal counterparties for intercompany borrowings is based on (1) the respective EURIBOR interest rate plus (2) a margin which is linked to the VION Food Group’s financial leverage plus (3) a margin based on the VION Food Group’s financing fees and costs.

13. Short-term liabilities

	2012	2011	2010
Amounts owed to credit institutions and other interest-bearing liabilities	75,899	211,769	260,820
Repayment on long-term loans	2,617	2,719	3,349
Trade creditors third party	99,637	110,852	82,600
Trade creditors VION Group	18,510	20,169	13,469
Taxes and social security charges	28,222	30,780	28,757
Other liabilities and accrued liabilities	89,242	77,202	65,382
Other liabilities VION Group	88,089	97,933	110,063

Balance on 31 December	402,216	551,424	564,440

Within the Other liabilities and accrued liabilities, an amount of € 4.3 million in 2012, 2011: € nil million, 2010: € nil million, is included with a long term character which relates to negative goodwill originated at the acquisition of Eastman Gelatine in 2011.

14. Liabilities owed to credit institutions

Via VION Financial Services B.V., VION Ingredients has access to a € 1.1 billion committed group credit facility, established in December 2010, amended in October 2012. The facility was arranged by a syndicate of 11 banks.

In addition to the above-mentioned credit facilities, VION Ingredients has access to several local, smaller bilateral and uncommitted facilities. For the use of above mentioned group facilities, VION Ingredients is charged a variable interest rate, including costs, by VION Financial Services B.V. The other facilities also have a variable interest rate based on local interbank rates.

VION Ingredients provided the following (partial and total) collateral for the credit facilities:

•	interests in shares of subsidiaries

•	VION Group receivables

•	mortgage registration of € 135 million on buildings, land, machines and installations—other operating assets, non-productive assets and inventories

•	intellectual properties, recorded within the other intangible assets

•	trade receivables

•	cash and cash equivalents

15. Objectives and policies regarding control of financial risks

The Company does not purchase or hold financial derivative instruments for trading purposes and uses derivative financial instruments principally to manage its foreign currency risks. Derivative financial instruments qualify for cost price hedge accounting. Therefore, gains or losses arising from changes in fair value of derivatives are recognized in the profit and loss account where these changes offset a corresponding change in fair value of the hedged items. The ineffectiveness of the hedge is taken into account in the profit and loss.

Interest rate risk

The interest rate risk of VION’s Group credit facility (as set out in note 14) is hedged by VION Financial Services B.V. VION Financial Services B.V. is a wholly owned subsidiary of VION Holding N.V. and acts as the in house bank throughout the VION Group of which Ingredients was a division. The interest rate risk of VION Ingredients’ limited local facilities is not hedged.

Currency risk

The Company is exposed to currency risk in the following areas:

•	transactional exposures, such as forecasted sales and purchases, and on-balance-sheet receivables or payables resulting from such transactions,

•	translation exposure of foreign currency of VION Ingredients’ external debt and deposits (if hedged, handled by VION Financial Services B.V.),

•	translation exposure of equity invested in consolidated foreign entities (if hedged, handled by VION Financial Services B.V.),

•	translation exposures of net income in foreign entities (if hedged, handled by VION Financial Services B.V.).

At year-end 2012, the notional value of foreign exchange currency contracts, in American dollars and British pounds, amounted to a total of negative € 31.4 million net, 2011: negative € 20.3 million net and 2010: € 3.5 million net . The fair value at the end of 2012 amounted to positive € 0.5 million as asset, 2011: negative € 1.0 million as liability and 2010: positive € 0.1 million as asset.

16. Contingent assets and liabilities not shown in the balance sheet

A number of foreign group companies have long-term total commitments related to the rental and operational leasing of assets. The composition of these commitments with respect to expiration is as follows:

•	< 1 year: 2012: € 3.6 million, 2011: € 2.9 million, 2010: € 2.2 million

•	1 to 5 years: 2012: € 6.4 million, 2011: € 5.3 million, 2010: € 4.5 million

•	5 years: 2012: € 0.8 million, 2011: € 2.1 million, 2010: € 1.9 million

Group companies have issued bank guarantees amounting to 2012: € 6.2 million, 2011: € 2.4 million, 2010: € 5.9 million, mainly to government agencies.

Within the group, short-term commitments of € 3.4 million in 2012 have been entered into regarding current investments, 2011 and 2010: € 0 million.

The Company has signed a contract to acquire the remaining 33.33% of the shares of CTH Vastgoed B.V. and CTH GmbH per 1 January 2014. The purchase price amounts to € 21.0 million.

The Company has agreed with the minority shareholders of SNP Handels- und Beteiligungs GmbH that they will receive an additional dividend payment of € 5.4 million. Since the terms and conditions of this additional payment have not yet been finalised (including the accounting treatment), this liability is not yet recorded in the balance sheet.

The Company has agreed in 2012 with the minority shareholders of C.T.H. Vastgoed B.V. that they will receive a dividend payment of € 2.6 million for 2012 and € 2.6 million for 2013. Since these dividends are not yet declared, these amounts are not yet recorded separately in the balance sheet, but still included in minority interests within equity.

Legal actions have been brought forward against the Company and/or its group companies, which are being contested. Although the outcome of these disputes cannot be predicted with any certainty, based on legal advice and available information it is assumed that these actions will not have significant effect on the consolidated and combined financial position.

17. Net sales

The geographical composition of the sales is as follows:

	2012	2011	2010
Europe:
- The Netherlands	244,948	253,747	226,723
- Germany	243,357	237,233	201,674
- Belgium	106,291	98,691	84,113
- Italy	53,298	58,381	43,553
- Other EU countries	277,822	231,485	175,904
- United Kingdom	64,420	54,064	45,938
- Other non-EU countries	41,954	32,619	27,454

	1,032,090	966,220	805,359
United States of America	147,401	86,397	70,757
Mexico	12,030	9,023	8,403
Canada	4,100	3,773	3,512
Asia	316,641	252,016	207,753
Other countries	96,600	60,735	57,757

Total	1,608,862	1,378,164	1,153,541

18. Other operating income

Other operating income includes miscellaneous categories of other operating income items. These include: commissions, bonuses, and grants for an amount of 2012: € 3.6 million, 2011: € 0.5 million, rental income of 2012: € 1.0 million, 2011: 4.0 million, 2010: € 0.2 million, and transport revenues for an amount of 2012: € 7.9 million, 2011: € 3.2 million, 2010: € 3.0 million. Furthermore, this item consists of book profits on assets sold of 2012: € 0.4 million, 2011: € 0.3 million, 2010: € nil.

19. Wages, salaries and social security charges

The composition of the personnel costs is as follows:

	2012	2011	2010
Wages and salaries	148,084	131,301	122,136
Social security charges and other personnel costs	47,588	42,006	37,769
Pension costs	4,691	5,783	4,493

	200,363	179,090	164,398
Wage costs third parties	20,058	19,809	17,365

Total	220,421	198,899	181,763

At the end of 2012, 5,301 staff members, expressed in FTE, were employed within the Company, 2011: 5,206, 2010: 4,911. In 2012, the average number of group employees was 5,254, 2011: 5,076, 2010: 4,920. In addition, in 2012, an average of 311 employees, 2011: 308, 2010: 373 of third parties were active within the Company.

The number of employees (FTE’s) can be divided by country as follows:

	2012	2011	2010
The Netherlands	756	736	711
Germany	694	705	620
Belgium	416	430	441
France	307	310	314
China	1,981	2,028	1,786
Brasil	316	313	360
United States	228	121	119
Other countries	603	563	560

Total	5,301	5,206	4,911

20. Depreciation, amortisation and impairments of fixed assets

	2012	2011	2010
Depreciation intangible fixed assets	12,058	17,342	14,064
Depreciation tangible fixed assets	52,228	49,206	48,710
Impairments intangible fixed assets	244	—	—
Impairments tangible fixed assets	7,606	—	—

Total	72,136	66,548	62,774

21. Other operating costs

This includes lease costs for buildings for an amount of 2012: € 4.9 million, 2011: € 5.8 million, 2010: € 2.4 million, management fees for an amount of 2012: € 5.2 million, 2011: € 5.1 million, 2010: € 4.4 million, costs for gifts and entertainment 2012: € 1.9 million, 2011: € 1.1 million, 2010: €  0.9 million as well as the effect of changes in provisions.

22. Taxes

In 2012, the effective tax rate on normal business operations amounted to positive 29.3%, 2011: positive 33.2%, 2010: positive 27.0%. The level of the effective tax rate is related, among other issues, to the tax rate in the countries in which the Company is active and to the use of existing loss compensation possibilities. Starting with the nominal Dutch tax rate, the build-up of the effective tax rate can be explained as follows:

	2012	2011
Nominal tax rate in the Netherlands	25.0%	25.0%
Effect of different foreign tax rates	6.3%	3.2%

Weighted average	31.3%	28.2%

Taxes on results of previous years	(1.5)%	1.5%
Change in valuation of losses with compensation possibilities	(0.6)%	(0.2)%
Change in valuation of temporary differences	1.9%	0.0%
Tax exempted/non-deductible results shareholdings	1.3%	(1.3)%
Non-deductible expenses	3.8%	7.5%
Tax exempted profits	(2.8)%	(0.6)%
Withholding taxes	0.6%	0.7%
Other tax effects	(4.7)%	(2.6)%

Effective tax rate	29.3%	33.2%

23. Related parties

All transactions with related parties are executed at arm’s length. Reference is made to Note 2.

24. Subsequent events

On 5 October 2013, Darling and VION Holding N.V., a Dutch limited liability company (“VION”), entered into a Sale and Purchase Agreement (the “SPA”), pursuant to which Darling will acquire all of the shares of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V., and VION Ingredients Germany GmbH (collectively, the “VION Companies”) for approximately € 1.6 billion, upon the terms and subject to the conditions set forth in the SPA. Each of the VION Companies is a wholly-owned subsidiary of VION. At the consummation of the contemplated transaction, the VION Companies will directly or indirectly own all of the shares of the VION subsidiaries in VION’s Ingredients division and the interests in various operating joint ventures in VION’s Ingredients division (collectively, the “Group Companies”). The Group Companies together conduct the business of the development, production, and marketing and sale of products of animal origin (the “Ingredients Business”). VION Ingredients is a worldwide leader in the development and production of specialty ingredients from animal origin for applications in pharmaceuticals, food, feed, pet food, fertilizer and bio-energy. VION Ingredients’ global network of 58 facilities on five continents covers all aspects of animal byproduct processing through six brands including Ecoson (green power), Rendac (rendering/energy), Sonac (proteins, fats, edible fats and blood products), Rousselot (gelatin), CTH (natural casings), and Best Hides (hides).

As part of the anticipated disposal of the Company by VION Holding N.V. supply agreements between the retained companies of VION Holding N.V. and VION Ingredients have been formalised in 2013. Supply agreements are based on market prices and peer group techniques and are therefore considered to be at arm’s length.

As part of the acquisition by Darling International Inc., it is intended to settle the Other receivables VION Group of the Company by means of a dividend distribution as included in Note 7 and 9 prior to Closing. This event has not yet occurred.

25. Summary of differences between accounting principles generally accepted in The Netherlands and in the United States of America

The accompanying consolidated and combined financial statements have been prepared in accordance with Dutch GAAP, which differs in certain respects from US GAAP. Reconciliations of net income and group equity under Dutch GAAP with the corresponding amounts under US GAAP are set out below.

Effect on net income of significant differences between Dutch GAAP and US GAAP

For the years ended 31 December	note		2012	2011
in thousands of euros
Net income in accordance with Dutch GAAP:			72,976	43,483
US GAAP adjustments
- Pensions	(a	)	(1,800)	(300)
- Business combinations
Bargain purchase gain	b	(I)	3,465	3,831
General and administrative expenses—compensation expense	b	(II)	(3,549)	(2,302)
Goodwill amortisation	b	(III)	5,990	6,671
Amortisation of other intangible fixed assets	b	(IV)	—	48
Depreciation of tangible fixed assets	b	(V)	594	594
Minority interests	b	(VI)	191	191
- Derivatives	(c	)	1,500	(1,100)
- Taxes	(d	)	(2,404)	(894)

Net income in accordance with US GAAP:			76,963	50,222

Effect on Group equity of significant differences between Dutch GAAP and US GAAP

As at 31 December	note		2012	2011
in thousands of euros
Group equity in accordance with Dutch GAAP:			943,009	896,517
US GAAP adjustments
- Pensions	(a	)	(14,200)	(10,200)
- Business combinations
Bargain purchase gain	b	(I)	7,296	3,831
Compensation liability	b	(II)	(7,479)	(3,930)
Goodwill amortization	b	(III)	59,360	53,370
Amortization of other intangibles fixed assets	b	(IV)	299	299
Depreciation of tangible fixed assets	b	(V)	2,908	2,314
Minority interest	b	(VI)	(19,605)	(19,796)
Step acquisition accounting	b	(VII)	(18,997)	(20,051)
Foreign exchange	b	(VIII)	(2,568)	(106)
- Derivatives	(c	)	500	(1,000)
- Taxes	(d	)	3,024	4,879

Group equity in accordance with US GAAP:			953,547	906,127

Significant differences between Dutch GAAP and US GAAP

(a) Pensions

Under Dutch GAAP, the Company recorded a liability before deferred taxation in respect of its defined benefit pension plans of €  11.5 million and € 10.1 million as at 31 December 2012 and 2011, respectively. Under US GAAP, the Company has calculated a pension liability of € 25.7 million and €  20.3 million as at 31 December 2012 and 2011, respectively, in respect of the same pension plans.

US GAAP requires companies to recognize the funded status of defined benefit pension and other post retirement plans as a net asset or liability and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income to the extent those changes are not included in the net periodic cost. The funded status reported on the balance sheet as of 31 December 2012 and 2011 under US GAAP was measured as the difference between the fair value of plan assets and the projected benefit obligation.

(b) Business combinations

(I) Negative goodwill (Bargain purchase gain)

The acquisition of Eastman Gelatine Corporation (Peabody) has given rise under Dutch GAAP, GAR 216, to negative goodwill, which is recognized as a liability on the balance sheet and amortized over the average estimated useful life of assets to which the negative goodwill relates. No deferred tax is recorded in respect of negative goodwill.

Under US GAAP for acquisitions on or after 1 January 2010, ASC 805 requires that any excess of fair value of assets acquired and liabilities assumed over the consideration transferred to seller represents a bargain purchase gain that should be recognized immediately in earnings. The Company has recognized € 3.83 million in net profit, net of € nil of taxes in the year ended 31 December 2011 related to the bargain purchase gain from the Peabody acquisition. The Company has recognized € 2.15 million in net profit, net of € 1.32 million of taxes in the year ended 31 December 2012 (Q4 event) related to the bargain purchase gain from the Peabody acquisition.

(II) and (VI) CTH service provision

In connection with the acquisition of CTH, two CTH executives exchanged their shares in the acquired company for shares in the merged company; such shares were puttable at fair value on or after 1 January 2011. Upon the exercise of the put option by the employees, such employees were required to maintain their employment with CTH for 24 months in order to receive the full fair value of those shares; agreed amount receivable at fair value. Under ASC 805-10-55-25, the payout of such fair value, plus certain additional negotiated settlements made at the time of agreement between the parties represents compensation for post-combination services, whereas under Dutch GAAP, no compensation cost is recorded, and NCI for the shares of the employees will be recognized when the option is settled in 2014.

(III) Goodwill amortisation

Under Dutch GAAP, goodwill is presumed to have a finite useful economic life of 20 years or less. Accordingly, goodwill arising on consolidation is amortized over 20 years for Dutch GAAP reporting purposes. In accordance with the requirements of ASC 350, goodwill arising from business combinations is not subject to annual amortisation for reporting under US GAAP.

(IV-VI) Partial acquisitions

The Company has taken part in several multi-step acquisitions and maintains 11 entities that are consolidated but not fully owned.

Under Dutch GAAP, GAR 216, all assets and liabilities of a business acquired in a transaction in which less than 100% of a business’s equity is acquired (“partial acquisitions”) are recognized at 100% of fair value. Under US GAAP in effect at the time of the Company’s acquisitions prior to 1 January 2010 (FASB Statement No. 141, “Business Combinations,”), the portion of assets and liabilities attributable to minority interests in partial acquisitions were accounted for at book value. The Company has made acquisitions of certain entities in amounts less than 100% of the outstanding voting shares accordingly results in different values recognized as of the date of acquisition and thereafter in different depreciation and amortisation charges under Dutch GAAP and US GAAP.

(VII) Step acquisition accounting

Under Dutch GAAP, step acquisitions are recorded with a 100% step up to fair value of the net assets acquired upon the initial acquisition in which control is obtained. In certain circumstances, subsequent step acquisitions are recorded to goodwill. Under US GAAP, post SFAS 141R, such subsequent acquisition activities once the purchased entity is consolidated due to acquisition of control, transactions between shareholders are recorded in equity after this date.

(VIII) Foreign exchange

Under Dutch GAAP, goodwill is not pushed down into the acquired entity and therefore is not translated for foreign currency changes, unless the acquiring entity has a functional currency different than the parent. Under US GAAP, where an acquired entity has a different functional currency than its acquirer the step-up in basis is deemed to be held in the functional currency of the acquire with such foreign currency denominated goodwill balances translated through AOCI under US GAAP. As goodwill is not amortised under US GAAP, functional currency differences also arise therefrom due to the higher value of goodwill held in foreign currency.

(c) Derivatives

Under Dutch GAAP, the Company has applied cost price hedge accounting, which has resulted in the deferral in certain gains and losses associated with its derivative financial instruments. However, the Company’s documentation under Dutch GAAP is not sufficient for those derivative financial instruments to be designated as hedging instruments and for the Company to apply hedge accounting under US GAAP. As a result, under US GAAP, the derivative hedging instruments are measured at fair value with changes in fair value recognized in profit or loss.

(d) Taxes

Deferred taxes have been provided at the applicable tax rate on the relevant US GAAP adjustments shown in the reconciliation above. In addition a deferred tax asset was recorded under US GAAP for a difference in the manner in which tax goodwill in excess of book goodwill is reported under Dutch GAAP with respect to an acquisition made in Brazil.

(e) Differences of presentation—cash flow

The consolidated and combined statements of cash flows presented under Dutch GAAP have been prepared in accordance with Dutch Accounting Standards Board Guideline 360. There are certain differences with regard to the classification of items within the statements of cash flows.

In accordance with Dutch GAAP and US GAAP, cash flows are prepared separately for operating activities, investing activities and financing activities. Under Dutch GAAP, cash and cash equivalents is comprised of cash at bank and in hand together with restricted cash and deposits with an original maturity of three months or less, and under US GAAP, cash and cash equivalents in hand is comprised of cash at bank and in hand together with deposits with an original maturity of three months or less.

The Dutch GAAP statements of cash flows include the Company’s proportionate share of the cash flows of joint venture companies that are accounted for on a proportional consolidation basis. Under US GAAP, only cash remitted from such joint venture companies is included within the cash flow statement within cash flows from operating activities (see item below for cash flow information of equity method investees).

Summary of consolidated and combined cash flow information as presented in accordance with US GAAP:

For the years ended	2012	2011
in thousands of euros
Cash and cash equivalents provided by/(used in):
Operating activities	101,943	124,875
Investing activities[1]	(75,976)	(108,722)
Financing activities	(22,838)	(12,276)
Net increase/(decrease) in cash and cash equivalents	3,129	3,877
Cash and cash equivalents at the start of year	160,238	156,361
Cash and cash equivalents at the end of year[1]	163,367	160,238

[1]

Cash and cash equivalents under Dutch GAAP includes restricted cash balances of € 11.1 million in 2012 and € 10.0 million in 2011. Such amounts have been re-classified to investing activities under US GAAP from cash and cash equivalents. There are no other material reclassifications between cash flows under Dutch GAAP and US GAAP.

(f) Differences of presentation—investment in equity method

Under Dutch GAAP, the Company accounts for certain investments using the proportionate consolidation basis of accounting whereby the Company’s proportionate share of assets, liabilities, revenues, expenses and cash flows are included in the Company’s financial statements. U.S. GAAP does not allow the use of proportionate consolidation, and requires that such investments be recorded on an equity basis of accounting. However, pursuant to an exemption provided by the Securities and Exchange Commission, the Company is not required to recast their consolidated and combined financial statements on an equity basis of accounting if information on the balances that have been proportionately consolidated is provided. Accordingly, summarized financial statements of Haripro SPA and Hides Services are presented on a 100% basis as follows:

Summarized financial information for joint venture companies, presented in accordance with Dutch GAAP

Company name	Hides Services	Haripro
Percentage of equity held	50%	50%

Balance Sheet information:

As at 31 December	2012	2011	2012	2011
in thousands of euros
Assets	691	612	5,927	5,990
Liabilities	756	635	3,228	3,259
Shareholders’ equity	(65)	(23)	2,699	2,731

Profit and Loss information:

For the years ended	2012	2011	2012	2011
in thousands of euros
Net sales	2,879	686	9,661	9,200
Total expenses	(2,922)	(731)	(9,392)	(8,803)
Net income	(43)	(45)	269	397

Statement of Cash Flow information:

For the year ended	2012	2011	2012	2011
in thousands of euros
Operating activities	214	17	817	1,658
Investing activities	(135)	(420)	(434)	(269)
Financing activities	(23)	19	(317)	(1,038)
Total cash flow	56	(384)	66	351
Cash and cash equivalents at the start of the year	(384)	—	(805)	(1,156)
Cash and cash equivalents at year-end	(328)	(384)	(739)	(805)

ANNEX 1—Summary of VION Ingredients’ consolidated and combined subsidiaries

Ownerships per 31 December 2012. In case ownerships changed in financial years 2012, 2011 and 2010, reference is made to Note 4 of the combined and consolidated financial statements.

VION Ingredients Nederland (Holding) B.V.
Rousselot B.V.
VION 5Q B.V.
VION 5Q UK Ltd
Sonac B.V.
Sonac Eindhoven B.V.
Sonac Harlingen B.V.
Sonac Vuren B.V.
Global Ceramic Materials Ltd
China Millers Ltd
Sonac Hides & Skins (UK) Ltd
Sonac Loenen B.V.
Hepac B.V.
Harimex B.V.
Ligital B.V.
Harimex do Brazil Ltda
Haripro SpA (It) (50%)
CTH Vastgoed B.V. (66.67%)
B.V. CTH Groep (66.67%)
Combinatie Teijsen vd Hengel (CTH) B.V. (66.67%)
CTH do Brasil Consultoria em Negócios LTDA (Brazil) (66.67%)
Sonac Almere B.V. (66.67%)
Nederlandse Darmenhandel Nevada B.V. (66.67%)
Nevada Darmen- und Schlachtnebenprodukte Handels GmbH (66.67%)
CTH US Inc. (USA) (66.67%)
CTH España SL (66.67%)
Hunan Teijsen Casings & Food Co. Ltd (China) (66.67%)
T&K Sp. z.o.o. (Poland) (33.99%)
CTH Slachthuizen B.V. (66.67%)
CTH België BVBA (66.67%)
Rendac B.V.
HR-Service Nederland B.V.
HR-Service B.V.
Sonac Burgum B.V.
Ecoson B.V.
Sonac Son B.V.
Rendac Son B.V.
Restex Son B.V. (currently IT Services B.V.)
Sobel Holding GmbH
Sonac Bad Bramstedt GmbH
Sonac Bramstedt Nord GmbH
Sobel GmbH
LARU GmbH
SNP Handels- und Beteiligings- GmbH (80.96%)
Sonac Lingen GmbH (80.96%)
Rendac Lingen GmbH (80.96%)
Sonac Kiel GmbH (76.01%)

Sonac Mering GmbH (80.96%)
Kanzler GmbH (80.96%)
Rendac Jagel GmbH (80.96%)
Rendac Rotenburg GmbH (80.96%)
Rendac Icker GmbH & Co KG (80.96%)
Sonac Gelsenkirchen GmbH (76.01%)
Sonac Elsholz GmbH (80.96%)
Sonac Erolzheim GmbH (80.96%)
Sonac Versmold GmbH (80.96%)
MD Ensorgungsges. für Schlachtnebenprodukte GmbH (80.96%)
Sonac Bergheim GmbH (Austria) (80.96%)
Sonac Brünen GmbH (80.96%)
SNP Verwaltungs GmbH (80.96%)
Sanrec GmbH (80.96%)
Sonac Osetnica Sp. z.o.o. (85.07%)
Sonac Usnice Sp. z.o.o. (80.96%)
VION Ingredients Germany GmbH
CTH GmbH (66.67%)
CTH Porto - Industria Alimentar, Unipessoal Lda (66.67%)
Sonac Hides GmbH (currently Best Hides GmbH)
VION 5Q GmbH
Hide Service GmbH (50%)
VION Ingredients International (Holding) B.V.
Rousselot Jellice K.K. (Japan) (51%)
Eco-VION Belgium N.V.
Rendac N.V.
Rendac Transport N.V.
Rendac C.E.S. sa (Lux)
Rendac UDES s.a.
Rendac UDES Transport s.a
Rousselot Gelatinas do Brasil Ltda (Brazil)
Rousselot (Zhejiang) Gelatin Co. Ltd (China) (70%)
Rousselot (Da’an) Gelatin Co. Ltd (China) (75%)
Sobel Luxembourg Sarl
Rousselot (Whenzou) Gelatin co. Ltd (70%)
Rousselot SAS (France)
Rousselot Angouleme SAS (France)
Rousselot Isle Sur La Sorgue SAS (France)
Rousselot Japan KK (Japan)
Rousselot GmbH
Rousselot N.V.
Rousselot (M) Sdn Bhd (Malaysia)
Rousselot Gelatin SL (Spain)
Rousselot Argentina SA (Argentina)
Rousselot (Guangdong) Gelatin Co. Ltd (China) (75%)
Rousselot Inc (USA)
Rousselot Dubuque Inc (USA)
Sonac USA LLC (USA)
Rousselot Peabody Inc (USA)
Sonac (China) Biology Co. Ltd (65%)
Zhejiang Sonac Biology Co. Ltd (65%)

Qionglai Sonac Biology Co. Ltd (65%)
Sonac (Luohe) Biology Co. Ltd (65%)
Suzhou Sonac Protein Co. Ltd (52%)
Changchun Sonac Biology Co. Ltd (65%)
Siping Sonac Biology Co. Ltd (65%)
Sonac Australia PTY, LTD (73%)
Sonac België N.V.
Sonac Gent N.V.
Sonac Transport N.V.
Vada N.V.

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED INTERIM FINANCIAL

STATEMENTS FOR THE 9 MONTHS ENDED 30 SEPTEMBER 2013 AND 2012

VION INGREDIENTS

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

(before profit appropriation)

in thousands of euros

	note	30 September 2013	31 December 2012
ASSETS
Fixed assets
Intangible fixed assets		82,030	90,598
Tangible fixed assets	4	399,051	405,821
Financial fixed assets		31,523	31,901

		512,604	528,320

Current assets
Inventories	5	229,229	202,492
Receivables		648,395	641,695
Cash and cash equivalents	6	188,580	174,467

		1,066,204	1,018,654

Total assets		1,578,808	1,546,974

LIABILITIES AND GROUP EQUITY

Group equity
Parent’s net investment	2	955,158	897,578
Minority interests		48,618	45,431

		1,003,776	943,009
Provisions	7	51,603	51,989
Long-term liabilities	8	146,153	149,760
Short-term liabilities	9	377,276	402,216

Total liabilities and group equity		1,578,808	1,546,974

The notes form an integral part of these condensed consolidated and combined interim financial statements

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED PROFIT AND LOSS ACCOUNTS

For the 9 months ended

in thousands of euros

	note	30 September 2013	30 September 2012
Operating income
Net Sales		1,221,418	1,179,297
Changes in inventories of finished products and semi-finished products		8,332	(13,437)
Other operating income		10,248	8,545

Total operating income		1,239,998	1,174,405

Operating costs
Raw materials and consumables		529,772	484,092
Subcontracted work and external expenses		372,682	368,566
Wages, salaries and social security charges		170,055	163,923
Depreciation, amortisation and impairments of fixed assets		47,393	50,492
Other operating costs		8,109	10,793

Total operating costs		1,128,011	1,077,866

Operating result		111,987	96,539

Financial income and expenses
Interest income and similar revenues		1,062	3,552
Income from non-consolidated participating interests		1,530	1,764
Interest charges and similar expenses		(16,545)	(14,682)

Total financial income and expenses		(13,953)	(9,366)

Income from normal business operations before taxes		98,034	87,173
Taxes	12	(24,591)	(23,627)

Income after tax for the period		73,443	63,546
Minority interests		(7,340)	(6,782)

Net income for the period		66,103	56,764

The notes form an integral part of these condensed consolidated and combined interim financial statements

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF CHANGES IN GROUP EQUITY

For the 9 months ended 30 September 2013

in thousands of euros

	TOTAL PARENT NET INVESTMENT	MINORITY INTERESTS	TOTAL GROUP EQUITY
Balance on 1 January 2013	897,578	45,431	943,009
Dividend payment (net)	—	(3,627)	(3,627)
Exchange rate differences	(8,523)	(526)	(9,049)
Net income	66,103	7,340	73,443

Balance on 30 September 2013	955,158	48,618	1,003,776

The notes form an integral part of these condensed consolidated and combined interim financial statements

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

For the 9 months ended

in thousands of euros

	30 September 2013	30 September 2012
Cash flow from operating activities
Operating result	111,987	96,539
Depreciation, amortisation and impairments	47,393	50,492
Increase / (decrease) in provisions	(2,669)	(1,143)
(Increase) / decrease in current assets
- trade receivables	(6,645)	(24,002)
- inventories	(31,246)	(8,674)
- pre-paid expenses and other current assets	(8,049)	(9,736)
Increase / (decrease) in current liabilities
- trade payables	(17,331)	(26,622)
- taxes and social security charges	2,339	(5,279)
- other liabilities and accruals	5,616	19,912

Net cash flow from business operations	101,395	91,487
Financial income received	2,576	14,486
Financial charges paid	(16,337)	(23,804)
Income tax paid	(29,936)	(13,127)

Net cash flow from operating activities	57,698	69,042

Cash flow from investing activities
Purchases of intangible fixed assets	(1,328)	(1,873)
Disposals of intangible fixed assets	160	164
Purchases of tangible fixed assets	(44,391)	(50,672)
Disposals of tangible fixed assets	4,818	2,191
Acquisition of group companies	—	(2,945)

Net cash flow from investing activities	(40,741)	(53,135)

Payment of dividend to minority shareholders	(3,627)	(2,573)
Net payments to credit institutions loans	(1,152)	(472)
Net payments to credit institutions overdrafts	(14,405)	(143,893)
Net (payments to) / proceeds from minority shareholder loans	88	267
Change in parent’s net investment	16,252	126,712

Net cash flow from financing activities including effect of exchange rate differences	(2,844)	(19,959)

Increase / (decrease) of cash and cash equivalents	14,113	(4,052)
Cash and cash equivalents at the start of the period	174,467	170,238

Cash and cash equivalents at end of the period	188,580	166,186

The notes form an integral part of these condensed consolidated and combined interim financial statements

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS

For the 9 months ended 30 September 2013 and 2012

in thousands of euros

1. General information and basis of presentation

Basis of presentation

VION Ingredients is a consolidation and combination of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V. and VION Ingredients Germany GmbH and certain other subsidiaries and joint venture entities in VION’s Ingredients division, as set out in Annex I, (together hereafter, “the Company”), companies that constituted a component division owned by VION Holding N.V., a private company situated in The Netherlands. The entities are situated mainly in the Netherlands, Germany, France, Belgium, the United States of America, China, Brazil and Argentina. Prior to the proposed acquisition of the Company by Darling International Inc. (see Note 14 Subsequent events), such entities are owned either directly or indirectly by VION Holding N.V. throughout the periods presented in these condensed consolidated and combined interim financial statements, unless acquired in the periods presented. During the reporting period, all entities mentioned above were under common control of VION Holding N.V.

VION Holding N.V. has two major divisions: VION Food and VION Ingredients:
VION Ingredients

VION Ingredients held worldwide positions in the slaughter by-product markets. VION Ingredients’ core activity is adding value to slaughter by-products, and these are used as high quality ingredients in such highly diverse markets as pharmaceutics, cosmetics, food, feed, energy and technology. VION Ingredients is the global market leader for gelatine, and invests in innovative sustainable processes such as the production of biofuel and bio-phosphates.

VION Food

The product portfolio of the division VION Food comprises fresh pork, beef, and derived convenience food products. These products are brought to consumers via the retail, industrial and ‘out of home’ markets.

These two major divisions are run as separate businesses, but are horizontally integrated through supply agreement. Each division has its own separate management team and functions and generated cash flows independently of each other. VION Financial Services B.V. is maintained as a separate financing division and loans money from and to each of VION Holdings N.V.’s divisions to manage cash flows efficiently and effectively of VION Holding N.V. Whilst such divisions loaned money to and from each other, such amounts have been separately accounted for within the condensed consolidated and combined financial statements in receivables and short-term and long-term liabilities. Management believes that such interest costs allocated to the Company are at arm’s length. Common facility costs are allocated by VION Holding based on certain agreements between the parties and is anticipated to continue beyond 2013 (See Note 14 Subsequent events). Management believes that the consolidation and combination of these entities, inclusive of carve-out costs is appropriate. Such shared costs and other relevant items are discussed below in Note 2 General principles and basis of preparation.

Statement of management’s responsibility

Management is responsible for preparing the condensed consolidated and combined financial statements of the Company as at 30 September 2013 and 2012 and for each of the periods then ended, in conformity with the accounting principles generally accepted in the Netherlands (hereafter “Dutch GAAP”) with a reconciliation from Dutch GAAP to generally accepted accounting principles in the United States of America (“US GAAP”) of condensed consolidated and combined group equity and net income for the period ending 30 September 2013.

Management is responsible for keeping proper accounting records that disclose the financial position of the Company with reasonable accuracy at any given time, and for identifying and ensuring that the Company complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Company and thus for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Management confirms that suitable accounting policies have been used and applied consistently for the periods presented. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the condensed consolidated and combined financial statements and that Dutch GAAP with a reconciliation of group’s equity and net income to US GAAP has been followed as described in the basis of preparation in Note 2 to these condensed consolidated and combined financial statements.

Authorization for issuance

The accompanying condensed consolidated and combined interim financial statements were authorized for issuance on 3 December 2013 by management of the Company.

2. General principles and basis of preparation

The principal accounting policies adopted in the preparation of the condensed consolidated and combined interim financial statements are set out below. The policies have consistently been applied to all the periods presented, unless stated otherwise. All of the entities were under common control of management of the Company during the periods disclosed.

VION Ingredients’ condensed consolidated and combined interim financial statements have been prepared in accordance with Dutch GAAP with a reconciliation to parent’s net investment and net income in accordance with US GAAP, for the period ending 30 September 2013.

The general basis for valuing the assets and liabilities and for determining the result is the historical cost convention. Unless stated otherwise, the assets and liabilities are stated at cost. The condensed consolidated and combined interim financial statements are presented in Euros. These condensed consolidated and combined interim financial statements include the financial data of entities in the VION Ingredients division. Reference is made to the principles for consolidation and combination.

Carve-out allocation methodology

These condensed consolidated and combined interim financial statements include all results of operations and assets and liabilities of the Company, including certain allocations of corporate expenses (including Information, communication and technology (“ICT”) costs, Internal audit costs, Insurance broker costs, Credit management cost and General intragroup services (legal, accounting, treasury and other corporate costs) of VION Holding N.V. and VION N.V. (jointly ‘VION Headoffice’). Management of both VION Headoffice and the Company consider the expense allocations to be reasonable and at arms’ length. These expenses refer to the services provided or the benefits received by the Company. These expenses were historically charged by VION Headoffice during its periods of ownership as the Directors of VION Holding N.V. and charged to each division, including VION Ingredients. However, the condensed consolidated and combined interim financial information included herein may not reflect the financial position, operating results, changes in group equity and cash flows of the Company in the future or what they could have been had the Company been a separate stand-alone Company during the periods presented.

Supply agreements

As part of the anticipated disposal of the Company by VION Holding N.V., supply agreements between the retained companies of VION Holding N.V. and the Company have been formalised in 2013. These agreements will become effective as per closing of the anticipated acquisition of the Company by Darling International Inc. (“Closing”). Supply agreements are based on market prices and peer group techniques and are therefore considered by management to be at arm’s length.

Receivables Purchase Facility

Via VION Holding N.V. the Company enters into a Receivables Purchase Facility (‘RPF’), in which VION Holding N.V. sells eligible Trade Receivables. The effect on the Ingredients figures is a reclassification of eligible Ingredients Trade Receivables towards an Intercompany receivable towards VION Holding N.V.’s wholly owned VION Financial Services B.V., who acts as the counterparty for the RPF programme. For the purpose of these condensed consolidated and combined interim financial statements this reclassification has been reversed. The Company will exit the RPF programme upon Closing.

Central expenses

The condensed consolidated and combined interim financial statements include certain parent company charges and allocations from VION Headoffice in 2013 and 2012. These charges, as set out in the table below, comprise certain specific costs incurred by VION Headoffice on behalf of the Company in relation to services provided. The management charges for the first 9 months of 2013 and 2012 are included in Other operating costs in the profit and loss account, as follows:

	30 September 2013	30 September 2012
General intragroup services	€ 2.2 million	€ 2.0 million
ICT fees	€ 3.7 million	€ 5.0 million
Internal audit fees	€ 0.1 million	€ 0.4 million
Insurance broker fees	€ 0.1 million	€ 0.1 million
Fee credit management	€ 0.1 million	€ 0.1 million

These allocations are based upon the Company’s added value as a percentage and/or other detailed allocation keys of VION Holding N.V.’s consolidated added value. Management believes that the allocation methodology used is reasonable.

The expenses allocated are not necessarily indicative of the expenses that would have been incurred if the Company had been an independent group and had otherwise managed these functions.

Debt balances

The Company has multiple intercompany accounts both to and from related parties, comprising both trading activity between the parties and loans between the parties (See Note 8 and 9). Trade intercompany related party balances do not incur interest. Loans to and from related parties relate to the funding between these entities. For these loans no repayment schedule was formalized and amounts remained repayable on demand. Interest was calculated and charged based on (1) the respective EURIBOR interest rate, (2) a margin which is linked to the VION Food Group’s financial leverage and (3) a margin based on VION Food Group’s financing fees and costs.

The Company also had its own (local) bank borrowings in certain jurisdictions. Over the periods, interest charged on such bank borrowings varied from EURIBOR + 2%. For Chinese facilities, interest charge was derived from PBOC rates including a mark up.

Income taxes

Under VION Holding N.V.’s ownership the Company is comprised of separate legal entities that filed separate income tax returns. The deferred tax expense recorded in the condensed consolidated and combined interim financial statements reflect the change in tax assets and liabilities, adjusted for the tax effect of carve-out adjustments, where applicable, to compute the tax expense as if the Company were a separate group subject to the enacted tax legislation in the territories in which it operates.

Parent’s net investment

In addition to movements resulting from the Company’s result and foreign exchange fluctuations, the net investment balance which includes share capital and other equity balances on a combined basis can also fluctuate on an annual basis by virtue of movements in capital contributions and dividends made from the Company to VION Holding N.V. The net impact of these items is categorized as “parent’s net investment”.

3. Accounting principles

VION Ingredients has applied the same accounting policies and methods of computation in its condensed consolidated and combined interim financial statements as in its 2012 annual consolidated and combined financial statements, except for those that relate to new standards and interpretations effective for the first time for periods beginning on (or after) 1 January 2013, and will be adopted in the 2013 annual financial statements.

Use of estimates

The preparation of the condensed consolidated and combined interim financial statements requires management to form opinions and to make estimates and assumptions that influence the application of principles and the reported values of assets and liabilities and of income and expenditure. Actual results may differ from these estimates. The estimates and the underlying assumptions are constantly assessed. Revisions of estimates are recognised in the period in which the estimate is revised and in future periods for which the revision has consequences.

4. Tangible fixed assets

Movements in tangible fixed assets were as follows:

	BUILDINGS AND LAND	PLANT AND EQUIPMENT	OTHER BUSINESS ASSETS	FIXED BUSINESS ASSETS UNDER CONSTRUCTION	TOTAL
Balance on 1 January 2013
Purchase price	259,013	753,502	116,771	39,737	1,169,023
Cumulative depreciation	131,664	534,659	96,869	10	763,202

Book value	127,349	218,843	19,902	39,727	405,821
Changes to the book value
Acquisitions	1,825	4,920	1,634	36,012	44,391
Disposals	(235)	(1,574)	(318)	(1,419)	(3,546)
Reclassification	5,260	20,481	958	(27,409)	(710)
Impairment	(432)	(784)	—	—	(1,216)
Depreciation	(6,114)	(28,342)	(4,685)	—	(39,141)
Exchange rate differences	(2,168)	(3,491)	(231)	(657)	(6,547)

Movements	(1,864)	(8,790)	(2,642)	6,527	(6,769)
Balance on 30 September 2013
Purchase price	261,287	763,670	117,022	46,264	1,188,243
Cumulative depreciation	135,803	553,617	99,762	10	789,192

Book value	125,484	210,053	17,260	46,254	399,051

Investment grants are granted for sustainable investments. These investment grants are deducted from the relevant tangible fixed assets. At 30 September 2013, the total of these investment grants amounted to € 1.0 million (31 December 2012: € 1.2 million).

Other business assets relate mainly to trucks and trailers and other machinery.

5. Inventories

	30 September 2013	31 December 2012
Raw materials and consumables	35,184	33,033
Work in progress	17,156	12,925
(Semi-) finished products	165,062	145,132
Other	11,827	11,402

Total inventories	229,229	202,492

At 30 September 2013, this includes inventories valued at lower market value of € 5.9 million (31 December 2012: € 8.2 million).

6. Cash and cash equivalents

Cash balances amounting to € 11.1 million at both periods are restricted unless certain conditions are met. Based on the restrictions, these funds cannot be used to fund operations or to settle any of the current or future liabilities until twelve months after balance sheet date.

7. Provisions

	30 September 2013	31 December 2012
Deferred tax obligations	23,502	24,927
Pension obligations	13,238	11,495
Other provisions	14,863	15,567

Total provisions	51,603	51,989

Pension provisions are provisions for pension plans, pre-pension and early retirement schemes, as well as jubilee and leave arrangements. These provisions are typically long-term.

Pension plans can generally be characterised as defined contribution based on moderate average wage arrangements and conditional indexation. A limited number of pension schemes are classified as defined benefit. For these pension schemes pension liabilities are recognized at the balance sheet.

8. Long-term liabilities

	30 September 2013	31 December 2012
Amounts owed to credit institutions	4,301	5,453
Amounts owed to VION Group	133,459	136,002
Amounts owed to minority shareholder	8,393	8,305

Total long-term liabilities	146,153	149,760

The interest charged to internal counterparties for intercompany borrowings is based on (1) the respective EURIBOR interest rate plus (2) a margin which is linked to the VION Food Group’s financial leverage plus (3) a margin based on the VION Food Group’s financing fees and costs.

9. Short-term liabilities

	30 September 2013	31 December 2012
Amounts owed to credit institutions and other interest-bearing liabilities	60,662	75,899
Repayment on long-term loans	3,448	2,617
Trade creditors third party	82,489	99,637
Trade creditors VION Group	17,480	18,510
Taxes and social security charges	25,515	28,222
Other liabilities and accrued liabilities	96,535	89,242
Other liabilities VION Group	91,147	88,089

Total short-term liabilities	377,276	402,216

Within the Other liabilities and accrued liabilities as at 31 December 2012, € 4.3 million (30 September 2013: € 0 million) is included with a long term character.

10. Liabilities owed to credit institutions

Via VION Financial Services B.V., VION Ingredients has access to a € 1.1 billion committed group credit facility, established in December 2010, amended in October 2012. The facility was arranged by a syndicate of 11 banks.

In addition to the above-mentioned credit facilities, VION Ingredients has access to several local, smaller bilateral and uncommitted facilities. For the use of above mentioned group facilities, VION Ingredients is charged a variable interest rate, including costs, by VION Financial Services B.V. The other facilities also have a variable interest rate based on local interbank rates.

VION Ingredients provided the following (partial and total) collateral for the credit facilities:

•	interests in shares of subsidiaries

•	VION Group receivables

•	mortgage registration of € 135 million on buildings, land, machines and installations—other operating assets, non-productive assets and inventories

•	intellectual properties , recorded within the Other intangible assets

•	trade receivables

•	cash and cash equivalents

11. Contingent assets and liabilities not shown in the balance sheet

A number of foreign group companies have long-term total commitments related to the rental and operational leasing of assets. The composition of these commitments with respect to expiration as at 30 September 2013 is as follows:

•	< 1 year: € 2.9 million, 31 December 2012: € 3.6 million

•	1 to 5 years: € 5.3 million, 31 December 2012: € 6.4 million

•	5 years: € 2.1 million, 31 December 2012: € 0.8 million

At 30 September 2013, group companies have issued bank guarantees amounting to € 2.4  million (31 December 2012: € 6.2 million) mainly to government agencies.

The Company has signed a contract to acquire the remaining 33.33% of the shares of CTH Vastgoed B.V. and CTH GmbH per 1 January 2014. The purchase price amounts to € 21.0 million.

The Company has agreed with the minority shareholders of SNP Handels- und Beteiligungs GmbH that they will receive an additional dividend payment of € 5.7 million. Since the terms and conditions of this additional payment have not yet been finalised (including the accounting treatment), this liability is not yet recorded in the balance sheet.

The Company has agreed in 2012 with the minority shareholders of C.T.H. Vastgoed B.V. that they will receive a dividend payment of € 2.6 million for 2012 and € 2.6 million for 2013. Since these dividends are not yet declared, these amounts are not yet recorded separately in the balance sheet, but still included in minority interests within equity.

Legal actions have been brought forward against the Company and/or its group companies, which are being contested. Although the outcome of these disputes cannot be predicted with any certainty, based on legal advice and available information it is assumed that these actions will not have significant effect on the condensed consolidated and combined interim financial position.

12. Taxes

In the 9 months period ended 30 September 2013, the effective tax rate on normal business operations amounted to positive 25.1% (9 months period ended 30 September 2012: 27.1%).

The level of the effective tax rate is related, among other issues, to the tax rate in the countries in which VION Ingredients is active and to the use of existing loss compensation possibilities.

13. Related parties

All transactions with related parties are executed at arm’s length. Reference is made to Note 2.

14. Subsequent events

On 5 October 2013, Darling and VION Holding N.V., a Dutch limited liability company (“VION”), entered into a Sale and Purchase Agreement (the “SPA”), pursuant to which Darling will acquire all of the shares of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V., and VION Ingredients Germany GmbH (collectively, the “VION Companies”) for approximately € 1.6 billion, upon the terms and subject to the conditions set forth in the SPA. Each of the VION Companies is a wholly-owned subsidiary of VION. At the consummation of the contemplated transaction, the VION Companies will directly or indirectly own all of the shares of the VION subsidiaries in VION’s Ingredients division and the interests in various operating joint ventures in VION’s Ingredients division (collectively, the “Group Companies”). The Group Companies together conduct the business of the development, production, and marketing and sale of products of animal origin (the “Ingredients Business”). VION Ingredients is a worldwide leader in the development and production of specialty ingredients from animal origin for applications in pharmaceuticals, food, feed, pet food, fertilizer and bio-energy. VION Ingredients’ global network of 58 facilities on five continents covers all aspects of animal byproduct processing through six brands including Ecoson (green power), Rendac (rendering/energy), Sonac (proteins, fats, edible fats and blood products), Rousselot (gelatin), CTH (natural casings), and Best Hides (hides).

As part of the anticipated disposal of the Company by VION Holding N.V., supply agreements between the retained companies of VION Holding N.V. and the Company have been formalised in 2013. These agreements will be become effective as per Closing of the anticipated acquisition of the Company by Darling International Inc. Supply agreements are based on market prices and peer group techniques and are therefore considered to be at arm’s length.

As part of the acquisition by Darling International Inc., it is intended to settle the Other receivables VION Group of the Company as included in these condensed consolidated and combined interim financial statements prior to Closing. This event has not yet occurred.

15. Summary of differences between accounting principles generally accepted in The Netherlands and in the United States of America

The accompanying condensed consolidated and combined interim financial statements have been prepared in accordance with Dutch GAAP, which differs in certain respects from US GAAP. Reconciliations of net income and Group equity under Dutch GAAP with the corresponding amounts under US GAAP are set out below.

Effect on net income of significant differences between Dutch GAAP and US GAAP

Period ended 30 September	Note	2013	2012
in thousands of euros
Net income in accordance with Dutch GAAP:		66,103	56,764

US GAAP adjustments
- Pensions	(a)	(700)	(1,500)
- Business combinations
General and administrative expenses—compensation expense	b(II)	(8,987)	(2,552)
Goodwill amortisation	b(III)	4,978	5,148
Amortisation of other intangible fixed assets	b(IV)	36	36
Depreciation of tangible fixed assets	b(V)	316	445
Minority interests	b(VI)	143	143
- Derivatives	(c)	600	700
- Taxes	(d)	(501)	(799)

Net income in accordance with US GAAP:		61,988	58,385

Effect on Group equity of significant differences between Dutch and US GAAP

As at 30 September	Note	2013	2012
in thousands of euros
Group equity in accordance with Dutch GAAP:		1,003,776	955,218

US GAAP adjustments
- Pensions	(a)	(16,500)	(14,100)
- Business combinations
Bargain purchase gain	b(I)	7,296	3,831
Compensation liability	b(II)	(16,466)	(6,481)
Goodwill amortisation	b(III)	64,337	58,517
Amortisation of other intangible fixed assets	b(IV)	335	335
Depreciation of tangible fixed assets	b(V)	3,224	2,760
Minority interests	b(VI)	(19,462)	(19,653)
Step acquisition accounting	b(VII)	(17,634)	(19,286)
Foreign exchange	b(VIII)	(4,335)	660
- Derivatives	(c)	1,100	(300)
- Taxes	(d)	2,123	5,479

Group equity in accordance with US GAAP:		1,007,794	966,980

Significant differences between Dutch GAAP and US GAAP

(a) Pensions

Under Dutch GAAP, the Company recorded a liability before deferred taxation in respect of its defined benefit pension plans of €  13.2 million and € 10.2 million as at 30 September 2013 and 2012, respectively. Under US GAAP, the Company has calculated a pension liability of € 29.7 million and € 24.3 million as at 30 September 2013 and 2012, respectively, in respect of the same pension plans.

US GAAP requires companies to recognize the funded status of defined benefit pension and other post retirement plans as a net asset or liability and to recognize changes in that funded status in the period in which the changes occur through other comprehensive income to the extent those changes are not included in the net periodic cost. The funded status reported on the balance sheet as of 30 September 2013 and 2012 under US GAAP was measured as the difference between the fair value of plan assets and the benefit obligation.

(b) Business combinations

(I) Negative goodwill (Bargain purchase gain)

The acquisition of Eastman Gelatine Corporation (Peabody) has given rise under Dutch GAAP, GAR 216, to negative goodwill, which is recognized as a liability on the balance sheet and amortized over the average estimated useful life of assets to which the negative goodwill relates. No deferred tax is recorded in respect of negative goodwill.

Under US GAAP for acquisitions on or after 1 January 2010, ASC 805 requires that any excess of fair value of assets acquired and liabilities assumed over the consideration transferred to seller represents a bargain purchase gain that should be recognized immediately in earnings. The Company has recognized € 3.8 million in net profit, net of € nil of taxes in the year ended 31 December 2011 related to the bargain purchase gain from the Peabody acquisition.

(II) and (VI) CTH service provision

In connection with the acquisition of CTH, two CTH executives exchanged their shares in the acquired company for shares in the merged company; such shares were puttable at fair value on or after 1 January 2011. Upon the exercise of the put option by the employees, such employees were required to maintain their employment with CTH for 24 months in order to receive the full fair value of those shares; agreed amount receivable at fair value. Under ASC 805-10-55-25, the payout of such fair value, plus certain additional negotiated settlements made at the time of agreement between the parties represents compensation for post-combination services, whereas under Dutch GAAP, no compensation cost is recorded, and NCI for the shares of the employees will be recognized when the option is settled in 2014.

(III) Goodwill amortisation

Under Dutch GAAP goodwill is presumed to have a finite useful economic life of 20 years or less. Accordingly, goodwill arising on consolidation is amortized over 20 years for Dutch GAAP reporting purposes. In accordance with the requirements of ASC 350, goodwill arising from business combinations is not subject to annual amortization for reporting under US GAAP.

(IV-VI) Partial acquisitions

The Company has taken part in several multi-step acquisitions and maintains 11 entities that are consolidated but not fully owned.

Under Dutch GAAP, GAR 216, all assets and liabilities of a business acquired in a transaction in which less than 100% of a business’s equity is acquired (“partial acquisitions”) are recognized at 100% of fair value. Under US GAAP, in effect at the time of the Company’s acquisitions prior to 1 January 2010 (FASB Statement No. 141, “Business Combinations”), the portion of assets and liabilities attributable to minority interests in partial acquisitions were accounted for at book value. The Company has made acquisitions of certain entities in amounts less than 100% of the outstanding voting shares accordingly results in different values recognized as of the date of acquisition and thereafter in different depreciation and amortisation charges under Dutch GAAP and US GAAP.

(VII) Step acquisition accounting

Under Dutch GAAP step acquisitions are recorded with a 100% step up to fair value of the net assets acquired upon the initial acquisition in which control is obtained. In certain circumstances, subsequent step acquisitions are recorded to goodwill. Under US GAAP post SFAS 141R such subsequent acquisition activities once the purchased entity is consolidated due to acquisition of control, are as transactions within equity as they are transactions with other shareholders.

(VIII) Foreign exchange

Under Dutch GAAP goodwill is not pushed down into the acquired entity and therefore is not translated for foreign currency changes, unless the acquiring entity has a functional currency different than the parent. Under US GAAP, where an acquired entity has a different functional currency than its acquirer the step-up in basis is deemed to be held in the functional currency of the acquire with such foreign currency denominated goodwill balances translated through AOCI under US GAAP. As goodwill is not amortised under US GAAP, functional currency differences also arise therefrom due to the higher value of goodwill held in foreign currency.

(c) Derivatives

Under Dutch GAAP, the Company has applied cost price hedge accounting, which has resulted in the deferral in certain gains and losses associated with its derivative financial instruments. However, the Company’s documentation under Dutch GAAP is not sufficient for those derivative financial instruments to be designated as hedging instruments and for the Company to apply hedge accounting under US GAAP. As a result, under US GAAP, the derivative hedging instruments are measured at fair value with changes in fair value recognized in profit or loss.

(d) Taxes

Deferred taxes have been provided at the applicable tax rate on the relevant US GAAP adjustments shown in the reconciliation above. In addition a deferred tax asset was recorded under US GAAP for a difference in the manner in which tax goodwill in excess of book goodwill is reported under Dutch GAAP with respect to an acquisition made in Brazil.

(e) Differences of presentation—cash flow

The condensed consolidated and combined statements of cash flow presented under Dutch GAAP have been prepared in accordance with Dutch Accounting Standards Board Guideline 360. There are certain differences with regard to the classification of items within the statements of cash flows.

In accordance with Dutch GAAP and US GAAP, cash flows are prepared separately for operating activities, investing activities and financing activities. Under Dutch GAAP cash and cash equivalents is comprised of cash at bank and in hand together with restricted cash and deposits with an original majority of three months or less, and under US GAAP, cash and cash equivalents in hand is comprised of cash at bank and in hand together with deposits with an original maturity of three months or less.

The Dutch GAAP statements of cash flows include the Company’s proportionate share of the cash flows of joint venture companies that are accounted for on a proportional consolidation basis. Under US GAAP, only cash remitted from such joint venture companies is included within the cash flow statement within cash flows from operating activities (see items below for cash flow information of equity method investees).

Summary of condensed consolidated and combined cash flow information as presented in accordance with US GAAP:

Periods ended 30 September	2013	2012
in thousands of euros
Cash and cash equivalents provided by/(used in):
Operating activities	57,698	69,042
Investing activities¹	(40,741)	(54,235)
Financing activities	(2,844)	(19,959)
Net increase/(decrease) in cash and cash equivalents	14,113	(5,152)
Cash and cash equivalents at the start of period	163,367	160,238
Cash and cash equivalents at the end of period[1]	177,480	155,086

[1]

Cash and cash equivalents under Dutch GAAP includes restricted cash balances of € 11.1 million in 2013 and € 11.1 million in 2012. Such amounts have been re-classified to investing activities under US GAAP from cash and cash equivalents. There are no other material reclassifications between cash flows under Dutch GAAP and US GAAP.

(f) Differences in presentation—investment in equity method investments

Under Dutch GAAP, the Company accounts for certain investments using the proportionate consolidation basis of accounting whereby the Company’s proportionate share of assets, liabilities, revenues, expenses and cash flows are included in the Company’s financial statements. U.S. GAAP does not allow the use of proportionate consolidation, and requires that such investments be recorded on an equity basis of accounting. However, pursuant to an exemption provided by the Securities and Exchange Commission, the Company is not required to recast their condensed consolidated and combined interim financial statements on an equity basis of accounting if information on the balances that have been proportionately consolidated is provided. Accordingly, summarized financial statements of Haripro SPA and Hides Services are presented on a 100% basis as follows:

Summarized financial information for joint venture companies, presented in accordance with Dutch GAAP

Company name	Hides Services	Haripro
Percentage of equity held	50%	50%

Balance Sheet information:

As at 30 September	2013	2012	2013	2012
In thousands of euros
Assets	659	717	6,214	6,173
Liabilities	694	724	2,789	3,217
Shareholders’ equity	(35)	(7)	3,245	2,956

Profit and Loss information:

Period ended 30 September	2013	2012	2013	2012
In thousands of euros
Net sales	1,975	2,134	9,260	6,991
Total expenses	(1,945)	(2,119)	(8,534)	(6,766)
Net income	30	15	726	225

Statement of Cash Flow information:

Period ended 30 September	2013	2012	2013	2012
In thousands of euros
Operating activities	140	115	1,834	173
Investing activities	(84)	(129)	(73)	(294)
Financing activities	(11)	(21)	(185)	153
Total cash flow	(43)	(35)	1,576	32
Cash and cash equivalents at the start of the period	(328)	(384)	(739)	(805)
Cash and cash equivalents at the end of the period	(371)	(419)	837	773

ANNEX 1—Summary of VION Ingredients’ consolidated subsidiaries

Ownerships per 30 September 2013. In case ownerships changed in 2012 until 30 September 2013, reference is made to Note 4 to the consolidated and combined financial statements 31 December 2012, 2011 and 2010.

VION Ingredients Nederland (Holding) B.V.
Rousselot B.V.
VION 5Q B.V.
VION 5Q UK Ltd
Sonac B.V.
Sonac Eindhoven B.V.
Sonac Harlingen B.V.
Sonac Vuren B.V.
Global Ceramic Materials Ltd
China Millers Ltd
Sonac Hides & Skins (UK) Ltd
Sonac Loenen B.V.
Hepac B.V.
Harimex B.V.
Ligital B.V.
Harimex do Brazil Ltda
Haripro SpA (It) (50%)
CTH Vastgoed B.V. (66.67%)
B.V. CTH Groep (66.67%)
Combinatie Teijsen vd Hengel (CTH) B.V. (66.67%)
CTH do Brasil Consultoria em Negócios LTDA (Brazil) (66.67%)
Sonac Almere B.V. (66.67%)
Nederlandse Darmenhandel Nevada B.V. (66.67%)
Nevada Darmen- und Schlachtnebenprodukte Handels GmbH (66.67%)
CTH US Inc. (USA) (66.67%)
CTH España SL (66.67%)
Hunan Teijsen Casings & Food Co. Ltd (China) (66.67%)
T&K Sp. z.o.o. (Poland) (33.99%)
CTH Slachthuizen B.V. (66.67%)
CTH België B.V.BA (66.67%)
Rendac B.V.
HR-Service Nederland B.V.
HR-Service B.V
Sonac Burgum B.V.
Ecoson B.V.
Sonac Son B.V.
Rendac Son B.V.
Restex Son B.V. (currently IT Services B.V.)

Sobel Holding GmbH
Sonac Bad Bramstedt GmbH
Sonac Bramstedt Nord GmbH
Sobel GmbH
LARU GmbH
SNP Handels- und Beteiligings- GmbH (80.96%)
Sonac Lingen GmbH (80.96%)

Rendac Lingen GmbH (80.96%)
Sonac Kiel GmbH (76.01%)
Sonac Mering GmbH (80.96%)
Kanzler GmbH (80.96%)
Rendac Jagel GmbH (80.96%)
Rendac Rotenburg GmbH (80.96%)
Rendac Icker GmbH & Co KG (80.96%)
Sonac Gelsenkirchen GmbH (76.01%)
Sonac Elsholz GmbH (80.96%)
Sonac Erolzheim GmbH (80.96%)
Sonac Versmold GmbH (80.96%)
MD Ensorgungsges. für Schlachtnebenprodukte GmbH (80.96%)
Sonac Bergheim GmbH (Austria) (80.96%)
Sonac Brünen GmbH (80.96%)
SNP Verwaltungs GmbH (80.96%)
Sanrec GmbH (80.96%)
Sonac Osetnica Sp. z.o.o. (85.07%)
Sonac Usnice Sp. z.o.o. (80.96%)

VION Ingredients Germany GmbH
CTH GmbH (66.67%)
CTH Porto—Industria Alimentar, Unipessoal Lda (66.67%)
Sonac Hides GmbH (currently Best Hides GmbH)
VION 5Q GmbH
Hide Service GmbH (50%)

VION Ingredients International (Holding) B.V.
Rousselot Jellice K.K. (Japan) (51%)
Eco-VION Belgium N.V.
Rendac N.V.
Rendac Transport N.V.
Rendac C.E.S. sa (Lux)
Rendac UDES s.a.
Rendac UDES Transport s.a
Rousselot Gelatinas do Brasil Ltda (Brazil)
Rousselot (Zhejiang) Gelatin Co. Ltd (China) (70%)
Rousselot (Da’an) Gelatin Co. Ltd (China) (75%)
Sobel Luxembourg Sarl
Rousselot (Whenzou) Gelatin co. Ltd (70%)
Rousselot SAS (France)
Rousselot Angouleme SAS (France)
Rousselot Isle Sur La Sorgue SAS (France)
Rousselot Japan KK (Japan)
Rousselot GmbH
Rousselot N.V.
Rousselot (M) Sdn Bhd (Malaysia)
Rousselot Gelatin SL (Spain)
Rousselot Argentina SA (Argentina)
Rousselot (Guangdong) Gelatin Co. Ltd (China) (75%)
Rousselot Inc (USA)
Rousselot Dubuque Inc (USA)
Sonac USA LLC (USA)

Rousselot Peabody Inc (USA)
Sonac (China) Biology Co. Ltd (65%)
Zhejiang Sonac Biology Co. Ltd (65%)
Qionglai Sonac Biology Co. Ltd (65%)
Sonac (Luohe) Biology Co. Ltd (65%)
Suzhou Sonac Protein Co. Ltd (52%)
Changchun Sonac Biology Co. Ltd (65%)
Siping Sonac Biology Co. Ltd (65%)
Sonac Australia PTY, LTD (73%)
Sonac België N.V.
Sonac Gent N.V.
Sonac Transport N.V.
Vada N.V.

PROSPECTUS

DARLING INTERNATIONAL INC.

Common Stock, par value $0.01 per share

Preferred Stock, par value $0.01 per share

Debt Securities

Warrants

Units

This prospectus relates solely to the offer and sale, from time to time, of securities of Darling International Inc. by us. The securities are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

We may offer and sell from time to time the following securities in one or more transactions, classes or series and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings: (i) our common stock, $0.01 par value; (ii) our preferred stock, $0.01 par value; (iii) debt securities, which may be senior debt securities or subordinated debt securities; (iv) warrants to purchase securities; and (v) units that include any combination of the foregoing securities. These securities also may be resold by security holders. We may offer the securities from time to time in amounts and on terms as we may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prices different than prevailing market prices or at privately negotiated prices. The prices at which we may sell the securities may be determined by the prevailing market price for the shares at the time of sale.

Each time our securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplements and any related free writing prospectus may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement, which will include a description of the method and terms of such offering.

You should carefully read this prospectus, any accompanying prospectus supplement and any related free writing prospectus, together with the documents we incorporate by reference, before you invest in our securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplements and any related free writing prospectus will provide the specific terms of the plan of distribution.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “DAR.” The last reported sale price of our common stock on October 30, 2013 was $23.46 per share.

Investing in our securities involves risks. You should read “Risk Factors” beginning on page 8 of this prospectus and the risk factors described in any prospectus supplement, any related free writing prospectus or in other documents incorporated by reference herein or therein before investing in our securities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 31, 2013.

PROSPECTUS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and/or sell the securities referenced herein in one or more offerings. This prospectus includes a general description of the securities we may offer. Each time our securities are offered, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement, any free writing prospectus that we may authorize to be provided to you and any pricing supplement may also add, update or change information contained in this prospectus. Any information in any subsequent filings, including, but not limited to, any prospectus supplements and any related free writing prospectus, that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. In addition, a prospectus supplement may include a discussion of any risk factors in addition to those described in this prospectus. We urge you to read this prospectus, any applicable prospectus supplement and any related free writing prospectus together with the information incorporated by reference herein and therein as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus.

As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities and we are not making an offer to sell, or a solicitation of an offer to buy, these securities in any state where such offer or solicitation is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement, any free writing prospectus and any other document incorporated by reference herein or therein is accurate only as of the date on the front cover of those documents. Neither the delivery of this prospectus, any prospectus supplement or any related free writing prospectus, nor any sale made under this prospectus, any prospectus supplement or any related free writing prospectus will, under any circumstances, imply that the information in this prospectus, any prospectus supplement, any related free writing prospectus or any incorporated document is correct as of any date after the date of this prospectus, any such prospectus supplement, such related free writing prospectus or such incorporated document. Our business, financial condition, results of operations and prospects may have changed since then.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Darling,” “Company,” “we,” “us,” and “our” means Darling International Inc. and all of our subsidiaries included in our consolidated financial statements.

WHERE YOU CAN FIND MORE INFORMATION

Under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and/or copy these reports, statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We file electronically with the SEC. This information is also available on our website at www.darlingii.com and the address for our investor relations web site is www.darlingii.com/investors.aspx. Information contained in our website does not constitute part of this prospectus and is not incorporated by reference herein.

We have filed a registration statement and related exhibits on Form S-3 under the Securities Act with the SEC with respect to the securities to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. Our SEC filings, the registration statement and all exhibits to it are available for inspection and copying as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 29, 2012, filed on February 27, 2013;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended on March 30, 2013 and June 29, 2013, filed on May 9, 2013 and August 8, 2013, respectively;

•

Current Reports on Form 8-K filed on April 23, 2013, May 9, 2013 (Submission of Matters to a Vote of Security Holders), June 27, 2013, August 6, 2013, August 26, 2013, August 27, 2013, October 2, 2013, October 3, 2013, October 7, 2013, and October 10, 2013; and

•	Definitive Proxy Statement on Schedule 14A filed on October 29, 2013.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Darling International Inc.

251 O’Connor Ridge

Suite 300

Irving, TX 75038

(972) 717-0300

Fax: (972) 717-1588

Attn: Investor Relations

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve known and unknown risks and relate to future events, our future financial performance or our projected business results. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee,” “estimates,” “predicts,” “targets,” “potential” or “continue” or the negative of these terms or similar expressions to identify these forward-looking statements. In addition, from time to time we have made or may make forward-looking statements orally or in writing. We caution investors that any such forward-looking statements we make are not guarantees of future performance and that actual results may differ materially from anticipated results or expectations expressed in our forward-looking statements as a result of a variety of factors, including many that are beyond Darling’s control. Although Darling believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to be correct.

Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk Factors” beginning on page 8 of this prospectus; the fulfillment of all conditions to the closing of certain pending transactions, described below in the section entitled “About Darling – Recent Developments”; disturbances in world financial, credit, commodities, stock markets and climatic conditions, including disturbances resulting from any prolonged shutdown of the U.S. government; unanticipated changes in national and international regulations affecting Darling’s products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demand for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks associated with the renewable diesel plant in Norco, Louisiana, which is owned and operated by a joint venture between Darling and Valero Energy Corporation, including possible unanticipated operating disruptions; risks relating to possible third party claims asserting intellectual property infringement; economic disruptions resulting from the European debt crisis; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in Darling’s filings with the SEC, including those contained in its Form 10-K for the fiscal year ended December 29, 2012, which was filed February 27, 2013. Darling cautions readers that all forward-looking statements speak only as of the date made and, except as required by law, Darling undertakes no obligation to update, revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

ABOUT DARLING

This summary description of us and our business highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus and any applicable prospectus supplement or free writing prospectus, including each of the documents incorporated herein or therein by reference, before making an investment decision.

Our Company

We were founded by the Swift meat packing interests and the Darling family in 1882 and are a leading provider of rendering, used cooking oil and bakery residual recycling and recovery solutions to the nation’s food industry. We collect and recycle animal by-products, bakery residual and used cooking oil from poultry and meat processors, commercial bakeries, grocery stores, butcher shops and food service establishments and provide grease trap cleaning services to many of the same establishments. We operate over 120 processing and transfer facilities located throughout the United States to process raw materials into finished products such as protein (primarily meat and bone meal and poultry meal), hides, fats (primarily bleachable fancy tallow, poultry grease and yellow grease) and bakery by-product as well as a range of branded and value-added products. We sell these products domestically and internationally, primarily to producers of animal feed, pet food, fertilizer, bio-fuels and other consumer and industrial ingredients, including oleo-chemicals, soaps and leather goods, for use as ingredients in their products or for further processing.

Commencing in 2011, in order to better align our business with the underlying markets and customers we serve, our operations were organized into two segments, Rendering and Bakery. In addition, Diamond Green Diesel, our joint venture project with Valero Energy Corporation, commenced operations at the end of June 2013. Diamond Green Diesel operates a renewable diesel plant located in Norco, Louisiana capable of producing approximately 9,300 barrels per day of renewable diesel and certain other co-products.

Our corporate headquarters are located at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, our telephone number at that location is (972) 717-0300, and our website can be accessed at www.darlingii.com. Information contained in our website does not constitute part of this prospectus and is not incorporated by reference herein.

Recent Developments

On August 23, 2013, we announced the signing of an Acquisition Agreement (the “Acquisition Agreement”) with Maple Leaf Foods Inc., a Canadian corporation (“MFI”), pursuant to which we agreed to acquire substantially all of the assets of the rendering and biodiesel division of MFI (“Rothsay”), for CAD $645 million, upon the terms and subject to the conditions set forth in the Acquisition Agreement. Rothsay is the leading recycler of animal by-products in Canada and provides services for the efficient and environmentally responsible collecting, processing and recapturing of edible and inedible by-products. Rothsay processes raw materials into finished products of fats and proteins. Rothsay also manufactures biodiesel for domestic and international markets. Rothsay has a network of five rendering plants in Manitoba, Ontario, and Nova Scotia and a biodiesel operation in Quebec, Canada. Rothsay employs approximately 550 people, who transitioned to Darling on the closing. The transaction closed on October 28, 2013. The foregoing description of the Acquisition Agreement is not a complete description of all of the parties’ rights and obligations under the Acquisition Agreement and is qualified in its entirety by this reference to the Acquisition Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2013.

On October 7, 2013, we announced the signing of a Sale and Purchase Agreement (the “SPA”) with VION Holding N.V., a Dutch limited liability company (“VION”). VION is a worldwide leader in the development and production of specialty ingredients from animal origin for applications in pharmaceuticals, food, feed, pet food, fertilizer and bio-energy. Under the SPA, we will acquire all of the shares of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V., and VION Ingredients Germany GmbH (collectively, the “Companies”) for EUR 1.6 billion, upon the terms and subject to the conditions set forth in the SPA. Each of the Companies is a wholly-owned subsidiary of VION. At the consummation of the contemplated transaction, the Companies will directly or indirectly own all of the shares of the subsidiaries in VION’s Ingredients division and existing interests in various operating joint ventures in VION’s Ingredients division (collectively, the “Group Companies”). The Group Companies together conduct the business of the development, production and marketing and sale of products of animal origin (the “Ingredients Business”). We anticipate that the transaction will be consummated in January 2014. The foregoing description of the SPA is not a complete description of all of the parties’ rights and obligations under the SPA and is qualified in its entirety by this reference to the SPA, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 10, 2013.

Pursuant to the terms and conditions of the Acquisition Agreement and the SPA, respectively, and subject to certain adjustments as provided therein, Darling will pay an aggregate purchase price of CAD $645 million in cash in connection with the MFI transaction, and an aggregate purchase price of EUR 1.6 billion in cash in connection with the VION transaction. In connection with the SPA, on October 5, 2013, Darling received commitments (the “Commitments”) (i) from JPMorgan Chase Bank, N.A. (“JPMorgan”) and Bank of Montreal, acting under its trade name BMO Capital Markets (“BMO”), with respect to a $1.0 billion revolving facility and a $350 million term loan A facility and (ii) from JPMorgan, BMO and Goldman Sachs Bank USA with respect to a $1.2 billion term loan B facility and a $1.3 billion senior unsecured bridge loan facility, pursuant to commitment letters to finance the transactions contemplated by the SPA. The funding of the Commitments is subject to the terms and conditions set forth therein, including execution of definitive documentation regarding such loans.

The representations, warranties and covenants contained in the Acquisition Agreement and SPA were made only for purposes of those agreements and as of specific dates; were solely for the benefit of the parties to the Acquisition Agreement and SPA; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. You should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Darling, Rothsay, the Ingredients Business, MFI, VION or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the respective dates of the Acquisition Agreement and the SPA, which subsequent information may or may not be fully reflected in public disclosures by Darling. Accordingly, you should read the representations and warranties in the Acquisition Agreement and the SPA not in isolation but only in conjunction with the other information about Darling, Rothsay, the Ingredients Business, MFI or VION that the respective companies include in reports, statements and other filings Darling makes with the SEC, MFI makes under applicable securities laws in Canada or VION makes under applicable laws in the Netherlands. We do not intend to, and do not undertake to, update our disclosure regarding Darling, the Acquisition Agreement, Rothsay, MFI, the SPA, the Ingredients Business or VION, except as required by law.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described under the heading “Risk Factors” in the applicable prospectus supplement (and any related free writing prospectus) and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, which are on file with the SEC and incorporated herein by reference, before making an investment decision. Each of the risks described in these headings could adversely and materially affect our business, financial condition and operating results. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operations. Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. For more information see the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of securities that may be offered hereby to reduce our indebtedness, including, without limitation, repaying all or a portion of the credit facilities entered into pursuant to the Commitments (the “Credit Facilities”). As described more fully in the section of this prospectus titled “About Darling—Recent Developments,” the net proceeds from the Credit Facilities will be used to pay a portion of the purchase price under the Acquisition Agreement and the SPA.

We may also use a portion of the net proceeds from the sale of securities that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our other indebtedness, financing possible acquisitions, capital expenditures, working capital and redeeming outstanding securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our historical consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes thereto, incorporated by reference in this prospectus. As of the date of this prospectus, we have no shares of preferred stock outstanding, and consequently, our ratio of earnings to preferred share dividends and ratio of earnings to fixed charges would be identical.

	Six Months Ended	Fiscal Year Ended
	June 29, 2013	December 29, 2012	December 31, 2011	January 1, 2011	January 2, 2010	January 3, 2009
Ratio of earnings to fixed charges(1)	7.38	7.87	7.53	6.84	11.66	15.54

(1)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represent the sum of income before income taxes and fixed charges minus capitalized interest and “fixed charges” consist of interest expense, capitalized interest, amortization of deferred financing costs, write-off of deferred financing costs and the portion of rental expense which management believes is representative of the interest component of rent expense.

DESCRIPTION OF SECURITIES WE MAY OFFER

We will set forth in the applicable prospectus supplement a description of the securities that may be offered under this prospectus. We will also include in the prospectus supplement information, when applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. In this prospectus, we refer to common stock, preferred stock, warrants, debt securities and units collectively as “securities.”

For a more detailed description of the terms of the debt securities, please refer to the indentures attached as an exhibit to this prospectus, as well as any supplemental indenture, relating to the issuance of the particular debt securities which we will file with the SEC, in addition to any prospectus supplement related to such issuance. Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description of capital stock describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of the Delaware law, our restated certificate of incorporation (as amended, our “Certificate of Incorporation”) and our amended and restated bylaws (our “Bylaws”). When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Our Certificate of Incorporation authorizes 150,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value. As of October 21, 2013, there were 118,215,166 shares of common stock outstanding and no shares of preferred stock outstanding. On October 30, 2013, we mailed a Schedule 14A—Notice of Special Meeting of Stockholders and Proxy Statement—to all of the holders of our common stock as of October 21, 2013 to solicit proxies for use at a special meeting of our stockholders to approve an amendment to our Certificate of Incorporation to increase the total number of authorized shares of our common stock, par value $0.01, from 150,000,000 to 250,000,000. We anticipate that the special meeting of stockholders will be held on or about November 26, 2013 and, if the amendment to our Certificate of Incorporation is approved, we intend to file such amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the number of authorized shares of our common stock to 250,000,000 as soon as reasonably practicable thereafter.

The following summary describes certain of the material provisions of our capital stock, but does not purport to be complete and is subject to and qualified in its entirety by the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws, each as amended.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no conversion rights or other subscription rights. No holder of common stock has any preemptive right to subscribe for any shares of capital stock issued in the future. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority, without action by its stockholders, to designate and issue up to 1,000,000 shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include, among others:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company without further action by the stockholders.

Warrants

As of October 31, 2013, we have no warrants outstanding.

Anti-Takeover Provisions

Provisions of Delaware law, our Certificate of Incorporation and our Bylaws could make the acquisition of Darling through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits provided by Darling’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms for all stockholders.

Effects of Some Provisions of Delaware Law.    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Provisions of the Charter Documents.    Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our corporate secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. Our Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our Bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in our Certificate of Incorporation or our Bylaws. Our Bylaws authorize a majority of our board of directors, the chairman of the board, the president or the chief executive officer to call a special meeting of stockholders. Our stockholders may also call a special meeting by providing a written demand to our corporate secretary to call a special meeting of the stockholders from stockholders that hold, in the aggregate, at least 10% of the voting power of our outstanding shares of capital stock, subject to the proper procedures being followed, as laid out in our Bylaws. Our Bylaws provide that stockholders may execute an action by written consent in lieu of a stockholder meeting if such consent sets forth the action so taken and is signed by all of the stockholders (acting for themselves or through a proxy) of our outstanding common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “DAR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, 250 Royall Street, Canton, MA 02021, telephone number (781) 575-2000.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth some general terms and provisions of the debt securities we may offer, but it is not complete. The particular terms of the debt securities offered and the extent, if any, to which the general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to the debt securities. For a more detailed description of the terms of the debt securities, please refer to the indenture relating to the issuance of the particular debt securities.

Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture. As used in this prospectus, the term “indentures” refers to both the senior indenture and the subordinated indenture. The indenture(s) will be qualified under the Trust Indenture Act of 1939, as amended. As used in this prospectus, the term “debt trustee” refers to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of the material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, including the definitions therein of some terms. Except as otherwise indicated, the terms of any senior indenture and any subordinated indenture will be identical.

General

If applicable, each applicable prospectus supplement will describe the following terms relating to a series of debt securities:

•	the title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if they are subordinated debt securities, the terms of subordination;

•	any limit on the amount of debt securities that may be issued;

•	whether any of the debt securities will be issuable, in whole or in part, in temporary or permanent global form or in the form of book-entry securities;

•	the maturity dates of the debt securities;

•

the annual interest rates (which may be fixed or variable) or the method for determining the rates and the dates interest will begin to accrue on the debt securities, the dates interest will be payable, and the regular record dates for interest payment dates or the method for determining the dates;

•	the places where payments with respect to the debt securities shall be payable;

•	our right, if any, to defer payment of interest on the debt securities and extend the maximum length of any deferral period;

•

the date, if any, after which, and the prices at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option and other related terms and provisions;

•

the dates, if any, on which, and the prices at which we are obligated, pursuant to any sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and other related terms and provisions;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000, and any integral multiple thereof;

•	any mandatory or optional sinking fund or similar provisions with respect to the debt securities;

•	any index used to determine the amount of payments of the principal of, and premium, if any, and interest on, the debt securities and the manner in which the amounts shall be determined;

•	the terms pursuant to which the debt securities are subject to defeasance;

•	the terms and conditions, if any, pursuant to which the debt securities are secured; and

•	any other material terms of the debt securities.

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that, upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

Under the indentures we will have the ability, without the consent of the holders, to issue debt securities with terms different from those of debt securities previously issued and to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

Conversion or Exchange Rights

The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other of our securities will be detailed in the applicable prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

Consolidation, Merger or Sale of Assets

Unless we provide otherwise in the applicable prospectus supplement, the indentures will provide that we may not consolidate with or merge into any other person in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor entity is a corporation, limited liability company, partnership, trust or other entity existing under the laws of the United States, or any State or the District of Columbia;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately prior to and after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of Default Under the Indentures

Unless we provide otherwise in the applicable prospectus supplement, the following will be events of default under the indentures with respect to any series of debt securities issued:

•

failure to pay interest on the debt securities when due, which failure continues for a specified period set forth in the applicable prospectus supplement and the time for payment has not been deferred;

•	failure to pay the principal of or premium on the debt securities, if any, when due;

•	failure to deposit any sinking fund payment when due, which failure continues for 60 days;

•

failure to observe or perform any other covenant contained in the debt securities or the indentures other than a covenant specifically relating to another series of debt securities, which failure continues for a specified period set forth in the applicable prospectus supplement after we receive notice from the debt trustee or holders of a specified percentage, set forth in the applicable prospectus supplement, of the aggregate principal amount of the outstanding debt securities of that series; or

•	particular events of our bankruptcy, insolvency or reorganization.

The supplemental indenture or the form of note for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the applicable prospectus supplement relating to the series.

If an event of default with respect to debt securities of any series occurs and is continuing, the debt trustee or the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us (and, to the debt trustee, if notice is given by the holders), may declare the unpaid principal of or premium, if any, and accrued interest, if any, on the debt securities of that series due and payable immediately.

The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding:

•	payment of principal of or premium, if any, or interest on the debt securities; or

•	those covenants described under the subsection “—Modification of Indenture; Waiver” that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected.

Any waiver shall cure the default or event of default.

Subject to the terms of the indentures (as supplemented), if an event of default under an indenture occurs and is continuing, the debt trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless the holders have offered the debt trustee indemnity or security satisfactory to it. The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debt trustee, or exercising any trust or power conferred on the debt trustee, with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the applicable indenture;

•	the debt trustee may take any other action deemed proper by it that is not inconsistent with the direction;

•	subject to its duties set forth under the applicable indenture, the debt trustee need not take any action that might involve it in personal liability; and

•

subject to its duties set forth under such indenture, the debt trustee need not take any action that it determines, upon the advice of counsel, may not lawfully be taken or in good faith determines would be unduly prejudicial to the holders of the debt securities.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debt trustee of a continuing event of default with respect to that series;

•

the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series have made written request to the debt trustee, and the holders have offered reasonable indemnity to the debt trustee to institute proceedings; and

•

the debt trustee does not institute a proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within a specified period set forth in the applicable prospectus supplement after the notice, request and offer.

These limitations will not apply to a suit instituted by a holder of debt securities for payment of the principal of or premium, if any, or interest on the debt securities if we default in such payment.

We will periodically file statements with the debt trustee regarding our compliance with the covenants in the indentures.

Modification of Indenture; Waiver

We and the debt trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to provide for the assumption by a successor person;

•	to evidence and provide for successor trustees;

•	to add, change or eliminate any provision affecting only debt securities not yet issued;

•	to comply with any requirement of the SEC in connection with qualification of an indenture under the Trust Indenture Act of 1939, as amended;

•	to conform the indenture to the provisions set forth in the description of the securities in the applicable prospectus supplement; and

•	to make any change that does not adversely affect the rights of any holder.

In addition, the rights of holders of a series of debt securities may be changed by us and the debt trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

•	extend the fixed maturity of the series of debt securities;

•	change any obligation of ours to pay additional amounts with respect to the debt securities;

•	reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of any debt securities;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	impair the right to enforce any payment on, or with respect to, any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, the debt security (if applicable);

•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	if the debt securities are secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the secured debt securities;

•

reduce the percentage of principal amount of outstanding debt securities of any series the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify any of the above provisions.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), unless the prospectus supplement provides otherwise.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except for the unredeemed portion of any debt securities being redeemed in part.

Information Concerning the Debt Trustee

The debt trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only the duties specifically set forth in the indenture and, upon an event of default under an indenture, must use the same degree of care in the exercise of the rights and powers vested in it as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debt trustee is under no obligation to exercise any of the powers given to it by the indenture at the request of any holder of debt securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. The debt trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the payment of interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that, unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the prospectus supplement, the corporate trust office of the debt trustee in The City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Subject to applicable abandoned property laws, moneys paid by us to a paying agent or the debt trustee for the payment of the principal of, or any premium or interest on, any debt securities which remain unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

Unless otherwise indicated in the applicable prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939, as amended, is applicable.

Subordination of Subordinated Debt Securities

Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture will not limit the amount of subordinated debt securities that we may issue, nor will it limit us from issuing any other secured or unsecured debt.

Book-Entry Debt Securities

We will make payments on each series of book-entry debt securities to DTC or its nominee as the sole registered owner and holder of the global security. Neither we nor the debt trustee nor any of our or its agents will be responsible or liable for any aspect of DTC’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC’s records relating to the beneficial ownership interests or with respect to its performance of its obligations under the rules and regulations governing its operations.

We understand that when DTC receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC’s records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is the case with securities held for customer accounts registered in “street name”) and will be the sole responsibility of the participants.

A global security representing a series will be exchanged for certificated debt securities of that series if (a) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor within 90 days or (b) we decide that the global security shall be exchangeable. If that occurs, we will issue debt securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for debt securities of the series equal in principal amount to that beneficial interest and to have those debt securities registered in its name. We would issue the certificates for the debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any, including any combination of, common stock, preferred stock or debt securities that we may sell under this prospectus. Warrants may be issued separately or together with other securities.

The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as set forth in the applicable prospectus supplement relating to any or all warrants with respect to which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to a particular offering of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as an exhibit to a Current Report on Form 8-K.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described in this section, then the terms described in this section will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants with respect to which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•

the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•

the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price, if any, of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	call provisions, if any, of the warrants;

•	antidilution provisions, if any, of the warrants; and

•	any other material terms of the warrants.

The description of warrants in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. If mentioned in the relevant prospectus supplement, securities may be surrendered as all or part of the exercise of the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised as indicated in the applicable prospectus supplement at any time up to the close of business, New York City time, on the expiration date set forth in the applicable prospectus supplement. After the close of business, New York City time, on the expiration date, unexercised warrants will become void. Upon receipt of payment of the warrant exercise price, together with the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates may be exchangeable for new warrant certificates of different denominations as indicated in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units comprised of two or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered. The prospectus supplement will describe:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material United States federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the forms of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the offered securities in one or more of the following ways:

•	through an underwriter or underwriters;

•	through dealers;

•	through agents;

•	directly to one or more purchasers, including affiliates of ours; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement will contain the terms of the offerings of any securities. The public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospectus supplement will contain the expected time of delivery of the securities with respect to which this prospectus is delivered.

Unless otherwise indicated in the applicable prospectus supplement, if underwriters are used in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the securities if any are purchased. In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Underwriters, agents or dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. The securities may be sold in one or more transactions either at a fixed price or at prices which may be changed based on market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may indemnify the underwriters, agents or dealers who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act. We may also contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions contained in the prospectus supplement. The prospectus supplement will also contain the commission payable for solicitation of any of these contracts.

Offers to purchase securities may be solicited directly by us and sales of securities may be made by us directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. The terms of any such sales will be described in the prospectus supplement relating to the securities. Except as contained in the applicable prospectus supplement, no director, officer or employee of ours will solicit or receive a commission in connection with the direct sales by us of the securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

In connection with an offering and in accordance with applicable law and industry practice, underwriters may purchase and sell our securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities in the offering.

LEGAL MATTERS

Unless otherwise indicated in an applicable prospectus supplement, the validity of the issuance of securities offered by this prospectus will be passed upon for us by K&L Gates LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements of Darling as of December 29, 2012 and December 31, 2011, and for each of the years in the three-year period ended December 29, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DARLING INTERNATIONAL INC.